Form 10-K, Exhibit 13
period 1996-12-31
SVB FINANCIAL SERVICES INC
filed 1997-03-31
CIK 1011698

1996 ANNUAL REPORT

































                          SVB FINANCIAL SERVICES, INC.

                                Table of Contents



      LETTER TO THE SHAREHOLDERS
      CONSOLIDATED BALANCE SHEETS
      CONSOLIDATED STATEMENTS OF INCOME
      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
      CONSOLIDATED STATEMENTS OF CASH FLOW
      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
      AND RESULTS OF OPERATIONS

                                                                                                SVB FINANCIAL SERVICES, INC.
                                                                                Selected Consolidated Financial Information
                                                           FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, 1994, 1993 and 1992
                                               1996              1995             1994            1993            1992
===========================================================================================================================
INCOME STATEMENT DATA:
Interest income                          $   8,382,903      $  6,296,011     $  4,396,324    $  2,703,788    $  1,262,247
Interest expense                             3,813,161         2,870,884        1,765,907       1,092,806         685,482
---------------------------------------------------------------------------------------------------------------------------

Net interest income                          4,569,742         3,425,127        2,630,417       1,610,982         576,765
Provision for possible loan losses             309,500           206,000          156,000         130,000         107,000
---------------------------------------------------------------------------------------------------------------------------

Net interest income after provision for
  possible loan losses                       4,260,242         3,219,127        2,474,417       1,480,982         469,765
Non-interest income                            371,615           362,820          207,642         192,083          87,641
Non-interest expense                         3,426,609         2,495,340        2,162,657       1,741,896       1,441,567
---------------------------------------------------------------------------------------------------------------------------

Income (loss) before income taxes            1,205,248         1,086,607          519,402         (68,831)       (884,161)
Income tax expense (benefit)                   485,163           423,390         (307,752)             --              --
---------------------------------------------------------------------------------------------------------------------------

Net income (loss)                         $    720,085      $    663,217     $    827,154    $    (68,831)   $   (884,161)
===========================================================================================================================
BALANCE SHEET DATA:
Total Assets                             $ 124,995,467      $ 88,743,914     $ 74,075,685    $ 52,660,542    $ 33,439,249
Federal funds sold and other
  short term investments                     7,213,478         5,170,063        3,625,661       2,914,280       4,582,910
Securities available for sale                8,726,878         4,874,738        3,473,951       5,329,917              --
Securities held to maturity                 13,989,481        14,580,823       18,091,163       6,410,724       8,085,218
Loans, net                                  86,992,283        59,528,167       44,988,469      35,015,352      17,891,230
Deposits                                   112,521,390        79,679,792       67,053,817      46,604,614      29,810,861
Shareholders' Equity                        11,909,659         8,703,176        6,819,399       5,989,086       3,554,968
===========================================================================================================================
PERFORMANCE RATIOS:
Return on average assets                           .67%              .83%            1.30%           (.16%)         (4.07%)
Return on average equity                          8.07%             8.16%           13.50%          (1.35%)        (22.50%)
Net interest margin                               4.51%             4.53%            4.38%           4.07%           2.90%
===========================================================================================================================
ASSET QUALITY:
Loans past due over 90 days              $      20,600        $       --       $       --    $      5,985    $         --
Non-accrual loans                               24,384                --               --              --              --
Net charge offs                                 57,592            51,043           14,973           5,965              --
Allowance for loan losses to total loans          .89%               .88%             .82%            .65%            .59%
===========================================================================================================================
PER SHARE DATA (1):
Net income                               $         .61       $       .58      $       .80 $          (.08)   $      (1.23)
Book value                                        8.72              7.42             6.61            5.83            4.93
Weighted average shares outstanding          1,178,100         1,152,408        1,029,048         927,233         722,046
===========================================================================================================================
CAPITAL RATIOS:
Total risked-based capital                       13.40%            14.11%           14.03%          15.99%          13.87%
Tier I risked-based capital                      12.56%            13.29%           13.28%          15.39%          13.45%
Leverage capital                                  9.58%             9.89%            9.21%          11.19%          10.22%
===========================================================================================================================

(1) Retroactively restated for the 6 for 5 exchange of shares resulting from the acquisition of Somerset Valley Bank by SVB Financial Services,Inc.

Dear Shareholder,

     In addition to celebrating the fifth anniversary of the opening of Somerset Valley Bank, a number of other significant events took place since our last report. The Bank opened its first branch office at Hillsborough Centre in Belle Mead, and in less than ten months reached over $10 million in new deposits and added more than 1,093 new customers. A second branch, to be located on North Bridge Street in Bridgewater Township, was approved by our regulators and township officials and site work was begun prior to year end. We anticipate that this branch will be in operation by the second quarter of 1997.

     In 1996, SVB Financial Services, Inc., a single bank holding company was formed and assumed ownership of Somerset Valley Bank through an exchange of stock, offering six shares of holding company stock for every five shares surrendered by bank shareholders. Shortly afterward, SVB Financial Services, Inc., successfully completed a stock offering of 200,000 shares at $13.00 per share, adding an additional $2.6 million to the Company's capital. The stock offering was met with extreme enthusiasm and was actually over-subscribed, with many subscription agreements being returned to potential subscribers. The quick and successful completion of this offering underscores the positive perception of the Company by its community and existing shareholders and also clearly demonstrates the liquidity and outside demand for our stock. The $13 per share selling price represents a significant premium over book value further enhancing the value of your investment.

     Aside from the above mentioned structural and strategic accomplishments, the Company's wholly owned subsidiary, Somerset Valley Bank, recorded impressive levels of growth and profitability in 1996. The Company's total assets grew from $88.7 million at year end 1995 to $124.9 million on December 31, 1996, an increase of 41%. The addition of our new branch at Hillsborough Centre, along with a concerted marketing effort through officer contact and media advertising, pushed our deposits from $79.6 million in 1995 to $112.5 million, or an annual increase of 41%. Our loan portfolios more than matched those accomplishments, growing by $27.7 million, or 46%, ending 1996 at $87.9 million up from $60.1 million the previous year.

     Despite the increase in employees and occupancy costs related to opening the new branch and relocating and expanding our back-office operations, the Company increased its net income in 1996 to $720,085 as compared to the previous years' earnings of $663,217. The above mentioned growth figures including significant earnings growth in the fourth quarter of 1996, provide the basis for a very optimistic outlook for performance in 1997.

     Strategically, Somerset Valley Bank is well positioned to take advantage of potential new opportunities that may become available through legislative changes favorable to the banking community with our newly formed holding company, and our strong capital position will allow us to grow the Bank in accordance with our long-term goals. Additional branching opportunities are being explored and significant changes and enhancements to our delivery system are currently being developed. This year we will offer a deposit product that will feature telephone banking, including an inquiry, balance transfer, and bill paying mechanism, along with a nationwide debit card program in partnership with a major electronic card processing firm. This product will allow our customers to enjoy the convenience of home banking and the availability of accessing their deposit accounts at Somerset Valley Bank from almost anywhere in the country and, in many instances, the world. We are also exploring possibilities for Internet capabilities and other technological advances in banking products as they evolve and become more readily accepted and required by our customer base.

     Although technology continues to alter the way many of us may choose to do our banking, customer service is still the overriding factor in the success of our Company. Our philosophy in this regard remains steadfast and, regardless of where technology and expansion take us, we must continue to differentiate ourselves as a community bank, supporting those individuals and businesses within our community.

     This philosophy is real and it represents how we conduct our business. It has taken us in five short years from a newly chartered, single branch bank to a viable, profitable multi-branch bank holding company that has become a significant provider of financial services within its community. With the continuous support and commitment of our Board of Directors and shareholders, the next five years will allow us to continue on this path of success and provide our shareholders with a truly rewarding investment.

Very truly yours,

/s/John K. Kitchen                    /s/Robert P. Corcoran
------------------                    ---------------------
John K. Kitchen                       Robert P. Corcoran
CHAIRMAN OF THE BOARD                 PRESIDENT AND CHIEF EXECUTIVE OFFICER

[GRAPHIC-PHOTOS OF ABOVE NAMED INDIVIDUALS]

SVB FINANCIAL SERVICES, INC.
Consolidated Balance Sheets
AS OF DECEMBER 31, 1996 AND 1995

                                                                      1996                   1995
===========================================================================================================================
ASSETS
Cash & Due from Banks                                          $   4,914,698          $  2,814,877
Federal Funds Sold                                                 5,450,000             4,575,000
Other Short Term Investments                                       1,763,478               595,063

===========================================================================================================================
Total Cash and Cash Equivalents                                   12,128,176             7,984,940
===========================================================================================================================

Securities (Notes 2 and 3)
  Available for Sale, at Market Value                              8,726,878             4,874,738
  Held to Maturity, (Market Value $13,998,228 in 1996
   and $14,649,141 in 1995)                                       13,989,481            14,580,823

===========================================================================================================================
Total Securities                                                  22,716,359            19,455,561
===========================================================================================================================

Loans (Notes 2, 4 and 5)                                          87,855,063            60,144,428
  Allowance for Possible Loan Losses                                (783,366)             (527,019)
  Unearned Income                                                    (79,414)              (89,242)

===========================================================================================================================
Net Loans                                                         86,992,283            59,528,167
===========================================================================================================================

Premises & Equipment, Net (Notes 2 and 6)                          1,066,109               716,215
Other Real Estate                                                    304,700                   --
Other Assets                                                       1,787,840             1,059,031

===========================================================================================================================
Total Assets                                                   $ 124,995,467          $ 88,743,914
===========================================================================================================================

SVB FINANCIAL SERVICES, INC.
Consolidated Balance Sheets
AS OF DECEMBER 31, 1996 AND 1995

                                                                      1996                   1995
===========================================================================================================================
LIABILITIES & SHAREHOLDERS' EQUITY
LIABILITIES
Deposits
Demand
  Non-interest Bearing                                         $  21,420,923          $ 12,829,836
  NOW Accounts                                                     6,439,160             5,875,285
Savings                                                            7,675,671             5,700,503
Money Market Accounts                                             15,710,515             9,315,378
Time
  Greater than $100,000                                            6,211,335             5,202,055
  Less than $100,000                                              55,063,786            40,756,735

===========================================================================================================================
Total Deposits                                                   112,521,390            79,679,792
===========================================================================================================================

Accrued Expenses & Other Liabilities                                 564,418               360,946
===========================================================================================================================

Total Liabilities                                                113,085,808            80,040,738
===========================================================================================================================

Commitments and Contingencies (Note 8)
===========================================================================================================================

SHAREHOLDERS' EQUITY (Notes 2, 11 and 13)
Common Stock, $4.17 Par Value: 10,000,000
  Shares Authorized; 1,366,523 Shares in 1996 and
  1,173,432 Shares in 1995 Issued and Outstanding                  5,698,401             4,893,211
Additional Paid-in Capital                                         5,447,009             3,764,511
Retained Earnings                                                    756,135                36,050
Unrealized Gain on Securities Available for Sale,
  Net of Income Taxes                                                  8,114                 9,404

---------------------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                        11,909,659             8,703,176

===========================================================================================================================
Total Liabilities and Shareholders' Equity                     $ 124,995,467          $ 88,743,914
===========================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                                                                               SVB FINANCIAL SERVICES, INC.
                                                                                         Consolidated Statements of Income
                                                                       FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                               1996             1995 1994
===========================================================================================================================
INTEREST INCOME (Note 2)
Interest on Loans                                                       $ 6,827,602       $ 4,850,687         $ 3,508,379
Interest on Securities Available for Sale                                   350,166           205,413             189,260
Interest on Securities Held to Maturity                                     918,011         1,013,811             558,076
Interest on Other Short Term Investments                                     46,757            14,798              32,746
Interest on Federal Funds Sold                                              240,367           211,302             107,863

---------------------------------------------------------------------------------------------------------------------------
Total Interest Income                                                     8,382,903         6,296,011           4,396,324
---------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Interest on Deposits                                                      3,813,161         2,870,715           1,765,501
Interest on Federal Funds Purchased                                             --                169                 406
---------------------------------------------------------------------------------------------------------------------------

Total Interest Expense                                                    3,813,161         2,870,884           1,765,907
---------------------------------------------------------------------------------------------------------------------------

Net Interest Income                                                       4,569,742         3,425,127           2,630,417
PROVISION FOR POSSIBLE LOAN LOSSES (Notes 2 and 5)                          309,500           206,000             156,000
---------------------------------------------------------------------------------------------------------------------------

Net Interest Income after Provision For Possible Loan Losses              4,260,242         3,219,127           2,474,417
---------------------------------------------------------------------------------------------------------------------------
OTHER INCOME
Service Charges on Deposit Accounts                                         171,130           120,411             108,060
(Loss)/Gain on the Sale of Securities Available for Sale                     (2,117)            2,336                 --
Gain on the Sale of Loans                                                   131,966           181,599              59,358
Other Income                                                                 70,636            58,474              40,224

---------------------------------------------------------------------------------------------------------------------------
Total Other Income                                                          371,615           362,820             207,642
---------------------------------------------------------------------------------------------------------------------------
OTHER EXPENSE
Salaries and Employee Benefits                                            1,781,085         1,269,371           1,055,231
Occupancy Expense                                                           400,770           240,049             221,109
Equipment Expense                                                           246,190           174,985             152,552
Other Expenses (Note 7)                                                     998,564           810,935             733,765

---------------------------------------------------------------------------------------------------------------------------
Total Other Expense                                                       3,426,609         2,495,340           2,162,657
---------------------------------------------------------------------------------------------------------------------------

                                                                                               SVB FINANCIAL SERVICES, INC.
                                                                                         Consolidated Statements of Income
                                                                       FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                               1996             1995 1994
===========================================================================================================================
Net Income Before Provision (Benefit)
  for Income Taxes                                                        1,205,248         1,086,607             519,402

---------------------------------------------------------------------------------------------------------------------------
Provision (Benefit) for Income Taxes (Notes 2 and 10)                       485,163           423,390            (307,752)
---------------------------------------------------------------------------------------------------------------------------

NET INCOME                                                               $  720,085        $  663,217          $  827,154
===========================================================================================================================


NET INCOME PER SHARE                                                     $      .61        $     .58           $      .80
===========================================================================================================================


WEIGHTED AVERAGE SHARES OUTSTANDING (Note 2)                              1,178,100        1,152,408            1,029,048
===========================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                                                                               SVB FINANCIAL SERVICES, INC.
                                            Consolidated  Statements of Changes in Shareholders' Equity FOR THE YEARS ENDED
                                                                                           DECEMBER 31, 1996, 1995 AND 1994


                                                                                           UNREALIZED
                                                         ADDITIONAL       RETAINED        GAIN (LOSS)            TOTAL
                                          COMMON          PAID-IN         EARNINGS        ON SECURITIES       SHAREHOLDERS'
                                           STOCK          CAPITAL         (DEFICIT)     AVAILABLE FOR SALE       EQUITY
===========================================================================================================================

BALANCE, DECEMBER 31, 1993             $ 4,287,552      $ 3,163,010     $ (1,454,321)        $ (7,155)       $  5,989,086
===========================================================================================================================


Exercise of Warrants                        17,014           16,986               --               --              34,000
Net Income - 1994                               --               --          827,154               --             827,154
Change in Unrealized Gain (Loss)
  on Securities Available for Sale              --               --               --          (30,841)            (30,841)
---------------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1994               4,304,566        3,179,996         (627,167)         (37,996)          6,819,399
===========================================================================================================================


Exercise of Warrants                       588,645          584,515              --                --           1,173,160
Net Income - 1995                                --                --        663,217               --             663,217
Change in Unrealized Gain (Loss)
  on Securities Available for Sale               --                --            --            47,400              47,400
---------------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1995               4,893,211        3,764,511           36,050            9,404           8,703,176
===========================================================================================================================


Issuance of Common Stock,
  Net of Related Issuance Costs            834,000        1,711,266               --               --           2,545,266
Exercise of Stock Options                    5,004            4,996               --               --              10,000
Non Participants in Exchange Offer         (33,787)         (33,733)              --               --             (67,520)
Fractional Shares on Exchange                  (27)             (31)              --               --                 (58)
Net Income - 1996                               --               --          720,085               --             720,085
Change in Unrealized Gain (Loss)
  on Securities Available for Sale              --               --               --           (1,290)             (1,290)
---------------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1996             $ 5,698,401      $ 5,447,009      $   756,135         $  8,114        $ 11,909,659
===========================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                                                                               SVB FINANCIAL SERVICES, INC.
                                                                                      Consolidated Statements of Cash Flow
                                                                      FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                             1996              1995             1994
===========================================================================================================================
OPERATING ACTIVITIES
Net Income                                                             $    720,085     $     663,217    $     827,154
Adjustments to Reconcile Net Income to Net
  Cash Provided By Operating Activities
Provision for Possible Loan Losses                                          309,500           206,000          156,000
Depreciation and Amortization                                               208,228           170,619          150,205
(Accretion) of Securities Premium/Discount                                  (50,581)         (208,496)        (116,405)
Losses/(Gains) on Sales of Securities Available for Sale, Net                 2,117            (2,336)              --
(Increase) in Other Assets                                                 (728,809)          (92,653)        (681,807)
Increase in Accrued Expenses
  and Other Liabilities                                                     204,356           153,414          253,283
(Decrease)/Increase in Unearned Income                                       (9,828)          (14,414)          12,823

===========================================================================================================================
Net Cash Provided By Operating Activities                                   655,068           875,351          601,253
===========================================================================================================================

INVESTING ACTIVITIES
Proceeds from Sales of Securities Available for Sale                      1,994,043           490,909               --
Proceeds from Maturities of Securities
  Available for Sale                                                      4,333,967         2,501,243        2,028,129
  Held to Maturity                                                        8,717,552        27,278,825       12,051,718
Purchases of Securities
  Available for Sale                                                    (10,142,305)       (3,233,692)        (243,083)
  Held to Maturity                                                       (8,117,765)      (24,643,976)     (23,592,446)
Increase in Loans                                                       (27,763,788)      (14,731,285)     (10,141,940)
Capital Expenditures                                                       (862,822)         (394,874)         (75,682)

===========================================================================================================================
Net Cash Used for Investing Activities                                  (31,841,118)      (12,732,850)     (19,973,304)
===========================================================================================================================

FINANCING ACTIVITIES
Net Increase in Demand Deposits                                           9,154,962         2,465,193        4,404,103
Net Increase (Decrease) in Savings Deposits                               1,975,168        (1,257,739)      (1,418,946)
Net Increase in Money Market Deposits                                     6,395,137         1,343,585          629,857
Net Increase in Time Deposits                                            15,316,331        10,074,936       16,834,189
Proceeds from the Issuance of Common Stock, Net                           2,555,208         1,173,160           34,000
(Decrease) in Common Stock from Non Acceptance of Exchange Offer            (67,520)               --               --

===========================================================================================================================
Net Cash Provided by Financing Activities                                35,329,286        13,799,135       20,483,203
===========================================================================================================================

Increase in Cash and Cash Equivalents, Net                                4,143,236         1,941,636        1,111,152
Cash and Cash Equivalents, Beginning of Year                              7,984,940         6,043,304        4,932,152

===========================================================================================================================
Cash and Cash Equivalents, End of Year                                 $ 12,128,176     $   7,984,940    $   6,043,304
===========================================================================================================================

                                                                                               SVB FINANCIAL SERVICES, INC.
                                                                                      Consolidated Statements of Cash Flow
                                                                      FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                             1996              1995             1994
===========================================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid During the Year for Interest                                 $  2,685,545     $   2,914,732   $   1,710,083
===========================================================================================================================


Cash Paid During the Year for Federal Income Taxes                      $   325,000      $    225,000   $       5,675
===========================================================================================================================


Transfer of Loans to Other Real Estate                                  $   304,700 $              --   $         --
===========================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

1: ORGANIZATION AND NATURE OF OPERATIONS

SVB Financial Services, Inc., (the "Company"), a bank holding company, was incorporated on February 7, 1996 with authorized capital of 10,000,000 shares of $4.17 par value common stock. On September 3, 1996, the Company acquired 100 percent of the shares of Somerset Valley Bank (the "Bank") by exchanging six shares of its common stock for each five shares of the Bank. This exchange of shares has been accounted for as a reorganization of entities under common control, similar to a pooling of interests, which resulted in no changes to the underlying carrying amounts of assets and liabilities.

The Bank was granted a charter by the New Jersey Department of Banking and commenced operations on December 20, 1991. The Bank is a full service community bank and operates at locations in Somerville and Hillsborough, New Jersey. The Bank's customers are predominately small and middle market businesses and professionals. The Bank's market area is primarily Somerset County.

The consolidated financial statements include the accounts of the Bank. All significant intercompany accounts and transactions have been eliminated.

2: SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. SECURITIES: A portion of the Company's securities are carried at cost adjusted for amortization of premiums and accretion of discounts using the interest method. These securities are carried at amortized cost because the Company has the ability and intent to hold the securities to maturity.

The remainder of the Company's securities are held for indefinite periods of time which management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, increased capital requirements or other similar factors, are classified as available for sale. These securities are carried at market value. Unrealized gains and losses, net of tax effect, are reflected as a component of shareholders' equity. Realized gains and or losses on securities available for sale are determined on a specific identification basis.

The Company had no securities held for trading purposes at December 31, 1996 and 1995.

ALLOWANCE FOR POSSIBLE LOAN LOSSES:

The Company's process for evaluating the adequacy of the allowance for possible loan losses has three basic elements:

First, the identification of problem loans when they occur; second, the establishment of appropriate allowance for possible loan losses once specific problem loans are identified; and third, a methodology for establishing general loan loss allowances. The identification of problem loans is achieved mainly through review of specific major loans based on delinquency criteria, size of loan and location and value of collateral property. Specific loss reserves are established for identified problem loans based on reviews of current operating financial information and fair value appraisals. A range of loss allowances is estimated based upon consideration of past experience of originated loans by loan type, year of origination, location of collateral property and loan-to-value ratios. Based upon this process, consideration of the current economic environment and other factors, management determines what it considers to be an appropriate allowance for possible loan losses. Although Company's management believes it has a sound basis for this estimation, actual write-offs incurred in the future are highly dependent upon future events, including the economy of the area in which the Company lends.

SALE OF LOANS: The Company periodically sells certain commercial loans to other financial institutions without recourse to the Company. The gains and losses are recognized in an amount which approximates the present value of the difference between the effective interest rate to the Company and the net yield to the purchaser, excluding normal future loan servicing fees, when applicable, over the estimated remaining lives of the loans sold.

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation and amortization. Depre-ciation and amortization are computed primarily on the straight-line method over the shorter of the estimated useful lives of the assets (three to ten years) or the term of the related lease.

INTEREST ON LOANS: Interest on loans is credited to operations primarily based upon the principal amount outstanding. When management believes there is sufficient doubt as to the ultimate collectability of interest on any loan, the accrual of applicable interest is discontinued. Loan origination fees are deferred and are recognized over the estimated life of the related loans as an adjustment of the loan yield, and are included in interest on loans in the accompanying statements of income.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents include cash on hand, non-interest bearing amounts due from banks, Federal funds sold and other short-term investments. Generally, Federal funds are sold for a 60-day period or less.

INCOME TAXES: Deferred income taxes are recognized for tax consequences of "temporary differences" by applying enacted statutory tax rates to differences between the financial reporting and the tax basis of existing assets and liabilities.

NET INCOME PER SHARE: Net income per share is computed by dividing net income by the weighted average shares outstanding each year, adjusted for common stock equivalents, if dilutive, and the effect on prior periods of the six for five exchange offer (see Note 1).

NEW FINANCIAL  ACCOUNTING  STANDARDS:  The Financial Accounting Standards Boards
(FASB) issued SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of," in March 1995. This statement is effective for the year ended December 31, 1996. Statement No. 121 requires the long-lived assets to be held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has evaluated the impact of Statement No. 121 on its financial statements and determined that it is not material.

SFAS No. 122, "Accounting for Mortgage Servicing Rights" was issued in May 1995 and amends SFAS No. 65 "Accounting for Certain Mortgage Banking Activities." This statement is effective for 1996 and requires the recognition of a separate asset for the rights to service mortgage loans for others. The Company does not service mortgage loans for others and will therefore not be impacted by this statement.

SFAS No. 123, "Accounting for Stock-Based Compensation" was issued in October 1995 and must be adopted by the Company effective January 1, 1996. SFAS No. 123, requires entities that have employee stock option plans to estimate the value of grants awarded to employees and disclose, in a pro forma footnote, the impact on the entities' income per share as if the estimated option value were expensed over the vesting period of the grants. Adoption of the disclosure requirements of this new accounting standard will not have an impact on the Company's results of operations or financial condition.

3: SECURITIES

Information relative to the Company's securities portfolio at December 31, 1996 and 1995 is as follows:

===========================================================================================================================
                                                                          GROSS          GROSS
                                               AMORTIZED                UNREALIZED    UNREALIZED         ESTIMATED
                                                  COST                    GAINS         LOSSES         MARKET VALUE
===========================================================================================================================
1996
AVAILABLE FOR SALE
U.S. Treasury Securities                     $  2,748,885               $  3,956     $    (141)        $  2,752,700
U.S. Government Agency Securities               4,244,256                 12,452       (15,845)           4,240,863
Mortgage-Backed Securities                      1,721,442                 11,873            --            1,733,315

===========================================================================================================================
                                             $  8,714,583               $ 28,281     $ (15,986)        $  8,726,878
===========================================================================================================================
HELD TO MATURITY
U.S. Treasury Securities                     $  6,249,421               $ 14,870     $    (228)        $  6,264,063
U.S. Government Agency Securities               5,738,111                 11,165       (14,080)           5,735,196
Other Securities                                  498,248                  3,939            --              502,187
Mortgage-Backed Securities                      1,503,701                  2,548        (9,467)           1,496,782

===========================================================================================================================
                                             $ 13,989,481               $ 32,522     $ (23,775)        $ 13,998,228
===========================================================================================================================
1995
AVAILABLE FOR SALE
U.S. Treasury Securities                     $  3,543,131               $ 12,088           --          $  3,555,219
U.S. Government Agency Securities                 791,688                     --          (350)             791,338
Mortgage-Backed Securities                        525,452                  2,729           --               528,181

===========================================================================================================================
                                             $  4,860,271               $ 14,817     $    (350)        $  4,874,738
===========================================================================================================================
HELD TO MATURITY
U.S. Treasury Securities                     $  6,263,561               $ 50,008     $  (3,412)        $  6,310,157
U.S. Government Agency Securities               6,094,722                 37,156        (5,265)           6,126,613
Other Securities                                  496,147                 10,728            --              506,875
Mortgage-Backed Securities                      1,726,393                     --       (20,897)           1,705,496

===========================================================================================================================
                                             $ 14,580,823               $ 97,892     $ (29,574)        $ 14,649,141
===========================================================================================================================

The amortized cost and estimated value of securities at December 31, 1996, by contractual maturity, are shown in the following table for securities to be held to maturity and available for sale. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

================================================================================
                                     AMORTIZED          ESTIMATED
                                        COST            MARKET VALUE
================================================================================
AVAILABLE FOR SALE
Due in 1 year or less              $  2,748,885        $  2,752,700
Due after 1 year through 5 years      4,244,256           4,240,863
Mortgage-Backed Securities            1,721,442           1,733,315

================================================================================
                                   $  8,714,583        $  8,726,878
================================================================================

HELD TO MATURITY
Due in 1 year  or  less           $  7,241,660         $  7,263,006
Due after 1 year through 5 years     5,244,120            5,238,440
Mortgage-Backed Securities           1,503,701            1,496,782

================================================================================
                                  $ 13,989,481         $ 13,998,228
================================================================================

At December 31, 1996, securities having a book value of approximately $1,293,068 were pledged to secure public deposits and for other purposes as required by law.

4: LOANS
At December 31, 1996 and 1995, the composition of outstanding loans is summarized as follows:

================================================================================
                                    1996                 1995
================================================================================
Secured by Real Estate:
  Residential Mortgage         $ 28,023,269        $ 21,466,489
  Commercial Mortgage            23,690,659          15,700,266
  Construction                    2,289,233           2,812,000
Commercial & Industrial          17,135,417          12,554,205
Loans to Individuals
  for Automobiles                13,260,060           5,425,201
Loans to Individuals              3,456,425           2,186,267

================================================================================
                               $ 87,855,063        $ 60,144,428
================================================================================

There were no loans restructured during 1996 or 1995. There were $20,600 in loans past due 90 days or more as to principal or interest and $24,384 on a non-accrual status as of December 31, 1996. There were no loans past due 90 days or more or on a non-accrual status as of December 31, 1995. Loans to executive officers totaled $146,517 at December 31, 1996 and $147,984 at December 31, 1995, all of which were current as to principal and interest. There are no loans to Directors or their affiliated interests.

Effective January 1, 1995, the Company adopted the provisions of Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of a Loan" SFAS No. 114 and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," SFAS No. 114 requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loans original effective interest rate. As a practical expedient, impairment may be measured based on the loans observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. This statement is not applicable to large groups of smaller homogeneous loans, such as residential mortgage loans and consumer loans, which are collectively evaluated for impairment.

A loan is considered to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. These loans consist primarily of non-accrual loans but may include performing loans to the extent that situations arise which would reduce the probability of collection in accordance with the contractual terms.

As a general rule, a loan that is in arrears in excess of 120 days will be charged off unless circumstances exist that would make charge off unnecessary such as the borrower is in the process of refinancing elsewhere or is liquidating collateral within a short period of time.

The Company had previously measured the allowance for possible loan losses using methods similar to those prescribed in SFAS No. 114. As a result of adopting these statements, no additional allowance for possible loan losses was required and there is no impact on the comparability of years prior to 1995.

As of December 31, 1996, the Company had $183,911 in loans which were deemed to be impaired. A valuation reserve of $19,577 was recorded for these loans. There were no loans deemed to be impaired as of December 31, 1995.

Interest payments received on impaired loans will be recorded as interest income unless collection of the remaining recorded investment is doubtful at which time payments received will be recorded as reductions of principal.

5: ALLOWANCE FOR POSSIBLE LOAN LOSSES

The allowance for possible loan losses is based on estimates and ultimate losses may vary from the current estimates. These estimates are reviewed periodically, and as adjustments become necessary, they are reflected in operations in the period in which they become known. An analysis of the allowance for possible loan losses is as follows:

================================================================================
                                1996   1995 1994
================================================================================

Balance at January 1,      $ 527,019      $ 372,062     $ 231,035
Provision Charged to
   Operations                309,500        206,000       156,000
Charge Offs                  (57,593)       (51,043)      (15,846)
Recoveries                     4,440            --            873

================================================================================
Balance at December 31,    $ 783,366      $ 527,019     $ 372,062
================================================================================

6: PREMISES AND EQUIPMENT

Premises and equipment consists of the following at December 31, 1996 and 1995:

================================================================================
                                        1996             1995
================================================================================

Construction in Progress$         $    63,079       $   227,451
Premises & Improvements               491,355           187,322
Furniture & Equipment               1,101,924           700,548

--------------------------------------------------------------------------------
                                    1,656,358         1,115,321

Less: Accumulated Depreciation(       590,249)         (399,106)

================================================================================
                                  $ 1,066,109       $   716,215
================================================================================

7: OTHER EXPENSE

The major components of other expenses are as follows:

================================================================================
                                    1996          1995           1994
================================================================================
Data Processing Services        $ 163,691     $ 131,038      $ 111,272
Marketing & Business
   Development                    129,915        94,597         73,682
Stationery, Forms & Supplies      121,470        80,453         62,144
Insurance                          75,508        62,773         65,539
Amortization of
   Organizational Costs            43,452        41,340         41,340
Legal, Examination &
   Accounting                     106,062        83,847         90,857
FDIC Insurance Assessment           2,000        74,332        110,153
Other, Net                        356,466       242,555        178,778

================================================================================
                                $ 998,564     $ 810,935      $ 733,765

8: COMMITMENTS AND CONTINGENCIES
================================================================================

The Company leases its banking facilities under operating leases which expire at various dates through 2004, but which contain certain renewal options. The Somerville facilities are leased from a partnership consisting of all but one of the Company's Directors and one non-director shareholder. As of December 31, 1996, future minimum rental payments, including the renewal options under these leases for the subsequent five years are as follows:

================================================================================
1997                                                                   $283,048

--------------------------------------------------------------------------------
1998                                                                   $291,016

--------------------------------------------------------------------------------
1999                                                                   $293,064

--------------------------------------------------------------------------------
2000                                                                   $295,118

================================================================================
2001                                                                   $297,258
================================================================================

The above amounts represent minimum rentals not adjusted for possible future increases due to escalation provisions and assumes that all option periods will be exercised by the Company. Rent expenses aggregated $244,413, $153,618, and $139,808 for the years ended December 31, 1996, 1995 and 1994 respectively.

The Company had outstanding commitments to extend credit of $11,809,000 at December 31, 1996 and $9,177,000 at December 31, 1995. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. There is no material difference between the notional amount and estimated fair value of off-balance sheet unfunded loan commitments as of December 31, 1996.

9: BENEFIT PLAN

The Company has a 40l(k) Savings Plan covering substantially all employees. Under the terms of the Plan, the Company will match 50% of an employee's contribution, up to 6% of the employee's salary. Employees become fully vested in the Company's contribution after five years of service. The Company contributed $25,495, $19,159 and $12,700 to the Plan in 1996, 1995 and 1994,
respectively.

10: INCOME TAXES

The components of the provision (benefit) for income taxes in 1996, 1995 and 1994 are as follows:

================================================================================
                          1996          1995            1994
================================================================================

Federal:
  Current             $ 440,740      $ 239,708      $  18,170
  Deferred              (64,396)       122,338       (325,922)
State                   108,819         61,344             --

================================================================================
                      $ 485,163      $ 423,390      $(307,752)
================================================================================

Deferred income taxes are provided for the financial differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. Cumulative temporary differences at December 31, 1996 and 1995 are as follows:

================================================================================
                                              1996                 1995
================================================================================
Start-up and Organization Costs           $  (4,575)          $  27,309
Depreciation                                  4,296               2,219
Accretion of Securities Discount             (2,893)             (5,708)
Allowance for Possible Loan Losses          259,237             179,774

================================================================================
Deferred Tax Asset, Net                   $ 256,065           $ 203,594
================================================================================

A reconciliation of income taxes calculated at the U.S. statutory rate of 34% to the actual income tax provision (benefit) is as follows:

================================================================================
                                     1996           1995          1994
================================================================================
Statutory Provision               $ 409,784     $ 369,446      $ 176,596
State Taxes on Income,
   net of Federal Tax Benefit        72,009        61,344           --
Reversal of
   Valuation Allowance
   on Deferred Tax Asset                 --          --        (473,453)
Other                                 3,370        (7,400)      (10,895)

================================================================================
                                  $ 485,163     $ 423,390     $(307,752)
================================================================================

During 1994, the Company recognized the benefit of a deferred tax asset from net operating loss forwards that had been established in prior years. Since the Company achieved profitability in 1994 and projected continued net earnings growth, the Company had reversed its valuation allowance for its net operating loss carryforward.

11: STOCK OPTION PLAN

On April 26, 1994, the Company's Directors approved a qualified stock option plan for certain members of management. Under the plan the Board of Directors may grant options to officers to purchase the company's stock. Stock options are issued at prices equal to the market price at the date of grant. The stock options have a vesting period of one year from the date of issuance. Shares totaling 49,200 are reserved for issuance under the plan as of December 31, 1996.

Transactions under the plan are summarized as follows:

================================================================================
                                                    EXERCISE
                                  NUMBER              PRICE
                                OF SHARES           PER SHARE
================================================================================
Outstanding,
December 31, 1994 and 1995         24,000             $ 8.33
Options granted                    26,400               8.33
Options exercised                   1,200               8.33
Options expired                        --                 --

Outstanding, December 31, 1996     49,200             $ 8.33
================================================================================

The outstanding options that were granted prior to January 1, 1995 were fully exercisable at December 31, 1996 and have a remaining contractual life of three years. The options granted during 1996 were not exercisable as of December 31, 1996 and have a remaining contractual life of four years.

The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for the plan. Accordingly, no compensation cost has been recognized for the stock option plan. Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for awards under those plans consistent with the method prescribed by FASB Statement 123, the Company's net income and income per share would have been reduced to the pro forma amounts indicated below:

================================================================================
                                      1996
================================================================================
Net Income
   As reported                     $ 720,085
   Pro forma                         660,685
Net Income per share
   As reported                     $     .61
   Pro forma                             .56
================================================================================

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted average assumptions used for grants in 1996, respectively; expected volatility of 39.77%; risk-free interest rate of 6.35%; no dividend yield; and expected lives of five years.

12: ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments," requires the disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate value.

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. It is the Company's intent and general practice to hold its financial instruments to maturity and not to engage in trading activities. Therefore, significant estimations were used by the Company for the purposes of this disclosure.

Estimated fair values have been determined by the Company using the best available data and estimation method-ology suitable for each category of financial instruments is as follows:

For short term investments, such as cash and cash equivalents and short term deposits, the carrying amount is a reasonable estimate of fair value.

===============================================================================
                                     FAIR VALUE        BOOK VALUE
===============================================================================

Cash and Cash Equivalents         $  12,128,176      $  12,128,176
===============================================================================

For securities held in the Company's investment portfolio fair value was determined by reference to quoted market prices as of December 31, 1996.

================================================================================
                                        FAIR VALUE        BOOK VALUE
================================================================================
Available for Sale Securities       $   8,726,878     $   8,726,878

================================================================================
Held to Maturity Securities         $   13,998,228     $  13,989,481
================================================================================

For long term assets and liabilities, such as loans and deposits, the Company's policy is to hedge its interest rate exposure on deposits with earning assets with matching maturities. Fair values of loans were estimated using the percent value of future cash flows expected to be received. Loan rates currently offered by the Company were used in determining the appropriate discount rate. Deposits with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating current market for similar maturities. Deposits with no stated maturities have an estimated fair value equal to the amount payable on demand.

================================================================================
                     FAIR VALUE          BOOK VALUE
================================================================================

Loans              $  88,766,000       $  87,855,063

================================================================================
Deposits           $ 112,669,000       $ 112,521,390
================================================================================

13: REGULATORY MATTERS

The Company and its subsidiary Bank are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios, set forth in the following tables, of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Company and its subsidiary Bank meets all capital adequacy requirements to which they are subject.

As of December 31, 1996 the most recent notification from the Bank's regulatory authority categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bank must maintain minimum total risk-based; Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Company and its subsidiary Bank's actual capital amounts and ratios are also presented in the following tables.

SVB FINANCIAL SERVICES, INC. AND SOMERSET VALLEY BANK                                            TO BE WELL CAPITALIZED
                                                                               FOR CAPITAL       UNDER PROMPT CORRECTIVE
                                                        ACTUAL              ADEQUACY PURPOSES        ACTION PROVISIONS
-------------------------------------------------------------------------------------------------------------------------
                                              AMOUNT          RATIO        AMOUNT      RATIO      AMOUNT        RATIO
=========================================================================================================================
AS OF DECEMBER 31, 1996
Total Capital to Risk Weighted Assets      $ 12,525,569      13.40%     $ 7,479,328    8.00%    $ 9,349,159     10.00%
-------------------------------------------------------------------------------------------------------------------------
Tier I Capital to Risk Weighted Assets     $ 11,742,203      12.56%     $ 3,736,664    4.00%    $ 5,609,496      6.00%
Tier I Capital to Average Assets           $ 11,742,203       9.58%     $ 4,903,999    4.00%    $ 6,129,999      5.00%
=========================================================================================================================
AS OF DECEMBER 31, 1995
Total Capital to Risk Weighted Assets      $  9,064,357      14.11%     $ 5,139,609    8.00%    $ 6,424,512     10.00%
Tier I Capital to Risk Weighted Assets     $  8,537,338      13.29%     $ 2,569,805    4.00%    $ 3,854,707      6.00%
Tier I Capital to Average Assets           $  8,537,338       9.89%     $ 3,453,977    4.00%    $ 4,317,471      5.00%
=========================================================================================================================

SOMERSET VALLEY BANK ONLY                                                                          TO BE WELL CAPITALIZED
                                                                           FOR CAPITAL UNDER         PROMPT CORRECTIVE
                                                   ACTUAL                   ADEQUACY PURPOSES        ACTION PROVISIONS
===========================================================================================================================
                                             AMOUNT        RATIO             AMOUNT     RATIO         AMOUNT      RATIO
===========================================================================================================================
AS OF DECEMBER 31, 1996
Total Capital to Risk Weighted Assets     $ 11,830,863      12.66%        $ 7,473,838     8.00%    $ 9,342,298      10.00%
---------------------------------------------------------------------------------------------------------------------------
Tier I Capital to Risk Weighted Assets    $ 11,047,497      11.83%        $ 3,736,919     4.00%    $ 5,605,379       6.00%
Tier I Capital to Average Assets          $ 11,047,497       9.01%        $ 4,901,829     4.00%    $ 6,127,287       5.00%
==========================================================================================================================
AS OF DECEMBER 31, 1995
Total Capital to Risk Weighted Assets     $  9,064,357      14.11%        $ 5,139,609     8.00%    $ 6,424,512      10.00%
Tier I Capital to Risk Weighted Assets    $  8,537,338      13.29%        $ 2,569,805     4.00%    $ 3,854,707       6.00%
Tier I Capital to Average Assets          $  8,537,338       9.89%        $ 3,453,977     4.00%    $ 4,317,471       5.00%
===========================================================================================================================

14: CONDENSED FINANCIAL STATEMENTS OF SVB FINANCIAL SERVICES, INC. (PARENT COMPANY ONLY):
===========================================================================================================================

BALANCE SHEET                                                                                          DECEMBER 31, 1996
===========================================================================================================================
ASSETS
  Cash and Due From Banks                                                                                $    626,091
  Other Assets                                                                                                 68,615
  Investment in Subsidiary (Equity Method                                                                  11,214,953

===========================================================================================================================
Total Assets                                                                                             $ 11,909,659
===========================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Shareholders' Equity
  Common Stoc                                                                                            $  5,694,077
  Capital Paid-in Excess of Par Value                                                                       5,451,333
  Retained Earnings                                                                                           756,135
Net Unrealized Holding Gains on Securities Available for Sale, Net of Tax                                       8,114

---------------------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                                                                 11,909,659
---------------------------------------------------------------------------------------------------------------------------

Total Liabilities and Shareholders' Equity                                                               $ 11,909,659
===========================================================================================================================

STATEMENT OF INCOME YEAR ENDED DECEMBER 31, 1996
===========================================================================================================================
OPERATING INCOME
Dividends from Bank Subsidiary                                                                           $    150,000
Interest Income                                                                                                 3,187

---------------------------------------------------------------------------------------------------------------------------
Total Income                                                                                                  153,187
---------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSE
Other Expense                                                                                                   3,747

---------------------------------------------------------------------------------------------------------------------------
Total Expense                                                                                                   3,747
---------------------------------------------------------------------------------------------------------------------------

Income Before Equity in Undistributed Income of Subsidiary                                                    149,440
Equity in Undistributed Income of Subsidiary                                                                  570,645

===========================================================================================================================
NET INCOME$                                                                                                   720,085
===========================================================================================================================

STATEMENT OF CASH FLOWSYEAR ENDED DECEMBER 31, 1996
===========================================================================================================================
OPERATING ACTIVITIES
Net Income                                                                                               $    720,085
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Equity in Undistributed Income of Subsidiary(570,645)
(Increase) in Other Assets(68,615)

---------------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                                                                      80,825
---------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Purchase of Additional Common Stock in Subsidiary Bank                                                     (2,000,000)

---------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Proceeds from Stock Issuance, Net                                                                           2,545,266

---------------------------------------------------------------------------------------------------------------------------
Increase in Cash and Cash Equivalents, Net                                                                    626,091
Cash and Cash Equivalents, Beginning of Year--

===========================================================================================================================
Cash and Cash Equivalents, End of Year                                                                   $    626,091

SVB FINANCIAL SERVICES, INC.
===============================================================================

                    Report of Independent Public Accountants


[GRAPHIC -- ARTHUR ANDERSEN LOGO]



To the Shareholders and Board of Directors of SVB Financial Services, Inc.:

     We have audited the accompanying consolidated balance sheets of SVB Financial Services, Inc. (a New Jersey corporation) and subsidiary as of
December 31, 1996 and 1995 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     ln our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SVB Financial Services, Inc. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.



/s/Arthur Andersen LLP
----------------------
Arthur Andersen LLP


Princeton, New Jersey

January 22, 1997

================================================================================
SVB FINANCIAL SERVICES, INC.
================================================================================

Management's Discussion and Analysis of Financial Condition and
Results of Operations

Management of SVB Financial Services, Inc. ("the Company") is not aware of any known trends, events or uncertainties that will have or that are reasonably likely to have a material effect on the Company's liquidity, capital resources or results of operations. RESULTS OF OPERATIONS: The Company completed its fifth full year of operations in 1996. Net income for the year ended December 31, 1996 was $720,085 an increase of $56,868 or 8.6% from 1995. The primary reason for the increase in net income was an increase in net interest income of $1,144,615 or 33% resulting from the significant growth in earning assets the Company experienced in 1996.

Total assets of the Company grew $36,251,553 or 41%. The strong demand for loans caused total loans to account for much of the increase as loans showed growth of $27,710,635 or 46%.

Although the growth in net interest income was significant, so was the growth in non-interest expenses. Non-interest expenses increased $931,269 or 37% in 1996. The Company opened its first branch office in the first quarter of 1996 which created additional personnel, occupancy and marketing expenses. Additional expenses were also realized in the relocation of the back-office operations to Hillsborough, as well as the overall increases in transaction volume resulting from the growth of the Company.

It is important to note that quarterly income continued to improve after the opening of the Hillsborough office. Net income by quarter for 1996 was as follows:

================================================================================
THREE MONTH NET
PERIODS ENDEDINCOME
================================================================================

March 31, 1996                                                         $ 78,061
June 30, 1996                                                           170,262
September 30, 1996                                                      183,217
December 31, 1996                                                       288,545
================================================================================

Net income for 1995 was $663,217 compared to $827,154 in 1994. It is important to note that during 1994 the Company recognized a one-time tax benefit of $307,752 related to the reversal of a valuation allowance applicable to the Bank's deferred tax accounts, related to net operating loss carry forwards. In comparison, the Company was fully taxable in 1995. Pretax income for 1995 increased over 1994 by $567,205 or 109%.

A discussion of the major components of net income follows: NET INTEREST INCOME:
Net interest income is the difference between the interest earned on the Company's earning assets and the interest paid on its interest bearing liabilities. It is the Company's principal source of revenue.

The following table sets forth for the periods indicated the daily average balances of certain balance sheet items, the interest earned on earning assets and the average interest rate paid on interest bearing liabilities, net interest income and the net interest margin. Net interest margin is defined as net interest income divided by total earning assets.

SUMMARY OF NET INTEREST INCOME
                                                                  YEAR ENDED DECEMBER 31,
===============================================================================================
                                                                             1996
===============================================================================================
                                                             AVERAGE      AVERAGE
                                                             BALANCE       RATE        INTEREST
===============================================================================================
ASSETS
Federal Funds Sold                                      $   4,504,304      5.34%    $  240,367
Securities Purchased Under Agreement to Resell                     --         --            --
Other Short Term Investments                                  936,242      4.99%        46,757

Securities Available for Sale                               5,912,478      5.92%       350,166
Securities Held to Maturity                                15,237,370      6.02%       918,011
-------------------------------------------------------------------------------------------------
Total Securities                                           21,149,848      6.00%     1,268,177

Loans                                                      74,648,772      9.15%     6,827,602
-------------------------------------------------------------------------------------------------
Total Interest Earning Assets                             101,239,166      8.28%     8,382,903
Cash and Due from Banks                                     4,057,475
Allowance for Possible Loan Losses                           (640,572)
Premises and Equipment                                        813,007
Other Real Estate Owned                                        48,286
Other Assets                                                1,673,570
=================================================================================================
Total Assets                                            $ 107,190,932
=================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Savings Deposits                                        $   6,977,173      3.13%    $  218,201
Money Market Deposit Accounts                              11,940,716      3.26%       388,814
NOW Accounts                                                6,042,628      2.46%       148,712
Time Deposits                                              56,700,027      5.39%     3,057,434
-------------------------------------------------------------------------------------------------

Total Interest Bearing Deposits                            81,660,544      4.67%     3,813,161
Borrowed Funds                                                     --         --            --
-------------------------------------------------------------------------------------------------

Total Interest Bearing Liabilities                         81,660,544      4.67%     3,813,161
Demand Deposits                                            16,027,197
Accrued Expenses and Other Liabilities                        606,068
Shareholders' Equity                                        8,897,123
-------------------------------------------------------------------------------------------------

Total Liabilities and Shareholders' Equity              $ 107,190,932
=================================================================================================
Net Interest Income                                                                $ 4,569,742
=================================================================================================
Net Interest Margin                                                        4.51%

                                                                               YEAR ENDED DECEMBER 31,
====================================================================================================================================
                                                                    1995                                   1994
====================================================================================================================================
                                                      AVERAGE      AVERAGE                       AVERAGE      AVERAGE    AVERAGE
                                                      BALANCE       RATE        INTEREST         BALANCE       RATE       INTEREST
====================================================================================================================================
ASSETS
Federal Funds Sold                                $  3,592,027      5.88%    $   211,302      $  2,519,589     4.28%   $  107,863
Securities Purchased Under Agreement to Resell              --         --             --           441,563     4.10%       18,122
Other Short Term Investments                           283,389      5.22%         14,798           393,133     3.72%       14,624

Securities Available for Sale                        3,615,515      5.68%        205,413         4,707,132     4.02%      189,260
Securities Held to Maturity                         17,146,453      5.91%      1,013,811        11,864,436     4.70%      558,076
------------------------------------------------------------------------------------------------------------------------------------

Total Securities                                    20,761,968      5.87%      1,219,224        16,571,568     4.51%      747,336

Loans                                               51,047,241      9.50%      4,850,688        40,141,035     8.74%    3,508,379
------------------------------------------------------------------------------------------------------------------------------------

Total Interest Earning Assets                       75,684,625      8.32%      6,296,012        60,066,888     7.32%    4,396,324
Cash and Due from Banks                              3,134,843                                   2,558,955
Allowance for Possible Loan Losses                    (451,397)                                   (294,854)
Premises and Equipment                                 490,206                                     475,411
Other Real Estate Owned                                     --                                          --
Other Assets                                         1,033,880                                     540,111

====================================================================================================================================
Total Assets                                      $ 79,892,157                                $ 63,346,511
====================================================================================================================================


LIABILITIES AND SHAREHOLDERS' EQUITY
Savings Deposits                                  $  5,942,451      3.27%    $   194,043      $  7,611,311     3.31%    $  251,573
Money Market Deposit Accounts                        8,366,762      3.54%        296,300         8,619,199     3.12%       268,781
NOW Accounts                                         4,417,143      2.31%        102,187         4,445,435     2.35%       104,581
Time Deposits                                       41,703,884      5.46%      2,278,185        27,492,118     4.15%     1,140,566
------------------------------------------------------------------------------------------------------------------------------------

Total Interest Bearing Deposits                     60,430,240      4.75%      2,870,715        48,168,063     3.67%     1,765,501
Borrowed Funds                                           2,740      6.20%            170             8,219     4.94%           406
------------------------------------------------------------------------------------------------------------------------------------

Total Interest Bearing Liabilities                  60,432,980      4.75%      2,870,885        48,176,282     3.67%     1,765,907
Demand Deposits                                     10,838,744                                   8,901,103
Accrued Expenses and Other Liabilities                 492,190                                     156,264
Shareholders' Equity                                 8,128,243                                   6,112,862
------------------------------------------------------------------------------------------------------------------------------------

Total Liabilities and Shareholders' Equity        $ 79,892,157                                $ 63,346,511
====================================================================================================================================


Net Interest Income                                                          $ 3,425,127       $ 2,630,417
===================================================================================================================================

Net Interest Margin                                                 4.53%                                      4.38%
===================================================================================================================================

The following table presents the changes in net interest income attributable to either a change in volume or a change in rate.

========================================================================================================================

========================================================================================================================
                                           YEARS ENDED DECEMBER 31,                        YEARS ENDED DECEMBER 31,
                                                 1996 VS 1995                                    1995 VS 1994
                                    INCREASE (DECREASE) DUE TO CHANGES IN:      INCREASE (DECREASE) DUE TO CHANGES IN:
                                    VOLUME           RATE          TOTAL          VOLUME         RATE         TOTAL
========================================================================================================================
Increase (Decrease) in
Interest Income:
Federal Funds Sold             $    45,811     $  (16,746)    $   29,065       $   55,052    $   48,387     $ 103,439
Securities Purchased
  Under Agreement to Resell             --             --             --          (18,122)          --        (18,122)
Other Short Term Investments        32,576           (617)        31,959             (390)          564           174

Securities Available for Sale      135,691          9,062        144,753          (20,681)       36,834        16,153
Securities Held to Maturity       (115,456)        19,656        (95,800)         288,937       166,798       455,735
------------------------------------------------------------------------------------------------------------------------

Total Investment Securities         20,235         28,718         48,953          268,256       203,632       471,888
Loans                            2,151,257       (174,342)     1,976,915        1,016,147       326,161     1,342,308
------------------------------------------------------------------------------------------------------------------------

Total Interest Income            2,249,879       (162,987)     2,086,892        1,320,943       578,744     1,899,687
------------------------------------------------------------------------------------------------------------------------

Interest Expense:
Savings Deposits                    31,902         (7,744)        24,158          (54,529)       (3,002)      (57,531)
Money Market Deposit Accounts      114,007        (21,493)        92,514           (7,578)       35,097        27,519
NOW Accounts                        39,649          6,876         46,525             (663)       (1,731)       (2,394)
Time Deposits                      808,244        (28,995)       779,249          705,403       432,216     1,137,619
------------------------------------------------------------------------------------------------------------------------

Total Interest Bearing Deposits    993,802        (51,356)       942,446          642,633       462,580     1,105,213
Borrowed Funds                        (169)            --           (169)            (383)          147          (236)
------------------------------------------------------------------------------------------------------------------------
Total Interest Expense             993,633        (51,356)       942,277          642,250       462,727     1,104,977
------------------------------------------------------------------------------------------------------------------------

Change in Net Interest Income  $ 1,256,246     $ (111,631)   $ 1,144,615       $  678,693     $ 116,017   $   794,710
========================================================================================================================

1996 vs. 1995
================================================================================
Net interest income was $4,569,742 for 1996 compared to $3,425,127 for 1995, an increase of $1,144,615. Most of the in-crease was attributable to the growth in average earning assets which were $101.2 million in 1996 and $75.7 million in 1995. Almost all of this increase occurred in loans. The Company experienced significant loan growth including commercial, consumer and mortgage loans. Total loans averaged $74.6 million in 1996 compared to $51.0 million in 1995, an increase of $23.6 million or 46%. The increase in loan volume accounted for $2,151,257 of the increase in interest income. However, this was partially offset by a decline of $174,342 in interest income due to a drop in the yield on loans of 35 basis points. This drop was attributable to a change in market rates compared to 1995 coupled with a change in the mix of the loan portfolio as the Com-pany increased its outstanding auto loans through its dealer network. The net increase in interest income compared to 1995 was $2,086,892.

Supporting the Company's earning assets were its interest bearing deposits and non-interest bearing sources of funds such as capital and demand deposits. Interest bearing deposits were $81.7 million in 1996 compared to $60.4 million in 1995. Increases were found in all deposit types. The cost of interest bearing liabilities decreased 8 basis points as compared to 1995. Demand deposits increased $5.2 million to $16.0 million but its affect on the overall cost of funds did not offset the decline in the yield on earning assets. Consequently, the net interest margin declined 2 basis points to 4.51%. It is management's goal to manage its interest rate risk in order to maintain as stable a net interest margin as possible.

The decline in the net interest margin resulted in a reduction in net interest income of approximately $111,631. This reduction was offset by an increase in net interest income due to an increase in volume, leaving a net increase of $1,144,615.

1995 vs. 1994

Net interest income increased by $794,710 in 1995 as compared to 1994. Most of this increase was attributable to the growth in the volume of the Company's earning assets. The average daily balance in earning assets increased by $15,617,737 or 26% from the 1994 average. Almost 70% of this increase took the form of loans as the Company continued to experience strong loan demand in 1995 in both the commercial and consumer portfolios. The loans to deposits ratio, a measure of the percentage of deposits that the Company invests in loans, which generally provide a higher return than investments and federal funds sold, increased from 70.3% in 1994 to 71.6% in 1995. The growth in volume as well as the improvement of the mix in earning assets provided $1,320,943 of the $1,899,687 increase in interest income. The remainder was provided by a 100 basis point increase in the yield on earning assets. Interest rates in general increased substantially during much of 1994. They remained fairly stable through 1995 before declining slightly in the second half of the year.

     Average interest bearing deposits for 1995 increased $12,262,177 or 25% from 1994. Most of this increase was in the form of time deposits as the Company continued to aggressively price its certificates of deposits in order to attract new customers. The overall cost of interest bearing liabilities increased 108 basis points from 3.67% to 4.75% due to the 1994 increases in interest rates mentioned above. Offsetting this increased cost was a growth in the average balance of non-interest sources of funds. Average demand deposits increased $1,937,641 or 22% due to increases in commercial checking accounts. Average shareholders' equity increased $2,015,381 due mostly to the issuance of common stock as a result of the exercise of stock warrants issued in the 1993 stock offering, which expired on March 1, 1995.

     The increases in non-interest sources of funds coupled with the growth in the yield on earning assets contributed to the improvement in the Company's net interest margin from 4.38% in 1994 to 4.53% in 1995. The improvement in the net interest margin contributed $116,017 to the increase in net income while the overall growth of the balance sheet contributed $678,693.

OTHER INCOME
A comparison of the major components of other income is included in the following table:

================================================================================
THE YEARS ENDED:             1996         1995        1994
================================================================================

Service Charges on
  Deposit Accounts       $ 171,130    $ 120,411    $ 108,060
(Loss) Gain on the
  Sale of Securities        (2,117)       2,336          --
Gain on the
  Sale of Loans            131,966      181,599       59,358
Other Income                70,636       58,474       40,224

================================================================================
                         $ 371,615    $ 362,820   $ 207,642
================================================================================

Other income increased $8,795 or 2% during 1996 in comparison with 1995. Service charges on deposit accounts increased $50,719 or 42% due to growth in the number of both commercial and consumer checking accounts and due to an increase in the charge for overdrafts.

Other income increased $12,162 or 21% mainly due to servicing fees on SBA loans sold. The Company is a preferred SBA lender and, as such, it originates SBA loans and sells the government guaranteed portions in the secondary market while retaining the servicing. SBA loans are not the primary focus of the Company's loan business and these amounts can vary from year to year depending upon the volume of SBA loans generated. Gains on the sale of loans are a result of the Company's sales of SBA loans. These were $131,966 in 1996 compared to $181,599 in 1995, and consequently, this decline offsets part of the increases in other income as mentioned above.

Other income increased $155,178 or 75% for the year ending December 31, 1995 as compared with the same period in 1994. Most of the increase was due to gains on the sale of SBA loans.

Service charges on deposit accounts increased $12,351 or 11% in 1995 compared to 1994 due mostly to increases in account maintenance and overdraft fees on commercial checking accounts. These increases were a result of volume increases since the Bank did not change its rate of service charges. In order to attract and maintain commercial demand deposits, the Company's service charges are competitive in comparison to other banks.

The increase in other income of $18,250 was also almost entirely due to servicing fees on the SBA loans sold as mentioned above.

OTHER EXPENSE

A comparison of the major components of other expense is included in the following table:

================================================================================
THE YEARS ENDED:             1996            1995           1994
================================================================================

Salaries and
  Employee Benefits     $ 1,781,085     $ 1,269,371     $ 1,055,231
Occupancy Expense           400,770         240,049         221,109
Equipment Expense           246,190         174,985         152,552
Other Expenses              998,564         810,935         733,765

================================================================================
                        $ 3,426,609     $ 2,495,340     $ 2,162,657
================================================================================

Total other expenses increased $931,269 or 37% from 1995 to 1996. In February of 1996, the Company opened its first branch office at the Hillsborough Centre Shopping Center. As of December 31, 1996, total deposits were $10.2 million in Hillsborough. Even though this was a good first year for the branch, the average deposits were not sufficient to cover the initial opening expenses.

Salaries and Benefits expense accounted for $511,714 of the total increase. The new branch employs five full time employees. In addition, during the latter part of 1995 and 1996 the Company added additional staff especially in the lending area and back-office operations, in order to properly service the Company's growth in deposit and loan volume. As mentioned previously, deposits and loans showed substantial increases in 1996 and the Company's total assets grew over 40%. Such growth necessitated additional employees.

Occupancy increased $160,721 or 67% and equipment increased $71,205 or 41% mostly due to the opening of the new branch as well as equipment purchased for the other new staff members. The operations area was moved to the second floor of the Hillsborough office in July to accommodate the growth in volume and staff. Consequently, moving expenses, additional rent and equipment needed also contributed to an increase in these two areas.

Other expenses increased $187,624 or 23%. Over $43,000 of this increase was from additional advertising and business development expenses related to the opening of the Hillsborough office. The Company also had to advertise more aggressively for deposits in order to fund increased loan demand. Outside services and data processing increased $96,060 due to the growth of the Company and increased transaction volume. Stationery and supplies increased $41,019 due to the additional volume of transactions, additional staff, and increased costs. Fees paid to Directors for Board and Committee meetings increased $21,950. Offsetting some of the increases, FDIC insurance decreased $72,332.

Total other expenses for the year ended December 31, 1995 increased $332,683 or 15% from the same period in 1994. As a relatively new organization, the Company had shown significant growth in assets in its first four years of operation. As a result, expenses have had to grow in order to support and service the Company's asset growth.

Salaries and Benefits expense accounted for approximately half of all other expenses. As mentioned previously, the growth of the Company during 1995 made it necessary for the Company to add additional staff especially in the lending department and back-office operations. The Company also paid performance bonuses to most of its officers and employees. These factors caused salaries and benefits expense to increase $214,140 or 20%. Most of the $18,940 increase in occupancy expense was due to increased rental expense. The Company began leasing additional space at its back-office facility at 117 West End Avenue and is also leasing land on North Bridge Street in Bridgewater Township for the proposed branch office.

The increase in equipment expense resulted from purchases of furniture and computer equipment for the additional banking staff as well as increased costs for equipment maintenance.

Other expenses increased $77,170 or 11% during 1995. Data processing costs increased $19,766 due to the increase in transaction volume. Marketing and Business development costs increased $20,915 as the Company became more aggressive in advertising in both newspaper and radio. Stationery and supplies increased $18,309, as the cost of paper and transaction volume increased. Director's fees increased $23,100. Offsetting some of these increases was a decline in FDIC insurance of $35,821, since the FDIC substantially lowered premium rates in the second half of 1995. Legal, examination and accounting expenses also showed a decline of $7,010.

INVESTMENT PORTFOLIO

The Company's investment portfolio is made up of securities available for sale and securities which it has the ability and the intent to hold to maturity. The securities available for sale are to be used to fund increases in loan demand or possible outflows of deposits. The securities held to maturity are to be matched against maturing liabilities in order to attempt to maintain a balance in the repricing of the Company's earning assets and interest bearing liabilities. Maturing securities may also be used to fund increases in loan demand or allow for the outflow of deposits with which they are matched.

The following table sets forth the amortized cost and estimated market values of securities in the investment portfolios as of December 31, 1996 and 1995

===========================================================================================================================
                                                             1996                                1995
                                                AMORTIZED            ESTIMATED        AMORTIZED         ESTIMATED
                                                  COST             MARKET VALUE          COST         MARKET VALUE
===========================================================================================================================
AVAILABLE FOR SALE:
U.S. Treasury Securities                     $  2,748,885         $  2,752,700       $  3,543,131      $  3,555,219
U.S. Government Agency Securities               4,244,256            4,240,863            791,688           791,338
Mortgage-Backed Securities                      1,721,442            1,733,315            525,452           528,181

===========================================================================================================================
                                             $  8,714,583         $  8,726,878       $  4,860,271      $  4,874,738
===========================================================================================================================

HELD TO MATURITY:
U.S. Treasury Securities                     $  6,249,421         $  6,264,063       $  6,263,561      $  6,310,157
U.S. Government Agency Securities               5,738,111            5,735,196          6,094,722         6,126,613
Other Securities                                  498,248              502,187            496,147           506,875
Mortgage-Backed Securities                      1,503,701            1,496,782          1,726,393         1,705,496

===========================================================================================================================
                                             $ 13,989,481         $ 13,998,228       $ 14,580,823      $ 14,649,141
===========================================================================================================================

Note: With regard to mortgage-backed securities, the Company does not hold any private issue CMOs. None of the mortgage-backed securities are classified as "high risk" under FFIEC policy statement criteria. As of December 31, 1996, there was not one issuer where the aggregate book value or aggregate market value exceeds ten percent of shareholders' equity.

The maturity distribution and weighted average yield of the Company's investment portfolio as of December 31, 1996 is as follows:

===========================================================================================================================
                                         DUE IN:                        DUE IN:
                                        ONE YEAR                     AFTER ONE YEAR
                                         OR LESS                  THROUGH FIVE YEARS               TOTAL
===========================================================================================================================
AVAILABLE FOR SALE:
U.S. Treasury Securities
  Market Value                                              $ 2,752,700             --          $ 2,752,700
  Yield                                                            5.69%            --                 5.69%
U.S. Government Agency Securities
  Market Value                                                      --      $ 4,240,863         $ 4,240,863
  Yield                                                             --             6.28%               6.28%
Mortgage-Backed Securities
  Market Value                       $ 1,733,315                    --              --          $ 1,733,315
  Yield                                     6.21%                   --              --                 6.21%
===========================================================================================================================
HELD TO MATURITY:
U.S. Treasury Securities
  Book Value                                                $ 5,502,885       $  746,536        $ 6,249,421
  Yield                                                            6.00%            5.73%              5.97%
U.S. Government Agency Securities
  Book Value                                                $ 1,240,527      $ 4,497,584        $ 5,738,111
  Yield                                                            6.14%            6.16%              6.16%
Other Securities
  Book Value                                                $   498,248              --          $  498,248
  Yield                                                            6.85%             --                6.85%
Mortgage-Backed Securities
  Book Value                         $ 1,503,701                    --               --         $ 1,503,701
  Yield                                     6.05%                   --               --                6.05%
===========================================================================================================================

Note: Mortgage-backed securities are not included because expected maturities will differ from contractual maturities. Borrowers may have the right to prepay or call obligations with or without call or prepayment penalties. U.S. Government Agency Securities which are callable before their stated maturity are included in the table at their stated maturity.

LOANS

The following table summarizes the Company's loan portfolio as of December 31, 1996 and 1995.

================================================================================
                                     1996                  1995
================================================================================

Secured by Real Estate:
  Residential Mortgage          $ 28,023,269         $ 21,466,489
  Commercial Mortgage             23,690,659           15,700,266
  Construction                     2,289,233            2,812,000
Commercial & Industrial           17,135,417           12,554,205
Loans to Individuals
  for Automobiles                 13,260,060            5,425,201
Other Loans to Individuals         3,456,425            2,186,267

================================================================================
                                $ 87,855,063         $ 60,144,428
================================================================================

Note: The Company's commercial loans are not concentrated within a single industry or group of related industries.

The Company experienced significant loan growth in 1995 and 1996. The loan portfolio increased by $27.7 million or 46% in 1996 and $14.7 million or 32% in 1995. Since the Company began operations, its main emphasis with respect to lending has been the small to medium sized businesses and professionals in its market area. This market segment continues to make up the bulk of the Company's lending. One of the reasons for the significant loan growth was the apparent inability of the larger regional and out-of-state banks to adequately service this segment of the market. It is important to note that in the table 35% of the loans secured by residential real estate, as of December 31, 1996, were for commercial purposes. It is common for small business owners to secure the commercial loans with their personal residences.

During 1995, the Company began actively seeking relationships with local automobile dealerships for the purpose of indirect financing of consumer automobile loans. At December 31, 1996, the Company was performing such financing for nine dealerships. Automobile loans increased $4.2 million in 1995 and $7.8 million during 1996. After declining in 1995, other loans to individuals increased by $1.3 million in 1996.

The following table sets forth the Company's total loans by maturity and interest rate sensitivity as of December 31, 1996:

===========================================================================================================================
                                               MATURITY                   AFTER
                                                 WITHIN                1 THROUGH           AFTER
                                                 1 YEAR                 5 YEARS           5 YEARS            TOTAL
===========================================================================================================================

Loans with fixed rates                        $ 10,219,211            $ 32,728,693     $    986,349      $ 43,934,253
Loans with floating rates                       14,884,065              10,695,633       18,341,112        43,920,810

===========================================================================================================================
Total                                         $ 25,103,276            $ 43,424,326     $ 19,327,461       $ 87,855,063
===========================================================================================================================

ASSET QUALITY

Various degrees of credit risk are associated with substantially all investing activities. The lending function, however, carries the greatest risk of loss. Risk elements include loans past due, non-accrual loans, renegotiated loans, other real estate owned and loan concentrations. The Company closely monitors its loan portfolio to minimize the risk of delinquency and problem credits. As a general rule a loan that is past due for principal or interest in excess of ninety days is placed on a non-accrual basis unless circumstances exist that would lead management to find that non-accrual is unnecessary (i.e., liquidation of collateral or the borrower has the ability to bring the loan current as to principal and interest).

     The Company's loan portfolio consists of commercial loans, commercial mortgages, real estate construction loans, residential mortgage loans and consumer loans.

     The Company's commercial loans are primarily made to small businesses and professionals in its market area with maturities between one and five years. The majority of these loans are collateralized by real estate consisting of single family homes or commercial properties, and/or the assets of the businesses and further secured by personal guarantees. The Company primarily requires that there be a loan to value ratio not exceeding 80% on these loans. The Company also reviews borrowers' cash flows in analyzing loan applications. Risks inherent in these loans include risks that a borrower's cash flow generated from its business may not be sufficient to repay the loans, either because of general economic conditions, downturns specific to the borrower's business or interest rate changes which cause deterioration in a borrower's cash flow as well as risks associated with the collateral securing the loans, such as possible deterioration in value of the collateral or environmental contamination of the collateral.

     Commercial mortgages are made to small businesses and professionals in the market area to purchase commercial real estate for use in their businesses. The Company will generally not finance in excess of 70% of appraised value. In reviewing a borrower's qualifications, the Company pays particular attention to cash flow. In addition, the Company frequently requires personal guarantees. Risk factors associated with these loans include general economic performance which will affect vacancy rates for commercial properties and the ability of businesses to maintain cash flows as well as the resale value which may be yielded on a particular property.

     The Company originates and retains residential mortgage loans. They are generally written with a three or five year fixed rate which adjusts annually thereafter for the life of the loan, which may be up to 30 years. The Company does not lend in excess of 80% of the appraised value. Risks inherent in these loans include the employment stability and earning potential of the borrower as well as potential resale values associated with the collateral security of these loans.

     The Company makes construction loans to individuals with expertise in the industry or to owner occupied projects. The loans are generally on projects for which a sale contract has been executed and for which permanent mortgage financing is in place. The Company does not finance the purchase of raw land but will lend up to 70% of the appraised completed value of the project. Risks inherent with these loans include performance of the general economy which will affect whether the sale of the project actually closes despite its contracted status and the risk inherent with whether the construction of a project will actually be completed and completed within budget. Environmental factors may affect whether a project can be completed and the cost associated with its completion. During a construction project, an environmental risk factor may arise. An environmental risk factor is the risk that a site may be contaminated by toxic chemicals, oil, gasoline or like substance. In the event that this occurs, environmental audits must be performed to determine the extent of the problem and cost of cleanup. Excessive cleanup costs may endanger the completion of the project.

     The Company makes consumer loans on an unsecured basis as personal loans to finance various consumer goods. Automobile loans are also made on a direct basis and through the Company's relationship with area car dealers. Employment, income, credit rating, as well as the potential resale values of automobiles, are the risk factors inherent in these loans.

The following table summarizes the composition of the Company's non-performing assets as of the dates indicated:

===========================================================================================================================
DECEMBER 31,                                                     1996             1995            1994
===========================================================================================================================
Non-performing assets (1):
Non-accrual loans
  Commercial and Construction                                $      --         $      --      $      --
  Real Estate                                                       --                --             --
  Installment                                                   24,384                --             --
Total non-accrual loans                                         24,384                --             --
Restructured loans                                                  --                --             --
---------------------------------------------------------------------------------------------------------------------------

Total non-performing loans                                      24,384                --             --
---------------------------------------------------------------------------------------------------------------------------

Other real estate owned                                        304,700                --             --
---------------------------------------------------------------------------------------------------------------------------

Total non-performing assets                                  $ 329,084         $      -- $           --
===========================================================================================================================


Loans past due 90 days or more (2)                           $  20,600         $      -- $           --
Non-performing loans to total loans                                .03%              N/A            N/A
Non-performing assets to total assets                              .26%              N/A            N/A
Allowance for loan losses to non-performing loans             3,212.62%              N/A            N/A
===========================================================================================================================
(1)  Non-performing  assets  excludes  loans  past due 90 days or more and still accruing.

(2) Loans past due 90 days or more and still accruing.

The following table summarizes the activity in the allowance for possible loan losses for the period indicated:

===========================================================================================================================
YEARS ENDED DECEMBER 31,                                          1996                 1995 1994
===========================================================================================================================

Balance, beginning of period                                 $ 527,019       $ 372,062          $ 231,035
Loans charged off
  Commercial and Construction                                   (2,035)        (43,969                 --
  Real Estate                                                   (2,375)             --                 --
  Installment                                                  (53,183)         (7,074)           (15,846)

---------------------------------------------------------------------------------------------------------------------------
Total charge offs                                              (57,593)        (51,043)           (15,846)
---------------------------------------------------------------------------------------------------------------------------


Recoveries of loans previously charged off
  Commercial and Construction                                      619              --                 --
  Real Estate                                                       --              --                 --
  Installment                                                    3,821              --                873
---------------------------------------------------------------------------------------------------------------------------

Total recoveries                                                 4,440              --                873
---------------------------------------------------------------------------------------------------------------------------

Net Loans charged off                                          (53,153)        (51,043)           (14,973)
---------------------------------------------------------------------------------------------------------------------------

Provision charged to expense                                   309,500         206,000            156,000
---------------------------------------------------------------------------------------------------------------------------

Balance, end of period                                       $ 783,366       $ 527,019          $ 372,062
===========================================================================================================================
Net charge offs as a percentage of total loans                     .06%            .08%              .03%
Allowance for loan losses to total loans                           .89%            .88%              .81%
Allowance for loan losses to non-accrual loans                3,212.62%            N/A               N/A

The Company attempts to maintain an allowance for possible loan losses at a sufficient level to provide for potential losses in the portfolio. Loan losses are charged directly to the allowance as they occur and any recoveries are credited to the allowance. The allowance for possible loan losses is increased periodically through charges to earnings in the form of a provision for loan losses.

Factors that influence management's judgment in determining the amount of the provision for loan losses include an ongoing review of the overall quality of the loan portfolio by the Company's credit analyst, who has no lending authority, management's continuing evaluation of loans and the assignment of a specific risk rating to all non-consumer borrowing, an evaluation of prevailing and anticipated economic conditions and their related effects on the existing portfolio, loan classifications and evaluations as a result of periodic examinations by Federal and State supervisory authorities and comments and recommendations of the Company's independent public accountants as a result of their annual audit of the financial statements. It is management's practice to review the allowance on a monthly basis to determine the provision to be made.

  The increases in the Company's provision for loan losses during the periods indicated are primarily a result of increases in the outstanding loan balances and not a deterioration of credit quality. As noted in the table, the Company had no non-performing loans in either 1995 or 1994, and non-performing loans as of December 31, 1996 totaled $24,384 or .03% of total loans. As noted in the previous table, the Company's charge off history shows relatively small percentages of net charge offs.

The following table depicts an approximate allocation of the allowance for loan losses as of the dates indicated:

===========================================================================================================================
                                                  DECEMBER 31, 1996                                  DECEMBER 31, 1995
===========================================================================================================================
                                                                      PERCENT                              PERCENT
                                             AMOUNT              LOANS TO TOTAL            AMOUNT      LOANS TO TOTAL
===========================================================================================================================

Commercial and Construction                $ 547,181                 61.80%             $ 434,775          61.26%
Real Estate                                   33,058                 20.68%                33,547          26.37%
Installment                                  203,127                 17.52%                58,697          12.37%

===========================================================================================================================
                                           $ 783,366                100.00%             $ 527,019         100.00%
===========================================================================================================================

Note: The increase in the allowance for loan losses applicable to installment loans was the result of an increase in the balance of automobile loans from $5.4 million at December 31, 1995 to $13.2 million at December 31, 1996.

INTEREST RATE SENSITIVITY

Management of interest rate sensitivity is an important element of both earnings performance and maintaining sufficient liquidity. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. A gap is positive when the amount of interest-earning assets maturing or repricing  exceeds  the  amount  of  interest-bearing  liabilities  maturing  or
repricing   within  that  same  period  and  is  negative  when  the  amount  of interest-bearing liabilities maturing or repricing exceeds the amount of interest-earning assets maturing or repricing within the same period. Accordingly, during a period of rising interest rates, an institution with a negative gap position would not be in as favorable a position, compared to an institution with a positive gap, to invest in higher yielding assets. A negative gap may result in the yield on an institution's interest-earning assets increasing at a slower rate than the increase in an institution's cost of interest-bearing liabilities than if it had a positive gap. During a period of falling interest rates, an institution with a negative gap would experience a repricing of its interest-earning assets at a slower rate than its interest-bearing liabilities which, consequently, may result in its net interest income growing at a faster rate than an institution with a positive gap position.

     The Company's Asset/Liability Management Committee is composed of certain officers of the Company (the "ALCO Committee") and controls asset/liability management procedures. The purpose of the ALCO Committee is to review and monitor the volume and mix of the interest sensitive assets and liabilities consistent with the Company's overall liquidity, capital, growth and profitability goals.

INTEREST RATE SENSITIVITY AT DECEMBER 31, 1996 (In thousands)
===========================================================================================================================
MATURITY OR REPRICING IN: (2)
                                              DUE IN              BETWEEN                         NON-
                                             90 DAYS             91 DAYS --          AFTER       INTEREST
                                             OR LESS             ONE YEAR           ONE YEAR     BEARING       TOTAL
===========================================================================================================================
ASSETS
Securities                                  $ 10,730             $  5,238           $  6,748    $     --     $  22,716
Federal Funds Sold                             5,450                   --                 --          --         5,450
Loans                                         35,659               12,786             39,393           17       87,855
Valuation Reserve (1)                             --                   --                 --         (863)        (863)
Non-interest Earning Assets                       --                   --                 --         9,83       79,837

===========================================================================================================================
Total Assets                                $ 51,839             $ 18,024           $ 46,141    $   8,991    $ 124,995
===========================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Money Market accounts                       $ 15,711              $     --            $   --    $      --    $  15,710
NOW accounts                                   6,439                   --                 --           --        6,439
Other Savings Deposits                         7,675                   --                 --           --        7,675
Time CDs over $100,000                         3,415                1,875                921           --        6,211
Other Time Deposits                           17,379               28,899              8,786           --       55,065

---------------------------------------------------------------------------------------------------------------------------
Total Interest-bearing Liabilities          $ 50,619             $ 30,774            $ 9,707    $      --   $  91,100
---------------------------------------------------------------------------------------------------------------------------


Non-interest Bearing Liabilities             $    --             $     --            $    --    $ 21,421    $  21,421
Other Liabilities                                 --                   --                 --         564          564
Stockholders' Equity                              --                   --                 --      11,910       11,910

===========================================================================================================================
Total Liabilities and Stockholders' Equity  $ 50,619             $  30,774           $  9,707  $  33,895    $ 124,995
===========================================================================================================================


Interest Rate Sensitivity Gap               $  1,220             $ (12,750)          $ 36,434  $ (24,904)
---------------------------------------------------------------------------------------------------------------------------

Cumulative Gap                              $  1,220             $ (11,530)          $ 24,904
===========================================================================================================================


Cumulative Gap to Total Assets                   .98%               (9.22%)             19.92%
===========================================================================================================================

(1) Valuation Reserves include allowance for loan losses and deferred loan fees.
(2) The following are the assumptions that were used to prepare the Gap analysis:
     (A) Securities "available for sale" are placed in the first maturity bucket since they can be sold at any time.
     (B) Callable securities are spread based on their actual maturity date.
     (C) Loans are spread based on the earlier of their actual maturity date or the date of their first potential rate adjustment.
     (D) Money Market accounts, NOW accounts, and Other Savings accounts are subject to immediate withdrawal.
     (E) Time deposits are spread based on their actual maturity date.

It is management's policy to maintain the Company's cumulative gap ratios at +/-10% for 90 days or less, +/-20% for between 91 days and one year.

While gap analysis is a general indicator of the potential effect that changing interest rates may have on net interest income, the gap itself does not present a complete picture of interest rate sensitivity. First, changes in the general level of interest rates do not affect all categories of assets and liabilities equally or simultaneously. Second, assumptions must be made to construct a gap analysis. Money market deposits, for example, which have no contractual maturity, are assigned a repricing interval of 90 days. Management can influence the actual repricing of the deposits independent of the gap assumption. Third, the gap analysis represents a one-day position and cannot incorporate a changing mix of assets and liabilities over time as interest rates change. Volatility in interest rates can also result in disintermediation, which is the flow of funds away from financial institutions into direct investments, such as U. S. Government and corporate securities and other investment vehicles, including mutual funds, which, because of the absence of federal insurance premiums and reserve requirements, generally pay higher rates of return than financial institutions.

DEPOSITS

Following is the average balances and rates paid on deposits for the periods indicated:

===========================================================================================================================
                                           YEARS ENDED                       YEARS ENDED                 YEARS ENDED
                                         DECEMBER 31, 1996                 DECEMBER 31, 1995           DECEMBER 31, 1994
===========================================================================================================================
                                             AVERAGE                          AVERAGE                     AVERAGE
                                       BALANCE        RATE              BALANCE        RATE        BALANCE        RATE
===========================================================================================================================

Demand Deposits                   $ 16,027,197          --         $ 10,838,744          --     $ 8,901,103         --
Savings Deposits                     6,977,173       3.13%            5,942,451       3.27%       7,611,311       3.31%
Money Market Deposits Accounts      11,940,716       3.26%            8,366,762       3.54%       8,619,199       3.12%
NOW Accounts                         6,042,628       2.46%            4,417,143       2.31%       4,445,435       2.35%
Time Deposits                       56,700,027       5.39%           41,703,884       5.46%      27,492,118       4.15%

===========================================================================================================================
                                  $ 97,687,741       3.90%         $ 71,268,984       4.03%     $57,069,166       3.09%

Following is the maturity distribution of time certificates of deposit $100,000 and over at December 31, 1996:

================================================================================
Three months or less                                                $ 3,415,000
Over three months through twelve months                               1,875,000
Over 1 year through five years                                          921,000

================================================================================
                                                                    $ 6,211,000
================================================================================

LIQUIDITY

The Company's liquidity is dependent on the successful management of its assets and liabilities so as to meet the needs of both its deposit and credit customers. The Company's liquidity needs arise principally to accommodate possible deposit outflows and meet loan demand.

     The Company's liquidity represented by cash and cash equivalents is a product of its operating, investing and financing activities.

     During 1996, the Company generated cash flow from operations of $655,068. This was less than the $875,351 generated in 1995 primarily due to an increase in other assets of $728,809.

     Net cash used in investing activities was $31,841,118. Most of this amount was represented by the increase in loans of $27,763,788. Proceeds from the sales and maturities of securities totaled $15,045,562 all of which was used to purchase securities. Such purchases totaled $18,260,070.

     The increases in loans were funded by net cash provided by financing activities which totaled $35,329,286. Deposits, most notably time and demand deposits accounted for most of the amount. The Company issued common stock in the fourth quarter of 1996 which provided $2,555,208.

     There was an increase in cash and cash equivalents of $4,143,236 during the period. In addition to cash and cash equivalents, the Company's primary liquidity includes securities available for sale and securities held to maturity that mature in one year or less, which totaled $28,096,714 inclusive of cash and cash equivalents at December 31, 1996 and represent 22.0% of total assets. The Company believes its liquidity position is sufficient to provide funds to meet future loan demand or the possible outflow of deposits.

RETURN ON ASSETS AND RETURN ON EQUITY

The following table depicts returns on average assets and returns on average equity for the periods indicated:

================================================================================
YEARS ENDED DECEMBER 31,               1996        1995        1994
================================================================================

Return on Average Assets               .67%        .83%        1.30%
Return on Average Equity              8.07%       8.16%       13.50%
Average Equity to Average Assets      8.30%      10.17%        9.65%
================================================================================

CAPITAL RESOURCES

Under the FDIC Improvement Act of 1991, banks are required to maintain a minimum ratio of total capital to risk based assets of 8% of which at least 4% must be in the form of Tier I capital (primarily shareholders' equity). The following are the Company's capital ratios at the end of the periods indicated:

================================================================================
YEARS ENDED DECEMBER 31,               1996        1995        1994
================================================================================

Total Capital to Risk
  Weighted Assets                     13.40%     14.11%       14.03%
Tier I Capital to Risk
  Weighted Assets                     12.56%     13.29%       13.28%
Leverage Ratio                         9.58%      9.89%        9.21%
================================================================================

It is the Company's intentions to retain its earnings in order to provide adequate capital to continue to support its growth. The Company has never paid a dividend.

SVB Financial Services, Inc. and Somerset Valley Bank
BOARD OF DIRECTORS:

John K. Kitchen
Chairman of the Board

G. Robert Santye
Vice Chairman of the Board

Bernard Bernstein
Robert P. Corcoran
Mark S. Gold, MD
Raymond L. Hughes
S. Tucker S. Johnson
Willem Kooyker
Frank Orlando
Gilbert E. Pittenger
Frederick D. Quick
Anthony J. Santye, Jr.
Donald Sciaretta
Herman C. Simonse
Donald R. Tourville

SOMERSET VALLEY BANK
FOUNDERS ADVISORY
COUNCIL:

Richard Bradley
Maureen T. Kruse
Matthew Madlinger
John Majcher
Thomas C. Miller, Esq.
Harold T. Moscatiello
Edward Rego
Janak Sakaria, MD
Helga Schwartz, MD
Michael A. Sena
Albert DiFiore
Sandra L. Runyon
Frank Tourville
Donald Sweeney, MD

SOMERSET VALLEY BANK
HILLSBOROUGH ADVISORY
COUNCIL:

Michael Avolio
Elaine DeMilia
Walter J. Dietz, III
Peter McGavisk
John Mondoro
Daniel Pullen, DDS
Harry Smith
Kevin Sweeney
Frank N. Yurasko, Esq.

Somerset Valley Bank Banking Staff
OFFICERS:

Robert P. Corcoran
President and C.E.O.

Keith B. McCarthy
Chief Operating Officer

Arthur E. Brattlof
Executive Vice President,
Senior Loan Officer

Robert F. Cramer
Vice President
Consumer Loans

Allison S. Fischer
Vice President
Bank Manager

Michael A. Novak
Vice President
Commercial Loans

Roger W. Russell
Vice President
Loan Administration

Karen L. Zaliwski
Vice President
Operations


Rene Miranda
Assistant Vice President

W. Gay Pfahler
Assistant Vice President

Mary E. Rowe
Assistant Vice President

Mary Ann Soriano
Assistant Vice President

Marguerite Eppler
Secretary to the Board

Suzanne B. Lennard
Assistant Secretary,
Assistant Manager

Jeannette Capra
Assistant Treasurer

Christopher Fenimore
Assistant Treasurer

Christopher Seaman
Assistant Treasurer,
Assistant Manager



EMPLOYEES:

Elizabeth Balunis Margaret Biello Roselyn Bonge Michelle Callahan Leo Delaney Joan Diemer Sharon Eckel Lisa Giacomarra Andrew Gruszka Nicole Hunt Mary Langmead Lillian Lazorchak Suzanne Long Lois Lott Kelly McGovern Kelly Moravasik Margaret O'Keeffe Bedzaida Rodriguez Scott Ronca Lorenzo Santiago Rosemary Tucillo Diana Valko Vimala Vimalavong Brian Zunski

SVB FINANCIAL SERVICES, INC.


SOMERSET VALLEY BANK
103 WEST END AVENUE
SOMERVILLE, NJ 08876
TEL: 908-704-1188
FAX: 908-685-2180

SOMERSET VALLEY BANK
649 ROUTE 206
HILLSBOROUGH CENTRE
BELLE MEAD, NJ 08502
TEL: 908-281-4009
FAX: 908-281-3042


OPENING SPRING 1997
SOMERSET VALLEY BANK
BRIDGEWATER OFFICE
481 NORTH BRIDGE STREET
BRIDGEWATER, NJ 08807


GENERAL COUNSEL:

Thomas C. Miller, Esq.
Welaj, Miller and Robertson
21 North Bridge Street
Somerville, NJ 08876

INDEPENDENT
PUBLIC ACCOUNTANTS:

Arthur Andersen LLP
Princeton, NJ 08540

TRANSFER AGENT:

Registrar and
Transfer Company
10 Commerce Drive
Cranford, NJ 07016