Form 10-K, Exhibit 13
period 1997-12-31
SVB FINANCIAL SERVICES INC
filed 1998-03-31
CIK 1011698

TABLE OF CONTENTS

              1:  SELECTED CONSOLIDATED FINANCIAL INFORMATION
              2:  LETTER TO THE SHAREHOLDERS
              3:  CONSOLIDATED BALANCE SHEETS
              4:  CONSOLIDATED STATEMENTS OF INCOME
              5: CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY 6: CONSOLIDATED STATEMENTS OF CASH FLOW
              7:  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             17:  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
             18: MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                                                                                        SVB FINANCIAL SERVICES, INC.
                                                                                         Selected Consolidated Financial Information

                                                             1997            1996            1995            1994             1993
------------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA:
Interest Income                                      $ 10,753,855    $  8,382,903    $  6,296,011    $  4,396,324     $  2,703,788
Interest Expense                                        4,879,599       3,813,161       2,870,884       1,765,907        1,092,806
------------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                     5,874,256       4,569,742       3,425,127       2,630,417        1,610,982
Provision for Possible Loan Losses                        280,000         309,500         206,000         156,000          130,000
------------------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision
   for Possible Loan Losses                             5,594,256       4,260,242       3,219,127       2,474,417        1,480,982
Non-Interest Income                                       561,330         371,615         362,820         207,642          192,083
Non-Interest Expense                                    4,303,238       3,426,609       2,495,340       2,162,657        1,741,896
------------------------------------------------------------------------------------------------------------------------------------
Income (Loss) Before Income Taxes                       1,852,348       1,205,248       1,086,607         519,402          (68,831)
Income Tax Expense (Benefit)                              749,310         485,163         423,390        (307,752)            --
------------------------------------------------------------------------------------------------------------------------------------
Net Income (Loss)                                    $  1,103,038    $    720,085    $    663,217    $    827,154     $    (68,831)
====================================================================================================================================
BALANCE SHEET DATA:
Total Assets                                         $148,549,488    $124,995,467    $ 88,743,914    $ 74,075,685     $ 52,660,542
Federal Funds Sold and Other
   Short Term Investments                                 188,304       7,213,478       5,170,063       3,625,661        2,914,280
Securities Available For Sale                          11,266,269       8,726,878       4,874,738       3,473,951        5,329,917
Securities Held To Maturity                            22,101,977      13,989,481      14,580,823      18,091,163        6,410,724
Loans, Net                                            105,389,043      86,992,283      59,528,167      44,988,469       35,015,352
Deposits                                              133,930,016     112,521,390      79,679,792      67,053,817       46,604,614
Shareholders' Equity                                   13,095,530      11,909,659       8,703,176       6,819,399        5,989,086
====================================================================================================================================
PERFORMANMCE RATIOS:
Return on Average Assets                                      .80%            .67%            .83%           1.30%            (.16)%
Return on Average Equity                                     8.89%           8.07%           8.16%          13.50%           (1.35)%
Net Interest Margin                                          4.52%           4.51%           4.53%           4.38%          4.07 %
====================================================================================================================================
ASSET QUALITY:
Loans Past Due Over 90 Days                          $       --      $     20,600    $       --      $       --       $      5,985
Non-Accrual Loans                                          62,632          24,384            --              --               --
Net Charge Offs                                            81,168          53,153          51,043          14,973            5,965
Allowance for Loan Losses To Total Loans                      .92%            .89%            .88%            .82%           .65 %
====================================================================================================================================
PER SHARE DATA (1):
Earnings Per Share (Basic)                           $        .81    $        .61    $        .58    $        .80     $       (.08)
Earnings Per Share (Assuming Dilution)                        .80             .60             .58             .80             (.08)
Book Value                                                   9.54            8.72            7.42            6.61             5.83
====================================================================================================================================
CAPITAL RATIOS:
Total Risked-Based Capital                                  12.81%          13.40%          14.11%          14.03%         15.99 %
Tier I Risked-Based Capital                                 11.89%          12.56%          13.29%          13.28%         15.39 %
Leverage Capital                                             8.72%           9.58%           9.89%           9.21%         11.19 %
====================================================================================================================================

(1) Retroactively restated for the 6 for 5 exchange of shares resulting from the acquisition of Somerset Valley Bank by SVB Financial Services, Inc.

Dear Shareholder:

   The year 1997 will be remembered for significant price fluctuations in the stock market, low inflation, modest but steady economic growth, low interest rates, and a generally favorable climate for the banking industry. Bank mergers and acquisitions continued at a frenetic pace, particularly in the Middle Atlantic States, further consolidating the industry and allowing for additional market penetration by the community banks.

   Throughout this flurry of activity, SVB Financial Services, Inc., through its wholly owned subsidiary, Somerset Valley Bank, has continued to thrive while taking advantage of the general upheaval caused by this consolidation process.

   Both commercial and individual customers have reached out for stability and familiarity and we have responded by adding technological enhancements to our product lines and continuing our focus on personal service. We have added convenient branch locations and introduced remote banking systems which allow customers access to their accounts from their telephones, personal computers and a worldwide debit card in a partnership with MasterCard. These products, Teleplus, PC Plus and Master Money Debit Card, have been well accepted by our clients and continue to grow in popularity.

   Our branch in Hillsborough Centre has grown to over $18 million in less than two years, and our new office in Bridgewater Township has reached over $6 million in less than six months of operation. The Bank has also acquired a mini-branch/drive-up facility on Gaston Avenue in Somerville which now provides additional convenience for our Somerville customers, mitigating the lack of drive-up services at our highly successful West End Avenue headquarters facility. We are very excited about the opening, in February of 1998, of an on-site banking facility at Arbor Glen, a continuing health care facility in Bridgewater Township. Arbor Glen will ultimately house over 300 residents, 150 employees and its own health and wellness center that will serve the residents and the community at large.

   Several  milestones   occurred  in  1997,   including  Somerset  Valley  Bank
surpassing net earnings of over $1 million, exceeding $150 million in assets during the fourth quarter, and ending the year with more than $100 million in loans ($106,470,674 or an increase of 21% over last year's total of $87,855,063).

   Our year-end total assets of $148,549,488 was an increase of 19% over total assets of $124,995,467 as of December 31, 1996, and our deposits grew from $112,521,390 on December 31, 1996, to $133,930,016 or an increase of 19%. As a result of this growth and despite the expense involved in adding new branches with related occupancy and personnel costs, Somerset Valley Bank had net income of $1,103,038 or a 53% increase over 1996 earnings of $720,085. As our new branches mature and additional branches are added to our network, we fully expect to continue our history of impressive growth and profitability.

   In October of 1997, Somerset Valley engaged the services of a respected consulting firm to assist us in locating and securing future branch sites as part of our plans for continued growth. We are currently negotiating for two additional branch sites in Somerset County and another in the northeastern portion of Monmouth County. As part of our strategic planning process, we have defined an expanded market area contiguous to our present branch network within which we will explore future branching opportunities.

   In addition to our plans for expansion, the company is also exploring the possibility of listing our stock on one of the national exchanges. The purpose of such an action would be to have the price of our stock determined on the open market based upon performance factors as the company goes forward. Such a listing should create liquidity for the stock and provide shareholders with a source to determine the value and marketability of their shares in a public environment. It is our intention to initiate whatever actions are necessary to complete this task prior to the end of 1998.

   Although our challenges for the next several years are considerable, we are confident that we are up to the task. The company will continue to pursue new product offerings as technology changes the landscape of our industry and brings banking closer to home. We are well on our way to identifying and resolving the problems expected with computer glitches at the change of the millennium. (In many programs sensitive to date functions, certain systems are not designed to recognize the difference between the year 2000 or 1900 due to only a two-digit field for the date.) A committee of senior management is functioning and communicating with hardware and software vendors in determining which systems are compliant with the changeover to the year 2000 and we have begun an education process directed at both our borrowing and non-borrowing customers to assist them in recognizing potential exposures. Through those efforts we are diligently working to assure that this changeover is a non-event. We will be
reporting   the   status  of  our   efforts  to  our   shareholders   in  future
communications.

   Above all, our commitment to personal service, community support and increased shareholder value continues to drive the company. We truly appreciate the support of our directors and shareholders in making SVB Financial Services, Inc., an economic partner in our community and an investment of which we can be proud.

Very truly yours,

/s/John K. Kitchen               /s/Robert P. Corcoran

John K. Kitchen                  Robert P. Corcoran
CHAIRMAN OF THE BOARD            PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                           SVB FINANCIAL SERVICES, INC.
                                                            Consolidated Balance Sheets
                                                       AS OF DECEMBER 31, 1997 AND 1996
=======================================================================================
                                                                 1997             1996
=======================================================================================
ASSETS
Cash & Due from Banks                                   $   5,794,622    $   4,914,698
Federal Funds Sold                                               --          5,450,000
Other Short Term Investments                                  188,304        1,763,478
---------------------------------------------------------------------------------------
Total Cash and Cash Equivalents                             5,982,926       12,128,176
---------------------------------------------------------------------------------------
Securities
  Available for Sale, at Market Value                      11,266,269        8,726,878
  Held to Maturity, (Market Value $22,143,036 in 1997
   and $13,998,228 in 1996)                                22,101,977       13,989,481
---------------------------------------------------------------------------------------
Total Securities                                           33,368,246       22,716,359
---------------------------------------------------------------------------------------
Loans                                                     106,470,674       87,855,063
  Allowance for Possible Loan Losses                         (982,198)        (783,366)
  Unearned Income                                             (99,433)         (79,414)
---------------------------------------------------------------------------------------
Net Loans                                                 105,389,043       86,992,283
---------------------------------------------------------------------------------------
Premises & Equipment, Net                                   1,733,516        1,066,109
Other Real Estate                                                --            304,700
Other Assets                                                2,075,757        1,787,840
---------------------------------------------------------------------------------------
Total Assets                                            $ 148,549,488    $ 124,995,467
=======================================================================================

                                                           SVB FINANCIAL SERVICES, INC.
                                                            Consolidated Balance Sheets
                                                       AS OF DECEMBER 31, 1997 AND 1996
=======================================================================================
                                                                 1997             1996
=======================================================================================
LIABILITIES & SHAREHOLDERS' EQUITY
LIABILITIES
Deposits
Demand
  Non-interest Bearing                                  $  21,965,676    $  21,420,923
  NOW Accounts                                             13,014,148        6,439,160
Savings                                                     9,042,660        7,675,671
Money Market Accounts                                      16,227,255       15,710,515
Time
  Greater than $100,000                                    12,879,808        6,211,335
  Less than $100,000                                       60,800,469       55,063,786
---------------------------------------------------------------------------------------
Total Deposits                                            133,930,016      112,521,390
---------------------------------------------------------------------------------------
Federal Funds Purchased                                       500,000             --
Obligation Under Capital Lease                                443,697             --
Accrued Expenses & Other Liabilities                          580,245          564,418
---------------------------------------------------------------------------------------
Total Liabilities                                         135,453,958      113,085,808
---------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Common Stock, $4.17 Par Value: 10,000,000
  Shares Authorized; 1,373,030 Shares in 1997 and
  1,366,523 Shares in 1996 Issued and Outstanding           5,725,535        5,698,401
Additional Paid-in Capital                                  5,473,127        5,447,009
Retained Earnings                                           1,859,173          756,135
Unrealized Gain on Securities Available for Sale,

  Net of Income Taxes                                          37,695            8,114
---------------------------------------------------------------------------------------
Total Shareholders' Equity                                 13,095,530       11,909,659
---------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity              $ 148,549,488    $ 124,995,467
=======================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

SVB FINANCIAL SERVICES, INC.
Consolidated Statements of Income
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

=======================================================================================================
                                                                      1997          1996           1995
=======================================================================================================
INTEREST INCOME
Interest on Loans                                              $ 8,664,936   $ 6,827,602    $ 4,850,687
Interest on Securities Available for Sale                          754,742       350,166        205,413
Interest on Securities Held to Maturity                            990,574       918,011      1,013,811
Interest on Other Short Term Investments                            54,307        46,757         14,798
Interest on Federal Funds Sold                                     289,296       240,367        211,302
-------------------------------------------------------------------------------------------------------
Total Interest Income                                           10,753,855     8,382,903      6,296,011
-------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on Deposits                                             4,866,837     3,813,161      2,870,715
Interest on Obligation Under Capital Lease                          12,590          --             --
Interest on Federal Funds Purchased                                    172          --              169
-------------------------------------------------------------------------------------------------------
Total Interest Expense                                           4,879,599     3,813,161      2,870,884
-------------------------------------------------------------------------------------------------------
Net Interest Income                                              5,874,256     4,569,742      3,425,127
PROVISION FOR POSSIBLE LOAN LOSSES                                 280,000       309,500        206,000
-------------------------------------------------------------------------------------------------------
Net Interest Income after Provision For Possible Loan Losses     5,594,256     4,260,242      3,219,127
-------------------------------------------------------------------------------------------------------
OTHER INCOME
Service Charges on Deposit Accounts                                231,117       171,130        120,411
Gain/(Loss) on the Sale of Securities Available for Sale             1,283        (2,117)         2,336
Gain on the Sale of Loans                                          214,533       131,966        181,599
Other Income                                                       114,397        70,636         58,474
-------------------------------------------------------------------------------------------------------
Total Other Income                                                 561,330       371,615        362,820
-------------------------------------------------------------------------------------------------------

SVB FINANCIAL SERVICES, INC.
Consolidated Statements of Income
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

=======================================================================================================
                                                                      1997          1996           1995
=======================================================================================================
OTHER EXPENSE
Salaries and Employee Benefits                                   2,180,133     1,781,085      1,269,371
Occupancy Expense                                                  476,797       400,770        240,049
Equipment Expense                                                  305,688       246,190        174,985
Other Expenses                                                   1,340,620       998,564        810,935
-------------------------------------------------------------------------------------------------------
Total Other Expense                                              4,303,238     3,426,609      2,495,340
-------------------------------------------------------------------------------------------------------
Net Income Before Provision for Income Taxes                     1,852,348     1,205,248      1,086,607
-------------------------------------------------------------------------------------------------------
Provision for Income Taxes                                         749,310       485,163        423,390
-------------------------------------------------------------------------------------------------------
NET INCOME                                                     $ 1,103,038   $   720,085    $   663,217
=======================================================================================================
EARNINGS PER COMMON SHARE - BASIC                              $       .81   $       .61    $       .58
=======================================================================================================
EARNINGS PER COMMON SHARE - ASSUMING DILUTION                  $       .80   $       .60    $       .58
=======================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                                                                                        SVB FINANCIAL SERVICES, INC.
                                                                          Consolidated Statements of Changes in Shareholders' Equity
                                                                               FOR THE YEARS ENDED DECEMBER 31, 1997, 1996  AND 1995

                                                                                                     UNREALIZED
                                                                   ADDITIONAL         RETAINED       GAIN (LOSS)          TOTAL
                                                      COMMON          PAID-IN         EARNINGS       ON SECURITIES     SHAREHOLDERS'
                                                       STOCK          CAPITAL         (DEFICIT)   AVAILABLE FOR SALE      EQUITY
====================================================================================================================================
BALANCE, DECEMBER 31, 1994                         $  4,304,566     $  3,179,996     $   (627,167)    $    (37,996)    $  6,819,399
------------------------------------------------------------------------------------------------------------------------------------
Exercise of Warrants                                    588,645          584,515             --               --          1,173,160
Net Income - 1995                                          --               --            663,217             --            663,217
Change in Unrealized Gain (Loss)
   on Securities Available for Sale                        --               --               --             47,400           47,400
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995                            4,893,211        3,764,511           36,050            9,404        8,703,176
------------------------------------------------------------------------------------------------------------------------------------
Issuance of Common Stock,
  Net of Related Issuance Costs                         834,000        1,711,266             --               --          2,545,266
Exercise of Stock Options                                 5,004            4,996             --               --             10,000
Non Participants in Exchange Offer                      (33,787)         (33,733)            --               --            (67,520)
Fractional Shares on Exchange                               (27)             (31)            --               --                (58)
Net Income - 1996                                          --               --            720,085             --            720,085
Change in Unrealized Gain (Loss)
  on Securities Available for Sale                         --               --               --             (1,290)          (1,290)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996                            5,698,401        5,447,009          756,135            8,114       11,909,659
------------------------------------------------------------------------------------------------------------------------------------
Issuance of Common Stock                                 27,134           26,118             --               --             53,252
Net Income for the Year                                    --               --          1,103,038             --          1,103,038
Change in Unrealized Gain (Loss)
  on Securities Available for Sale                         --               --               --             29,581           29,581
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997                         $  5,725,535     $  5,473,127     $  1,859,173     $     37,695     $ 13,095,530
====================================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

SVB FINANCIAL SERVICES, INC.
Consolidated Statements of Cash Flows
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
====================================================================================================================================
                                                                                     1997                 1996                 1995
====================================================================================================================================
OPERATING ACITIVITES
Net Income                                                                   $  1,103,038         $    720,085         $    663,217
Adjustments to Reconcile Net Income to Net
  Cash Provided By Operating Activities
Provision for Possible Loan Losses                                                280,000              309,500              206,000
Depreciation and Amortization                                                     298,248              208,228              170,619
(Accretion)of Securities Discount                                                 (27,240)             (50,581)            (208,496)
(Gains)/ Losses on Sales of Securities
  Available for Sale, Net                                                          (1,283)               2,117               (2,336)
(Increase)in Other Assets                                                        (301,439)            (728,809)             (92,653)
Increase in Accrued Expenses
  and Other Liabilities                                                               588              204,356              153,414
Increase/(Decrease) in Unearned Income                                             20,020               (9,828)             (14,414)
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided By Operating Activities                                       1,371,932              655,068              875,351
====================================================================================================================================

INVESTING ACTIVITIES
Proceeds from Sales of Securities Available for Sale                            1,502,109            1,994,043              490,909
Proceeds from Maturities of Securities
  Available for Sale                                                            4,747,425            4,333,967            2,501,243
  Held to Maturity                                                             11,112,112            8,717,552           27,278,825
Purchases of Securities
  Available for Sale                                                           (8,736,079)         (10,142,305)          (3,233,692)
  Held to Maturity                                                            (19,204,111)          (8,117,765)         (24,643,976)
(Increase) in Loans                                                           (18,696,780)         (27,763,788)         (14,731,285)
Decrease in Other Real Estate                                                     304,700                 --                   --
Capital Expenditures                                                             (508,436)            (862,822)            (394,874)
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Used for Investing Activities                                        (29,479,060)         (31,841,118)         (12,732,850)
====================================================================================================================================

SVB FINANCIAL SERVICES, INC.
Consolidated Statements of Cash Flows
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
====================================================================================================================================
                                                                                     1997                 1996                 1995
====================================================================================================================================
FINANCING ACTIVITIES
Net Increase in Demand Deposits                                                 7,119,741            9,154,962            2,465,193
Net Increase (Decrease) in Savings Deposits                                     1,366,989            1,975,168           (1,257,739)
Net Increase in Money Market Deposits                                             516,740            6,395,137            1,343,585
Net Increase in Time Deposits                                                  12,405,156           15,316,331           10,074,936
Increase in Federal Funds Purchased                                               500,000                 --                   --
Proceeds from the Issuance of Common Stock, Net                                    53,252            2,555,208            1,173,160
(Decrease)in Common Stock from Non Acceptance
  of Exchange Offer                                                                  --                (67,520)                --
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Financing Activities                                      21,961,878           35,329,286           13,799,135
------------------------------------------------------------------------------------------------------------------------------------
(Decrease)/Increase in Cash and Cash Equivalents, Net                          (6,145,250)           4,143,236            1,941,636
Cash and Cash Equivalents, Beginning of Year                                   12,128,176            7,984,940            6,043,304
------------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year                                       $  5,982,926         $ 12,128,176         $  7,984,940
====================================================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid During the Year for Interest                                       $  4,760,500         $  2,685,545         $  2,914,732
====================================================================================================================================
Cash Paid During the Year for Federal Income Taxes                           $    737,562         $    325,000         $    225,000
====================================================================================================================================
Transfer of Loans to Other Real Estate                                       $       --           $    304,700         $       --
====================================================================================================================================
Capital Expenditures Used for Capital Lease Obligation                       $    443,697         $       --           $       --
====================================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements

                                                    SVB FINANCIAL SERVICES, INC.
                                      Notes to Consolidated Financial Statements

1. ORGANIZATION AND NATURE OF OPERATIONS

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

   The Bank was granted a charter by the New Jersey Department of Banking and commenced operations on December 20, 1991. The Bank is a full service community bank and operates at locations in Somerville , Hillsborough, and Bridgewater, New Jersey. The Bank's customers are predominately small and middle market businesses and professionals. The Bank's market area is primarily Somerset County. The Bank competes with other banking and financial institutions in their primary market area, including financial institutions with resources substantially greater than their own. Commercial banks, savings banks, savings and loan associations, credit unions and money market funds actively compete for deposits and for types of loans. Such institutions, as well as consumer finance and insurance companies, may be considered competitors of the Bank with respect to one or more of the services they render. In addition to being subject to competition from other financial institutions, the Bank is subject to federal and state laws and to regulations of certain federal agencies, and accordingly, they are periodically examined by those regulatory agencies.

   The consolidated financial statements include the accounts of the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation and certain reclassifications are made when necessary to conform the previous years' financial statements to the current year's presentation.

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

   The remainder of the Company's securities are held for indefinite periods of time which management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, increased capital requirements or other similar factors, are classified as available for sale. These securities are carried at market value. Unrealized gains and losses, net of tax effect, are reflected as a component of shareholders' equity. Realized gains and or losses on securities available for sale are determined on a specific identification basis and are included in the consolidated statements of income.

   The Company had no securities held for trading purposes at December 31, 1997 and 1996.

ALLOWANCE FOR POSSIBLE LOAN LOSSES: The Company's process for evaluating the adequacy of the allowance for possible loan losses has three basic elements:

   First, the identification of problem loans when they occur; second, the establishment of appropriate allowance for possible loan losses once specific problem loans are identified; and third, a methodology for establishing general loan loss allowances. The identification of problem loans is achieved mainly through review of specific major loans based on delinquency criteria, size of the loan and location and value of collateral property. Specific loss reserves are established for identified problem loans based on reviews of current operating financial information and fair value appraisals. A range of loss allowances is estimated based upon consideration of past experience of originated loans by loan type, year of origination, location of collateral property and loan-to-value ratios. Based upon this process, consideration of the current economic environment and other factors, management determines what it considers to be an appropriate allowance for possible loan losses. Although Company's management believes it has a sound basis for this estimation, actual write-offs incurred in the future are highly dependent upon future events, including the economy of the area in which the Company lends. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.

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

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed primarily on the straight-line method over the shorter of the estimated useful lives of the assets (three to thirty years) or the term of the related lease.

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

INCOME TAXES: The Company accounts for income taxes under the liability method specified by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The principal types of accounts, resulting in differences between assets and liabilities for financial statements and tax return purposes, are the allowance for possible loan losses, leased assets, deferred loan fees and compensation.

EARNINGS PER SHARE: During 1997, the Company adopted the provisions of SFAS No. 128, "Earnings per Share." SFAS No. 128 eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted-average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. Prior periods' earnings per share calculations have been restated to reflect the adoption of SFAS No. 128.

OTHER REAL ESTATE OWNED: Other real estate owned includes foreclosed real estate which is carried at the lower of cost (lesser of carrying value of loan or fair value at date of acquisition) or estimated fair value less selling costs. Any write-down, at or prior to the dates the real estate is considered foreclosed, is charged to the allowance for loan losses. Subsequent write-downs are recorded in other expenses, and expenses incurred in connection with holding such assets and any gains or losses upon their sale are included in other income and expenses.

ADVERTISING COSTS: The Company expenses advertising costs as incurred.

NEW FINANCIAL ACCOUNTING STANDARDS: The Company adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", as amended by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125-An Amendment of FASB Statement No. 125", on January 1, 1997. SFAS No. 125 applies a control-oriented, financial-components approach to financial-asset-transfer transactions whereby the Company (1) recognizes the financial and servicing assets it controls and the liabilities it has incurred, (2) derecognizes financial assets when control has been surrendered, and (3) derecognizes liabilities once they are extinguished. Under SFAS No. 125, control is considered to have been surrendered only if: (i) the transferred assets have been isolated from the transferor and its creditors, even in bankruptcy or other receivership (ii) the transferee has the right to pledge or exchange the transferred assets, or, is a qualifying special-purpose entity (as defined) and the holders of beneficial interests in that entity have the right to pledge or exchange those interests; and (iii) the transferor does not maintain effective control over the transferred assets through an agreement which both entitles and obligates it to repurchase or redeem those assets prior to maturity, or through an agreement which both entitles and obligates it to repurchase or redeem those assets prior to maturity, or through an agreement which both entitles and obligates it to repurchase or redeem those assets if they were not readily obtainable elsewhere. If any of these conditions are not met, the Company accounts for the transfer as a secured borrowing.

   SFAS No. 125 also requires that the Company derecognize a liability if and when it is extinguished. A liability is considered extinguished under SFAS No.
125 if (1) the Company pays the creditor, and thus, is relieved of its obligation for the liability, or (2) is legally released from being the primary obligor under the liability, either judicially or by the creditor.

   In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, "Reporting Comprehensive Income", which is effective for years beginning after December 15, 1997. SFAS No. 130 requires entities presenting a complete set of financial statements to include details of comprehensive income. Comprehensive income consists of net income or loss for the current period and income, expenses, gains and losses that bypass the income statement and are reported directly in a separate component of equity. The effect of adopting SFAS No. 130 is not expected to be material to the Company's financial position or results of operations.

   In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which is effective for all periods beginning after December 15, 1997. SFAS No. 131 requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate, and their major customers. Management is currently evaluating the disclosure impact of SFAS No. 131 on its financial statements.

3: SECURITIES

Information relative to the Company's securities portfolio at December 31, 1997 and 1996 is as follows:

====================================================================================================================================
                                                               AMORTIZED               GROSS               GROSS           ESTIMATED
                                                                    COST    UNREALIZED GAINS   UNREALIZED LOSSES        MARKET VALUE
====================================================================================================================================
1997
AVAILABLE FOR SALE
U.S. Treasury Securities                                     $ 2,249,153         $     1,397         $      --           $ 2,250,550
U.S. Government Agency Securities                              5,999,700              12,665               4,780           6,007,585
Mortgage-Backed Securities                                     2,960,302              54,498               6,666           3,008,134
------------------------------------------------------------------------------------------------------------------------------------
                                                             $11,209,155         $    68,560         $    11,446         $11,266,269
====================================================================================================================================
HELD TO MATURITY
U.S. Treasury Securities                                     $ 8,753,699         $    16,119         $        48         $ 8,769,770
U.S. Government Agency Securities                             11,477,026              26,117               4,923          11,498,220
Mortgage-Backed Securities                                     1,871,252               5,891               2,097           1,875,046
------------------------------------------------------------------------------------------------------------------------------------
                                                             $22,101,977         $    48,127         $     7,068         $22,143,036
====================================================================================================================================
1996
AVAILABLE FOR SALE
U.S. Treasury Securities                                     $ 2,748,885         $     3,956         $       141         $ 2,752,700
U.S. Government Agency Securities                              4,244,256              12,452              15,845           4,240,863
Mortgage-Backed Securities                                     1,721,442              11,873                --             1,733,315
------------------------------------------------------------------------------------------------------------------------------------
                                                             $ 8,714,583         $    28,281         $    15,986         $ 8,726,878
====================================================================================================================================
HELD TO MATURITY
U.S. Treasury Securities                                     $ 6,249,421         $    14,870         $       228         $ 6,264,063
U.S. Government Agency Securities                              5,738,111              11,165              14,080           5,735,196
Other Securities                                                 498,248               3,939                --               502,187
Mortgage-Backed Securities                                     1,503,701               2,548               9,467           1,496,782
------------------------------------------------------------------------------------------------------------------------------------
                                                             $13,989,481         $    32,522         $    23,775         $13,998,228
====================================================================================================================================

   There are no significant concentrations of securities (greater than 10% of shareholders' equity) in any individual security issues.

   The amortized cost and estimated value of securities at December 31, 1997, by contractual maturity, are shown in the following table for securities to be held to maturity and available for sale. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

================================================================================
                                                     AMORTIZED         ESTIMATED
                                                          COST      MARKET VALUE
================================================================================
AVAILABLE FOR SALE
Due in 1 year or less                              $ 2,249,153       $ 2,250,550
Due after 1 year through 5 years                     5,999,700         6,007,585
Mortgage-Backed Securities                           2,960,302         3,008,134
--------------------------------------------------------------------------------
                                                   $11,209,155       $11,266,269
================================================================================
HELD TO MATURITY
Due in 1 year or less                              $10,981,476       $10,990,267
Due after 1 year through 5 years                     9,249,249         9,277,723
Mortgage-Backed Securities                           1,871,252         1,875,046
--------------------------------------------------------------------------------
                                                   $22,101,977       $22,143,036
================================================================================

   At December 31, 1997, securities having a book value of approximately $250,000 were pledged to secure public deposits and for other purposes as required by law.

   Proceeds from sales of investment securities available for sale during 1997 were $1,502,109. Gross gains of $1,283 were realized on these sales. Proceeds from sales of investments securities available for sale during 1996 were $1,994,043. Gross losses of $2,117 were realized on these sales. Proceeds from sales of investment securities available for sale during 1995 were $490,909. Gross gains of $2,336 were realized on these sales.

4: LOANS

At December 31, 1997 and 1996, the composition of outstanding loans is summarized as follows:

================================================================================
                                                        1997                1996
================================================================================
Secured by Real Estate:
  Residential Mortgage                         $ 33,248,717         $ 28,023,269
  Commercial Mortgage                            29,793,163           23,690,659
  Construction                                    4,851,720            2,289,233
Commercial & Industrial                          20,889,305           17,135,417
Loans to Individuals
  for Automobiles                                12,177,339           13,260,060
Loans to Individuals                              4,969,103            3,456,425
Other Loans                                         541,327                 --
--------------------------------------------------------------------------------
                                               $106,470,674         $ 87,855,063
================================================================================

There were no loans restructured during 1997 or 1996. There were no loans past due 90 days or more as to principal and interest and $62,632 on a non-accrual status as of December 31, 1997. There were $20,600 in loans past due 90 days or more as to principal or interest and $24,384 on a non-accrual status as of December 31, 1996.

   Effective January 1, 1995, the Company adopted the provisions of SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," . SFAS No. 114 requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loans original effective interest rate. As a practical expedient, impairment may be measured based on the loans observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. This statement is not applicable to large groups of smaller homogeneous loans, such as residential mortgage loans and consumer loans, which are collectively evaluated for impairment.

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

   The Company had previously measured the allowance for possible loan losses using methods similar to those prescribed in SFAS No. 114. As a result of adopting these statements, no additional allowance for possible loan losses was required . As of December 31, 1997, no loans were deemed to be impaired. As of December 31, 1996, the Company had $183,911 in loans which were deemed to be impaired. A valuation reserve of $19,577 was recorded for these loans.

   Interest payments received on impaired loans will be recorded as interest income unless collection of the remaining recorded investment is doubtful at which time payments received will be recorded as reductions of principal.

   The Company has no concentration of loans to borrowers engaged in similar activities which exceeded 10% of total loans at December 31, 1997 and 1996. The Company continues to pursue new lending opportunities while seeking to maintain a portfolio that is diverse as to industry concentration, type and geographic distribution. The Company's geographic lending area is primarily concentrated in Somerset County, but also includes Middlesex and Hunterdon counties.

   Loans to executive officers are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. Loans to executive officers totaled $11,978 at December 31, 1997 and $146,517 at December 31, 1996, all of which were current as to principal and interest. There are no loans to Directors or their affiliated interests.

5: ALLOWANCE FOR LOAN LOSSES

The allowance for possible loan losses is based on estimates and ultimate losses may vary from the current estimates. These estimates are reviewed periodically, and as adjustments become necessary, they are reflected in operations in the period in which they become known. An analysis of the allowance for possible loan losses is as follows:

================================================================================
                                           1997            1996             1995
================================================================================
Balance at January 1,                 $ 783,366       $ 527,019       $ 372,062
Provision Charged to
Operations                              280,000         309,500         206,000
Charge Offs                             (86,399)        (57,593)        (51,043)
Recoveries                                5,231           4,440            --
--------------------------------------------------------------------------------
Balance at December 31,               $ 982,198       $ 783,366       $ 527,019
================================================================================

6: PREMISES AND EQUIPMENT

Premises and equipment consists of the following at December 31, 1997 and 1996:

================================================================================
                                   ESTIMATED
                                USEFUL LIVES           1997                1996
================================================================================
Construction in Progress                        $   209,585          $   63,079
Premises & Improvements           5-30 years      1,053,920             491,355
Furniture & Equipment             3-10 years      1,218,935           1,101,924
--------------------------------------------------------------------------------
                                                  2,482,440           1,656,358
Less:  Accumulated Depreciation                    (748,924)           (590,249)
--------------------------------------------------------------------------------
                                                 $1,733,516          $1,066,109
================================================================================

7: DEPOSITS

At December 31, 1997, scheduled maturities of certificates of deposit are as follows:

                                                         OVER THREE          OVER ONE YEAR
                          THREE MONTHS OR            MONTHS THROUGH          THROUGH THREE           OVER THREE
                                     LESS             TWELVE MONTHS                  YEARS                YEARS               TOTAL
====================================================================================================================================
$100,000 or more              $ 8,797,987              $ 2,705,109             $ 1,274,110           $  102,602         $12,879,808
Less than $100,000             16,769,957               32,558,717              10,361,224            1,110,571          60,800,469
====================================================================================================================================

8: OTHER EXPENSE

The major components of other expenses are as follows:

================================================================================
                                            1997            1996            1995
================================================================================
Data Processing Services              $  215,210      $  163,691      $  131,038
Marketing & Business
  Development                            143,947         129,915          94,597
Stationery, Forms &
  Supplies                               155,863         121,470          80,453
Insurance                                 88,108          75,508          62,773
Amortization of
  Organizational Costs                    13,522          43,452          41,340
Legal, Examination &
  Accounting                             176,915         106,062          83,847
FDIC Insurance
  Assessment                              13,906           2,000          74,332
Other, Net                               533,149         356,466         242,555
--------------------------------------------------------------------------------
                                      $1,340,620      $  998,564      $  810,935
================================================================================

9: COMMITMENTS AND CONTINGENCIES

The Company leases its banking facilities under operating leases which expire at various dates through 2004, but which contain certain renewal options. The Somerville facilities are leased from a partnership consisting of all but one of the Company's Directors. As of December 31, 1997, future minimum rental payments, including the renewal options under these leases for the subsequent five years are as follows:

===================================
1998                     $  403,465
-----------------------------------
1999                     $  421,413
-----------------------------------
2000                     $  431,417
-----------------------------------
2001                     $  439,989
-----------------------------------
2002                     $  442,639
-----------------------------------
TOTAL                    $2,138,923
===================================

The above amounts represent minimum rentals not adjusted for possible future increases due to escalation provisions and assumes that all option periods will be exercised by the Company. Rent expenses aggregated $286,047, $244,413, and $153,618 for the years ended December 31, 1997, 1996 and 1995 respectively.

   The Company had outstanding commitments to extend credit of $18,585,000 at December 31, 1997 and $11,809,000 at December 31, 1996. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. There is no material difference between the notional amount and estimated fair value of off-balance sheet unfunded loan commitments as of December 31, 1997.

   The Company has employment contracts with certain key executives that provide severance pay benefits if there is a change in control of the Company. The agreements will continue in effect on a year-to-year basis until terminated or not renewed by the Company or key executives. Upon a change in control, the Company shall continue to pay the key executives' salary, including bonuses, per the agreements and certain benefits for one to two years. The maximum contingent liability under the agreements at December 31, 1997 was $730,330.

10: BENEFIT PLAN

The Company has a 401(k)  Savings Plan  covering  substantially  all  employees.
Under the terms of the Plan, the Company matched 67% of an employee's contribution in 1997 and 50% in 1996 and 1995, up to 6% of the employee's salary. Employees become fully vested in the Company's contribution after five years of service. The Company contributed $44,316, $25,495, and $19,159 to the Plan in 1997, 1996 and 1995, respectively.

11: INCOME TAXES

The components of the provision (benefit) for income taxes in 1997, 1996 and 1995 are as follows:

================================================================================
                                       1997               1996              1995
================================================================================
Federal
Current                          $ 653,283          $ 440,740          $ 239,708
Deferred                           (70,760)           (64,396)           122,338
State                              166,787            108,819             61,344
--------------------------------------------------------------------------------
                                 $ 749,310          $ 485,163          $ 423,390
================================================================================

Deferred income taxes are provided for the differences between the financial reporting basis and the tax basis of the Company's asset and liabilities. Cumulative temporary differences at December 31, 1997 and 1996 are as follows:

================================================================================
                                                             1997           1996
================================================================================
Start-up and Organization Costs                        $    (900)     $  (4,575)
Depreciation                                              24,514          4,296
Accretion of Securities Discount                         (12,398)        (2,893)
Allowance for Possible Loan Losses318,119                259,237
--------------------------------------------------------------------------------
Deferred Tax Asset, Net                                $ 329,335      $ 256,065
================================================================================

A reconciliation of income taxes calculated at the U.S. statutory rate of 34% to the actual income tax provision (benefit) is as follows:

================================================================================
                                               1997          1996          1995
================================================================================
Statutory Provision                       $ 630,218     $ 409,784     $ 369,446
State Taxes on Income,
  net of Federal Tax Benefit                110,079        72,009        61,344
Other                                         9,013         3,370        (7,400)
--------------------------------------------------------------------------------
                                          $ 749,310     $ 485,163     $ 423,390
================================================================================

12: STOCK OPTION PLAN

At December 31, 1997, the Company had two stock option plans. The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its plans. Accordingly, no compensation costs have been recognized for either plan.

   On April 24, 1997, the Company's shareholders approved the 1997 Restated Incentive Stock Option Plan (the "Plan"), a non-qualified stock option plan. The Plan had the effect of restating the previously existing 1994 Stock Option Plan. Under the Plan, the Board of Directors may grant options to officers to purchase the Company's stock. Stock options are issued at prices equal to the market price at the date of grant. The stock options have a vesting period of one year from the date of issuance. Shares totaling 82,404 are reserved for issuance under the Plan including 76,700 shares outstanding at December 31, 1997.

   On April 24, 1997, the Company's shareholders also approved the 1997 Directors Stock Option Plan, a non-qualified stock option plan. Under the plan, stock options are granted to Directors at the fair value at the date of grant. The stock options have a vesting period of one year from the date of issuance. Shares totaling 54,600 are reserved for issuance under the Plan, all of which were outstanding at December 31, 1997.

   Had compensation cost for the plan year been determined based on the fair value of options at the grant dates consistent with the method of SFAS 123, "Accounting for Stock-Based Compensation", the Company's net income and diluted earnings per share would have been reduced to the pro forma amounts indicated below:

================================================================
                                             1997           1996
================================================================
Net Income
  As reported                         $1,103,038       $720,085
  Pro forma                            1,022,527        660,685

Basic Earnings per share
  As reported                               $.81           $.61
  Pro forma                                 $.75           $.56

Diluted earnings per share
  As reported                               $.80           $.60
  Pro forma                                 $.74           $.55
================================================================

These pro forma amounts may not be representative of future disclosure because they do not take into effect the pro forma compensation expense related to grants before 1995. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted average assumptions used for grants in 1997 and 1996, respectively; no dividend yield for both years; expected volatility of 39.82% and 39.77%; risk-free interest rate of 5.85% and 6.35% and expected lives of five years for both years.

A summary of the status of the Company's option plans as of December 31, 1997, and changes for the three years ended is as follows:

====================================================================================================================================
                                                     1997                       1996                           1995
====================================================================================================================================
                                            NUMBER     WEIGHTED AVERAGE   NUMBER   WEIGHTED AVERAGE     NUMBER      WEIGHTED AVERAGE
                                              OF        EXERCISE PRICE      OF      EXERCISE PRICE        OF          EXERCISE PRICE
                                            SHARES        PER SHARE       SHARES      PER SHARE         SHARES           PER SHARE
====================================================================================================================================
Outstanding at beginning of year            49,200        $    8.33       24,000      $   8.33          24,000           $   8.33
Options granted                             85,100            13.00       26,400          8.33             --               --
Options exercised                            3,000             8.33        1,200          8.33             --               --
Options expired                               --            --              --            --               --               --
------------------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year                 131,300        $   11.35       49,200      $   8.33          24,000          $   8.33
Options exercisable at year end             46,200        $    8.33       22,800      $   8.33          24,000          $   8.33
Weighted average fair value of
  options granted during the year                           $  5.71                      $3.75                              --
====================================================================================================================================

The following table summarizes information about non-qualified stock options at December 31, 1997:

====================================================================================================================================
                                                       OPTIONS OUTSTANDING                                  OPTIONS EXERCISABLE
                                     =========================================================         =============================
                                                             WEIGHTED
                                       NUMBER                AVERAGE                 WEIGHTED            NUMBER            WEIGHTED
RANGE OF                             OUTSTANDING            REMAINING                 AVERAGE          EXERCISABLE          AVERAGE
EXERCISE                                  AT                CONTRACTUAL              EXERCISE               AT             EXERCISE
PRICES                                 12/31/97                LIFE                    PRICE             12/31/97            PRICE
====================================================================================================================================
$ 8.33 to $12.50                        46,200               2.6 years               $    8.33            46,200            $   8.33
$13.00 to $19.50                        85,100               4.9 years               $   13.00               --                  --
====================================================================================================================================

13: ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

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

  Estimated fair values have been determined by the Company using the best available data and estimation methodology suitable for each category of financial instruments is as follows:

  For short term investments, such as cash and cash equivalents and short term deposits, the carrying amount is a reasonable estimate of fair value.

================================================================================
                                                 FAIR ESTIMATED        CARRYING
                                                     VALUE              AMOUNT
================================================================================
Cash and Cash Equivalents                          $5,982,926         $5,982,926

For securities held in the Company's investment portfolio fair value was determined by reference to quoted market prices as of December 31, 1997.

================================================================================
                                                 ESTIMATED FAIR        CARRYING
                                                     VALUE              VALUE
================================================================================
Available for Sale Securities                      $11,266,269       $11,266,269
Held to Maturity Securities                        $22,143,036       $22,101,977

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

================================================================================
                                           ESTIMATED FAIR            CARRYING
                                                VALUE                  VALUE
================================================================================
Loans                                       $107,896,000            $106,470,674
Deposits                                    $134,205,000            $133,930,016

14: REGULATORY MATTERS

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

  Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios, set forth in the following tables, of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company and its subsidiary Bank meets all capital adequacy requirements to which they are subject.

  As of December 31, 1997 the most recent notification from the Bank's regulatory authority categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based; Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

  The Company and its subsidiary Bank's actual capital amounts and ratios are presented in the following tables.

====================================================================================================================================
SVB FINANCIAL SERVICES, INC. AND SOMERSET VALLEY BANK

                                                                                TO BE ADEQUATELY
                                                        ACTUAL                     CAPITALIZED             TO BE WELL CAPITALIZED
                                               =====================       ======================       ============================
                                                  AMOUNT       RATIO          AMOUNT        RATIO         AMOUNT           RATIO
====================================================================================================================================
As of December 31, 1997
Total Capital to Risk Weighted Assets          $13,678,286    12.81%       $ 8,542,296      8.00%       $10,677,871        10.00%
Tier I Capital to Risk Weighted Assets         $12,696,088    11.89%       $ 4,271,148      4.00%       $ 6,406,723         6.00%
Tier I Capital to Average Assets               $12,696,088     8.72%       $ 5,491,359      4.00%       $ 6,864,199         5.00%
====================================================================================================================================
As of December 31, 1996
Total Capital to Risk Weighted Assets          $12,525,569    13.40%       $ 7,479,328      8.00%       $ 9,349,159        10.00%
Tier I Capital to Risk Weighted Assets         $11,742,203    12.56%       $ 3,736,664      4.00%       $ 5,609,496         6.00%
Tier I Capital to Average Assets               $11,742,203     9.58%       $ 4,903,999      4.00%       $ 6,129,999         5.00%
====================================================================================================================================
====================================================================================================================================
SOMERSET VALLEY BANK

                                                                                TO BE ADEQUATELY
                                                        ACTUAL                    CAPITALIZED             TO BE WELL CAPITALIZED
                                               =====================       ======================       ============================
                                                  AMOUNT       RATIO          AMOUNT        RATIO         AMOUNT           RATIO
====================================================================================================================================
As of December 31, 1997
Total Capital to Risk Weighted Assets          $13,019,484    12.20%       $ 8,540,861      8.00%       $10,670,608        10.00%
Tier I Capital to Risk Weighted Assets         $12,037,286    11.28%       $ 4,270,431      4.00%       $ 6,405,646         6.00%
Tier I Capital to Average Assets               $12,037,286     8.25%       $ 5,488,501      4.00%       $ 6,860,626         5.00%
====================================================================================================================================
As of December 31, 1996
Total Capital to Risk Weighted Assets         $11,830,863     12.66%       $ 7,473,838      8.00%       $ 9,342,298        10.00%
Tier I Capital to Risk Weighted Assets        $11,047,497     11.83%       $ 3,736,919      4.00%       $ 5,605,379         6.00%
Tier I Capital to Average Assets              $11,047,497      9.01%       $ 4,901,829      4.00%       $ 6,127,287         5.00%
====================================================================================================================================

15: YEAR 2000

The Company is aware of the issues associated with the programming code in existing computer systems as the millennium (Year 2000) approaches. The "Year 2000" problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

   The Company is utilizing both internal and external resources to identify, correct or reprogram, and test the systems for the Year 2000 compliance. It is anticipated that all reprogramming efforts will be complete by December 31, 1998, allowing adequate time for testing. To date, confirmations have been received from the Company's primary processing vendors that plans are being developed to address processing of transactions in the Year 2000. Management has not yet assessed the Year 2000 compliance expense and related potential effect on the Company's earnings.

16: CONDENSED FINANCIAL STTEMENTS OF SVB FINANCIAL SERVICES, INC.
    (PARENT COMPANY ONLY):

BALANCE SHEET                                           DECEMBER 31, 1997  DECEMBER 31, 1996
============================================================================================
ASSETS
  Cash and Due From Banks                                    $    640,858       $    626,091
  Other Assets                                                     69,775             68,615
  Investment in Subsidiary (Equity Method)                     12,384,897         11,214,953
--------------------------------------------------------------------------------------------
Total Assets                                                 $ 13,095,530       $ 11,909,659
============================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Shareholders' Equity
  Common Stock                                               $  5,725,535       $  5,694,077
  Capital Paid-in Excess of Par Value                           5,473,127          5,451,333
  Retained Earnings                                             1,859,173            756,135
  Net Unrealized Holding Gains on Securities
   Available for Sale, Net of Tax                                  37,695              8,114
--------------------------------------------------------------------------------------------
Total Shareholders' Equity                                     13,095,530         11,909,659
--------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                   $ 13,095,530       $ 11,909,659
============================================================================================
                                                                      YEARS ENDED
STATEMENT OF INCOME                                     DECEMBER 31, 1997  DECEMBER 31, 1996
============================================================================================
OPERATING INCOME
Dividends from Bank Subsidiary                               $       --         $    150,000
Interest Income                                                    20,945              3,187
--------------------------------------------------------------------------------------------
Total Income                                                 $     20,945       $    153,187
--------------------------------------------------------------------------------------------
OPERATING EXPENSE
Other Expense                                                      32,470              3,747
--------------------------------------------------------------------------------------------
Total Expense                                                      32,470              3,747
--------------------------------------------------------------------------------------------
Income Before Equity in Undistributed Income of Subsidiary        (11,525)           149,440
Equity in Undistributed Income of Subsidiary                    1,114,563            570,645
--------------------------------------------------------------------------------------------
NET INCOME                                                   $  1,103,038       $    720,085
============================================================================================
                                                                      YEARS ENDED
STATEMENT OF CASH FLOWS                                 DECEMBER 31, 1997  DECEMBER 31, 1996
============================================================================================
OPERATING ACTIVITIES
Net Income                                                   $  1,103,038       $    720,085
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities:
Equity in Undistributed Income of Subsidiary                   (1,114,563)          (570,645)
Amortization of Organization Costs                                 13,522               --
(Increase) in Other Assets                                        (14,682)           (68,615)
--------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                         (12,685)            80,825
--------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Purchase of Additional Common Stock in Subsidiary Bank            (25,800)        (2,000,000)
--------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Proceeds from Stock Issuance, Net                                  53,252          2,545,266
--------------------------------------------------------------------------------------------
Increase in Cash and Cash Equivalents, Net                         14,767            626,091
Cash and Cash Equivalents, Beginning of Year                      626,091               --
--------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year                       $    640,858       $    626,091
============================================================================================

17: EARNINGS PER SHARE

The following table illustrates the reconciliation of the numerators and denominators of the basic and diluted EPS computations:

====================================================================================================================================
                                                                          INCOME                    SHARES                PER SHARE
FOR THE YEAR ENDED DECEMBER 31, 1997                                 (NUMERATOR)             (DENOMINATOR)                   AMOUNT
====================================================================================================================================
BASIC EPS
Income available to Common Shareholders                               $1,103,038                1,369,701                     $ .81

Effect of Dilutive Securities
Stock Options                                                                                      16,596
------------------------------------------------------------------------------------------------------------------------------------
DILUTED EPS
Income available to Common Shareholders
plus assumed conversions                                              $1,103,038                1,386,297                     $ .80
====================================================================================================================================

Options to purchase 84,600 shares of common stock at $13 a share were outstanding during the year. They were not included in the computation of diluted EPS because the options' exercise price was equal to the average market price of the common shares for the year. The options, which expire on November 20, 2002, were still outstanding at December 31, 1997.

====================================================================================================================================
                                                                          INCOME                    SHARES                PER SHARE
FOR THE YEAR ENDED DECEMBER 31, 1996                                 (NUMERATOR)             (DENOMINATOR)                   AMOUNT
====================================================================================================================================
BASIC EPS
Income available to Common Shareholders                               $  720,085                1,178,100                     $ .61

Effect of Dilutive Securities
Stock Options                                                                                      17,674
------------------------------------------------------------------------------------------------------------------------------------
DILUTED EPS
Income available to Common Shareholders
plus assumed conversions                                              $  720,085                1,195,774                     $ .60
====================================================================================================================================
====================================================================================================================================
                                                                          INCOME                    SHARES                PER SHARE
FOR THE YEAR ENDED DECEMBER 31, 1996                                 (NUMERATOR)             (DENOMINATOR)                   AMOUNT
====================================================================================================================================
BASIC EPS
Income available to Common Shareholders                               $  663,217                1,152,408                     $ .58
====================================================================================================================================

Options to purchase 24,000 shares of common stock at $8.33 a share were outstanding during the year. They were not included in the computation of diluted EPS because the options' exercise price was equal to the average market price of the common shares for the year. The options, which expire on August 25, 1999, were still outstanding at December 31, 1997.

                                                    SVB FINANCIAL SERVICES, INC.
                                        Report of Independent Public Accountants



               Report of Independent Certified Public Accountants

To the Board of Directors and Shareholders
SVB Financial Services, Inc.

         We  have  audited  the  consolidated  balance  sheet  of SVB  Financial
Services, Inc. and Subsidiary as of December 31, 1997, and the related consolidated statements of income, shareholders' equity and cash flows the year ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We also audited the adjustments to shares and earnings per share data for 1996 and 1995 due to the adoption of Statement of Financial Accounting Standards No 128, "Earnings per Share" as discussed in Note 17. In our opinion such adjustments are appropriate and have been properly applied.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

         In our opinion, the 1997 consolidated financial statements referred to above present fairly, in all material aspects, the consolidated financial positions of SVB Financial Services, Inc. and Subsidiary at December 31, 1997, and the consolidated results of their operations and their consolidated cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/Grant Thornton LLP
---------------------
Grant Thornton LLP

January 14, 1998

                              ARTHUR ANDERSEN LLP


                    REPORT OF INDPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of SVB Financial Services, Inc.:

     We have audited the accompanying consolidated balance sheets of SVB Financial Services, Inc. (a New Jersey corporation) and subsidiary as of December 31, 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     ln our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SVB Financial Services, Inc. and subsidiary as of December 31, 1996, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



/s/Arthur Andersen LLP
----------------------
Arthur Andersen LLP


Princeton, New Jersey
January 22, 1997

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and
Results of Operations

  Management of SVB Financial Services, Inc. (the "Company") is not aware of any known trends, events or uncertainties that will have or are reasonably likely to have a material effect on the Company's liquidity, capital resources or results of operations. The following discussion and analysis should be read in conjunction with the detailed information and consolidated financial statements, including notes thereto, included elsewhere in this report. The consolidated financial condition and results of operations of the Company are essentially those of the Bank. Therefore, the analysis that follows is directed to the performance of the Bank. Such financial condition and result of operations are not intended to be indicative of future performance.

  In addition to historical information, this discussion and analysis contains forward-looking statements. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements.
Important factors that might cause such a difference include, but are not limited to, those discussed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

RESULTS OF OPERATIONS:

  Net income for the year ended December 31, 1997 was $1,103,038, an increase of $382,953 or 53% from 1996. It is a milestone in that it represents the first time that net income has exceeded $1 million in the Company's six year history.

  Net interest income was the major contributor to the increase in net income.

  As a result of the growth in the Company's earning assets, net interest income increased $1,334,014 or 31% from 1996. Non-interest income also showed significant growth in 1997. Total non-interest income was $561,330, an increase of $189,715 or 51% as a result of gains on the sale of SBA loans and service charges on deposit accounts. Partially offsetting the growth in income was an increase in non-interest expenses of $876,629 or 26% much of which resulted from additions to the banking staff.

  The Company's total assets grew $23,554,021 or 19%. Most of this growth occurred in the loan portfolio. Net income for the year ended December 31, 1996 was $720,085, an increase of $56,868 or 9% from 1995. The primary reason for the increase in net income was an increase in net interest income of $1,144,615 or 33% resulting from the significant growth in earning assets the Company experienced in 1996.

  Total assets of the Company grew $36,251,553 or 41% in 1996. The strong demand for loans caused total loans to account for much of the increase as loans showed growth of $27,710,635 or 46%.

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

  A discussion of the major components of net income follows:

NET INTEREST INCOME:

  Net  interest  income is the  difference  between the  interest  earned on the
Company's  earning  assets  and  the  interest  paid  on  its   interest-bearing
liabilities. It is the Company's principal source of revenue.

  The following table sets forth for the periods indicated the daily average balances of certain balance sheet items, the interest earned on earning assets and the average interest rate paid on interest bearing liabilities, net interest income and the net interest margin. Net interest margin is defined as net interest income divided by total earning assets.

SUMMARY OF NET INTEREST INCOME
===================================================================================================

                                                                             1997
                                                         ==========================================
                                                           AVERAGE         AVERAGE
                                                           BALANCE           RATE        INTEREST
===================================================================================================
ASSETS
Federal Funds Sold                                      $  5,236,575         5.52%      $  289,296
Other Short Term Investments                               1,060,250         5.12%          54,307

Securities Available for Sale                             12,380,885         6.10%         754,742
Securities Held to Maturity                               16,381,012         6.05%         990,574
---------------------------------------------------------------------------------------------------
Total Securities                                          28,761,897         6.07%       1,745,316
---------------------------------------------------------------------------------------------------
Loans                                                     95,038,942         9.12%       8,664,936
---------------------------------------------------------------------------------------------------
Total Interest Earning Assets                            130,097,664         8.27%      10,753,855
Cash and Due from Banks                                    4,652,258
Allowance for Possible Loan Losses                          (872,296)
Premises and Equipment                                     1,279,351
Other Real Estate Owned                                      227,064
Other Assets                                               1,899,930
---------------------------------------------------------------------------------------------------
Total Assets                                            $137,283,971
===================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Savings Deposits                                        $  8,231,620         3.11%     $   256,214
Money Market Deposit Accounts                             18,016,816         3.53%         636,811
NOW Accounts                                               8,902,947         2.56%         228,342
Time Deposits                                             68,428,340         5.47%       3,745,470
---------------------------------------------------------------------------------------------------
Total Interest Bearing Deposits                          103,579,723         4.70%       4,866,837
Federal Funds Purchased                                        2,740         6.28%             172
Obligations Under Capital Lease                              152,188         8.27%          12,590
---------------------------------------------------------------------------------------------------
Total Interest Bearing Liabilities                       103,734,651         4.70%       4,879,599
Demand Deposits                                           20,583,833
Accrued Expenses and Other Liabilities                       559,103
Cost to Fund Earning Assets                                                  3.75%
Shareholders' Equity                                      12,406,384
---------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity              $137,283,971
===================================================================================================
Net Interest Income                                                                     $5,874,256
===================================================================================================
Net Interest Margin                                                          4.52%
===================================================================================================

SUMMARY OF NET INTEREST INCOME
==============================================================================================
                                                                 Years Ended December 31,
                                                                            1996
                                                         =====================================
                                                           AVERAGE        AVERAGE
                                                           BALANCE         RATE      INTEREST
==============================================================================================
ASSETS
Federal Funds Sold                                       $ 4,504,304       5.34%    $  240,367
Other Short Term Investments                                 936,242       4.99%        46,757

Securities Available for Sale                              5,912,478       5.92%       350,166
Securities Held to Maturity                               15,237,370       6.02%       918,011
----------------------------------------------------------------------------------------------
Total Securities                                          21,149,848       6.00%     1,268,177
----------------------------------------------------------------------------------------------
Loans                                                     74,648,772       9.15%     6,827,602
----------------------------------------------------------------------------------------------
Total Interest Earning Assets                            101,239,166       8.28%     8,382,903
Cash and Due from Banks                                    4,057,475
Allowance for Possible Loan Losses                          (640,572)
Premises and Equipment                                       813,007
Other Real Estate Owned                                       48,286
Other Assets                                               1,673,570
----------------------------------------------------------------------------------------------
Total Assets                                            $107,190,932
==============================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Savings Deposits                                        $  6,977,173       3.13%    $  218,201
Money Market Deposit Accounts                             11,940,716       3.26%       388,814
NOW Accounts                                               6,042,628       2.46%       148,712
Time Deposits                                             56,700,027       5.39%     3,057,434
----------------------------------------------------------------------------------------------
Total Interest Bearing Deposits                           81,660,544       4.67%     3,813,161
Federal Funds Purchased                                            -           -             -
Obligations Under Capital Lease                                    -           -             -
----------------------------------------------------------------------------------------------
Total Interest Bearing Liabilities                        81,660,544       4.67%     3,813,161
Demand Deposits                                           16,027,197
Accrued Expenses and Other Liabilities                       606,068
Cost to Fund Earning Assets                                                3.77%
Shareholders' Equity                                       8,897,123
----------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity              $107,190,932
==============================================================================================
Net Interest Income                                                                 $4,569,742
==============================================================================================
Net Interest Margin                                                        4.51%
==============================================================================================

SUMMARY OF NET INTEREST INCOME
=============================================================================================

                                                                          1995
                                                        =====================================
                                                          AVERAGE        AVERAGE
                                                          BALANCE          RATE     INTEREST
=============================================================================================
ASSETS
Federal Funds Sold                                      $ 3,592,027        5.88%  $   211,302
Other Short Term Investments                                283,389        5.22%       14,798

Securities Available for Sale                             3,615,515        5.68%      205,413
Securities Held to Maturity                              17,146,453        5.91%    1,013,811
---------------------------------------------------------------------------------------------
Total Securities                                         20,761,968        5.87%    1,219,224
---------------------------------------------------------------------------------------------
Loans                                                    51,047,241        9.50%    4,850,688
---------------------------------------------------------------------------------------------
Total Interest Earning Assets                            75,684,625        8.32%    6,296,012
Cash and Due from Banks                                   3,134,843
Allowance for Possible Loan Losses                         (451,397)
Premises and Equipment                                      490,206
Other Real Estate Owned                                           -
Other Assets                                              1,033,880
---------------------------------------------------------------------------------------------
Total Assets                                            $79,892,157
=============================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Savings Deposits                                        $ 5,942,451        3.27%  $   194,043
Money Market Deposit Accounts                             8,366,762        3.54%      296,300
NOW Accounts                                              4,417,143        2.31%      102,187
Time Deposits                                            41,703,884        5.46%    2,278,185
---------------------------------------------------------------------------------------------
Total Interest Bearing Deposits                          60,430,240        4.75%    2,870,715
Federal Funds Purchased                                       2,740        6.20%          170
Obligations Under Capital Lease                                   -            -            -
---------------------------------------------------------------------------------------------
Total Interest Bearing Liabilities                       60,432,980        4.75%    2,870,885
Demand Deposits                                          10,838,744
Accrued Expenses and Other Liabilities                      492,190
Cost to Fund Earning Assets                                                3.79%
Shareholders' Equity                                      8,128,243
---------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity              $79,892,157
=============================================================================================
Net Interest Income                                                                $3,425,127
=============================================================================================
Net Interest Margin                                                        4.53%
=============================================================================================

NOTE:  Non-accrual loans are included in the Average Loan Balances.

The following table presents the changes in net interest income attributable to either a change in volume or a change in rate.

===============================================================================================================================
                                           YEAR ENDED DECEMBER 31,                             YEAR ENDED DECEMBER 31,
                                                1997 VS 1996                                         1996 VS 1995
                                    INCREASE (DECREASE) DUE TO CHANGES IN:              INCREASE (DECREASE) DUE TO CHANGES IN:
                                      VOLUME        RATE          TOTAL                   VOLUME          RATE         TOTAL
===============================================================================================================================
Increase (Decrease) in
Interest Income:

Federal Funds Sold                 $   40,209     $  8,720     $   48,929               $   45,811      $(16,746)   $   29,065
Other Short Term Investments            6,326        1,224          7,550                   32,576          (617)       31,959

Securities Available for Sale         394,023       10,553        404,576                  135,691         9,062       144,753
Securities Held to Maturity            69,145        3,418         72,563                 (115,456)       19,656       (95,800)
-------------------------------------------------------------------------------------------------------------------------------
Total Investment Securities           463,168       13,971        477,139                   20,235        28,718        48,953
Loans                               1,858,953      (21,619)     1,837,334                2,151,257      (174,342)    1,976,915
-------------------------------------------------------------------------------------------------------------------------------
Total Interest Income               2,368,656        2,296      2,370,952                2,249,879      (162,987)    2,086,892
-------------------------------------------------------------------------------------------------------------------------------
Interest Expense:
Savings Deposits                       39,027       (1,014)        38,013                   31,902        (7,744)       24,158
Money Market Deposit Accounts         212,330       35,667        247,997                  114,007       (21,493)       92,514
NOW Accounts                           73,119        6,511         79,630                   39,649         6,876        46,525
Time Deposits                         641,333       46,703        688,036                  808,244       (28,995)      779,249
-------------------------------------------------------------------------------------------------------------------------------
Total Interest Bearing Deposits       965,809       87,867      1,053,676                  993,802       (51,356)      942,446
Borrowed Funds                         12,762            -        12,762                      (169)            -          (169)
-------------------------------------------------------------------------------------------------------------------------------
Total Interest Expense                978,571       87,867     1,066,438                   993,633       (51,356)      942,277
-------------------------------------------------------------------------------------------------------------------------------
Change in Net Interest Income      $1,390,085     $(85,571)   $1,304,514                $1,256,246     $(111,631)   $1,144,615
===============================================================================================================================

1997 vs. 1996

  Net interest income for 1997 was $5,874,256, an increase of $1,304,514 or 29% from 1996. An increase in the Company's average earning assets from $101.2 million in 1996 to $130.0 million was mostly responsible for the overall increase in interest income of $2,370,952. Average loan growth produced most of this increase. Total loans averaged $95.0 million in 1997 compared to $74.7 million in 1996.

  Interest rates remained relatively stable during 1997. The prime lending rate changed once from 8.25% to 8.50% in March. The yield on the Company's earning assets dropped one basis point from 8.28% to 8.27%. The yield on loans dropped three basis points to 9.12% while the yield on investments improved from 6.00% to 6.07%.

  Although the cost of interest bearing liabilities increased three basis points from 4.67% to 4.70%, the overall cost of funding the Company's earning assets declined two basis points from 3.77% to 3.75%. This was a result of an improvement in the percentage of the Company's earning assets being supported by non-interest bearing funds, i.e., demand deposits and capital from 19% in 1996 to 20% in 1997.

  The net interest margin remained stable at 4.52% compared to 4.51% in 1996 in spite of the 25 basis point change in the prime rate. The Company attempts to maintain a balanced interest rate risk position. See "Interest Rate Risk".

1996 vs. 1995

 Net interest income was $4,569,742 for 1996 compared to $3,425,127 for 1995, an increase of $1,144,615. Most of the increase was attributable to the growth in average earning assets which were $101.2 million in 1997 and $75.7 million in 1995. Almost all of this increase occurred in loans. The Company experienced significant loan growth including commercial, consumer and mortgage loans. Total loans averaged $74.6 million in 1996 compared to $51.0 million in 1995, an increase of $23.6 million or 46%. The increase in loan volume accounted for $2,151,257 of the increase in interest income. However, this was partially offset by a decline of $174,342 in interest income due to a drop in the yield on loans of 35 basis points. This drop was attributable to a change in market rates compared to 1995 coupled with a change in the mix of the loan portfolio as the Company increased its outstanding auto loans through its dealer network. The net increase in interest income compared to 1995 was $2,086,892.

OTHER INCOME

A comparison of the major components of other income is included in the following table:

================================================================================
THE YEARS ENDED:                           1997            1996           1995
================================================================================
Service Charges on
  Deposit Accounts                      $ 231,117      $ 171,130       $ 120,411
Gain (Loss) on the
  Sale of Securities                        1,283         (2,117)          2,336
Gain on the
  Sale of Loans                           214,533        131,966         181,599
Other Income                              114,397         70,636          58,474
--------------------------------------------------------------------------------
                                        $ 561,330      $ 371,615       $ 362,820
================================================================================

  Other income increased $189,715 or 51% during 1997 in comparison to 1996. Service charges on deposit accounts increased $59,987 or 35% due to growth in the number of both commercial and consumer checking accounts, which in turn resulted in an increase in overdraft, account maintenance and wire transfer fees. These increases were largely a result of additional volume, rather than an increase in service charges. As of December 31, 1997, the Company had three full service banking locations as compared to two in 1996.

  Gains on the sale of loans were $214,533 in 1997 compared to $131,966 in 1996, an increase of $82,567 or 63%. The Company is a preferred SBA lender and as such, originates SBA loans and sells the guaranteed portion in the secondary market while retaining the servicing. SBA loans are not the primary focus of the Company and consequently, sales of these loans can vary from period to period depending upon the volume of SBA loans generated.

  Other income increased $43,761 or 62% during 1997. A good portion of this increase was related to the servicing of SBA loans as described above. Additionally, fees received on the issuance of letters of credit more than doubled in 1997 due to the increase in the volume of lending activity.

  Other income increased $8,795 or 2% from 1995 to 1996. Service charges on deposit accounts increased $50,719 or 42% due to volume increases in the number of accounts and also due to an increase in the charge for overdrafts.

  Gains on the sale of loans were $131,966 in 1996 compared to $181,599 in 1995. As mentioned above, these sales will vary and are dependent on SBA lending activity. Other income increased $12,162 or 21% mainly due to servicing fees on SBA loans sold.

A comparison of the major components of other expense is included in the following table:

================================================================================
THE YEARS ENDED:                         1997            1996             1995
================================================================================
Salaries and
  Employee Benefits                   $2,180,133      $1,781,085      $1,269,371
Occupancy Expense                        476,797         400,770         240,049
Equipment Expense                        305,688         246,190         174,985
Other Expenses                         1,340,620         998,564         810,935
--------------------------------------------------------------------------------
                                      $4,303,238      $3,426,609      $2,495,340
================================================================================

  Total other expense increased $876,629 or 26% in comparison to 1996. The Company opened its second branch office in Bridgewater Township in July of 1997. Expenses were impacted by additional personnel, occupancy costs and other expenses related to the opening of a new branch.

  Salaries and Benefits expense increased $399,048 or 22% from 1996 levels. Because of the growth in assets (19%) and the opening of the Bridgewater office, the Company has had to hire additional personnel to better service its customer base. The number of employees grew to 52 at December 31, 1997 from 39 at December 31, 1996. The increase in employees combined with normal salary increases, accounted for the variance from 1996.

  Occupancy expense increased $76,027 or 19% from 1996 mainly due to the increased rent from the Bridgewater office and increased depreciation from facility improvements. Equipment expense increased $59,248 or 24% during 1997. In 1997, the Company made an investment in a computer network to remain current with technology and improve efficiency. The Company has also been able to supply each employee with access to a personal computer.

  Other expenses increased $342,056 or 34%. Much of the increase was related to the growth in the Company, which affected many areas, especially examination and data processing costs, which were up $49,978 and $51,519 respectively. Costs of $13,636 were incurred for the maintenance of other real estate owned which was disposed of in the third quarter of 1997. Advertising and business development expenses as well as stationery and supplies included costs associated with the promotion of the Bridgewater branch as well as the introduction of several new banking products. Directors fees increased by $54,881.

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

  Occupancy expense increased $160,721 or 67% and equipment increased $71,205 or 41% mostly due to the opening of the new branch as well as equipment purchased for the other new staff members. The operations department was moved to the second floor of the Hillsborough office in July to accommodate the growth in volume and staff. Consequently, moving expenses, additional rent and equipment needed also contributed to an increase in these two areas.

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

The following table sets forth the amortized cost and estimated market values of securities in the investment portfolios as of December 31, 1997 and 1996.

====================================================================================================================================
                                                                     1997                                       1996
                                                     AMORTIZED                 ESTIMATED           AMORTIZED              ESTIMATED
                                                          COST              MARKET VALUE                COST           MARKET VALUE
====================================================================================================================================
AVAILABLE FOR SALE:
U.S. Treasury Securities                          $  2,249,153              $  2,250,550         $ 2,748,885            $ 2,752,700
U.S. Government Agency Securities                    5,999,700                 6,007,585           4,244,256              4,240,863
Mortgage-Backed Securities                           2,960,302                 3,008,134           1,721,442              1,733,315
------------------------------------------------------------------------------------------------------------------------------------
                                                   $11,209,155               $11,266,269         $ 8,714,583            $ 8,726,878
====================================================================================================================================
HELD TO MATURITY:
U.S. Treasury Securities                          $  8,753,699              $  8,769,770         $ 6,249,421            $ 6,264,063
U.S. Government Agency Securities                   11,477,026                11,498,220           5,738,111              5,735,196
Other Securities                                             -                         -             498,248                502,187
Mortgage-Backed Securities                           1,871,252                 1,875,046           1,503,701              1,496,782
------------------------------------------------------------------------------------------------------------------------------------
                                                   $22,101,977               $22,143,036         $13,989,481            $13,998,228
====================================================================================================================================

With regard to mortgage-backed securities, the Company does not hold any private issue CMOs. None of the mortgage-backed securities are classified as "high risk" under FFIEC policy statement criteria. As of December 31, 1997, there was not one issuer where the aggregate book value or aggregate market value exceeds ten percent of shareholders' equity.

The maturity distribution and weighted average yield of the Company's investment portfolio as of December 31, 1997 is as follows:

====================================================================================================================================
                                                                      DUE IN:                           DUE IN:
                                                                     ONE YEAR                    AFTER ONE YEAR
                                                                      OR LESS                THROUGH FIVE YEARS          TOTAL
====================================================================================================================================
AVAILABLE FOR SALE:
U.S. Treasury Securities
  Market Value                                                      $2,250,550                                -      $  2,250,550
  Yield                                                                   5.59%                               -              5.59%
U.S. Government Agency Securities
  Market Value                                                               -                       $6,007,585      $  6,007,585
  Yield                                                                                                    6.27  %           6.27%
Mortgage-Backed Securities
  Market Value                           $3,008,134                          -                                -      $  3,008,134
  Yield                                        6.52%                         -                                -              6.52%
====================================================================================================================================
HELD TO MATURITY:
U.S. Treasury Securities
  Book Value                                                        $6,749,878                       $2,003,821      $  8,753,699
  Yield                                                                   5.77%                            5.97  %           5.82%
U.S. Government Agency Securities
  Book Value                                                        $4,231,598                       $7,245,428       $11,477,026
  Yield                                                                   5.66%                            6.61  %           6.26%
Mortgage-Backed Securities
  Book Value                             $1,871,252                          -                                -        $1,871,252
  Yield                                       6.17%                          -                                -              6.17%
====================================================================================================================================

Note: Mortgage-backed securities are not included because expected maturities will differ from contractual maturities. Borrowers may have the right to prepay or call obligations with or without call or prepayment penalties. U.S. Government Agency Securities which are callable before their stated maturity are included in the table at their stated maturity.

LOANS

The following table summarizes the Company's loan portfolio as of December 31, 1997 and 1996.

================================================================================
                                                     1997               1996
================================================================================
Secured by Real Estate:
  Residential Mortgage                          $ 33,248,717        $ 28,023,269
  Commercial Mortgage                             29,793,163          23,690,659
  Construction                                     4,851,720           2,289,233
Commercial & Industrial                           20,889,305          17,135,417
Loans to Individuals for
  Automobiles                                     12,177,339          13,260,060
Other Loans to Individuals                         4,969,103           3,456,425
Other Loans                                          541,327                --
--------------------------------------------------------------------------------
                                                $106,470,674        $ 87,855,063
================================================================================

Note: The Company's commercial loans are not concentrated within a single industry or group of related industries.

  The Company had strong growth in the loan portfolio in both 1997 and 1996. The loan portfolio increased by $18.6 million or 21% in 1997 and $27.7 million or 46% in 1996.

  The Company targets small to medium sized businesses and professionals in the lending market area. For much of 1996 and continuing into 1997, the Company was able to attract customers that were dissatisfied with the services of the larger regional banks. The Company tries to remain competitive in its pricing of loans, but will not sacrifice loan quality to capture business. It is important to note that 30% of the loans secured by residential real estate as of December 31, 1997, were for commercial purposes. It is common for small business owners to secure commercial loans with their personal businesses.

  During 1996, the Company was actively seeking relationships with local automobile dealerships to generate indirect financing of consumer automobile loans. A decision was made in 1997 to remain competitive, but not aggressive with respect to pricing on these types of loans. Consequently, loans to individuals for automobiles dropped $1.1 million or 8% in 1997. Construction loans increased $2.6 million or 112% due to increased construction activity in the market area.

  The following table sets forth the Company's total loans by maturity and interest rate sensitivity as of December 31, 1997:

====================================================================================================================================
                                                      MATURITY                   AFTER
                                                        WITHIN               1 THROUGH                 AFTER
                                                        1 YEAR                 5 YEARS               5 YEARS                  TOTAL
====================================================================================================================================
Loans with fixed rates                             $12,273,721             $38,460,772           $ 1,354,065           $ 52,088,558
Loans with floating rates                           19,808,901               9,859,120            24,714,095             54,382,116
------------------------------------------------------------------------------------------------------------------------------------
Total                                              $32,082,622             $48,319,892           $26,068,160           $106,470,674
====================================================================================================================================

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

  Commercial mortgages are made to small businesses and professionals in the market area to purchase commercial real estate for use in their businesses. The Company will generally not finance in excess of 75% of appraised value. In reviewing a borrower's qualifications, the Company pays particular attention to cash flow. In addition, the Company frequently requires personal guarantees. Risk factors associated with these loans include general economic performance which will affect vacancy rates for commercial properties and the ability of businesses to maintain cash flows as well as the resale value which may be yielded on a particular property.

  The Company originates and retains residential mortgages loans. They are generally written with a three or five year fixed rate which adjusts annually thereafter for the life of the loan, which may be up to 30 years. The Company does not lend in excess of 80% of the appraised value. Risks inherent in these loans include the employment stability and earnings potential of the borrower as well as potential resale values associated with the collateral securing these loans.

  The Company makes construction loans to individuals with expertise in the industry or to owner occupied projects. The loans are generally on projects for which a sale contract has been executed and for which permanent mortgage financing is in place. The Company does not finance the purchase of raw land but will lend up to 75% of the appraised completed value of the project. Risks inherent with these loans include performance of the general economy which will affect whether the sale of the project actually closes despite its contracted status and the risk inherent with whether the construction of a project will actually be completed and completed within budget. Environmental factors may affect whether a project can be completed and the cost associated with its completion. Although the Company does environmental due diligence prior to closing, an environmental risk factor may arise during construction. An environmental risk factor is the risk that a site may be contaminated by toxic chemicals, oil, gasoline or like substance. In the event that this occurs environmental audits must be performed to determine the extent of the problem and cost of cleanup. Excessive cleanup costs may endanger the completion of the project.

  The Company makes consumer loans on an unsecured basis as personal loans to finance various consumer goods. Automobile loans are also made on a direct basis and through the Company's relationship with area car dealers. Employment, income, credit rating, as well as the potential resale values of automobiles, are the risk factors inherent in these loans.

  The following table summarizes the composition of the Company's non-performing assets as of the dates indicated:

============================================================================================
DECEMBER 31,                                            1997          1996          1995
============================================================================================
Non-performing assets (1):
Non-accruing loans
  Commercial and Construction                        $    --       $    --       $    --
  Real Estate                                             --            --            --
  Installment                                           62,632        24,384          --
Total non-accrual loans                                 62,632        24,384          --
Restructured loans                                        --            --            --
--------------------------------------------------------------------------------------------
Total non-performing loans                              62,632        24,384          --
--------------------------------------------------------------------------------------------
Other real estate owned                                   --         304,700          --
--------------------------------------------------------------------------------------------
Total non-performing assets                          $  62,632     $ 329,084     $    --
--------------------------------------------------------------------------------------------
Loans past due 90 days or more (2)                   $    --       $  20,600     $    --
--------------------------------------------------------------------------------------------
Non-performing loans to total loans                       0.06%         0.03%          N/A
Non-performing assets to total assets                     0.04%         0.26%          N/A
Allowance for loan losses to  non-performing loans    1,568.20%     3,212.62%          N/A
============================================================================================

(1) Non-performing assets excludes loans past due 90 days or more and still accruing.
(2) Loans past due 90 days or more and still accruing.

  The following table summarizes the activity in the allowance for possible loan losses for the period indicated:

============================================================================================
DECEMBER 31,                                            1997          1996          1995
============================================================================================
Balance, beginning of period                         $ 783,366     $ 527,019     $ 372,062
Loans charged off
  Commercial and Construction                          (33,814)       (2,035)      (43,969)
  Real Estate                                             --          (2,375)         --
  Installment                                          (52,585)      (53,183)       (7,074)
--------------------------------------------------------------------------------------------
Total charge offs                                      (86,399)      (57,593)      (51,043)
--------------------------------------------------------------------------------------------
Recoveries of loans previously charged off
  Commercial and Construction                             --             619          --
  Real Estate                                             --            --            --
  Installment                                            5,231         3,821          --
--------------------------------------------------------------------------------------------
Total recoveries                                         5,231         4,440          --
--------------------------------------------------------------------------------------------
Net Loans charged off                                  (81,168)      (53,153)      (51,043)
--------------------------------------------------------------------------------------------
Provision charged to expense                           280,000       309,500       206,000
--------------------------------------------------------------------------------------------
Balance, end of period                               $ 982,198     $ 783,366     $ 527,019
--------------------------------------------------------------------------------------------
Net charge offs as a percentage of average loans          0.09%         0.07%         0.10%
Allowance for loan losses to total loans                  0.92%         0.89%         0.88%
Allowance for loan losses to  non-accrual loans       1,568.20%     3,212.62%          N/A
============================================================================================

  The Company attempts to maintain an allowance for possible loan losses at a sufficient level to provide for potential losses in the portfolio. Loan losses are charged directly to the allowance as they occur and any recoveries are credited to the allowance. The allowance for possible loan losses is increased periodically through charges to earnings in the form of a provision for loan losses.

  Factors that influence management's judgment in determining the amount of the provision for loan losses include an ongoing review of the overall quality of the loan portfolio by the Company's credit analyst who has no lending authority, management's continuing evaluation of loans and the assignment of a specific risk rating to all non consumer borrowing, an evaluation of prevailing and anticipated economic conditions and their related effects on the existing portfolio, loan classifications and evaluations as a result of periodic examinations by Federal and State supervisory authorities and comments and recommendations of the Company's independent public accountants as a result of their annual audit of the financial statements. It is management's practice to review the allowance on a monthly basis to determine the provision to be made.

  The increases in the Company's provision for loan losses during 1997 and 1996 were primarily a result of increases in the outstanding loan balances and not a deterioration of credit quality. As noted in the table, the Company had no non-performing loans in 1995, and non-performing loans as of December 31, 1997 and 1996 totaled $62,632 or .06% and $24,384 or .03% of total loans respectively. As noted in the previous table, the Company's charge off history shows relatively small percentages of net charge offs.

  The following table depicts an approximate allocation of the allowance for loan losses as of the date indicated:

====================================================================================================================================
                                                              DECEMBER 31, 1997                           DECEMBER 31, 1996
                                                      ===============================             ==================================
                                                                              PERCENT                                       PERCENT
                                                        AMOUNT         LOANS TO TOTAL                AMOUNT          LOANS TO TOTAL
====================================================================================================================================
Commercial and Construction                           $727,603                 64.37%              $547,181                  61.80%
Real Estate                                             47,393                 21.69%                33,058                  20.68%
Installment                                            207,202                 13.94%               203,127                  17.52%
------------------------------------------------------------------------------------------------------------------------------------
                                                      $982,198                100.00%              $783,366                 100.00%
====================================================================================================================================

DEPOSITS

Following is the average balances and rates paid on deposits for the periods indicated:

====================================================================================================================================
YEARS ENDED
DECEMBER 31, 1997        DECEMBER 31, 1996        DECEMBER 31, 1995
====================================================================================================================================
                                         AVERAGE       AVERAGE             AVERAGE        AVERAGE            AVERAGE      AVERAGE
                                         BALANCE          RATE             BALANCE           RATE            BALANCE         RATE
====================================================================================================================================
Demand Deposits                     $ 20,583,833            -          $16,027,197             -         $10,838,744           -
Savings Deposits                       8,231,620         3.11%           6,977,173          3.13%          5,942,451        3.27%
Money Market Deposits Accounts        18,016,816         3.53%          11,940,716          3.26%          8.366,762        3.54%
NOW Accounts                           8,902,947         2.56%           6,042,628          2.46%          4,417,143        2.31%
Time Deposits                         68,428,340         5.47%          56,700,027          5.39%         41,703,884        5.46%
------------------------------------------------------------------------------------------------------------------------------------
                                    $124,163,556         3.92%         $97,687,741          3.90%        $71,268,984        4.03%
====================================================================================================================================

Following is the maturity distribution of time certificates of deposit $100,000 and over at December 31, 1997:

===============================================================
Three months or less                                $ 8,797,987
Over three months through twelve months               2,705,109
Over 1 year through five years                        1,376,712
---------------------------------------------------------------
                                                    $12,879,808
===============================================================

LIQUIDITY

  The Company's liquidity needs arise principally to accommodate possible deposit outflows and meet loan demand. The Company's liquidity is dependent on the successful management of its assets and liabilities so as to meet these needs of both its deposit and loan customers.

  Liquidity, as represented by cash and cash equivalents, is a product of its operating, investing, and financing activities.

  During 1997, the Company generated cash flow from operations of $1,371,932. This was more than the $655,068 generated in 1996 for several reasons. Net income of $1,103,038 was $382,953 higher in 1997 as compared to 1996. The increase in other assets of $301,439 was $427,370 lower than the 1996 increase in other assets, but was partially offset by the increase in accrued expenses and other liabilities of $588 which was $203,768 lower than the 1996 increase in other liabilities.

  Net cash used in investing activities was $29,479,060. Proceeds from the sales and maturities of securities totaled $17,361,646 all of which was used to purchase securities. These purchases totaled $27,940,190. The increase in loans for 1997 represented $18,696,780 net cash used for investing activities.

  The increases in loans were funded by net cash provided by financing activities of $21,961,878. Deposits, most notably time and demand deposits accounted for most of the amount.

  There was a decrease in cash and cash equivalents of $6,145,250 during the period. In addition to cash and cash equivalents, the Company's primary source of liquidity includes securities held for sale and securities held to maturity that mature in one year of less, which totaled $28.2 million inclusive of cash and cash equivalents at December 31, 1997 and represents 19% of total assets. The Company believes its liquidity position is sufficient to provide funds to meet future loan demand or the possible outflow of deposits.

ASSET AND LIABILITY MANAGEMENT

Interest rate risk is defined as the sensitivity of the Company's current and future earnings as well as its capital to changes in the level of market interest rates. The Company's exposure to interest rate risk results from, among other things, the difference in maturities on interest earning assets and interest bearing liabilities. The relationship between the interest rate sensitivity of the Bank's assets and liabilities is continually monitored by the Bank's Asset/Liability Management Committee (the "ALCO"). The purpose of the ALCO is to review and monitor the volume, mix and pricing of the interest sensitive assets and liabilities consistent with the Bank's overall liquidity, capital, growth and profitability goals.

   Loans make up the largest portion of the Bank's assets. In making commercial loans, the emphasis is placed on floating rate loans tied to the prime lending rate. Fixed rate commercial loans are generally written so that the rates can be adjusted within 3-5 years with payouts up to 20 years. Mortgage loans are currently written to be adjusted annually after the first 3 or 5 year term. Home equity loans are tied to the prime lending rate although special promotions may offer a fixed rate for periods of not greater than one year. Installment loans are written at fixed rates from 3 to 5 years.

   The Bank utilizes its securities to manage its liquidity and rate sensitivity. Fixed rate securities are purchased for terms of less than five years. Adjustable rate securities require an estimate average life at time of purchase of ten years or less. Callable securities are also purchased for terms of five years or less with call period of three months to two years.

   A significant portion of the Bank's assets have been funded with CDs including jumbo CDs. Unlike other deposit products, such as, checking and savings accounts CDs carry a high degree of interest rate sensitivity and therefore, their renewal will vary based on the competitiveness of the Bank's interest rates. The Bank has attempted to price its CDs competitively.

  The nature of the Bank's current operations is such that it is not subject to foreign currency exchange or commodity price risk. Additionally neither the Company nor the Bank owns any trading assets. At December 31, 1997, the Bank did not have any hedging transactions in place.

INTEREST RATE SENSITIVITY ANALYSIS

   One measure of the Bank's interest rate sensitivity is through the use of a sensitivity gap analysis. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. A gap is positive when the amount of interest-earning assets maturing or repricing exceeds the amount of interest-bearing liabilities maturing or repricing within that same period and is negative when the amount of interest-bearing liabilities maturing or repricing exceeds the amount of interest-earning assets maturing or repricing within the same period. Accordingly, during a period of rising interest rates, an institution with a negative gap position would not be in as favorable a position, compared to an institution with a positive gap, to invest in higher yielding assets. A negative gap may result in the yield on an institution's interest-earning assets increasing at a slower rate than the increase in an institution's cost of interest-bearing liabilities than if it had a positive gap. During a period of falling interest rates, an institution with a negative gap would experience a repricing of its interest-earning assets at a slower rate than its interest-bearing liabilities which, consequently, may result in its net interest income growing at a faster rate than an institution with a positive gap position.

INTEREST RATE SENSITVITY AT DECEMBER 31, 1997 (In thousands)
====================================================================================================================================
MATURITY OR REPRICING IN (2)
                                                          DUE IN          BETWEEN                             NON-
                                                         90 DAYS        91 DAYS -            AFTER        INTEREST
                                                         OR LESS         ONE YEAR         ONE YEAR         BEARING            TOTAL
====================================================================================================================================
ASSETS:
Securities                                             $  17,496        $   5,529        $  10,343       $    --          $  33,368
Federal Funds Sold                                          --               --               --              --               --
Other Short Term Investments                                 188             --               --              --                188
Loans                                                     45,663           13,073           47,672              62          106,470
Valuation Reserve(1)                                        --               --               --            (1,082)          (1,082)
Non-interest Earning Assets                                 --               --               --             9,605            9,605
------------------------------------------------------------------------------------------------------------------------------------
Total Assets                                           $  63,347        $  18,602        $  58,015       $   8,585        $ 148,549
====================================================================================================================================
LIABILITIES AND
STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Money Market accounts                                  $  16,227        $    --          $    --         $    --          $  16,227
NOW accounts                                              13,014             --               --              --             13,014
Other Savings Deposits                                     9,043             --               --              --              9,043
Time CDs over $100,000                                     8,798            2,705            1,377            --             12,880
Other Time Deposits                                       16,772           32,557           11,471            --             60,800
Federal Funds Purchased                                      500             --               --              --                500
Obligation Under Capital Lease                              --               --                443            --                443
------------------------------------------------------------------------------------------------------------------------------------
Total Interest-bearing Liabilities                        64,354           35,262           13,291            --            112,907
------------------------------------------------------------------------------------------------------------------------------------
Non-interest Bearing Liabilities                            --               --               --            21,966           21,966
Other Liabilities                                           --               --               --               580              580
Stockholders' Equity                                        --               --               --            13,096           13,096
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and
  Stockholders' Equity                                 $  64,354        $  35,262        $  13,291       $  35,642        $ 148,549
====================================================================================================================================
Interest Rate Sensitivity Gap                          $  (1,007)       $ (16,660)       $  44,724       $ (27,057)
------------------------------------------------------------------------------------------------------------------------------------
Cumulative Gap                                         $  (1,007)       $ (17,667)       $  27,057
====================================================================================================================================
Cumulative Gap to Total Assets                             (.68 )%        (11.89 )%          18.21 %
====================================================================================================================================

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

  The ALCO attempts to maintain the Company's cumulative gap ratios at +/-10% for 90 days or less, +/-20% for between 91 days and one year.

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

  An additional analysis of the Bank's interest rate risk is a forecast of changes in the Bank's market value of portfolio equity (MVPE) under alternative interest rate environments. The MVPE is defined as the net present value of the Bank's existing assets, liabilities and off balance sheet instruments. The calculated estimated of change in MVPE for the Bank at December 31, 1997 is as follows:

CHANGES IN INTERESTS
===============================================================
                                        MVPE           PERCENT
                                      AMOUNT            CHANGE
                              (IN THOUSANDS)
===============================================================
+200 Basis Points                    $14,597           (4.00)%
Flat Rate                             15,241               -
-200 Basis Points                     15,499             2.00%
===============================================================

  Management has not yet established policy for acceptable change in the MVPE under alternate interest rate.

RETURN ON ASSETS AND RETURN ON EQUITY

The following table depicts returns on average assets and returns on average equity for the periods indicated:

===============================================================
                                   Years Ended December 31,
                              =================================
                              1997           1996          1995
===============================================================
Return on Average
  Assets                      0.80%          0.67%         0.83%
Return on Average
  Equity                      8.89%          8.07%         8.16%
Average Equity to
  Average Assets              9.04%          8.30%        10.17%
===============================================================

CAPITAL RESOURCES

  Under the FDIC Improvement Act of 1991, banks are required to maintain a minimum ratio of total capital to risk based assets of 8% of which at least 4% must be in the form of Tier I capital (primarily shareholders' equity). The following are the Company's capital ratios at the end of the periods indicated.

===============================================================
                                   Years Ended December 31,
                              =================================
                              1997           1996          1995
===============================================================
Total Capital to
  Risk Weighted Assets       12.81%         13.40%        14.11%
Tier 1 Capital to
  Risk Weighted Assets       11.89%         12.56%        13.29%
Leverage Ratio                8.72%          9.58%         9.89%
===============================================================

It is the Company's intentions to retain its earnings in order to provide adequate capital to continue to support its growth. The Company has never paid a dividend.

SUMMARY OF QUARTERLY RESULTS

The following summarizes the results of operations during 1997 on a quarterly basis:

====================================================================================================================================
                                                                           For the Quarters Ended
                                           =========================================================================================
                                             March 31                   June 30               September 30              December 31
====================================================================================================================================
Interest Income                            $2,466,755                $2,620,462                 $2,776,010               $2,890,628
Interest Expense                            1,106,398                 1,196,057                  1,273,565                1,303,579
------------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                         1,360,357                 1,424,405                  1,502,445                1,587,049

Provision for Loan Losses                      75,000                    75,000                     65,000                   65,000
------------------------------------------------------------------------------------------------------------------------------------
Net Interest Income After
  Provision for Loan Losses                 1,285,357                 1,349,405                  1,437,445                1,522,049
------------------------------------------------------------------------------------------------------------------------------------
Gain on the Sale of Loans                      26,755                    27,353                     44,485                  115,940
Other Non Interest Income                      83,523                    81,382                     83,082                   98,810
Other Non Interest Expense                  1,008,115                 1,038,323                  1,093,504                1,163,296
------------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                    387,520                   419,817                    471,508                  573,503

Income Taxes                                  156,027                   168,991                    190,156                  234,136
------------------------------------------------------------------------------------------------------------------------------------
Net Income                                 $  231,493                $  250,826                 $  281,352               $  339,367
====================================================================================================================================

SVB Financial Services, Inc. and Somerset Valley Bank

BOARD OF DIRECTORS                      SOMERSET VALLEY BANK FOUNDERS
                                        ADVISORY COUNCIL:
John K. Kitchen
Chairman of the Board                   Richard Bradley
G. Robert Santye                        Maureen T. Kruse
Vice Chairman of the Board              Matthew Madlinger
Bernard Bernstein                       John Majcher
Robert P. Corcoran                      Thomas C. Miller, Esq.
Mark S. Gold, MD                        Harold T. Moscatiello
Raymond L. Hughes                       Edward Rego
S. Tucker S. Johnson                    Janak Sakaria, MD
Willem Kooyker                          Helga Schwartz, MD
Frank Orlando                           Michael A. Sena
Gilbert E. Pittenger                    Albert DiFiore
Frederick D. Quick                      Sandra L. Runyon
Anthony J. Santye, Jr.                  Frank Tourville
Donald Sciaretta                        Donald Sweeney, MD
Herman C. Simonse
Donald R. Tourville

SOMERSET VALLEY BANK
HILLSBOROUGH ADVISORY COUNCIL:

Michael Avolio
Elaine DeMilia
Walter J. Dietz, III
Peter McGavisk
John Mondoro
Dan Pullen, DDS
Harry Smith
Kevin Sweeney
Frank N. Yurasko, Esq.

Somerset Valley Banking Staff

Robert P. Corcoran                           Kathy Ruggiero
President and C.E.O.                         Assistant Vice President
                                             Branch Administration
Keith B. McCarthy
Chief Operating Officer                      Mary Ann Soriano
                                             Assistant Vice President
Arthur E. Brattlof
Executive Vice President,                    Marguerite Eppler
Senior Loan Officer                          Secretary to the Board

Robert F. Cramer                             Jeannette Capra
Vice President                               Assistant Treasurer
Consumer Loans
                                             Christopher Fenimore
Michael A. Novak                             Assistant Treasurer
Vice President
Commercial Loans                             Christopher Seaman
                                             Assistant Treasurer
Roger W. Russell
Vice President                               Margaret O'Keeffe
Loan Administration                          Assistant Treasurer
                                             Manager
Karen L. Zaliwski
Vice President                               Jeanne G. Hagen
Operations                                   Human Resources Director

Rene Miranda                                 Suzanne B. Lennard
Assistant Vice President                     Assistant Secretary
                                             Assistant Manager
W. Gay Pfahler
Assistant Vice President

Mary E. Rowe
Assistant Vice President

GENERAL COUNSEL:
Thomas C. Miller, Esq.
Miller,  Robertson and Rogers, P.C.
21 North Bridge Street
Somerville, NJ 08876

INDEPENDENT PUBLIC ACCOUNTANTS:
Grant Thornton, LLP
Two Commerce Square
2001 Market Street, Suite 3100
Philadelphia, PA 19103-7080

TRANSFER AGENT:
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016

SVB Financial Services, Inc.
SOMERSET VALLEY BANK

MAIN OFFICE
103 West End Avenue
Somerville, NJ 08876
Telephone:   (908) 704-1188
Fax:         (908) 685-2180

HILLSBOROUGH OFFICE
649 Route 206
Hillsborough Centre
Belle Mead, NJ 08502
Telephone:   (908) 281-4009
Fax:         (908) 281-3042

BRIDGEWATER OFFICE
481 North Bridge Street
Bridgewater, NJ 08807
Telephone:   (908) 725-0033
Fax:         (908) 725-0110

GASTON AVENUE OFFICE
91 North Gaston Avenue
Somerville, NJ 08876
Telephone:   (908) 575-7300
Fax:         (908) 575-9395

ARBOR GLEN OFFICE
100 Monroe Street
Bridgewater, NJ 08807
Telephone:   (908) 595-9700
Fax:         (908) 526-3418

FORM 10-K:
The annual report filed with the Securities and Exchange Commission on Form 10-K is available without charge upon written request to:
Mr. Keith McCarthy
Somerset Valley Bank
103 West End Avenue
Somerville, NJ 08876