Form 10KSB, Exhibit 13
period 1998-12-31
SVB FINANCIAL SERVICES INC
filed 1999-03-31
CIK 1011698

Table of Contents





    1:  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    2:  LETTER TO THE SHAREHOLDERS

    3:  CONSOLIDATED BALANCE SHEETS

    4:  CONSOLIDATED STATEMENTS OF INCOME

    5: CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME

    6:  CONSOLIDATED STATEMENTS OF CASH FLOW

    7:  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   17:  REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

   18: MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                                                                                        SVB FINANCIAL SERVICES, INC.
                                                                                         Selected Consolidated Financial Information

(in thousands except per share data)                   1998             1997             1996               1995           1994
====================================================================================================================================
INCOME STATEMENT DATA:
Interest Income                                    $  12,466        $  10,754           $  8,383        $  6,296        $  4,396
Interest Expense                                       5,665            4,880              3,813           2,871           1,765
------------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                    6,801            5,874              4,570           3,425           2,631
Provision for Possible Loan Losses                       300              280                310             206             156
------------------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision

  for Possible Loan Losses                             6,501            5,594              4,260           3,219           2,475
Non-Interest Income                                      770              561                372             363             207
Non-Interest Expense                                   5,302            4,303              3,427           2,495           2,163
------------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                             1,969            1,852              1,205           1,087             519
Income Tax Expense (Benefit)                             766              749                485             424            (308)
------------------------------------------------------------------------------------------------------------------------------------
Net Income                                          $  1,203         $  1,103             $  720          $  663          $  827
====================================================================================================================================
BALANCE SHEET DATA:
Total Assets                                       $ 185,227        $ 148,550          $ 124,995        $ 88,744        $ 74,076
Federal Funds Sold and Other
  Short Term Investments                              11,290              188              7,213           5,170           3,626
Interest Bearing Time Deposits                         4,090                -                  -               -               -
Securities Available For Sale                         21,523           11,266              8,727           4,875           3,474
Securities Held To Maturity                           15,052           22,102             13,989          14,581          18,091
Loans, Net                                           120,176          105,389             86,992          59,528          44,988
Deposits                                             169,714          133,930            112,521          79,680          67,054
Shareholders' Equity                                  14,365           13,096             11,910           8,703           6,819
====================================================================================================================================
PERFORMANCE RATIOS:
Return on Average Assets                                 .75%             .80%               .67%            .83%           1.30%
Return on Average Equity                                8.82%            8.89%              8.07%           8.16%          13.50%
Net Interest Margin                                     4.46%            4.52%              4.51%           4.53%           4.38%
====================================================================================================================================
ASSET QUALITY:
Loans Past Due Over 90 Days                             $  5             $  -              $  21            $  -            $  -
Non-Accrual Loans                                         96               63                 24               -               -
Net Charge Offs                                           71               81                 53              51              15
Allowance for Loan Losses To Total Loans                1.00%             .92%               .89%            .88%            .82%
====================================================================================================================================
PER SHARE DATA (1):
Earnings Per Share - Basic                            $  .44           $  .41             $  .31          $  .29          $  .40
Earnings Per Share - Diluted                             .42              .40                .30             .29             .40
Book Value                                              5.18             4.77               4.36            3.71            3.31
====================================================================================================================================
CAPITAL RATIOS:
Total Risked-Based Capital                             11.14%           12.81%             13.40%          14.11%          14.03%
Tier I Risked-Based Capital                            10.24%           11.89%             12.56%          13.29%          13.28%
Leverage Capital                                        8.54%            8.72%              9.58%           9.89%           9.21%
====================================================================================================================================

(1) Per share amounts have been retroactively restated for the 6 for 5 exchange of shares resulting from the acquisition of Somerset Valley Bank by SVB Financial Services, Inc. effective September 3, 1996, and a two-for-one stock split effective April 16, 1998.

Dear Shareholders,

   It was only seven short years ago that Somerset Valley Bank opened its doors for business in a Victorian style building on West End Avenue in Somerville, New Jersey, with $5 million in capital. Today, as the wholly owned subsidiary of SVB Financial Services, Inc., Somerset Valley Bank is poised to begin the 21st century as a multi-branch bank with nearly $200 million in assets, capital of over $14.3 million and double-digit growth rate in deposits and loans every year since its inception.

   A primary goal of the company is to continue the growth of the Bank by increasing our market penetration through the expansion of our delivery systems and adding to our product mix. In 1998, Somerset Valley Bank gained regulatory approval to add three additional branch offices to our network. These offices will be located in Manville and Bernards Township in Somerset County and Aberdeen Township in northern Monmouth County. Our Manville office is expected to open in the Spring of 1999, and the other offices in the fourth quarter of 1999. Since our last Report, our Hillsborough office has grown an additional $10.9 million, ending the year at $29.1 million in deposits and our Bridgewater office has added $10.0 million in deposits, reaching $16.6 million in less than eighteen months. In February of 1998, we opened an on-site mini-branch in the Arbor Glen Continuing Health Care Facility in Bridgewater and have reached close to $3.0 million in deposits with a staff of one part-time employee and an ATM.

   The continued success of our new branches, combined with a reputation for providing excellent service and well designed business and consumer products, has enabled the Bank to grow impressively. The total assets of the Bank grew from $148,550,000 as of December 31, 1997 to $185,227,000 on December 31, 1998,
or an increase of 24.7%. Deposit growth was also impressive, increasing by 26.7% from last year's total of $133,930,000 to $169,714,000 as of December 31, 1998. Although quality growth has a tendency to suppress earnings in the short term with additional occupancy and personnel costs, the Bank's net earnings rose to a record high of $1.2 million or a 9% gain over last year's record earnings. Asset quality remains strong with only $101,000 in nonperforming loans out of a net portfolio of $120.2 million. The company's allowance for possible loan losses ended the year at $1.2 million, or 1.0% of its total loans. The quality of our assets remains the cornerstone in positioning the company for solid future earnings growth.

   In addition to geographic considerations, the company continues to seek out possibilities in expanding to other lines of business in the financial and insurance arenas. We are currently exploring the feasibility of forming an affiliate company as a joint venture with a significant local provider of insurance and investment products. It is our hope that this will enable us to expand our existing relationship with our sizable base of small business clients by offering additional, fee based products and services designed for their needs. The Bank is also in the process of developing an interactive web site and selecting a vendor through which we will provide Internet banking services to businesses and individuals. As this technology further develops and finds its market, we will be prepared to offer the most current and secure electronic banking options to our customer base.

   There are many challenges facing our company, both philosophical and technological, and we are formulating plans to deal with this dynamic financial industry landscape by developing strong partnerships with quality providers of unique financial products and services.

   We have also devoted considerable time and effort to solving those problems associated with the bank's electronic data processing applications during the changeover to the year 2000. The Bank has a formal plan in place for identifying, remediating, and testing all of our systems, both internal and external, and has developed a contingency plan in the event of unforseen processing glitches. We are proud to report, as is further detailed in this document, that we finished the first two phases of this plan and the final phase (validation of the contingency plan will be completed by June 30, 1999); our operations staff is confident that a smooth transition will occur.

   As always, of utmost importance to our directors, officers and staff is the direct effect of our operations on shareholder value. In an action designed to add liquidity to our stock and to allow our shareholders to easily determine the marketability of their investment, a two-for-one stock split was declared on April 16, 1998, and the stock was listed on the NASDAQ National Market on July 6, 1998. The stock opened at $8.875 per share, rose to $13.00 per share, and closed year-end 1998 at $10.75 per share. Prior to our listing on NASDAQ, the highest per share price was $7.50 (adjusted for the two-for-one split). The volume of shares traded since the listing on NASDAQ was 176,589 shares and as of year-end 1998, the market value had increased from a previous high of $7.50 to the year-end close at $10.75, or an increase in market value of 43.3%.

   We look forward to the significant challenges before us as technology and legislative changes provide more opportunities for our company to offer new and diverse financial products to our community and the support of our directors and shareholders in meeting those challenges is greatly appreciated.

Very truly yours,

/s/John K. Kitchen                  /s/Robert P. Corcoran
------------------                  ---------------------
John K. Kitchen                     Robert P. Corcoran
CHAIRMAN OF THE BOARD              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                                                               SVB FINANCIAL SERVICES, INC.
                                                                                                Consolidated Balance Sheets
                                                                                           AS OF DECEMBER 31, 1998 AND 1997
===========================================================================================================================
(in thousands)                                                         1998                                1997
===========================================================================================================================
ASSETS

Cash & Due from Banks                                                  $  8,358                           $  5,795
Federal Funds Sold                                                       10,325                                  -
Other Short Term Investments                                                965                                188
---------------------------------------------------------------------------------------------------------------------------
Total Cash and Cash Equivalents                                          19,648                              5,983
---------------------------------------------------------------------------------------------------------------------------
Interest Bearing Time Deposits                                            4,090                                  -
Securities
  Available for Sale, at Market Value                                    21,523                             11,266
  Held to Maturity, (Market Value $15,101 in 1998
  and $22,143 in 1997)                                                   15,052                             22,102
---------------------------------------------------------------------------------------------------------------------------
Total Securities                                                        36,575                              33,368
---------------------------------------------------------------------------------------------------------------------------
Loans                                                                   121,474                            106,470
  Allowance for Possible Loan Losses                                     (1,211)                              (982)
  Unearned Income                                                           (87)                               (99)
---------------------------------------------------------------------------------------------------------------------------
Net Loans                                                               120,176                            105,389
---------------------------------------------------------------------------------------------------------------------------
Premises & Equipment, Net                                                 2,303                              1,734
Other Assets                                                              2,435                              2,076
---------------------------------------------------------------------------------------------------------------------------
Total Assets                                                          $ 185,227                          $ 148,550
===========================================================================================================================
LIABILITIES & SHAREHOLDERS' EQUITY
LIABILITIES
Deposits
Demand
  Non-interest Bearing                                                $  27,897                          $  21,966
  NOW Accounts                                                           24,502                             13,014
Savings                                                                  13,836                              9,043
Money Market Accounts                                                    20,226                             16,227
Time
  Greater than $100,000                                                  14,088                             12,880
  Less than $100,000                                                     69,165                             60,800
---------------------------------------------------------------------------------------------------------------------------
Total Deposits                                                          169,714                            133,930
---------------------------------------------------------------------------------------------------------------------------
Federal Funds Purchased                                                       -                                500
Obligation Under Capital Lease                                              438                                444
Other Liabilities                                                           710                                580
---------------------------------------------------------------------------------------------------------------------------
Total Liabilities                                                       170,862                            135,454
===========================================================================================================================

                                                                                               SVB FINANCIAL SERVICES, INC.
                                                                                                Consolidated Balance Sheets
                                                                                           AS OF DECEMBER 31, 1998 AND 1997
===========================================================================================================================
(in thousands)                                                         1998                                1997
===========================================================================================================================
SHAREHOLDERS' EQUITY
Common Stock, $2.09 Par Value: 20,000,000
  Shares Authorized; 2,772,224 Shares in 1998 and

  2,746,060 Shares in 1997 Issued and Outstanding                         5,794                              5,726
Additional Paid-in Capital                                                5,502                              5,473
Retained Earnings                                                         3,062                              1,859
Accumulated Other Comprehensive Income                                        7                                 38
---------------------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                               14,365                             13,096
---------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                            $ 185,227                          $ 148,550
===========================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

SVB FINANCIAL SERVICES, INC.
Consolidated Statements of Income
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
===========================================================================================================================
(in thousands except per share data)                                      1998                                1997
===========================================================================================================================
INTEREST INCOME
Loans                                                                   $ 10,210                           $  8,665
Securities Available for Sale                                                763                                755
Securities Held to Maturity                                                  966                                991
Other Short Term Investments                                                  67                                 54
Interest Bearing Time Deposits                                               69                                   -
Federal Funds Sold                                                           391                                289
---------------------------------------------------------------------------------------------------------------------------
Total Interest Income                                                     12,466                             10,754
===========================================================================================================================
INTEREST EXPENSE
Deposits                                                                   5,628                              4,867
Obligation Under Capital Lease                                                37                                 13
---------------------------------------------------------------------------------------------------------------------------
Total Interest Expense                                                     5,665                              4,880
---------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                        6,801                              5,874
PROVISION FOR POSSIBLE LOAN LOSSES                                           300                                280
---------------------------------------------------------------------------------------------------------------------------
Net Interest Income after Provision For Possible Loan Losses               6,501                              5,594

===========================================================================================================================
OTHER INCOME
Service Charges on Deposit Accounts                                          298                                231
Gain on the Sale of Securities Available for Sale                              4                                 1
Gain on the Sale of Loans                                                    334                                215
Other Income                                                                 134                                114
---------------------------------------------------------------------------------------------------------------------------
Total Other Income                                                           770                                561
===========================================================================================================================
OTHER EXPENSE
Salaries and Employee Benefits                                             2,713                              2,180
Occupancy Expense                                                            652                                477
Equipment Expense                                                            378                                306
Other Expenses                                                             1,559                              1,340
---------------------------------------------------------------------------------------------------------------------------
Total Other Expense                                                        5,302                              4,303
---------------------------------------------------------------------------------------------------------------------------
Income Before Provision for Income Taxes                                   1,969                              1,852
Provision for Income Taxes                                                   766                                749
---------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                              $  1,203                           $  1,103
===========================================================================================================================
EARNINGS PER COMMON SHARE - BASIC (1)                                     $  .44                             $  .41
===========================================================================================================================
EARNINGS PER COMMON SHARE - DILUTED (1)                                   $  .42                             $  .40
===========================================================================================================================

(1) Adjusted for two-for-one stock split effective April 16, 1998.

The accompanying notes to consolidated financial statements are an integral part of these statements.

====================================================================================================================================
                                                                                                        SVB FINANCIAL SERVICES, INC.
                                                                          Consolidated Statements of Changes in Shareholders' Equity
                                                                                      and Comprehensive Income
                                                                                      FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                                         ACCUMULATED
                                                            ADDITIONAL                       OTHER          TOTAL
                                               COMMON        PAID-IN      RETAINED       COMPREHENSIVE  SHAREHOLDERS'  COMPREHENSIVE
(in thousands)                                  STOCK        CAPITAL      EARNINGS           INCOME         EQUITY         INCOME
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1997                      $ 5,699        $ 5,447        $  756             $   8       $ 11,910
------------------------------------------------------------------------------------------------------------------------------------
Issuance of Common Stock                           27             26                                             53
Net Income                                                                   1,103                            1,103         $ 1,103
Accumulated Other Comprehensive
Income Net of Reclassification
  Adjustments and Taxes                             -              -             -                30             30              30
------------------------------------------------------------------------------------------------------------------------------------
Total Comprehensive Income                                                                                                  $ 1,133
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997                      5,726          5,473         1,859                38         13,096
------------------------------------------------------------------------------------------------------------------------------------
Issuance of Common Stock, Net                      54             43                                             97
Adjustment for Stock Split                         14            (14)                                             -
Net Income                                                                   1,203                            1,203           1,203
Accumulated Other Comprehensive
Income Net of Reclassification
  Adjustments and Taxes                             -              -             -               (31)           (31)            (31)
------------------------------------------------------------------------------------------------------------------------------------
Total Comprehensive Income                                                                                                  $ 1,172
====================================================================================================================================
BALANCE, DECEMBER 31, 1998                    $ 5,794        $ 5,502       $ 3,062             $   7       $ 14,365
====================================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

SVB FINANCIAL SERVICES, INC.
Consolidated Statements of Cash Flows
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
===========================================================================================================================
(in thousands)                                                             1998                               1997
===========================================================================================================================
OPERATING ACTIVITIES
Net Income                                                              $  1,203                           $  1,103
Adjustments to Reconcile Net Income to Net
  Cash Provided By Operating Activities

Provision for Possible Loan Losses                                           300                                280
Depreciation and Amortization                                                383                                298
Accretion of Securities Discount                                              (3)                               (27)
Gains on Sales of Securities
  Available for Sale                                                          (4)                                (1)
Gains on the Sale of Loans                                                  (334)                                 -
Increase in Other Assets                                                    (370)                              (302)
Increase in Other Liabilities                                                145                                  1
(Decrease)/Increase in Unearned Income                                       (13)                               20
---------------------------------------------------------------------------------------------------------------------------
Net Cash Provided By Operating Activities                                  1,307                             1,372

===========================================================================================================================
INVESTING ACTIVITIES
Increase in Interest Bearing Time Deposits                                (4,090)                                -
Proceeds from Sales of Securities Available for Sale                       2,504                              1,502
Proceeds from Maturities of Securities
  Available for Sale                                                       6,633                              4,747
  Held to Maturity                                                        15,797                             11,112
Purchases of Securities

  Available for Sale                                                     (19,464)                            (8,736)
  Held to Maturity                                                        (8,717)                           (19,204)
Proceeds from the Sale of Loans                                            6,897                                  -
Increase in Loans                                                        (21,638)                           (18,697)
Proceeds from Sale of Other Real Estate                                        -                               305
Capital Expenditures                                                        (939)                              (508)
---------------------------------------------------------------------------------------------------------------------------
Net Cash Used for Investing Activities                                   (23,017)                           (29,479)

===========================================================================================================================
FINANCING ACTIVITIES
Net Increase in Demand Deposits                                           17,419                              7,120
Net Increase in Savings Deposits                                           4,793                              1,367
Net Increase in Money Market Deposits                                      3,999                                517
Net Increase in Time Deposits                                              9,572                             12,405
(Decrease)/Increase in Federal Funds Purchased                              (500)                              500
(Decrease) in Obligation Under Capital Lease                                  (5)                                 -
Proceeds from the Issuance of Common Stock, Net                               97                                 53
---------------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Financing Activities                                 35,375                             21,962
Increase (Decrease) in Cash and Cash Equivalents                          13,665                             (6,145)
Cash and Cash Equivalents, Beginning of Year                               5,983                             12,128
---------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year                                  $ 19,648                           $  5,983
===========================================================================================================================

SVB FINANCIAL SERVICES, INC.
Consolidated Statements of Cash Flows
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
===========================================================================================================================
(in thousands)                                                             1998                               1997
===========================================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid During the Year for Interest                                  $  5,640                           $  4,761
---------------------------------------------------------------------------------------------------------------------------
Cash Paid During the Year for Federal Income Taxes                      $    620                           $    738
---------------------------------------------------------------------------------------------------------------------------
Capital Expenditures Used for

  Capital Lease Obligation                                              $      -                           $    444
---------------------------------------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                                    SVB FINANCIAL SERVICES, INC.
                                      Notes to Consolidated Financial Statements

1: ORGANIZATION AND NATURE OF OPERATIONS

   SVB Financial Services, Inc., (the "Company"), a bank holding company, was incorporated on February 7, 1996 and owns 100 percent of the shares of Somerset Valley Bank (the "Bank").

   The Bank was granted a charter by the New Jersey Department of Banking and commenced operations on December 20, 1991. The Bank is a full service community bank and operates at locations in Somerville , Hillsborough, and Bridgewater, New Jersey. During 1998, approval was received from banking regulatory authorities to open branches in Aberdeen, Bernards Township and Manville, New Jersey. The Bank's customers are predominately small and middle market businesses and professionals. The Bank's market area is primarily Somerset County. The Bank competes with other banking and financial institutions in their primary market area, including financial institutions with resources substantially greater than their own. Commercial banks, savings banks, savings and loan associations, credit unions and money market funds actively compete for deposits and for types of loans. Such institutions, as well as consumer finance and insurance companies, may be considered competitors of the Bank with respect to one or more of the services they render. In addition to being subject to competition from other financial institutions, the Bank is subject to federal and state laws and to regulations of certain federal agencies, and accordingly, it is periodically examined by those regulatory agencies.

   The consolidated financial statements include the accounts of the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation and certain reclassifications are made when necessary to conform the previous years' financial statements to the current year's presentation.

2: SIGNIFICANT ACCOUNTING POLICIES

BASIS OF FINANCIAL STATEMENT PRESENTATION: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   The principle estimate that is particularly susceptible to significant change in the near term relates to the allowance for loan losses. The evaluation of the adequacy of the allowance for loan losses includes an analysis of the individual loans and overall risk characteristics and size of the different loan portfolios, and takes into consideration current economic and market conditions, the capability of specific borrowers to pay specific loan obligations, and current loan collateral values. However, actual losses on specific loans, which are also encompassed in the analysis, may vary from estimated losses. These estimates are reviewed periodically, and as adjustments become necessary, they are reflected in operations in the period in which they become known.

SECURITIES: The Company accounts for securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." A portion of the Company's securities are carried at cost adjusted for amortization of premiums and accretion of discounts using the interest method. These securities are carried at amortized cost because the Company has the ability and intent to hold the securities to maturity. The remainder of the Company's securities are held for indefinite periods of time which management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, increased capital requirements or other similar factors, are classified as available for sale. These securities are carried at market value with unrealized gains and losses excluded from earnings and reported as Other Comprehensive Income in a separate component of shareholders' equity, net of income taxes. The net effect of unrealized gains or losses, caused by marking an available for sale portfolio to market, could cause fluctuations in the level of shareholders' equity and equity-related financial ratios as market interest rates cause the market value of fixed rate securities to fluctuate. Realized gains and or losses on securities available for sale are determined on a specific identification basis and are included in the consolidated statements of income. The Company had no securities held for trading purposes at December 31, 1998 and 1997.

   In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activity." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for changes in the fair value of derivative (gains and losses) depends on the intended use of the derivative and resulting designation. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Earlier application is permitted only as of the beginning of any fiscal quarter. The Company is currently reviewing the provisions of SFAS No. 133.

LOANS: Loans, which management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal, adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Loans are stated at the principal amount outstanding. Net loans represent the principal loan amount outstanding reduced by unearned income and allowance for loan losses.

   The Company accounts for impaired loans under SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." This standard requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable.

   The Company accounts for its transfers and servicing financial assets in accordance with SFAS No. 125, "Accounting for Transfer and Servicing of Financial Assets and Extinguishments of Liabilities," as amended by SFAS No. 127, "Deferral of the Effective Date of Certain Provision of SFAS No. 125." This standard provides accounting guidance on transfers of financial assets, servicing of financial assets, and extinguishments of liabilities.

   The Company  periodically  sells certain  commercial loans to other

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

financial institutions without recourse to the Company. The gains and losses are recognized in an amount which approximates the present value of the difference between the effective interest rate to the Company and the net yield to the purchaser, excluding normal future loan servicing fees, when applicable, over the estimated remaining lives of the loans sold.

   Interest on loans is credited to operations primarily based upon the principal amount outstanding. When management believes there is sufficient doubt as to the ultimate collectability of interest on any loan, the accrual of applicable interest is discontinued.

   Loan origination fees and direct loan origination costs are deferred and are recognized over the estimated life of the related loans as an adjustment of the loan yield. The net loan origination fees recognized as yield adjustments are reflected in total interest income in the consolidated statements of income, and the unamortized balance of such net loan origination fees is reported in the consolidated balance sheets as part of unearned income.

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

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed primarily on the straight-line method over the shorter of the estimated useful lives of the assets or the term of the related lease.

INCOME TAXES: The Company accounts for income taxes under the liability method specified by SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The principal types of accounts, resulting in differences between assets and liabilities for financial statements and tax return purposes, are the allowance for possible loan losses, depreciation and accretion of securities discounts.

EARNINGS PER SHARE: On December 15, 1997, the Company adopted the provisions of SFAS No. 128, "Earnings per Share." SFAS No. 128 eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted-average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

OTHER REAL ESTATE OWNED: Other real estate owned includes foreclosed real estate which is carried at the lower of cost (lesser of carrying value of loan or fair value at date of acquisition) or fair value less selling costs. Any write-down, at or prior to the dates the real estate is considered foreclosed, is charged to the allowance for loan losses. Subsequent write-downs are recorded in other expenses, and expenses incurred in connection with holding such assets and any gains or losses upon their sale are included in other income and expenses.

STOCK OPTIONS: The Company accounts for stock options under SFAS No. 123, "Accounting for Stock-Based Compensation," which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, the standard permits entities to continue accounting for employee stock options and similar instruments under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair-value based method of accounting defined in SFAS No. 123 has been applied. The Company's stock option plans are accounted for under APB Opinion No. 25.

ADVERTISING COSTS: The Company expenses advertising costs as incurred.

STATEMENT OF CASH FLOWS: For purposes of the consolidated statements of cash flows, the Company considers cash, non-interest bearing amounts due from banks and Federal funds sold and other short term investments to be cash equivalents. Generally, Federal funds are sold for a 60 day period or less.

COMPREHENSIVE INCOME: On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This standard requires entities presenting a complete set of financial statements to include details of comprehensive income. Comprehensive income consists of net income or loss for the current period and income, expenses, gains, and losses that bypass the income statement and are reported directly in a separate component of equity. These financial statements have been reclassified to reflect the provisions of SFAS No. 130.

                                                    SVB FINANCIAL SERVICES, INC.
                                      Notes to Consolidated Financial Statements

The income tax effects allocated to comprehensive income at December 31, is as follows:

                                                              1998                                              1997
===================================================================================================================================
                                            BEFORE             TAX              NET              BEFORE          TAX          NET
                                             TAX            (EXPENSE)          OF TAX             TAX         (EXPENSE)     OF TAX
(in thousands)                              AMOUNT           BENEFIT           AMOUNT            AMOUNT        BENEFIT       AMOUNT
===================================================================================================================================
Unrealized Gains on Securities
  Unrealized Holding Gains /
   (Losses) Arising During Period            $(52)               $18            $(34)              $45           $(16)          $29
Less Reclassification
  Adjustment for Gains/(Losses)
  Realized in Net Income                       (4)                 1              (3)               (1)             -           (1)
-----------------------------------------------------------------------------------------------------------------------------------
Other Comprehensive Income/
  (Loss), Net                                $(48)               $17           $(31)               $46           $(16)          $30
-----------------------------------------------------------------------------------------------------------------------------------

SEGMENT REPORTING: On January 1, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a Company's operating segments. Management has concluded that under current conditions, the Company will report one business segment, community banking.

 3: SECURITIES

   Information relative to the Company's securities portfolio are as follows:

===============================================================================================================================
                                                                                   GROSS                GROSS
                                                              AMORTIZED         UNREALIZED           UNREALIZED         FAIR
(in thousands)                                                  COST               GAINS               LOSSES       MARKET VALUE
===============================================================================================================================
1998
AVAILABLE FOR SALE
U.S. Treasury Securities                                     $  3,511                $  4                  $ -         $  3,515
U.S. Government Agency Securities                               9,261                  13                   31            9,243
Mortgage-Backed Securities                                      8,491                  38                   14            8,515
Equity Securities                                                 250                   -                    -              250
-------------------------------------------------------------------------------------------------------------------------------
                                                             $ 21,513               $  55                $  45         $ 21,523
===============================================================================================================================
HELD TO MATURITY

U.S. Treasury Securities                                     $  2,001                $  7                  $ -         $  2,008
U.S. Government Agency Securities                              10,235                  40                    1           10,274
Other Securities                                                2,002                   -                    -            2,002
Mortgage-Backed Securities                                        814                   4                    1              817
-------------------------------------------------------------------------------------------------------------------------------
                                                             $ 15,052               $  51                 $  2         $ 15,101
===============================================================================================================================

1997
AVAILABLE FOR SALE
U.S. Treasury Securities                                     $  2,249                $  1                  $ -         $  2,250
U.S. Government Agency Securities                               6,000                  13                    5            6,008
Mortgage-Backed Securities                                      2,960                  55                    7            3,008
-------------------------------------------------------------------------------------------------------------------------------
                                                             $ 11,209               $  69                $  12         $ 11,266

===============================================================================================================================
HELD TO MATURITY
U.S. Treasury Securities                                     $  8,754               $  16                  $ -         $  8,770
U.S. Government Agency Securities                              11,477                  26                    5           11,498
Mortgage-Backed Securities                                      1,871                   6                    2            1,875
-------------------------------------------------------------------------------------------------------------------------------
                                                             $ 22,102               $  48                 $  7         $ 22,143
===============================================================================================================================

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

   There are no significant concentrations of securities (greater than 10% of shareholders' equity) in any individual security issues.

   The amortized cost and fair value of securities at December 31, 1998, by contractual maturity, are shown in the following table for securities to be held to maturity and available for sale. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

================================================================================
                                       AMORTIZED           FAIR
(in thousands)                             COST           VALUE
================================================================================
AVAILABLE FOR SALE

Due in 1 year or less                  $  4,511        $  4,515
Due after 1 year through 5 years          8,261           8,243
Mortgage-Backed Securities                8,491           8,515
Equity Securities                           250             250
--------------------------------------------------------------------------------
                                       $ 21,513        $ 21,523
================================================================================
HELD TO MATURITY

Due in 1 year or less                  $  7,990        $  7,996
Due after 1 year through 5 years          6,248           6,288
Mortgage-Backed Securities                  814             817
--------------------------------------------------------------------------------
                                       $ 15,052        $ 15,101
================================================================================

   At December 31, 1998, securities having a book value of approximately $1,369,000 were pledged to secure public deposits and for other purposes as required by law.

4: LOANS

   The composition of outstanding loans is summarized as follows:

================================================================================
(in thousands)                             1998           1997
================================================================================
Secured by Real Estate:

  Residential Mortgage                $  30,577       $  33,249
  Commercial Mortgage                    42,703          29,793
  Construction                            6,256           4,852
Commercial & Industrial                  22,308          20,889
Loans to Individuals
  for Automobiles                        10,298          12,177
Loans to Individuals                      8,864           4,969
Other Loans                                 468             541
--------------------------------------------------------------------------------
                                      $ 121,474       $ 106,470
================================================================================

   There were no loans restructured during 1998 or 1997. There were $5,208 in loans past due 90 days or more as to principal and interest and $95,860 in a non-accrual status as of December 31, 1998. There were no loans past due 90 days or more as to principal and interest and $62,632 on a non-accrual status as of December 31, 1997.

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

   As of December 31, 1998 there were $583,000 of loans deemed to be impaired, a valuation reserve of $25,000 was recorded for these loans. As of December 31, 1997, no loans were deemed to be impaired. Interest payments received on impaired loans will be recorded as interest income unless collection of the remaining recorded investment is doubtful at which time payments received will be recorded as reductions of principal.

   The Company has no concentration of loans to borrowers engaged in similar activities which exceeded 10% of total loans at December 31, 1998 and 1997. The Company continues to pursue new lending opportunities while seeking to maintain a portfolio that is diverse as to industry concentration, type and geographic distribution. The Company's geographic lending area is primarily concentrated in Somerset County, but also includes Middlesex, Hunterdon, Mercer, Morris and Monmouth counties.

   Loans to executive officers are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. Loans to executive officers totaled $36,000 at December 31, 1998 and $12,000 at December 31, 1997, all of which were current as to principal and interest. There are no loans to Directors or their affiliated interests.

5: ALLOWANCE FOR POSSIBLE LOAN LOSSES

   An analysis of the allowance for possible loan losses is as follows:

================================================================================
(in thousands)                             1998            1997
================================================================================
Balance at January 1,                   $  982           $ 783
Provision Charged to Operations            300             280
Charge Offs                                (80)            (86)
Recoveries                                   9               5
--------------------------------------------------------------------------------
Balance at December 31,                 $1,211           $ 982
================================================================================

6: PREMISES AND EQUIPMENT

   Premises and equipment consists of the following at December 31, 1998 and 1997:

================================================================================
                           ESTIMATED
(in thousands)          USEFUL LIVES          1998         1997
================================================================================
Construction in Progress                   $  695       $  210
Premises & Improvements   5-30 years        1,205        1,054
Furniture & Equipment     3-10 years        1,441        1,219
--------------------------------------------------------------------------------
                                            3,341        2,483
Less: Accumulated Depreciation
  and Amortization                         (1,038)        (749)
--------------------------------------------------------------------------------
                                          $ 2,303     $ 1,734
================================================================================

   Depreciation and amortization charged to operations was $383,000 and $298,000 for the years ended December 31, 1998 and 1997 respectively.

                                                    SVB FINANCIAL SERVICES, INC.
                                      Notes to Consolidated Financial Statements

   7: DEPOSITS

At December 31, 1998, scheduled maturities of certificates of deposit are as follows:

                                                        OVER THREE        OVER ONE YEAR
                             THREE MONTHS OR          MONTHS THROUGH      THROUGH THREE         OVER THREE
(in thousands)                    LESS                 TWELVE MONTHS          YEARS                YEARS          TOTAL
--------------------------------------------------------------------------------------------------------------------------
$100,000 or more                 $10,300                  $ 2,949             $ 739                $100          $14,088
Less than $100,000                28,343                   32,103             7,804                 915           69,165

8: OTHER EXPENSES

The major components of other expenses are as follows:

================================================================================
(in thousands)                             1998            1997
================================================================================
Data Processing Services                 $  285          $  215
Marketing & Business Development            147             144
Stationery, Forms & Supplies                175             156
Insurance                                    85              88
Legal, Examination & Accounting             125             177
Postage & Telephone                         131             105
FDIC Insurance Assessment                    16              14
Other, Net                                  595             441
--------------------------------------------------------------------------------
                                        $ 1,559         $ 1,340
================================================================================

9: COMMITMENTS AND CONTINGENCIES

Based on consultation with the Company's legal counsel, management is not aware of any litigation that would have a material adverse effect on the consolidated financial position of the Company. There are no proceedings pending other than the ordinary routine litigation incident to the business of the Company and its subsidiaries. In addition, no material proceedings are pending or are known to be threatened or contemplated against the Company or its subsidiaries by government authorities.

   The Company leases its banking facilities under operating leases which expire at various dates through 2004, but which contain certain renewal options. The Somerville facilities are leased from a partnership consisting of all but one of the Company's Directors. As of December 31, 1998, future minimum rental payments, including the renewal options under these leases for the subsequent five years are as follows (in thousands):

================================================================================
1999                                                                      $  591
================================================================================
2000                                                                         593
================================================================================
200                                                                         1602
================================================================================
2002                                                                         605
================================================================================
2003                                                                         607
================================================================================
TOTAL                                                                    $ 2,998
================================================================================

   The above amounts represent minimum rentals not adjusted for possible future increases due to escalation provisions and assumes that all option periods will be exercised by the Company. Rent expenses aggregated $390,852 and $286,047 for the years ended December 31, 1998 and 1997.

   The Bank has not entered into any interest rate swaps, caps or floors and are not party to any forward or future transactions. However, the Bank is party to various other financial instruments which are not included in the financial statements, but are required in the normal course of business to meet the financing needs of its customers and to assist in managing its exposure to changes in interest rates. Management does not expect any material losses from these transactions, which include standby letters of credits and commitments to extend credit.

   The Company had outstanding commitments to extend credit of $27,177,000 and $18,585,000 at December 31, 1998 and December 31, 1997, respectively. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. There is no material difference between the notional amount and estimated fair value of off-balance sheet unfunded loan commitments as of December 31, 1998.

10: BENEFIT PLAN

The Company has a 401(k)  Savings Plan  covering  substantially  all  employees.
Under the terms of the Plan, the Company matched 67% of an employee's contribution in 1998 and 1997, up to 6.0% of the employee's salary. Employees become fully vested in the Company's contribution after five years of service. The Company contributed $57,000 and $44,000 to the Plan in 1998 and 1997, respectively.

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

11: INCOME TAXES

   The components of the provision for income taxes in 1998 and 1997 are as follows:

================================================================================
(in thousands)                             1998            1997
================================================================================
Current
  Federal                                $ 744           $ 653
  State                                    178             167
Deferred                                  (156)            (71)
--------------------------------------------------------------------------------
                                         $ 766           $ 749
================================================================================

Deferred income taxes are provided for the differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. Cumulative temporary differences at December 31, 1998 and 1997 are as follows:

================================================================================
(in thousands)                             1998            1997
================================================================================
Start-up and Organization Costs           $ (1)         $   (1)
Depreciation                                74              24
Accretion of Securities Discount          ( 12)            (12)
Allowance for Possible Loan Losses         498             318
--------------------------------------------------------------------------------
Deferred Tax Asset, Included in
  Other Assets                           $ 559           $ 329
--------------------------------------------------------------------------------

A reconciliation of income taxes calculated at the U.S. statutory rate of 34% to the actual income tax provision is as follows:

================================================================================
(in thousands)                             1998            1997
================================================================================
Statutory Provision                      $ 669            $ 630
State Taxes on Income,
  Net of Federal Tax Benefit               117              110
Other                                      (20)               9
--------------------------------------------------------------------------------
                                         $ 766            $ 749
================================================================================

12: SHAREHOLDERS' EQUITY

On March 27, 1998, the Company declared a two-for-one split on its common stock to shareholders of record as of April 16, 1998. Accordingly, earnings per share, options and weighted average shares of common stock outstanding have been restated to reflect the stock split.
================================================================================
13: STOCK OPTION PLANS

At December 31, 1998, the Company had two stock option plans.

   On April 24, 1997, the Company's shareholders approved the 1997 Restated Incentive Stock Option Plan (the "Plan"), a non-qualified stock option plan. The Plan had the effect of restating the previously existing 1994 Stock Option Plan. Under the Plan, the Board of Directors may grant options to officers to purchase the Company's stock. Stock options are issued at prices equal to the market price at the date of grant. The stock options have a vesting period of one year from the date of issuance. Shares totaling 164,808 are reserved for issuance under the Plan including 128,200 shares outstanding at December 31, 1998.

   On April 24, 1997, the Company's shareholders also approved the 1997 Directors Stock Option Plan, a non-qualified stock option plan. Under the plan, stock options are granted to Directors at the fair value at the date of grant. The stock options have a vesting period of one year from the date of issuance. Shares totaling 109,200 are reserved for issuance under the Plan, all of which were outstanding at December 31, 1998.

   Had compensation cost for the plan year been determined based on the fair value of options at the grant dates consistent with the method of SFASNo. 123, "Accounting for Stock-Based Compensation," the Company's net income and diluted earnings per share would have been reduced to the pro forma amounts indicated below:

================================================================================
(in thousands except
per share data)                            1998            1997
================================================================================
Net Income
  As reported                            $1,203          $1,103
  Pro forma                                 798           1,023
Basic earnings per share
  As reported                              $.44            $.41
  Pro forma                                $.29            $.37
Diluted earnings per share
  As reported                              $.42            $.40
  Pro forma                                $.28            $.36
================================================================================

These pro forma amounts may not be representative of future disclosure because they do not take into effect the pro forma compensation expense related to grants before 1995.

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted average assumptions used for grants in 1997; no dividend yield; expected volatility of 39.82%; risk-free interest rate of 5.85% and an expected life of five years.

                                                    SVB FINANCIAL SERVICES, INC.
                                      Notes to Consolidated Financial Statements

   A summary of the status of the Company's option plans as of December 31 for the years 1998 and 1997 are as follows:

===========================================================================================================================
                                                          1998                                        1997 (1)
===========================================================================================================================
                                                                  WEIGHTED AVERAGE                         WEIGHTED AVERAGE
                                               SHARES              EXERCISE PRICE             SHARES        EXERCISE PRICE
===========================================================================================================================
Outstanding at beginning of year               262,600                 $ 5.678                 98,400           $ 4.165
Options granted                                   -                       -                   170,200             6.500
Options exercised                               22,200                   4.480                  6,000             4.165
Options expired or canceled                      3,000                   6.500                   -                 -
---------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year                     237,400                 $ 5.780                262,600           $ 5.678
---------------------------------------------------------------------------------------------------------------------------
Options exercisable at year end                237,400                 $ 5.780                 92,400           $ 4.165
---------------------------------------------------------------------------------------------------------------------------
Weighted average fair value of
  options granted during the year                                      $     -                                  $ 2.860
===========================================================================================================================

(1) Adjusted for two-for-one stock split effective April 16, 1998.


The following table summarizes information about non-qualified stock options at December 31, 1998:

===========================================================================================================================
                                            OPTIONS OUTSTANDING ANDEXERCISABLE
===========================================================================================================================
                       RANGE OF                  OUTSTANDING AND             WEIGHTED AVERAGE              WEIGHTED AVERAGE
                       EXERCISE                  EXERCISABLE AT            REMAINING CONTRACTUAL               EXERCISE
                        PRICES                      12/31/98                       LIFE                          PRICE
===========================================================================================================================
                   $4.165 - $ 6.250                   73,200                     1.7 years                      $ 4.165
                   $6.500 - $10.000                  164,200                     3.9 years                      $ 6.500
                                                     237,400

14: FAIR VALUE OF FINANCIAL INSTRUMENTS

   SFAS No. 107, "Disclosure about Fair Value of Financial Instruments," requires the disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate value.

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

   Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Also, management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.

   Fair values have been determined by the Company using the best available data and an estimation methodology suitable for each category of financial instruments. The estimation methodology used, the estimated fair values, and the recorded book balances at December 31, 1998 and 1997, are outlined below.

   For short term investments, such as cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

===========================================================================================================================
                                                       1998                                           1997
===========================================================================================================================
(in thousands)                            FAIR VALUE            CARRYING VALUE           FAIR VALUE            CARRYING VALUE
===========================================================================================================================
Cash and Cash Equivalents                   $19,648                 $19,648                $5,983                  $5,983
===========================================================================================================================

For securities held in the Company's investment portfolio fair value was determined by reference to quoted market prices as of December 31, 1998.

===========================================================================================================================
                                                       1998                                           1997
===========================================================================================================================
(in thousands)                            FAIR VALUE            CARRYING VALUE           FAIR VALUE            CARRYING VALUE
===========================================================================================================================
Available for Sale Securities               $21,523                 $21,513                $11,266                 $11,209
Held to Maturity Securities                  15,101                  15,052                 22,143                  22,102

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

   For long term assets and liabilities, such as loans and deposits, the Company's policy is to hedge its interest rate exposure on deposits with earning assets with matching maturities. Fair values of loans were estimated using the percent value of future cash flows expected to be received. Loan rates currently offered by the Company were used in determining the appropriate discount rate. Deposits with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating current market for similar maturities. Deposits with no stated maturities have a fair value equal to the amount payable on demand.

===========================================================================================================================
                                                       1998                                           1997
===========================================================================================================================
(in thousands)                            FAIR VALUE            CARRYING VALUE           FAIR VALUE            CARRYING VALUE
===========================================================================================================================
Loans                                      $126,830                $121,474                $107,896               $106,471
Deposits                                    170,871                 169,714                134,205                 133,930

The fair values of Federal funds purchased totaling $0 and $500,000 are estimated to approximate their recorded book balances at December 31, 1998 and 1997, respectively.

   There was no material difference between the notational amount and the estimated fair value of off-balance-sheet items, which totaled approximately $27,177,000 and $18,585,000, at December 31, 1998 and 1997, respectively, and primarily comprise unfunded loan commitments, which are generally priced at market at the time of funding.

15: REGULATORY MATTERS

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

   Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios, set forth in the following tables, of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Company and its subsidiary Bank meets all capital adequacy requirements to which they are subject.

   As of December 31, 1998 the most recent notification from the Bank's regulatory authority categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bank must maintain minimum total risk-based; Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category. The Company and its subsidiary Bank's actual capital amounts and ratios are presented in the table.

===========================================================================================================================
SVB FINANCIAL SERVICES, INC. AND SOMERSET VALLEY BANK
                                                                           TO BE ADEQUATELY                   TO BE WELL
                                                 ACTUAL                       CAPITALIZED                    CAPITALIZED
($ in thousands)                           AMOUNT         RATIO           AMOUNT         RATIO          AMOUNT        RATIO
===========================================================================================================================
SVB FINANCIAL SERVICES, INC.
As of December 31, 1998
Total Capital to Risk Weighted Assets      $14,935       11.14%          >$10,726       >8.00%            -            -
Tier I Capital to Risk Weighted Assets     $13,724       10.24%          >$ 5,363       >4.00%            -            -
Tier I Capital to Average Assets           $13,724        8.54%          >$ 6,455       >4.00%            -            -
============================================================================================================================
As of December 31, 1997
Total Capital to Risk Weighted Assets      $13,678       12.81%          >$ 8,542       >8.00%            -            -
Tier I Capital to Risk Weighted Assets     $12,696       11.89%          >$ 4,271       >4.00%            -            -
Tier I Capital to Average Assets           $12,696        8.72%          >$ 5,491       >4.00%            -            -

============================================================================================================================
SOMERSET VALLEY BANK
As of December 31, 1998
Total Capital to Risk Weighted Assets      $14,189       10.61%          >$10,698       >8.00%         >$13,374      >10.00%
Tier I Capital to Risk Weighted Assets     $12,978        9.70%          >$ 5,349       >4.00%         >$ 8,024      > 6.00%
Tier I Capital to Average Assets           $12,978        8.04%          >$ 6,455       >4.00%         >$ 8,069      > 5.00%
============================================================================================================================
As of December 31, 1997
Total Capital to Risk Weighted Assets      $13,019       12.20%          >$ 8,541       >8.00%         >$10,671      >10.00%
Tier I Capital to Risk Weighted Assets     $12,037       11.28%          >$ 4,270       >4.00%         >$ 6,406      > 6.00%
Tier I Capital to Average Assets           $12,037        8.25%          >$ 5,489       >4.00%         >$ 6,861      > 5.00%

                                                    SVB FINANCIAL SERVICES, INC.
                                      Notes to Consolidated Financial Statements

16: CONDENSED FINANCIAL INFORMATION FOR

SVB FINANCIAL SERVICES, INC. (PARENT COMPANY) IS AS FOLLOWS:

BALANCE SHEET (in thousands)                                                       DECEMBER 31, 1998            DECEMBER 31, 1997
=================================================================================================================================
ASSETS
 Cash and Due From Banks                                                                   $  436                        $    641
 Other Assets                                                                                  99                              70
 Investment in Subsidiary                                                                  13,580                          12,385
 Equity Securities                                                                            250                               -
---------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                             $ 14,365                        $ 13,096
=================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
SHAREHOLDERS' EQUITY
Common Stock                                                                             $  5,794                        $  5,726
Additional Paid-in Capital                                                                  5,502                           5,473
Retained Earnings                                                                           3,062                           1,859
Accumulated Other Comprehensive Income                                                          7                              38
---------------------------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                                                 14,365                          13,096
---------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                                               $ 14,365                        $ 13,096
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                     YEARS ENDED
STATEMENT OF INCOME (in thousands)                                                   DECEMBER 31, 1998          DECEMBER 31, 1997
=================================================================================================================================
OPERATING INCOME
Interest Income                                                                             $  18                           $  21
---------------------------------------------------------------------------------------------------------------------------------
Total Income                                                                                   18                              21
=================================================================================================================================
OPERATING EXPENSE
Other Expense                                                                                  41                              33
---------------------------------------------------------------------------------------------------------------------------------
Total Expense                                                                                  41                              33
---------------------------------------------------------------------------------------------------------------------------------
(Loss) Before Equity in Undistributed Income of Subsidiary                                    (23)                            (12)
Equity in Undistributed Income of Subsidiary                                                1,226                           1,115
=================================================================================================================================
NET INCOME                                                                               $  1,203                        $  1,103
=================================================================================================================================

                                                                                                      YEARS ENDED
STATEMENT OF CASH FLOWS (in thousands)                                             DECEMBER 31, 1998              DECEMBER 31, 1997
===================================================================================================================================
OPERATING ACTIVITIES
Net Income                                                                               $  1,203                        $  1,103
Adjustments to Reconcile Net Income to Net Cash
Used In Operating Activities:

Equity in Undistributed Income of Subsidiary                                               (1,226)                         (1,115)
Amortization of Organization Costs                                                             14                              14
Increase in Other Assets                                                                      (43)                            (14)
----------------------------------------------------------------------------------------------------------------------------------
Net Cash Used In Operating Activities                                                         (52)                            (12)
----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
----------------------------------------------------------------------------------------------------------------------------------
Purchase of Equity Securities                                                                (250)                              -
Purchase of Additional Common Stock in Subsidiary Bank                                          -                             (26)
----------------------------------------------------------------------------------------------------------------------------------
Net Cash Used for Investing Activities                                                       (250)                            (26)
----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Proceeds from Stock Issuance, Net                                                              97                               5
----------------------------------------------------------------------------------------------------------------------------------
(Decrease)/ Increase in Cash and Cash Equivalents                                            (205)                             15
Cash and Cash Equivalents, Beginning of Year                                                  641                             626
----------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year                                                     $  436                          $  641
----------------------------------------------------------------------------------------------------------------------------------

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

17: EARNINGS PER SHARE

The following table illustrates of the reconciliation of the numerators and denominators of the basic and diluted EPS computations:

===================================================================================================================================
FOR THE YEAR ENDED DECEMBER 31, 1998                                                              WEIGHTED                PER SHARE
(in thousands except per share data)                                      INCOME             AVERAGE SHARES                 AMOUNT
===================================================================================================================================
EPS - BASIC
Income available to Common Shareholders                                  $ 1,203                     2,762                   $ .44

Effect of Dilutive Securities
Stock Options                                                                  -                        82                    (.02)
-----------------------------------------------------------------------------------------------------------------------------------
EPS - DILUTED
Income available to Common Shareholders plus
assumed conversions                                                      $ 1,203                     2,844                   $ .42
===================================================================================================================================
FOR THE YEAR ENDED DECEMBER 31, 1997(1)                                                           WEIGHTED                PER SHARE
(in thousands except per share data)                                      INCOME            AVERAGE SHARES                   AMOUNT
===================================================================================================================================
EPS - BASIC
Income available to Common Shareholders                                  $ 1,103                     2,740                   $ .41

Effect of Dilutive Securities
Stock Options                                                                  -                        34                    (.01)
-----------------------------------------------------------------------------------------------------------------------------------
EPS - DILUTED
Income available to Common Shareholders plus
assumed conversions                                                      $ 1,103                     2,774                   $ .40
===================================================================================================================================

Options to purchase 169,200 shares of common stock at $6.50 a share were outstanding during 1997. They were not included in the computation of diluted EPS because the options' exercise price was equal to the average market price of the common shares for the year. The options, which expire on November 20, 2002, were still outstanding at December 31, 1998.

(1) Adjusted for two-for-one stock split effective April 16, 1998.

                                                    SVB FINANCIAL SERVICES, INC.
                                        Report of Independent Public Accountants

                        [LETTERHEAD FOR GRANT THORNTON]


               Report of Independent Certified Public Accountants

Board of Directors and Shareholders
SVB Financial Services, Inc.

     We have audited the accompanying consolidated balance sheets of SVB Financial Services, Inc. and subisidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SVB Financial Services, INc. and subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations and their consolidated cash flows for the years then ended in a conformity with generally accepted accounting principles.



/s/Grant Thornton LLP
---------------------
Grant Thornton LLP

Philadelphia, Pennsylvania
January 22, 1999

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and
       Results of Operations

   Management of SVB Financial Services, Inc. (the "Company") is not aware of any known trends, events or uncertainties that will have or are reasonably likely to have a material effect on the Company's liquidity, capital resources or results of operations. The following discussion and analysis should be read in conjunction with the detailed information and consolidated financial statements, including notes thereto, included elsewhere in this report. The consolidated financial condition and results of operations of the Company are essentially those of the Bank. Therefore, the analysis that follows is directed to the performance of the Bank. Such financial condition and results of operations are not intended to be indicative of future performance.

   In addition to historical information, this discussion and analysis contains forward-looking statements. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements.
Important factors that might cause such a difference include, but are not limited to, those discussed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. RESULTS OF OPERATIONS

   Net income for the year ended December 31, 1998 was $1,203,000 an increase of $100,000 or 9% from the previous year and represents the largest annual net income in the Company's seven year history.

   Growth in net interest income was the major reason for the net income increase. Net interest income increased $927,000 or 16% as a result of the growth in the Company's earning assets, especially its loan portfolio.

   Non-interest income increased $209,000 or 37% in 1998. The majority of this increase was due to gains on the sales of loans which improved by $119,000 over the previous year. Service charges on deposit accounts also improved by $67,000 or 29%. 1998 was the first full year for the operation of the Bridgewater, Gaston Avenue and Arbor Glen facilities. In addition, the Company increased its lending and back-office staff in order to generate additional loan volumes. As a result, non-interest expenses increased $999,000 or 23.0% and offset a large portion of the revenue gains mentioned above.

   A more detailed discussion of the major components of net income follows.

NET INTEREST INCOME

   Net interest  income is the  difference  between the  interest  earned on the
Company's  earning  assets  and  the  interest  paid  on  its   interest-bearing
liabilities. It is the Company's principal source of revenue.

   The following table sets forth for the periods indicated the daily average balances of certain balance sheet items, the interest earned on earning assets and the average interest rate paid on interest bearing liabilities, net interest income and the net interest margin. Net interest margin is defined as net interest income divided by total average earning assets.

                                                    SVB FINANCIAL SERVICES, INC.
                 Management's Discussion and Analysis of Financial Condition and
                                                           Results of Operations

   SUMMARY OF NET INTEREST INCOME

                                                                       YEARS ENDED DECEMBER 31,
                                                              1998                                      1997
-------------------------------------------------------------------------------     -------------------------------------
                                            AVERAGE         AVERAGE                                   AVERAGE     AVERAGE
($ in thousands)                            BALANCE           RATE     INTEREST       BALANCE           RATE     INTEREST
=========================================================================================================================
ASSETS:

Federal Funds Sold                         $   7,286          5.37%   $     391     $   5,237           5.52%  $     289
Other Short Term Investments                   1,393          4.81%          67         1,060           5.09%         54
Interest Bearing Time Deposits                 1,227          5.62%          69          --               --          --
Securities Available for Sale                 13,206          5.78%         763        12,381           6.10%        755
Securities Held to Maturity                   15,786          6.12%         966        16,381           6.05%        991
------------------------------------------------------------------------------------------------------------------------
Total Securities                              28,992          5.96%       1,729        28,762           6.07%      1,746
Loans                                        113,482          9.00%      10,210        95,039           9.12%      8,665
------------------------------------------------------------------------------------------------------------------------
Total Interest Earning Assets                152,380          8.18%      12,466       130,098           8.27%     10,754
Cash and Due from Banks                        6,022                                                               4,652
Allowance for Possible Loan Losses            (1,074)                                                               (872)
Premises and Equipment                         1,854                                                               1,279
Other Real Estate Owned                         --                                                                   227
Other Assets                                   2,198                                                               1,900
------------------------------------------------------------------------------------------------------------------------
Total Assets                               $ 161,380                                                           $ 137,284
========================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY:
Savings Deposits                           $  10,992          3.17%   $     348     $   8,231           3.11%  $     256
Money Market Deposit Accounts                 18,288          3.38%         618        18,017           3.54%        637
NOW Accounts                                  14,684          2.61%         383         8,903           2.56%        228
Time Deposits                                 78,296          5.47%       4,279        68,428           5.47%      3,746
-------------------------------------------------------------------------------------------------------------------------
Total Interest Bearing Deposits              122,260          4.60%       5,628       103,579           4.70%      4,867
Federal Funds Purchased                            3           --           --              3             --          --
Obligations Under Capital Lease                  441          8.39%          37           152           8.55%         13
------------------------------------------------------------------------------------------------------------------------
Total Interest Bearing Liabilities           122,704          4.62%       5,665       103,734           4.70%      4,880
Demand Deposits                               24,416                                                              20,584
Accrued Expenses and Other Liabilities           632                                                                 559
Cost to Fund Earning Assets                                                                             3.72%       3.75%
Shareholders' Equity                          13,628                                   12,407
------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity $ 161,380                                $ 137,284
------------------------------------------------------------------------------------------------------------------------

Net Interest Income                                                   $  6,801                                 $   5,874
------------------------------------------------------------------------------------------------------------------------

Net Interest Margin                                           4.46%                                     4.52%
------------------------------------------------------------------------------------------------------------------------

NOTE: Non-accrual loans are included in the Average Loan Balances.

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and
       Results of Operations

The following table presents the changes in net interest income attributable to either a change in volume or a change in rate.

===========================================================================================================================
                                                                                  YEARS ENDED DECEMBER 31,
                                                                                        1998 VS 1997
                                                                           INCREASE (DECREASE) DUE TO CHANGES IN:
                                                                VOLUME                      RATE                       TOTAL
============================================================================================================================
Increase (Decrease) in
Interest Income:
Federal Funds Sold                                              $  110                     $  (8)                    $  102
Other Short Term Investments                                        16                        (3)                        13
Interest Bearing Time Deposits                                      69                         -                         69
Securities Available for Sale                                       38                       (30)                         8
Securities Held to Maturity                                        (37)                       12                        (25)
---------------------------------------------------------------------------------------------------------------------------
Total Securities                                                     1                       (18)                       (17)
Loans                                                            1,658                      (113)                     1,545
---------------------------------------------------------------------------------------------------------------------------
Total Interest Income                                            1,854                      (142)                     1,712
---------------------------------------------------------------------------------------------------------------------------
Interest Expense:
Savings Deposits                                                    87                         5                         92
Money Market Deposit Accounts                                       10                       (29)                       (19)
NOW Accounts                                                       151                         4                        155
Time Deposits                                                      539                        (6)                       533
---------------------------------------------------------------------------------------------------------------------------
Total Interest Bearing Deposits                                    787                       (26)                       761
Borrowed Funds                                                      24                         -                         24
---------------------------------------------------------------------------------------------------------------------------
Total Interest Expense                                             811                       (26)                       785
---------------------------------------------------------------------------------------------------------------------------
Change in Net Interest Income                                  $ 1,043                    $ (116)                    $  927

   Net interest income increased $927,000 or 16% in 1998 as a result of a $22.3 million increase in average earning assets. The Company placed a major emphasis on loan growth in 1998 and average loans accounted for $18.4 million or 83% of the earning asset growth. Loan volume also accounted for approximately $1,658,000 of the $1,712,000 increase in interest income.

   Deposit growth was the funding source for the increase in earning assets. Growth occurred in all major categories of deposits. Almost 53% of the growth occurred in certificates of deposits while the remainder was spread over the lower cost deposits such as demand, savings, money market and NOW deposits. The change in deposit growth mix was a result of the improvement in the Company's retail deposit base. Retail depositors are more likely users of savings, money market and NOW accounts than are small businesses.

   The level of interest rates can also have a significant impact on net interest income. During the second half of 1998, the Federal Reserve Bank decreased the Federal Funds rate on two occasions from 5.25% to 4.75%, which had the effect of lowering rates on many categories on both sides of the balance sheet. In addition, intense competition for commercial loans has put downward pressure on pricing for much of 1998. As a result, the yield on earning assets declined from 8.27% in 1997 to

                                                    SVB FINANCIAL SERVICES, INC.
                 Management's Discussion and Analysis of Financial Condition and
                                                           Results of Operations

8.18% in 1998. Although the cost of interest bearing liabilities dropped eight basis points to 4.62%, the overall cost of funding earning assets declined from 3.75% to 3.72% or only three basis points. This was due to the percentage of non-interest bearing sources funding earning assets known as the "free funds ratio" declining from 20.3% in 1997 to 19.5% in 1998.

   The overall change in interest rates resulted in a decline in the net interest margin from 4.52% to 4.46% and had a negative impact on net interest income of approximately $116,000, as depicted in other table.

OTHER INCOME

A comparison of the major components of other income is included in the following table:

================================================================================
                                    YEARS ENDED DECEMBER 31,

(in thousands)                       1998             1997
================================================================================
Service Charges on
  Deposit Accounts                  $ 298            $ 231
Gain on the Sale
  of Securities                         4                1
Gain on the Sale of Loans             334              215
Other Income                          134              114
--------------------------------------------------------------------------------
                                    $ 770            $ 561
--------------------------------------------------------------------------------

   Other income increased $209,000 or 37% during 1998 in comparison to 1997. Service charges on deposit accounts increased $67,000 or 29% due to growth in the number of both commercial and consumer checking accounts, which in turn resulted in an increase in overdraft, account maintenance and wire transfer fees. In addition, the rate charged for overdraft fees was increased in October 1998. The Company also charges non-bank customers for the use of its ATMs. These fees represented $23,000 of the increase in service charges on deposit accounts.

   Gains on the sale of loans were $334,000 in 1998 compared to $215,000 in 1997, an increase of $119,000 or 55%. The Company is a preferred SBA lender and as such, originates SBA loans and sells the guaranteed portion in the secondary market while retaining the servicing. SBA loans are not the primary focus of the Company and consequently, sales of these loans can vary from period to period depending upon the volume of SBA loans generated. The Company also sold variable rate 1-4 family mortgage loans in 1998 resulting in a gain.

   Other income increased $20,000 or 18% during 1998. A major portion of this increase was related to the servicing of SBA loans as described above.
Additionally, late in the third quarter, the Company was approved by FNMA to sell mortgage loans which resulted in $19,000 in application and processing fees for the year.

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and
       Results of Operations

OTHER EXPENSE

A comparison of the major components of other expense is included in the following table:

================================================================================
                                    YEARS ENDED DECEMBER 31,

(in thousands)                         1998            1997
================================================================================
Salaries and Employee
Benefits                            $ 2,713         $ 2,180
Occupancy Expense                       652             477
Equipment Expense                       378             306
Other Expenses                        1,559           1,340
--------------------------------------------------------------------------------

                                    $ 5,302         $ 4,303
--------------------------------------------------------------------------------

Total other expense increased $999,000 or 23% in comparison to 1997. The Company opened two new branch offices in the first quarter of 1998, one located on Gaston Avenue in Somerville and the other located in the assisted living facility Arbor Glen in Bridgewater. In addition, it was the first full year of operation for the Bridgewater office. Expenses were impacted by additional personnel, occupancy costs and other expenses related to the opening of new branches.

   Salaries and Benefits expense was up $533,000 or 24% from 1997 levels. Because of the 25% growth in assets and the opening of the new offices, the Company has had to hire additional personnel to better service its customer base, especially in the area of lending as loan growth received major emphasis from management in 1998. The number of employees grew to 65 at December 31, 1998 from 52 at December 31, 1997. The increase in employees combined with normal salary increases, accounted for the variance from 1997.

   Occupancy expense increased $175,000 or 37% from 1997 mainly as a result of the increased rent from the two branches opened in 1998 and from costs related to the opening of two additional branches in 1999, one to be located in Manville and the other in Aberdeen. Equipment expenses increased $72,000 or 23% during 1997. In addition to equipping the new branches and employees, the Company has made an attempt to remain current with technology and to make sure all upgrades are in place for the Year 2000.

   Other expenses increased $219,000 or 16%. Much of the increase was related to the growth in assets experienced by the Company, which affected many areas, especially data processing costs and outside services, which were up $70,000 and $63,000, respectively. Advertising and business development expenses as well as stationery and supplies included costs associated with the promotion of the new branches as well as the introduction of new banking products - most notably the "Select Checking" consumer checking account.

SECURITIES PORTFOLIO

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

                                                    SVB FINANCIAL SERVICES, INC.
                 Management's Discussion and Analysis of Financial Condition and
                                                           Results of Operations


The following table sets forth the amortized cost and estimated market values of securities as of December 31, 1998 and 1997.

=================================================================================================================================
                                                                       1998                                        1997
                                                           AMORTIZED           FAIR                    AMORTIZED           FAIR
(in thousands)                                                COST             VALUE                      COST             VALUE
==================================================================================================================================
AVAILABLE FOR SALE:
U.S. Treasury Securities                                    $  3,511         $  3,515                   $  2,249         $  2,250
U.S. Government Agency Securities                              9,261            9,243                      6,000            6,008
Mortgage-Backed Securities                                     8,491            8,515                      2,960            3,008
Equity Securities                                                250              250                          -                -
----------------------------------------------------------------------------------------------------------------------------------
                                                            $ 21,513         $ 21,523                   $ 11,209         $ 11,266
----------------------------------------------------------------------------------------------------------------------------------
HELD TO MATURITY:
U.S. Treasury Securities                                    $  2,001         $  2,008                   $  8,754         $  8,770
U.S. Government Agency Securities                             10,235           10,274                     11,477           11,498
Other Securities                                               2,002            2,002                          -                -
Mortgage-Backed Securities                                       814              817                      1,871            1,875
----------------------------------------------------------------------------------------------------------------------------------
                                                            $ 15,052         $ 15,101                   $ 22,102         $ 22,143
----------------------------------------------------------------------------------------------------------------------------------

Note: With regard to mortgage-backed securities, the Company does not hold any private issue CMOs. As of December 31, 1998, there was not one issuer where the aggregate book value or aggregate market value exceeds ten percent of shareholders' equity. The maturity distribution and weighted average yield of the Company's securities portfolio as of December 31, 1998 is as follows:

=================================================================================================================================
                                                                       DUE IN:                           DUE IN:
                                                                      ONE YEAR                    AFTER ONE YEAR
($ in thousands)                                                       OR LESS                THROUGH FIVE YEARS          TOTAL
=================================================================================================================================
AVAILABLE FOR SALE:
U.S. Treasury Securities
  Market Value                                                        $ 3,515                                 -         $  3,515
  Yield                                                                  5.22%                                -             5.22%
U.S. Government Agency Securities
  Market Value                                                            500                           $ 8,743            9,243
  Yield                                                                  5.28%                             5.46%            5.45%
Mortgage-Backed Securities
  Market Value                              $ 8,515                         -                                 -         $  8,515
  Yield                                        5.79%                        -                                 -             5.79%
Equity Securities
  Market Value                              $   250                                                                       $  250
=================================================================================================================================

HELD TO MATURITY:
U.S. Treasury Securities
  Book Value                                                          $ 2,001                                 -         $  2,001
  Yield                                                                  5.89%                                -             5.89%
U.S. Government Agency Securities
  Book Value                                                          $ 3,987                           $ 6,248         $ 10,235
  Yield                                                                  5.05%                             6.25%            5.78%
Mortgage-Backed Securities
  Book Value                                $   814                         -                                 -           $  814
  Yield                                        5.68%                        -                                 -             5.68%
Other Securities
  Book Value                                                          $ 2,002                                            $ 2,002
  Yield                                                                  5.24%                                              5.24%
=================================================================================================================================

Note: Mortgage-backed securities are not included because expected maturities will differ from contractual maturities. Borrowers may have the right to prepay or call obligations with or without call or prepayment penalties. U.S. Government Agency Securities which are callable before their stated maturity are included in the table at their stated maturity. Equity securities are not included because they do not have a maturity.

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and
Results of Operations


LOANS

   The following table summarizes the Company's loan portfolio as of December 31, 1998 and 1997.

================================================================================
(in thousands)                              1998          1997
================================================================================
Secured by Real Estate:

  Residential Mortgage                  $  30,577     $  33,249
  Commercial Mortgage                      42,703        29,793
  Construction                              6,256         4,852
Commercial & Industrial                    22,308        20,889
Loans to Individuals for
  Automobiles                              10,298        12,177
Other Loans to Individuals                  8,864         4,969
Other Loans                                   468           541
--------------------------------------------------------------------------------
                                         $121,474      $106,470
================================================================================

Note: The Company's commercial loans are not concentrated within a single industry or group of related industries. The Company had strong growth in the loan portfolio in 1998. The loan portfolio increased by $15.0 million or 14% in 1998.

   The Company targets small to medium sized businesses and professionals in its lending market. With the ever changing composition of the banking marketplace, the Company has tried to remain competitive in its pricing of loans, but will not sacrifice loan quality to capture business. It is important to note that 29% of the loans secured by residential real estate as of December 31, 1998, were for commercial purposes. It is common for small business owners to secure commercial loans with their personal businesses.

   The following table sets forth the Company's total loans by maturity and interest rate sensitivity as of December 31, 1998:

====================================================================================================================================
                                                      MATURITY                   AFTER
                                                       WITHIN                1 THROUGH                 AFTER
(in thousands)                                          1 YEAR                 5 YEARS               5 YEARS                  TOTAL
====================================================================================================================================
Loans with fixed rates                                $ 13,857                $ 48,969              $  5,095              $  67,921
Loans with floating rates                               22,402                  10,343                20,808                 53,553
------------------------------------------------------------------------------------------------------------------------------------
Total                                                 $ 36,259                $ 59,312              $ 25,903              $ 121,474
====================================================================================================================================

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

   The Company originates and retains residential mortgages loans. They are generally written with a three, five or ten year fixed rate which adjusts annually thereafter for the life of the loan, which may be up to 30 years. The Company generally does not lend in excess of 80% of the appraised value. Risks inherent in these loans include the employment stability and earnings potential of the borrower as well as potential resale values associated with the collateral securing these loans.

   The Company makes construction loans to individuals with expertise in the industry or to owner occupied projects. The loans are generally on projects for which a sale contract has been executed and for which permanent mortgage financing is in place. The Company will generally lend up to 75% of the appraised completed value of the project. Risks inherent with these loans include performance of the general economy which will affect whether the sale of the project actually closes despite its contracted status and the risk inherent with whether the construction of a project will actually be completed and completed within budget. Environmental factors may affect whether a project can be completed. However, the Company does environmental due diligence prior to closing. An environmental risk factor is the risk that a site may be contaminated by toxic chemicals, oil, gasoline or like substance. In the event that this occurs environmental audits must be performed to determine the extent of the problem and cost of cleanup. Excessive cleanup costs may endanger the completion of the project.

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

   Factors that influence management's judgment in determining the amount of the provision for loan losses include an ongoing review of the overall quality of the loan portfolio by the Company's credit analysts who have no lending authority, management's continuing evaluation of loans and the assignment of a specific risk rating to all non-consumer borrowing, an evaluation of prevailing and anticipated economic conditions and their related effects on the existing portfolio, loan classifications and evaluations as a result of periodic examinations by Federal and State supervisory authorities and comments and recommendations of the Company's independent public accountants as a result of their annual audit of the financial statements. It is management's practice to review the allowance on a monthly basis to determine the provision to be made.

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and
Results of Operations

   The   following   table   summarizes   the   composition   of  the  Company's
non-performing assets as of the dates indicated:

=================================================================================================================================
DECEMBER 31,                                                                              1998                            1997
(in thousands)
=================================================================================================================================
Non-performing assets (1):
Non-accruing loans
  Commercial and Construction                                                          $      56                       $       -
  Real Estate                                                                                  -                               -
  Installment                                                                                 40                              63
--------------------------------------------------------------------------------------------------------------------------------
    Total non-accrual loans                                                                   96                              63
Restructured loans                                                                             -                               -
--------------------------------------------------------------------------------------------------------------------------------
    Total non-performing loans                                                                96                              63
--------------------------------------------------------------------------------------------------------------------------------
Other real estate owned                                                                        -                               -
--------------------------------------------------------------------------------------------------------------------------------
    Total non-performing assets                                                        $      96                       $      63
--------------------------------------------------------------------------------------------------------------------------------
Loans past due 90 days or more (2)                                                     $       5                       $       -
--------------------------------------------------------------------------------------------------------------------------------
Non-performing loans to total loans                                                         0.08%                           0.06%
Non-performing assets to total assets                                                       0.05%                           0.04%
Allowance for loan losses to non-performing loans                                       1,261.46%                       1,558.73%
--------------------------------------------------------------------------------------------------------------------------------

(1) Non-performing assets excludes loans past due 90 days or more and still accruing.
(2)  Loans past due 90 days or more and still accruing.

As noted in the previous table, the Company's charge off history shows relatively small percentages of net charge offs. The following table depicts an approximate allocation of the allowance for loan losses as of the dated indicated:

===================================================================================================================================
DECEMBER 31,                                                     1998                                          1997
                                                                           PERCENT OF                                   PERCENT OF
($ in thousands)                                        AMOUNT         LOANS TO TOTAL                AMOUNT          LOANS TO TOTAL
===================================================================================================================================
Commercial and Construction                             $  986                 58.67%                 $ 728                  64.37%
Real Estate                                                 41                 25.17%                    47                  21.69%
Installment                                                184                 16.16%                   207                  13.94%
-----------------------------------------------------------------------------------------------------------------------------------
                                                       $ 1,211                100.00%                 $ 982                 100.00%
-----------------------------------------------------------------------------------------------------------------------------------

DEPOSITS
Following is the average balances and rates paid on deposits for the periods indicated:

====================================================================================================================================
YEARS ENDED DECEMBER 31,                                  1998                   1997
                                                       AVERAGE                AVERAGE               AVERAGE                 AVERAGE
($ in thousands)                                       BALANCE                   RATE               BALANCE                    RATE
====================================================================================================================================
Demand Deposits                                      $  24,416                      -             $  20,584                       -
Savings Deposits                                        10,992                  3.17%                 8,232                   3.11%
Money Market Deposits Accounts                          18,288                  3.38%                18,017                   3.53%
NOW Accounts                                            14,684                  2.61%                 8,903                   2.56%
Time Deposits                                           78,296                  5.47%                68,428                   5.47%
------------------------------------------------------------------------------------------------------------------------------------
                                                     $ 146,676                  3.84%             $ 124,164                   3.92%
------------------------------------------------------------------------------------------------------------------------------------

Following is the maturity distribution of time certificates of deposit $100,000 and over at December 31, 1998:

(in thousands)
Three months or less                                $ 10,300
Over three months through twelve months                2,949
Over 1 year through five years                           839
--------------------------------------------------------------------------------
                                                     $14,088
================================================================================

                                                    SVB FINANCIAL SERVICES, INC.
                 Management's Discussion and Analysis of Financial Condition and
                                                           Results of Operations


The following table summarizes the activity in the allowance for possible loan losses for the period indicated:

==================================================================================================================================
                                                                                                   YEARS ENDED DECEMBER 31,
==================================================================================================================================
(in thousands)                                                                               1998                            1997
==================================================================================================================================
Balance, beginning of period                                                              $  982                          $  783
Loans charged off
  Commercial and Construction                                                                  -                             (34)
  Real Estate                                                                                  -                               -
  Installment                                                                                (80)                            (52)
----------------------------------------------------------------------------------------------------------------------------------
Total charge offs                                                                            (80)                            (86)
----------------------------------------------------------------------------------------------------------------------------------
Recoveries of loans previously charged off
  Commercial and Construction                                                                  8                               -
  Real Estate                                                                                  -                               -
  Installment                                                                                  1                               5
----------------------------------------------------------------------------------------------------------------------------------
Total recoveries                                                                               9                               5
----------------------------------------------------------------------------------------------------------------------------------
Net Loans charged off                                                                        (71)                            (81)
----------------------------------------------------------------------------------------------------------------------------------
Provision charged to expense                                                                 300                             280
----------------------------------------------------------------------------------------------------------------------------------
Balance, end of period                                                                   $ 1,211                          $  982
----------------------------------------------------------------------------------------------------------------------------------
Net charge offs as a percentage of average loans                                            0.06%                           0.09%
Allowance for loan losses to total loans                                                    1.00%                           0.92%
Allowance for loan losses to non-performing loans                                       1,261.46%                       1,558.73%

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

During 1998, the Company generated $1,307,000 cash flow from operations. Net cash used in investing activities was $23,017,000, most of which was in the form of loans. Purchases of securities available for sale totaled $19,464,000, while purchases of securities held to maturity totaled $8,717,000. These were funded mostly by maturities available for sale and securities held to maturity of $6,633,000 and $15,797,000, respectively. In addition to loans and investments, the Company began investing in time deposits due from banks, during 1998 which totaled $4,090,000 at year end.

   Funding for investment activities resulted from an increase in financing activities of $35,375,000. Almost half of this came from the increase in demand deposits of $17,419,000 most of which was in interest bearing demand deposits. Savings, time deposits, and money market deposits also increased $4,793,000, $3,999,000 and $9,572,000, respectively.

   Cash and cash equivalents increased $13,665,000 in 1998.

   The Company believes its liquidity position is sufficient to provide funds to meet future loan demand or possible outflow of deposits.

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

   Loans make up the largest portion of the Bank's assets. In making commercial loans, the emphasis is placed on floating rate loans tied to the prime lending rate. Fixed rate commercial loans are generally written so that the rates can be adjusted within 3-5 years with payouts up to 20 years. Mortgage loans are currently written to be adjusted annually after the first 3, 5 or 10 year term. Home equity loans are tied to the prime lending rate although special promotions may offer a fixed rate for periods of not greater than one year. Installment loans are written at fixed rates from 3 to 5 years.

   The Bank utilizes its securities to manage its liquidity and rate sensitivity. Fixed rate securities are purchased for terms of less than 5 years. Adjustable rate securities require an estimate average life at time of purchase of 10 years or less. Callable securities are also purchased for terms of 5 years or less with a call period of three months to 2 years. Fixed rate mortgage-backed securities are also purchased with estimated average lives at the time of purchase of not more than 5 years.

   A significant portion of the Bank's assets have been funded with CDs including jumbo CDs. Unlike other deposit products, such as, checking and savings accounts, CDs carry a high degree of interest rate sensitivity and therefore, their renewal will vary based on the competitiveness of the Bank's interest rates. The Bank has attempted to price its CDs competitively.

   The nature of the Bank's current operations is such that it is not subject to foreign currency exchange or commodity price risk. Additionally, neither the Company nor the Bank owns any trading assets. At December 31, 1998, the Bank did not have any hedging transactions in place.

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

                                                    SVB FINANCIAL SERVICES, INC.
                 Management's Discussion and Analysis of Financial Condition and
                                                           Results of Operations

INTEREST RATE SENSITIVITY AT DECEMBER 31, 1998 (In thousands)

-----------------------------------------------------------------------------------------------------------------------------------
MATURITY OR REPRICING IN (2)
                                         DUE IN                 BETWEEN                                     NON-
                                        90 DAYS               91 DAYS -               AFTER             INTEREST
                                        OR LESS                ONE YEAR            ONE YEAR              BEARING              TOTAL
===================================================================================================================================
ASSETS:
Securities                             $ 27,793                $  2,206            $  6,576             $      -          $  36,575
Federal Funds Sold                       10,325                       -                   -                    -             10,325
Interest Bearing Time Deposits              199                   3,491                 400                    -              4,090
Other Short Term Investments                965                       -                   -                    -                965
Loans                                    44,573                  15,801              61,004                   96            121,474
Valuation Reserve(1)                          -                       -                   -               (1,298)            (1,298)
Non-interest Earning Assets                   -                       -                   -               13,096             13,096
-----------------------------------------------------------------------------------------------------------------------------------
Total Assets                           $ 83,855                $ 21,498            $ 67,980             $ 11,894          $ 185,227
-----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND
STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Money Market Accounts                  $ 20,226                $      -            $      -             $      -          $  20,226
NOW Accounts                             24,502                       -                   -                    -             24,502
Other Savings Deposits                   13,836                       -                   -                    -             13,836
Time CDs over $100,000                   10,300                   2,949                 839                    -             14,088
Other Time Deposits                      28,343                  32,103               8,719                    -             69,165
Obligation Under Capital Lease                -                       -                 438                    -                438
-----------------------------------------------------------------------------------------------------------------------------------
Total Interest-Bearing Liabilities       97,207                  35,052               9,996                    -            142,255
-----------------------------------------------------------------------------------------------------------------------------------
Non-interest Bearing Liabilities              -                       -                   -               27,897             27,897
Other Liabilities                             -                       -                   -                  710                710
Stockholders' Equity                          -                       -                   -               14,365             14,365
-----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and
  Stockholders' Equity                 $ 97,207               $  35,052            $  9,996             $ 42,972          $ 185,227
-----------------------------------------------------------------------------------------------------------------------------------
Interest Rate Sensitivity Gap          $(13,352)              $ (13,554)           $ 57,984             $ 31,078
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative Gap                         $(13,352)              $ (26,906)           $ 31,078
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative Gap to Total Assets            (7.21)%                (14.53)%             16.78%
-----------------------------------------------------------------------------------------------------------------------------------

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

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and
Results of Operations

 The ALCO attempts to maintain the Company's cumulative gap ratios at +/-15% for 90 days or less, +/-20% for between 91 days to six months and +/-25% for six months to one year.

   While gap analysis is a general indicator of the potential effect that changing interest rates may have on net interest income, the gap itself does not present a complete picture of interest rate sensitivity. First, changes in the general level of interest rates do not affect all categories of assets and liabilities equally or simultaneously. Second, assumptions must be made to construct a gap analysis. Money Market deposits, for example, which have no contractual maturity, are assigned a repricing interval of 90 days. Management can influence the actual repricing of the deposits independent of the gap assumption. Third, the gap analysis represents a one-day position and cannot incorporate a changing mix of assets and labilities over time as interest rates change. Volatility in interest rates can also result in disintermediation, which is the flow of funds away from financial institutions into direct investments, such as U. S. Government and corporate securities and other investment vehicles, including mutual funds, which, because of the absence of federal insurance premiums and reserve requirements, generally pay higher rates of return than financial institutions.


RETURN ON ASSETS AND RETURN ON EQUITY

   The following table depicts returns on average assets and returns on average equity for the periods indicated:

                                       Years Ended December 31,
================================================================================
                                   1998                  1997
================================================================================
Return on Average Assets          0.75%                 0.80%
Return on Average Equity          8.82%                 8.89%
Average Equity to
  Average Assets                  8.44%                 9.04%
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

                                       Years Ended December 31,
================================================================================
                                   1998                  1997
================================================================================
Total Capital to
  Risk Weighted Assets           11.14%                12.81%
Tier 1 Capital to
  Risk Weighted Assets           10.24%                11.89%
Leverage Ratio                    8.54%                 8.72%
================================================================================

   It is the Company's intention to retain its earnings in order to provide adequate capital to continue to support its growth. The Company has never paid a dividend.

                                                    SVB FINANCIAL SERVICES, INC.
                 Management's Discussion and Analysis of Financial Condition and
                                                           Results of Operations


SUMMARY OF QUARTERLY RESULTS

   The following summarizes the results of operations during 1998 on a quarterly basis:

====================================================================================================================================
                                                                             For the Quarters Ended
====================================================================================================================================
(in thousands)                               March 31                    June 30              September 30               December 31
====================================================================================================================================
Interest Income                               $ 2,916                    $ 3,044                   $ 3,183                   $ 3,323
Interest Expense                                1,328                      1,379                     1,426                     1,532
------------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                             1,588                      1,665                     1,757                     1,791
Provision for Loan Losses                          65                         70                        90                        75
------------------------------------------------------------------------------------------------------------------------------------
Net Interest Income After
  Provision for Loan Losses                     1,523                      1,595                     1,667                     1,716
------------------------------------------------------------------------------------------------------------------------------------
Gain on the Sale of Loans                          51                         69                       144                        70
Gain on the Sale of Securites                       -                          -                         4                         -
Other Income                                       94                         97                       112                       129
Other Expense                                   1,275                      1,341                     1,322                     1,364
------------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                        393                        420                       605                       551
Income Taxes                                      159                        170                       238                       199
------------------------------------------------------------------------------------------------------------------------------------
Net Income                                     $  234                     $  250                    $  367                    $  352
------------------------------------------------------------------------------------------------------------------------------------

YEAR 2000 DISCLOSURE


   The Year 2000 ("Y2K") issue is the result of computer programs using a two-digit format as opposed to four digits to indicate the year. Such computer systems will be unable to interpret dates beyond the year 1999, which cause a system failure or other computer errors, leading to the disruptions in operations.

   In 1997, the Company formed a Year 2000 Committee to develop a plan to address the issue. The first phase of the plan called for identifying all date reliant hardware, including computers, check encoders, vaults, A/C & heating systems, lighting systems, etc. and computer software by performing an inventory and contacting all vendors for information regarding the Y2K compliance of their products. The second phase of the plan called for the replacement or upgrade of non-compliant hardware or software to Y2K compliant status. The third phase called for the testing of mission critical hardware and software to ascertain Y2K compliance. In addition, contingency plans are being written to allow the continuation of operations in case of system failures.

   Phase I (Inventory/Assessment) has been completed. Phase II (Renovation/Implementation) has been completed except for the replacement of check encoder hardware which will take place in mid 1999. Phase III (Validation/Testing) is in progress and will be completed by June 30, 1999.

   Most of the Company's major computer applications (loans, deposits, general ledger, etc.) are outsourced to Fiserv, one of the largest bank data processing servicers in the country. Fiserv has a Year 2000 Plan, is performing testing on all mission critical systems and interfaces, and has developed its own contingency plans. Fiserv has completed testing of its systems. We have been provided access to all its documentation and test results. In addition, a third party auditor has been hired by Fiserv's clients to review Fiserv's Y2K plan and provide status reports. At this writing Fiserv has substantially completed the validation and testing of the major computer applications and is currently testing application interfaces.

   The Company expects to spend $200,000 for equipment upgrades and $30,000 for direct expense items to cover additional Y2K charges.

   The Company has also made several mailings to its retail and commercial customers to apprise them of the Y2K problem. Y2K risk assessment has been made a part of the Bank's commercial loan underwriting procedures. The commercial portfolio has been reviewed and a Y2K risk assessment made of customers.

   These customers have been contacted and asked to complete a questionnaire regarding their Y2K effort.

   SVB Financial Services, Inc. and Somerset Valley Bank

BOARD OF DIRECTORS

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


SOMERSET VALLEY BANK
FOUNDERS ADVISORY COUNCIL:

Richard Bradley
Maureen T. Kruse
Matthew Madlinger
John Majcher
Thomas C. Miller, Esq.
Harold T. Moscatiello
Edward Rego

Janak Sakaria, MD
Helga Schwartz, MD
Michael A. Sena
Albert DiFiore
Sandra L. Runyon
Frank Tourville
Donald Sweeney, MD

SOMERSET VALLEY BANK
HILLSBOROUGH ADVISORY COUNCIL:

Michael Avolio
Elaine DeMilia
Walter J. Dietz, III
Peter McGavisk
Daniel G. Marulli, DDS
John Mondoro
Dan Pullen, DDS
Harry Smith
Kevin Sweeney
Frank N. Yurasko, Esq.

BANKING STAFF
OFFICERS:

Robert P. Corcoran
President and C.E.O.

Keith B. McCarthy
Chief Operating Officer

Arthur E. Brattlof
Executive Vice President,
Senior Loan Officer

Robert F. Cramer
Senior Vice President
Consumer Loans

Michael A. Novak
Senior Vice President
Commercial Loans

Jeffrey D. Mattison
Vice President
Commercial Loans

Kenneth A. Rastelli
Vice President
Commercial Loans

Kathy Ruggiero
Vice President
Branch Administration

Roger W. Russell
Vice President
Loan Administration

Karen L. Zaliwski
Vice President
Operations

Christopher Fenimore
Assistant Vice President
Consumer Loans

John P. Oliver
Assistant Vice President
Commercial Loans

Margaret O'Keeffe
Assistant Vice President and
Manager

Mary E. Rowe
Assistant Vice President
Accounting and Finance

Mary Ann Soriano
Assistant Vice President
Bookkeeping

Marguerite Eppler
Secretary to the Board

Jeannette Capra
Assistant Treasurer

Christopher Seaman
Assistant Treasurer

Vimala Vimalavong
Assistant Treasurer

Kenneth S.B. Wade II
Assistant Treasurer

Jeanne G. Hagen
Human Resources Director

Suzanne B. Lennard
Assistant Secretary

GENERAL
COUNSEL:

Thomas C. Miller, Esq.
Miller,  Robertson and Rodgers, P.C.
21 North Bridge Street

Somerville, NJ 08876

INDEPENDENT
PUBLIC
ACCOUNTANTS:

Grant Thornton LLP
2001 Market Street

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