Form 10KSB, Exhibit 13
period 1999-12-31
SVB FINANCIAL SERVICES INC
filed 2000-03-27
CIK 1011698

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

                                                                              SVB FINANCIAL SERVICES, INC.
                                                              Selected Consolidated Financial Information
                                                                                At or For the Years Ended
---------------------------------------------------------------------------------------------------------
(in thousands except per share data)            1999         1998          1997         1996         1995
INCOME STATEMENT DATA:
Interest Income                              $ 14,412     $ 12,466     $ 10,754     $  8,383     $  6,296
Interest Expense                                6,093        5,665        4,880        3,813        2,871
---------------------------------------------------------------------------------------------------------
Net Interest Income                             8,319        6,801        5,874        4,570        3,425
Provision for Loan Losses                         440          300          280          310          206
---------------------------------------------------------------------------------------------------------
Net Interest Income After Provision
  for Loan Losses                               7,879        6,501        5,594        4,260        3,219
Non-Interest Income                               787          770          561          372          363
Non-Interest Expense                            6,496        5,302        4,303        3,427        2,495
---------------------------------------------------------------------------------------------------------
Income Before Income Taxes                      2,170        1,969        1,852        1,205        1,087
Income Tax Expense                                815          766          749          485          424
---------------------------------------------------------------------------------------------------------
Net Income                                   $  1,355     $  1,203     $  1,103     $    720     $    663
---------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
Total Assets                                  $206,107    $185,227     $148,550     $124,995     $ 88,744
Federal Funds Sold and Other
  Short Term Investments                        2,400       11,290          188        7,213        5,170
Interest Bearing Time Deposits                  5,283        4,090         --           --           --
Securities Available For Sale                  27,216       21,523       11,266        8,727        4,875
Securities Held To Maturity                     5,122       15,052       22,102       13,989       14,581
Loans, Net                                    151,425      120,176      105,389       86,992       59,528
Deposits                                      189,562      169,714      133,930      112,521       79,680
Shareholders' Equity                           15,364       14,365       13,096       11,910        8,703
---------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS:
Return on Average Assets                          .69%         .75%         .80%         .67%         .83%
Return on Average Equity                         9.19%        8.82%        8.89%        8.07%        8.16%
Net Interest Margin                              4.53%        4.46%        4.52%        4.51%        4.53%
----------------------------------------------------------------------------------------------------------
ASSET QUALITY:
Loans Past Due Over 90 Days                  $   --       $      5     $   --       $     21     $   --
Non-Accrual Loans                                 692           96           63           24         --
Net Charge Offs                                   101           71           81           53           51
Allowance for Loan Losses To Total Loans         1.01%        1.00%         .92%         .89%         .88%
---------------------------------------------------------------------------------------------------------
PER SHARE DATA (1)
Earnings Per Share - Basic $                      .46     $    .42     $    .39     $    .30     $    .28
Earnings Per Share - Diluted                      .45          .40          .38          .29          .28
Book Value                                       5.21         4.93         4.54         4.15         3.53
---------------------------------------------------------------------------------------------------------
CAPITAL RATIOS:
Total Risked-Based Capital                      10.17%       11.14%       12.81%       13.40%       14.11%
Tier I Risked-Based Capital                      9.21%       10.24%       11.89%       12.56%       13.29%
Leverage Capital                                 7.56%        8.54%        8.72%        9.58%        9.89%
---------------------------------------------------------------------------------------------------------

(1) All data has been retroactively restated for stock splits and stock dividends.

Dear Shareholders,

Last year in our Annual Report, in addition to providing you with the financial results of the Company's operations, we also articulated a significant number of goals we sought to reach and challenges we had to address in keeping the Company on its path of continued growth and success. We are proud to report that most of our goals were reached or surpassed and the challenges successfully overcome. The dire predictions of widespread bank operating system failures because of the "Y2K" bug never transpired due to the cooperative efforts of the industry, its regulators, utility and service providers and of course the cooperation and loyalty of our customers and employees. It is a chapter in our business experience that was costly, time consuming and happily placed behind us.

On March 19, 1999, Somerset Valley Bank opened its sixth banking facility, a full service branch in the Borough of Manville. Despite the devastating effects of the worst flood in at least a half-century, the branch grew to $17 million in deposits in only nine months of operation, becoming the fastest growing financial institution in the borough. We are proud to be a member of the Manville community and look forward to being a part of the positive economic changes occurring there.

The construction of our branches in Bernards Township and Aberdeen Township has been completed and Grand Opening dates have been set for January 2000 in Aberdeen and February 2000 in Bernards Township, bringing our branch network up to six full service facilities and two mini branches (Gaston Avenue in Somerville and Arbor Glen Retirement Community in Bridgewater). Additionally, we have entered into a lease for a ninth office on Oak Tree Road in a mixed residential/commercial area in the Township of Edison, which we expect to open in late 2000 or early 2001. Strategically, we have focused on growing our branch delivery system in demographically attractive, convenient locations in economically viable municipalities. Our marketing efforts and banking philosophy have proven very successful in our integration into these communities and our short term results and long term prospects are extremely positive.

After completing our eighth year of operation, the Bank has exceeded $200 million in assets ending the year at $206,107,000, an increase of $20,880,000 or 11.3% over the previous year. Our deposits increased by almost $20 million in 1999, growing from $169,714,000 to $189,562,000 or 11.7%. In an excellent economy our net loans grew by $31,249,000 to $151,425,000 or 26.0% while non-performing loans remained well below state and nationwide averages at .45% of the total portfolio. Asset quality remains an important element of the Bank's overall lending philosophy and a strong hedge against any potential unexpected economic downturns. We maintain a distinct advantage in keeping our asset quality strong with our thorough knowledge of our client base and by limiting the number of loans that fall beyond the communities within which we operate.

Despite our aggressive growth strategy, the Bank's earnings in 1999 were at a record high of $1,355,000 or an increase of 12.6% over the previous year and the shift toward a broader base of retail accounts fueled by our additional branch locations has provided a sustained increase in non-interest income. As the Bank matures and the new branches begin to support their start-up expenses by producing revenues in excess of operating costs, profitability should increase significantly and provide a much stronger revenue base to support additional expansion.

Although the market value of stock has remained relatively flat in 1999, the stock price remained constant at between $8.45 and $9.25 per share following a 5% stock dividend that was issued on November 19, 1999. On an industry wide basis, financial stocks in general performed poorly and many of the major financial institutions watched their stock values evaporate by as much as 30-50%. At year-end, SVB Financial Services, Inc. was selling at $9.00 per share, or 19.6 times 1999 earnings and 1.7 times book value of $5.21 per share. We are extremely confident that if we continue on our path of aggressive growth along with conservative lending policies, a reputation for quality service and competitive financial product offerings, our stock price will perform in accordance with our expectations.

As we proceed toward taking the Bank to a more regional level in the Central New Jersey marketplace, our focus will remain on convenience, a strong commitment to personal service and increased technological capabilities. In view of the rapidly increasing acceptance and popularity of the Internet, we have begun the process of enhancing our existing web site by adding a more user friendly navigation system, along with non-traditional banking services, such as, discount brokerage and insurance products to further serve the needs of our customers. We welcome our shareholders to join us on our web site and follow our progress as we explore this additional exciting option in providing quality banking services.

In accordance with our strategy of offering new financial services, the Company has entered into an agreement with National Discount Brokers to provide an Internet link that will enable our customers to carry out discounted securities trading from our web site. This agreement will provide Internet customers with a value-added service while enabling the Bank to participate in a revenue sharing arrangement with National Discount Brokers.

Additionally, the Company has formed a joint venture subsidiary, Somerset Valley Financial LLC, with International Planning Alliance of Somerset, New Jersey, that will allow the Bank to share in revenues through the sale of life insurance, medical insurance, financial planning, executive benefits and retirement products. A number of Bank officials are licensed insurance providers and will engage in developing insurance sales opportunities in conjunction with our affiliate in this enterprise.

Looking forward, SVB Financial Services, Inc. will remain committed to providing a high level of banking services, personally at our branch sites, technologically through electronic media, and responsively through our community involvement. We strongly feel that this type of effort will be required in order to attain the Company's goal of continued growth and enhanced stock value. As always, we thank you for your continued support.

Very truly yours,



/s/John K. Kitchen               /s/Robert P. Corcoran
------------------               ---------------------
John K. Kitchen                  Robert P. Corcoran

CHAIRMAN OF THE BOARD            PRESIDENT AND CHIEF
                                 EXECUTIVE OFFICER

                                                          SVB FINANCIAL SERVICES, INC.
                                                           Consolidated Balance Sheets
                                                      As of December 31, 1999 and 1998
--------------------------------------------------------------------------------------
(in thousands)                                              1999             1998
--------------------------------------------------------------------------------------
 ASSETS

Cash & Due from Banks                                 $      7,028      $      8,358
Federal Funds Sold                                           2,400            10,325
Other Short Term Investments                                  --                 965
--------------------------------------------------------------------------------------
Total Cash and Cash Equivalents                              9,428            19,648
Interest Bearing Time Deposits                               5,283             4,090
Securities
  Available for Sale, at Fair Value                         26,377            21,273
  Held to Maturity, (Fair Value $5,041 in 1999
  and $15,101 in 1998)                                       5,122            15,052
Equity Securities                                              839               250
--------------------------------------------------------------------------------------
Total Securities                                            32,338            36,575
--------------------------------------------------------------------------------------

Loans                                                      153,151           121,474
  Allowance for Loan Losses                                 (1,550)           (1,211)
 Unearned Income                                              (176)              (87)
--------------------------------------------------------------------------------------
Net Loans                                                  151,425           120,176
Premises & Equipment, Net                                    4,789             2,303
Other Assets                                                 2,844             2,435
--------------------------------------------------------------------------------------
Total Assets                                          $    206,107      $    185,227
======================================================================================
LIABILITIES & SHAREHOLDERS' EQUITY
LIABILITIES

Deposits
Demand

  Non-interest Bearing                                $     32,020      $     27,897
  NOW Accounts                                              27,025            24,502
Savings                                                     16,618            13,836
Money Market Accounts                                       25,446            20,226
Time
  Greater than $100,000                                     13,486            14,088
  Less than $100,000                                        74,967            69,165
--------------------------------------------------------------------------------------
Total Deposits                                             189,562           169,714
--------------------------------------------------------------------------------------
Obligation Under Capital Lease                                 432               438
Other Liabilities                                              749               710
--------------------------------------------------------------------------------------
Total Liabilities                                          190,743           170,862
--------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Common Stock, $2.09 Par Value:  20,000,000
  Shares Authorized; 2,946,556 Shares in 1999 and
  2,772,224 Shares in 1998 Issued and Outstanding            6,158             5,794
Additional Paid-in Capital                                   6,496             5,502
Retained Earnings                                            3,215             3,062
Accumulated Other Comprehensive (Loss)/Income                 (505)                7
Total Shareholders' Equity                                  15,364            14,365
--------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity            $    206,107      $    185,227
======================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

SVB FINANCIAL SERVICES, INC.
Consolidated Statements of Income
For the years ended December 31, 1999 and 1998
----------------------------------------------------------------------------------------------
(in thousands except per share data)                                        1999       1998
----------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                                                    $11,787     $10,210
Securities Available for Sale                                              1,469         763
Securities Held to Maturity                                                  511         966
Dividends on Equity Securities                                                13        --
Other Short Term Investments                                                  10          67
Interest Bearing Time Deposits                                               314          69
Federal Funds Sold                                                           308         391
----------------------------------------------------------------------------------------------
Total Interest Income                                                     14,412      12,466
----------------------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits                                                                   6,048       5,628
Other Short Term Borrowings                                                    8        --
Obligation Under Capital Lease                                                37          37
----------------------------------------------------------------------------------------------
Total Interest Expense                                                     6,093       5,665
----------------------------------------------------------------------------------------------
Net Interest Income                                                        8,319       6,801
PROVISION FOR LOAN LOSSES                                                    440         300
Net Interest Income after Provision For Loan Losses                        7,879       6,501
----------------------------------------------------------------------------------------------
OTHER INCOME

Service Charges on Deposit Accounts                                          393         298
(Losses)/Gains on the Sale of Securities Available for Sale                   (8)          4
Gains on the Sale of Loans                                                   253         334
Other Income                                                                 149         134
----------------------------------------------------------------------------------------------
Total Other Income                                                           787         770
----------------------------------------------------------------------------------------------
OTHER EXPENSE

Salaries and Employee Benefits                                             3,291       2,713
Occupancy Expense                                                            872         652
Equipment Expense                                                            432         378
Other Expenses                                                             1,901       1,559
----------------------------------------------------------------------------------------------
Total Other Expense                                                        6,496       5,302
----------------------------------------------------------------------------------------------
Income Before Provision for Income Taxes                                   2,170       1,969
Provision for Income Taxes                                                   815         766
----------------------------------------------------------------------------------------------
NET INCOME                                                               $ 1,355     $ 1,203
==============================================================================================
EARNINGS PER SHARE - BASIC (1)                                           $   .46     $   .42
==============================================================================================
EARNINGS PER SHARE - DILUTED (1)                                         $   .45     $   .40
==============================================================================================

(1) Amounts have been restated for stock splits and stock dividends

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                                                                                  SVB FINANCIAL SERVICES, INC.
                                          Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income
                                                                               For the years ended December 31, 1999 and 1998
-----------------------------------------------------------------------------------------------------------------------------
                                                                                    ACCUMULATED
                                                          ADDITIONAL                    OTHER        TOTAL
                                               COMMON       PAID-IN     RETAINED    COMPREHENSIVE SHAREHOLDERS' COMPREHENSIVE
(in thousands)                                  STOCK       CAPITAL     EARNINGS    INCOME (LOSS)   EQUITY          INCOME
--------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1998                      $  5,726     $  5,473     $  1,859      $     38      $ 13,096
--------------------------------------------------------------------------------------------------------------------------
Issuance of Common Stock, Net                       54           43                                       97
Adjustment for Stock Split                          14          (14)
Net Income                                                                 1,203                       1,203     $  1,203
Accumulated Other Comprehensive
   Income/(Loss) Net of

   Reclassification Adjustments and Taxes           --           --           --           (31)          (31)         (31)
                                                                                                                 --------
Total Comprehensive Income                                                                                       $  1,172
==========================================================================================================================
BALANCE, DECEMBER 31, 1998                       5,794        5,502        3,062             7        14,365
--------------------------------------------------------------------------------------------------------------------------
Issuance of Common Stock, Net                       71           85                                      156
5% Stock Dividend                                  293          909       (1,202)
Net Income                                                                 1,355                       1,355     $  1,355
Accumulated Other Comprehensive
Income/(Loss) Net of
Reclassification Adjustments and Taxes              --          --            --          (512)         (512)        (512)

Total Comprehensive Income                                                                                       $    843
--------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                      $6,158    $  6,496     $  3,215       $   (505)     $ 15,364
==========================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

SVB FINANCIAL SERVICES, INC.
Consolidated Statements of Cash Flows
For the years ended December 31, 1999 and 1998
--------------------------------------------------------------------------------------
(in thousands)                                                    1999         1998
--------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income                                                     $  1,355      $  1,203
Adjustments to Reconcile Net Income to Net
  Cash Provided By Operating Activities
Provision for Loan Losses                                           440           300
Depreciation and Amortization                                       463           383
Accretion of Securities Discount                                    (30)           (3)
Losses/(Gains) on Sale of Securities
  Available for Sale                                                  8            (4)
Gains on the Sale of Loans                                         (253)         (334)
Increase in Other Assets                                           (164)         (370)
Increase in Other Liabilities                                        43           145
Increase/(Decrease) in Unearned Income                               89           (13)
--------------------------------------------------------------------------------------
Net Cash Provided By Operating Activities                         1,951         1,307
======================================================================================
INVESTING ACTIVITIES
Increase in Interest Bearing Time Deposits                       (1,193)       (4,090)
Proceeds from Sales of Securities Available for Sale              6,512         2,504
Proceeds from Maturities of Securities
Available for Sale                                                4,906         6,633
Held to Maturity                                                 15,296        15,797
Purchases of Securities
Available for Sale                                              (17,345)      (19,214)
Held to Maturity                                                 (5,296)       (8,717)
Equity Securities                                                  (589)         (250)
Increase in Loans, Net                                          (31,525)      (14,741)
Capital Expenditures                                             (2,935)         (939)
--------------------------------------------------------------------------------------
Net Cash Used for Investing Activities                          (32,169)      (23,017)
======================================================================================
FINANCING ACTIVITIES
Net Increase in Demand Deposits                                   6,646        17,419
Net Increase in Savings Deposits                                  2,782         4,793
Net Increase in Money Market Deposits                             5,220         3,999
Net Increase in Time Deposits                                     5,200         9,572
Decrease in Federal Funds Purchased                                   -          (500)
Decrease in Obligation Under Capital Lease                           (6)           (5)
Proceeds from the Issuance of Common Stock, Net                     156            97
--------------------------------------------------------------------------------------
Net Cash Provided by Financing Activities                        19,998        35,375
(Decrease)/Increase in Cash and Cash Equivalents                (10,220)       13,665
Cash and Cash Equivalents, Beginning of Year                     19,648         5,983
--------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year                         $  9,428      $ 19,648
======================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid During the Year for Interest                         $  5,997      $  5,640
======================================================================================
Cash Paid During the Year for Federal Income Taxes             $    840      $    620
======================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                                    SVB FINANCIAL SERVICES, INC.
                                      Notes to Consolidated Financial Statements


1:  ORGANIZATION AND NATURE OF OPERATIONS

SVB Financial Services, Inc., (the "Company"), a bank holding company, was incorporated on February 7, 1996 and owns 100 percent of the shares of Somerset Valley Bank (the "Bank"). The Bank owns 100 percent of Somerset Valley Investment Company, Inc.

The Bank was granted a charter by the New Jersey Department of Banking and commenced operations on December 20, 1991. The Bank is a full service community bank and operates at locations in Somerville, Hillsborough, Bridgewater and Manville, New Jersey. During 1998, approval was received from banking regulatory authorities to open branches in Aberdeen and Bernards Township, New Jersey. These branches will open in early 2000. During 1999, the Bank received approval to open a branch in Edison. The branch is expected to open in late 2000. The Bank's customers are predominately small and middle market businesses and professionals. The Bank's market area is primarily Somerset County, but it does obtain business from the adjacent counties of Middlesex, Hunterdon, Monmouth, Mercer and Morris.

The Bank competes with other banking and financial institutions in their primary market area, including financial institutions with resources substantially greater than their own. Commercial banks, savings banks, savings and loan associations, credit unions and money market funds actively compete for deposits and for all types of loans. Such institutions, as well as consumer finance and insurance companies, may be considered competitors of the Bank with respect to one or more of the services they render. In addition to being subject to competition from other financial institutions, the Bank is subject to federal and state laws and to regulations of certain federal agencies, and accordingly, it is periodically examined by those regulatory agencies.

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

The principal estimate that is particularly susceptible to significant change in the near term relates to the allowance for loan losses. The evaluation of the adequacy of the allowance for loan losses includes an analysis of the individual loans and overall risk characteristics and size of the different loan portfolios, and takes into consideration current economic and market conditions, the capability of specific borrowers to pay specific loan obligations and current loan collateral values. However, actual losses on specific loans, which are also encompassed in the analysis, may vary from estimated losses. These estimates are reviewed periodically, and as adjustments become necessary, they are reflected in operations in the period in which they become known.

SECURITIES: The Company accounts for securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." A portion of the Company's securities are carried at cost adjusted for amortization of premiums and accretion of discounts using the interest method. These securities are carried at amortized cost because the Company has the ability and intent to hold the securities to maturity. The remainder of the Company's securities are held for indefinite periods of time which management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, increased capital requirements or other similar factors, are classified as available for sale. These securities are carried at market value with unrealized gains and losses excluded from earnings and reported as Other Comprehensive Income/(Loss) in a separate component of shareholders' equity, net of income taxes. The net effect of unrealized gains or losses, caused by marking an available for sale portfolio to market, could cause fluctuations in the level of shareholders' equity and equity-related financial ratios as market interest rates cause the market value of fixed rate securities to fluctuate. Realized gains and or losses on securities available for sale are determined on a specific identification basis and are included in the consolidated statements of income. The Company had no securities held for trading purposes at December 31, 1999 and 1998.

In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activity" was issued. Subsequent to this statement, SFAS No. 137 was issued, which amended the effective date of SFAS No. 133 to be all fiscal quarters of all fiscal years beginning after June 15, 2000. Based on the Company's minimal use of derivatives at the current time, management does not anticipate the adoption of SFAS No. 133 will have a significant impact on earnings or the financial position of the Company. However, the impact from adopting SFAS No. 133 will depend on the nature and purpose of the derivative instruments in use by the Company at that time.

LOANS: Loans, which management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal, adjusted for any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans. Loans are stated at the principal amount outstanding. Net loans represent the principal loan amount outstanding reduced by unearned income and allowance for loan losses.

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

The Company accounts for its transfers and servicing financial assets in accordance with SFAS No. 125, "Accounting for Transfer and Servicing of Financial Assets and Extinguishments of Liabilities," as amended by SFAS No. 127, "Deferral of the Effective Date of Certain Provision of SFAS No. 125." This standard provides accounting guidance on transfers of financial assets, servicing of financial assets and extinguishments of liabilities.

The Company periodically sells certain commercial and mortgage loans to other financial institutions without recourse to the Company. The gains and

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

losses are recognized in an amount which approximates the present value of the difference between the effective interest rate to the Company and the net yield to the purchaser, excluding normal future loan servicing fees, when applicable, over the estimated remaining lives of the loans sold.

Interest on loans is credited to operations primarily based upon the principal amount outstanding. When management believes there is sufficient doubt as to the ultimate collectability of interest on any loan, the accrual of applicable interest is discontinued.

Loan origination fees and direct loan origination costs are deferred and are recognized over the estimated life of the related loans as an adjustment of the loan yield. The net loan origination fees recognized as yield adjustments are reflected in total interest income in the consolidated statements of income and the unamortized balance of such net loan origination fees is reported in the consolidated balance sheets as part of unearned income.

ALLOWANCE FOR LOAN LOSSES: The Company's process for evaluating the adequacy of the allowance for loan losses has three basic elements: First, the identification of problem loans when they occur; second, the establishment of appropriate allowance for loan losses once specific problem loans are identified;  and  third,  a  methodology  for  establishing  general  loan  loss allowances. The identification of problem loans is achieved mainly through review of specific major loans based on delinquency criteria, size of loan and location and value of collateral property. Specific loss reserves are established for identified problem loans based on reviews of current operating financial information and fair value appraisals. A range of loss allowances is estimated based upon consideration of past experience of originated loans by loan type, year of origination, location of collateral property and loan-to-value ratios. Based upon this process, consideration of the current economic environment and other factors, management determines what it considers to be an appropriate allowance for loan losses. Although Company's management believes it has a sound basis for this estimation, actual write-offs incurred in the future are highly dependent upon future events, including the economy of the area in which the Company lends. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed primarily on the straight-line method over the shorter of the estimated useful lives of the assets or the term of the related lease.

The Company accounts for long-lived assets in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This statement provides guidance on when assets should be reviewed for impairment, how to determine whether an asset or group of assets is impaired, how to measure an impairment loss and the accounting for long-lived assets that a company plans to dispose of.

INCOME TAXES: The Company accounts for income taxes under the liability method specified by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The principal types of accounts, resulting in differences between assets and liabilities for financial statements and tax return purposes, are the allowance for loan losses, depreciation and accretion of securities discounts.

EARNINGS PER SHARE: The Company accounts for earnings per share under the provisions of SFAS No. 128, "Earnings Per Share." SFAS No. 128 eliminated primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted-average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

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

STOCK OPTIONS: The Company accounts for stock options under SFAS No. 123, "Accounting for Stock-Based Compensation," which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, the standard permits entities to continue accounting for employee stock options and similar instruments under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair-value based method of accounting defined in SFAS No. 123 had been applied. The Company's stock option plans are accounted for under APB Opinion No. 25.

ADVERTISING COSTS:  The Company expenses advertising costs as incurred.

STATEMENT OF CASH FLOWS: For purposes of the consolidated statements of cash flows, the Company considers cash, non-interest bearing amounts due from banks, Federal funds sold and other short term investments to be cash equivalents. Generally, Federal funds are sold for a 60 day period or less.

COMPREHENSIVE INCOME/(LOSS): On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This standard requires entities presenting a complete set of financial statements to include details of comprehensive income or loss. Comprehensive income consists of net income or loss for the current period and income, expenses, gains and losses that bypass the income statement and are reported directly in a separate component of equity. These financial statements have been reclassified to reflect the provisions of SFAS No. 130.

                                                    SVB FINANCIAL SERVICES, INC.
                                      Notes to Consolidated Financial Statements

The income tax effects allocated to comprehensive income/(loss) at December 31, is as follows:

--------------------------------------------------------------------------------------------------------
                                                        1999                           1998
                                            Before      Tax        Net     Before                 Net
                                             Tax      Benefit    of Tax      Tax       TAX       of Tax
(in thousands)                              Amount   (Expense)   Amount     Amount   Benefit     Amount
--------------------------------------------------------------------------------------------------------
Unrealized Gains/(Losses) on Securities
  Unrealized Holding Gains/(Losses)
  Arising During Period                     $(774)     $ 267      $(507)     $ (52)     $  18     $ (34)
Less Reclassification
  Adjustment for Losses/(Gains)
  Realized in Net Income                        8         (3)         5         (4)         1        (3)
--------------------------------------------------------------------------------------------------------
Other Comprehensive
  Income/(Loss), Net                        $(782)     $ 270      $(512)     $ (48)     $  17     $ (31)
========================================================================================================

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

3: SECURITIES

Information relative to the Company's securities portfolio are as follows:

---------------------------------------------------------------------------------
                                                   GROSS        GROSS
                                    AMORTIZED   UNREALIZED    UNREALIZED     FAIR
(in thousands)                         COST        GAINS       LOSSES       VALUE
---------------------------------------------------------------------------------
1999
AVAILABLE FOR SALE
U.S. Government Agency Securities     $14,249     $  --       $   358     $13,891
Mortgage-Backed Securities             11,596          11         359      11,248
Other Securities                        1,296        --            58       1,238
---------------------------------------------------------------------------------
                                      $27,141     $    11     $   775     $26,377
HELD TO MATURITY
U.S. Treasury Securities              $   501     $  --       $     1     $   500
U.S. Government Agency Securities       3,750        --            69       3,681
Mortgage-Backed Securities                871           1          12         860
---------------------------------------------------------------------------------
                                      $ 5,122     $     1     $    82     $ 5,041
=================================================================================

---------------------------------------------------------------------------------
1998
AVAILABLE FOR SALE
U.S. Treasury Securities              $ 3,511     $     4     $  --       $ 3,515
U.S. Government Agency Securities       9,261          13          31       9,243
Mortgage-Backed Securities              8,491          38          14       8,515
---------------------------------------------------------------------------------
                                      $21,263     $    55     $    45     $21,273
---------------------------------------------------------------------------------
HELD TO MATURITY
U.S. Treasury Securities              $ 2,001     $     7     $  --       $ 2,008
U.S. Government Agency Securities      10,235          40           1      10,274
Other Securities                        2,002        --          --         2,002
Mortgage-Backed Securities                814           4           1         817
---------------------------------------------------------------------------------
                                      $15,052     $    51     $     2     $15,101
=================================================================================

SVB FINANCIAL SERVICES, INC
Notes to Consolidated Financial Statements

There are no significant concentrations of securities (greater than 10% of shareholders' equity) in any individual security issue.

The amortized cost and fair value of securities at December 31, 1999, by contractual maturity, are shown in the following table for securities to be held to maturity and available for sale. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                        AMORTIZED          FAIR
(in thousands)                                             COST            VALUE
---------------------------------------------------------------------------------
AVAILABLE FOR SALE
Due in 1 year or less                                    $ 2,499          $ 2,491
Due after 1 year through 5 years                          13,046           12,638
Mortgage-Backed Securities                                11,596           11,248
---------------------------------------------------------------------------------
                                                         $27,141          $26,377
=================================================================================
HELD TO MATURITY
Due in 1 year or less                                    $ 1,001          $   999
Due after 1 year through 5 years                           3,250            3,182
Mortgage-Backed Securities                                   871              860
---------------------------------------------------------------------------------
                                                         $ 5,122          $ 5,041
=================================================================================

At December 31, 1999, securities having a book value of approximately $1,008,000 were pledged to secure public deposits and for other purposes as required by law.

4: LOANS

The composition of outstanding loans is summarized as follows:

---------------------------------------------------------------------------------
(in thousands)                                             1999            1998
---------------------------------------------------------------------------------
Secured by Real Estate:
  Residential Mortgage                                   $41,727         $30,577
  Commercial Mortgage                                     48,349          42,703
  Construction                                            11,943           6,256
Commercial & Industrial                                   32,628          22,308
Loans to Individuals
  for Automobiles                                          7,907          10,298
Loans to Individuals                                      10,062           8,864
Other Loans                                                  535             468
---------------------------------------------------------------------------------
                                                        $153,151        $121,474
=================================================================================

There were no loans restructured during 1999 or 1998. There were no loans past due 90 days or more as to principal and interest and $692,000 in a non-accrual status as of December 31, 1999. There were $5,000 in loans past due 90 days or more as to principal and interest and $96,000 in a non-accrual status as of December 31, 1998.

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

As of December 31, 1999 there were $776,000 of loans deemed to be impaired, a valuation reserve of $66,000 was recorded for these loans. As of December 31, 1998, there were $583,000 of loans deemed to be impaired, a valuation reserve of $25,000 was recorded for these loans.

The Company has no concentration of loans to borrowers engaged in similar activities which exceeded 10% of total loans at December 31, 1999 and 1998. The Company continues to pursue new lending opportunities while seeking to maintain a portfolio that is diverse as to industry concentration, type and geographic distribution. The Company's geographic lending area is primarily concentrated in Somerset County, but also includes Middlesex, Hunterdon, Mercer, Morris and Monmouth counties.

5: ALLOWANCE FOR LOAN LOSSES

An analysis of the allowance for loan losses is as follows:

(in thousands)                                            1999              1998
---------------------------------------------------------------------------------
Balance at January 1,                                  $ 1,211           $   982
Provision Charged to Operations                            440               300
Charge Offs                                               (115)              (80)
Recoveries                                                  14                 9
---------------------------------------------------------------------------------
Balance at December 31,                                $ 1,550           $ 1,211
=================================================================================

6: PREMISES AND EQUIPMENT

Premises and equipment consists of the following at December 31, 1999 and 1998:

                                         ESTIMATED
(in thousands)                          USEFUL LIVES      1999           1998
--------------------------------------------------------------------------------
Construction in Progress                    --          $ 1,764        $   695
Premises & Improvements                  5-30 years       2,693          1,205
Furniture & Equipment                    3-10 years       1,762          1,441
--------------------------------------------------------------------------------
                                                          6,219          3,341
Less: Accumulated Depreciation
      and Amortization                                   (1,430)        (1,038)
--------------------------------------------------------------------------------
                                                        $ 4,789        $ 2,303
=================================================================================

Depreciation and amortization charged to operations was $463,000 and $383,000 for the years ended December 31, 1999 and 1998 respectively.

                                                    SVB FINANCIAL SERVICES, INC.
                                      Notes to Consolidated Financial Statements

7: DEPOSITS

At December 31, 1999, scheduled maturities of certificates of deposit are as follows:

                                           Over Three      Over One Year
                      Three Months or    Months Through    Through Three      Over Three
(in thousands)              Less         Twelve Months       Years               Years         Total
----------------------------------------------------------------------------------------------------
$100,000 or more          $ 8,063           $ 4,023          $ 1,300           $   100       $13,486
Less than $100,000         22,896            42,332            9,063               676        74,967
====================================================================================================

8: OTHER EXPENSES

The major components of other expenses are as follows:

--------------------------------------------------------------------------------
(in thousands)                                              1999           1998
--------------------------------------------------------------------------------
Data Processing Services                                  $  367          $  285
Marketing & Business Development                             206             147
Stationery, Forms & Supplies                                 206             175
Insurance                                                     82              85
Legal, Examination & Accounting                              167             129
Postage & Telephone                                          175             131
FDIC Insurance Assessment                                     20              16
Other, Net                                                   678             591
--------------------------------------------------------------------------------
                                                          $1,901          $1,559
================================================================================

9: COMMITMENTS AND CONTINGENCIES

Based on consultation with the Company's legal counsel, management is not aware of any litigation that would have a material adverse effect on the consolidated financial position of the Company. There are no proceedings pending other than the ordinary routine litigation incident to the business of the Company and its subsidiaries. In addition, no material proceedings are pending or are known to be threatened or contemplated against the Company or its subsidiaries by government authorities. The Company leases its banking facilities under operating leases which expire at various dates through 2004, but which contain certain renewal options. The Somerville facilities are leased from a partnership consisting of all but one of the Company's Directors. As of December 31, 1999, future minimum rental payments, including the renewal options under these leases for the subsequent five years are as follows: (in thousands)

--------------------------------------------------------------------------------
            Lease Year                         Minimum Rental Payments
--------------------------------------------------------------------------------

               2000                                $   792
               2001                                    801
               2002                                    804
               2003                                    806
               2004                                    809
--------------------------------------------------------------------------------

                                                   $ 4,012
================================================================================

The above amounts represent minimum rentals not adjusted for possible future increases due to escalation provisions and assumes that all option periods will be exercised by the Company. Rent expenses aggregated $500,000 and $391,000 for the years ended December 31, 1999 and 1998.

The Bank and Investment Company have not entered into any interest rate swaps, caps or floors and are not party to any forward or future transactions. However, the Bank is party to various other financial instruments which are not included in the financial statements, but are required in the normal course of business to meet the financing needs of its customers and to assist in managing its exposure to changes in interest rates. Management does not expect any material losses from these transactions, which include standby letters of credit and commitments to extend credits.

The Company had outstanding commitments to extend credit of $33,825,000 and $27,177,000 at December 31, 1999 and December 31, 1998, respectively. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. There is no material difference between the notional amount and estimated fair value of off-balance sheet unfunded loan commitments as of December 31, 1999.

10: BENEFIT PLAN

The Company has a 401(k)  Savings Plan  covering  substantially  all  employees.
Under the terms of the Plan, the Company matched 67% of an employee's contribution in 1999 and 1998, up to 6.0% of the employee's salary. Employees become fully vested in the Company's contribution after five years of service. The Company contributed $66,000 and $57,000 to the Plan in 1999 and 1998, respectively.

On January 1, 1999, the Bank adopted SFAS No. 132, "Employer Disclosures about Pensions and Other Postretirement Benefits," which revised employers disclosures about pension and other postretirement benefit plans. It eliminated certain current disclosures and requires additional information about changes in the benefit obligation and the fair value of plan assets. It also standardizes the requirements for pensions and other postretirement benefit plans to the extent possible, and illustrates combined formats for the presentation of pension plan and other postretirement benefit plan disclosures.

During 1999, the Company established a Supplemental Executive Retirement Plan. The Plan covers three of the Company's executive officers. One officer is covered under a defined benefit plan while the remaining two officers are covered under a defined contribution plan. The Company expensed $25,000 in connection with these plans in 1999.

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

11: INCOME TAXES

The components of the provision for income taxes are as follows:

(in thousands)                                          1999               1998
--------------------------------------------------------------------------------
Current
  Federal                                             $ 886               $ 744
  State                                                 109                 178
Deferred Benefit                                       (180)               (156)
--------------------------------------------------------------------------------
                                                      $ 815               $ 766
================================================================================

Deferred income taxes are provided for the differences between the financial reporting basis and the tax basis of the Company's asset and liabilities. Cumulative temporary differences at December 31, are as follows:

--------------------------------------------------------------------------------
(in thousands)                                              1999           1998
--------------------------------------------------------------------------------
Start-up and Organization Costs                            $  (1)         $  (1)
Depreciation                                                 117             74
Accretion of Securities Discount                             (13)           (12)
Allowance for Loan Losses                                    636            498
Net Deferred Tax Asset, Included in
--------------------------------------------------------------------------------
  Other Assets                                             $ 739          $ 559
================================================================================

A reconciliation of income taxes calculated at the statutory rate of 34% to the actual income tax provision is as follows:

--------------------------------------------------------------------------------
(in thousands)                                            1999             1998
--------------------------------------------------------------------------------
Statutory Provision                                       $ 738           $ 669
State Taxes on Income,
  Net of Federal Tax Benefit                                 72             117
Other                                                         5             (20)
--------------------------------------------------------------------------------
                                                          $ 815           $ 766
================================================================================

12: SHAREHOLDERS' EQUITY

On March 27, 1998, the Company declared a two-for-one split on its common stock to shareholders of record as of April 16, 1998. On October 29, 1999, the Company declared a 5% stock dividend to shareholders of record as of November 4, 1999. Accordingly, earnings per share, options and weighted-average shares of common stock outstanding have been restated to reflect the stock split and stock dividend.

13: STOCK OPTION PLANS

At December 31, 1999, the Company had two stock option plans.

In 1997, the Company's shareholders approved the 1997 Restated Incentive Stock Option Plan, a non-qualified stock option plan. This Plan had the effect of restating the previously existing 1994 Stock Option Plan. Under this Plan, the Board of Directors may grant options to officers to purchase the Company's stock. Stock options are issued at prices equal to the market price at the date of grant. The stock options have a vesting period of one year from the date of issuance. Shares totaling 173,048 are reserved for issuance under this Plan including 96,727 shares outstanding at December 31, 1999.

In 1997, the Company's shareholders also approved the 1997 Directors Stock Option Plan, a non-qualified stock option plan. Under this Plan, stock options are granted to Directors at the fair value at the date of grant. The stock options have a vesting period of one year from the date of issuance. Shares totaling 114,660 are reserved for issuance under this Plan, all of which were outstanding at December 31, 1999.

Had compensation cost for the plan year been determined based on the fair value of options at the grant dates consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net income and earnings per share, basic and diluted, would have been reduced to the pro forma amounts indicated below:

--------------------------------------------------------------------------------
                                                           1999           1998
--------------------------------------------------------------------------------
Net Income
  As reported                                          $1,355           $  1,203
  Pro forma                                             1,011                798
Earnings per share - Basic
  As reported                                          $  .46           $    .42
  Pro forma                                            $  .35           $    .28
Earnings per share - Diluted
  As reported                                          $  .45           $    .40
  Pro forma                                            $  .34           $    .27
================================================================================

                                                    SVB FINANCIAL SERVICES, INC.
                                      Notes to Consolidated Financial Statements

A summary of the status of the Company's option plans as of December 31 are as follows:

-------------------------------------------------------------------------------------------------------
                                                    1999                          1998 (1)
-------------------------------------------------------------------------------------------------------
                                                        WEIGHTED-AVERAGE               WEIGHTED-AVERAGE
                                               SHARES    EXERCISE PRICE      SHARES     EXERCISE PRICE
-------------------------------------------------------------------------------------------------------
Outstanding at beginning of year              249,270        $  5.51         275,730        $  5.41
Options granted                                    --             --              --              -
Options exercised                              35,783           4.36          23,310           4.27
Options expired or canceled                     2,100           6.19           3,150           6.19
Outstanding at end of year                    211,387        $  5.69         249,270        $  5.51
=======================================================================================================
Options exercisable at year end               211,387        $  5.69         249,270        $  5.51
=======================================================================================================

(1) Amounts have been restated to show effects of a stock dividend
The following table summarizes information about non-qualified stock options at December 31, 1999:

-------------------------------------------------------------------------------------------
                                 OPTIONS OUTSTANDING AND EXERCISABLE
                             ------------------------------------------
   RANGE OF                    OUTSTANDING AND         WEIGHTED-AVERAGE    WEIGHTED-AVERAGE
   EXERCISE                    EXERCISABLE AT               REMAINING          EXERCISE
    PRICES                   DECEMBER 31, 1999          CONTRACTUAL LIFE         PRICE
-------------------------------------------------------------------------------------------
$3.967 - $ 5.950                    47,377                  1.30 years        $ 3.967
$6.190 - $10.000                   164,010                  2.62 years        $ 6.190
                                   -------
                                   211,387
============================================================================================

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

Estimated fair values have been determined by the Company using the best available data and an estimation methodology suitable for each category of financial instruments. The estimation methodology used, the estimated fair values and the recorded book balances at December 31, 1999 and 1998 are outlined below.

For short term investments, such as cash and cash equivalents, the carrying amount is a reasonable estimate of fair value

--------------------------------------------------------------------------------------------------
                                          1999                                 1998
--------------------------------------------------------------------------------------------------
(in thousands)               FAIR VALUE        CARRYING VALUE       FAIR VALUE      CARRYING VALUE
--------------------------------------------------------------------------------------------------
Cash and Cash Equivalents     $ 9,428               $ 9,428          $ 19,648        $   19,648
--------------------------------------------------------------------------------------------------

For securities held in the Company's investment portfolio fair value was determined by reference to quoted market prices as of December 31, 1999.

--------------------------------------------------------------------------------------------------
                                          1999                                 1998
--------------------------------------------------------------------------------------------------
(in thousands)               FAIR VALUE        CARRYING VALUE       FAIR VALUE      CARRYING VALUE
--------------------------------------------------------------------------------------------------
Available for Sale Securities  $ 26,377            $ 26,377         $ 21,273         $ 21,273
Held to Maturity Securities       5,041               5,122           15,101           15,052
--------------------------------------------------------------------------------------------------

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

--------------------------------------------------------------------------------------------------
                                          1999                                 1998
--------------------------------------------------------------------------------------------------
(in thousands)               FAIR VALUE        CARRYING VALUE       FAIR VALUE      CARRYING VALUE
--------------------------------------------------------------------------------------------------
Loans                          $152,450             $153,151        $126,830          $121,474
Deposits                        189,879              189,562         170,871           169,714
--------------------------------------------------------------------------------------------------

There was no material difference between the notational amount and the estimated fair value of off-balance-sheet items, which totaled approximately $33,825,000 and $27,177,000, at December 31, 1999 and 1998, respectively, and primarily comprise unfunded loan commitments, which are generally priced at market at the time of funding.

15: REGULATORY MATTERS

The Company and its subsidiary Bank are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios, set forth in the following tables, of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Company and its subsidiary Bank meets all capital adequacy requirements to which they are subject.

As of December 31, 1999 the most recent notification from the Bank's regulatory authority categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bank must maintain minimum total risk-based; Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Company and its subsidiary Bank's actual capital amounts and ratios are presented in the following tables.

------------------------------------------------------------------------------------------------------------------------
SVB FINANCIAL SERVICES, INC. AND SOMERSET VALLEY BANK
------------------------------------------------------------------------------------------------------------------------
                                                                         TO BE ADEQUATELY              TO BE WELL
($ in thousands)                                    ACTUAL                   CAPITALIZED               CAPITALIZED
                                            AMOUNT        RATIO         AMOUNT         RATIO       AMOUNT       RATIO
------------------------------------------------------------------------------------------------------------------------
SVB FINANCIAL SERVICES, INC.
As of December 31, 1999
Total Capital to Risk Weighted Assets      $16,386        10.17%       >$12,885        >8.00%          --           --
Tier I Capital to Risk Weighted Assets     $14,836         9.21%       >$ 6,442        >4.00%          --           --
Tier I Capital to Average Assets           $14,836         7.56%       >$ 7,847        >4.00%          --           --
As of December 31, 1998
Total Capital to Risk Weighted Assets      $14,935        11.14%       >$10,726        >8.00%          --           --
Tier I Capital to Risk Weighted Assets     $13,724        10.24%       >$ 5,363        >4.00%          --           --
Tier I Capital to Average Assets           $13,724         8.54%       >$ 6,455        >4.00%          --           --
SOMERSET VALLEY BANK
------------------------------------------------------------------------------------------------------------------------
As of December 31, 1999
Total Capital to Risk Weighted Assets      $15,525         9.61%       >$12,293        >8.00%     >$16,153      >10.00%
Tier I Capital to Risk Weighted Assets     $13,975         8.65%       >$ 6,461        >4.00%     >$ 9,692      > 6.00%
Tier I Capital to Average Assets           $13,975         7.13%       >$ 7,835        >4.00%     >$ 8,069      > 5.00%
------------------------------------------------------------------------------------------------------------------------
As of December 31, 1998
Total Capital to Risk Weighted Assets      $14,189        10.61%       >$10,698        >8.00%     >$13,374      >10.00%
Tier I Capital to Risk Weighted Assets     $12,978         9.70%       >$ 5,349        >4.00%     >$ 8,024      > 6.00%
Tier I Capital to Average Assets           $12,978         8.04%       >$ 6,455        >4.00%     >$ 8,069      > 5.00%

                                       14

                                                     SVB FINANCIAL SERVICES, INC
                                      Notes to Consolidated Financial Statements

16: CONDENSED FINANCIAL INFORMATION FOR
SVB FINANCIAL SERVICES, INC. (PARENT COMPANY) IS AS FOLLOWS:

--------------------------------------------------------------------------------------------------
BALANCE SHEET (in thousands)                           DECEMBER 31, 1999         DECEMBER 31, 1998
--------------------------------------------------------------------------------------------------
ASSETS
Cash and Due From Banks                                  $    563                   $    436
Other Assets                                                   73                         99
Investment in Subsidiary                                   14,478                     13,580
Equity Securities                                             250                        250
Total Assets                                             $ 15,364                   $ 14,365
LIABILITIES AND SHAREHOLDERS' EQUITY
SHAREHOLDERS' EQUITY
Common Stock                                             $  6,158                   $  5,794
Additional Paid-in Capital                                  6,496                      5,502
Retained Earnings                                           3,215                      3,062
Accumulated Other Comprehensive (Loss)/Income                (505)                         7
--------------------------------------------------------------------------------------------------
 Total Shareholders' Equity                                15,364                     14,365
--------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity               $ 15,364                   $ 14,365
--------------------------------------------------------------------------------------------------
                                                                      YEARS ENDED
STATEMENT OF INCOME (in thousands)                     DECEMBER 31, 1999         DECEMBER 31, 1998
--------------------------------------------------------------------------------------------------
OPERATING INCOME
Interest Income                                              $   13                   $   18
--------------------------------------------------------------------------------------------------
Total Income                                                     13                       18
--------------------------------------------------------------------------------------------------
OPERATING EXPENSE
Other Expense                                                    68                       41
--------------------------------------------------------------------------------------------------
Total Expense                                                    68                       41
--------------------------------------------------------------------------------------------------
Loss Before Equity in Undistributed Income of Subsidiary        (55)                     (23)
Equity in Undistributed Income of Subsidiary                  1,410                    1,226
--------------------------------------------------------------------------------------------------
NET INCOME                                                   $1,355                   $1,203
==================================================================================================

                                                                       YEARS ENDED
STATEMENT OF CASH FLOWS (in thousands)               DECEMBER 31, 1999           DECEMBER 31, 1998
---------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income                                                   $ 1,355                  $ 1,203
Adjustments to Reconcile Net Income to Net Cash
Used In Operating Activities:
Equity in Undistributed Income of Subsidiary                  (1,410)                  (1,226)
Amortization of Organization Costs                                13                       14
Decrease/(Increase) in Other Assets                               13                      (43)
---------------------------------------------------------------------------------------------------
Net Cash Used In Operating Activities                            (29)                     (52)
---------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Purchase of Equity Securities                                   --                       (250)
---------------------------------------------------------------------------------------------------
Net Cash Used for Investing Activities                          --                       (250)
---------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Proceeds from Stock Issuance, Net                                156                       97
---------------------------------------------------------------------------------------------------
Increase/(Decrease) in Cash and Cash Equivalents                 127                     (205)
Cash and Cash Equivalents, Beginning of Year                     436                      641
---------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year                       $   563                  $   436
===================================================================================================

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

17: EARNINGS PER SHARE

The following table illustrates of the reconciliation of the numerators and denominators of the basic and diluted EPS computations:

-------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31, 1999                                                                    PER SHARE
(in thousands except per share data)                 INCOME            WEIGHTED-AVERAGE SHARES             AMOUNT
-------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE - BASIC
Income available to Common Shareholders              $1,355                     2,927                     $   .46

Effect of Dilutive Securities

Stock Options                                          --                          79                        (.01)
-------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE - DILUTED
Income available to Common Shareholders plus
assumed conversions                                  $1,355                     3,006                     $   .45
-------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31, 1998                                                                    PER SHARE
(in thousands except per share data)                 INCOME            WEIGHTED-AVERAGE SHARES             AMOUNT
EARNINGS PER SHARE - BASIC
Income available to Common Shareholders              $1,203                     2,900                     $   .42

Effect of Dilutive Securities

Stock Options                                             -                        86                        (.02)
-------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE - DILUTED
Income available to Common Shareholders plus
assumed conversions                                  $1,203                     2,986                     $   .40
-------------------------------------------------------------------------------------------------------------------

                                       16
(1) Adjusted for the stock dividend.

                                                     SVB FINANCIAL SERVICES, INC
                                      Notes to Consolidated Financial Statements


                     [GRAPHIC-LETTERHEAD GRANT THORNTON LLP]

               Report of Independent Certified Public Accountants
               --------------------------------------------------

Board of Directors and Shareholders
SVB Financial Services, Inc.

     We have audited the accompanying consolidated balance sheets of SVB Financial Services, Inc. and subisidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

Philadelphia, Pennsylvania
January 18, 2000

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

RESULTS OF OPERATIONS

Net income for the year ended December 31, 1999 was $1,355,000 an increase of $152,000 or 13% from the previous year and represents the largest net income in the Company's eight year history.

Growth in net interest income was the major reason for the net income increase. Net interest income increased $1,518,000 or 22% as a result of the growth in the Company's earning assets, especially its loan portfolio.

Non-interest income increased $17,000 or 2% in 1999. Service charges on deposits were significantly higher than 1998. With the addition of the Manville branch in March of 1999, the Company now has six banking locations providing the Company with a larger customer base from which to derive service charge income. Much of the increase, however, was offset by a decline in gains on the sale of loans.

Non-interest expenses increased $1,194,000 or 23%. Additional personnel, banking facilities, back-office space, equipment and general expenses associated with the continued growth of the Company contributed to these increases.

A more detailed discussion of the major components of net income follows.

NET INTEREST INCOME

Net  interest  income  is the  difference  between  the  interest  earned on the
Company's  earning  assets  and  the  interest  paid  on  its   interest-bearing
liabilities.  It is the  Company's  principal  source of revenue.

The following table sets forth for the periods indicated the daily average balances of certain balance sheet items, the interest earned on earning assets and the average interest rate paid on interest bearing liabilities, net interest income and the net interest margin. The net interest margin is a major indicator of the profitability of the Company's earning assets.

Summary of Net Interest Income
                                                                       Years Ended December 31,
--------------------------------------------------------------------------------------------------------------------------
                                                               1999                                    1998
                                                 AVERAGE      AVERAGE                  AVERAGE       AVERAGE
($ in thousands)                                 BALANCE       Rate      Interest      Balance         Rate      Interest
--------------------------------------------------------------------------------------------------------------------------
ASSETS:
--------------------------------------------------------------------------------------------------------------------------
Federal Funds Sold                             $   6,159       5.00%      $  308      $  7,286         5.37%     $     391
Other Short Term Investments                         216       4.63%          10         1,393         4.81%            67
Interest Bearing Time Deposits                     5,719       5.49%         314         1,227         5.62%            69
Securities
Available for Sale                                25,155       5.84%       1,469        13,185         5.79%           763
Held to Maturity                                   8,931       5.72%         511        15,786         6.12%           966
Other Securities                                     444       2.93%          13            21           --             --
--------------------------------------------------------------------------------------------------------------------------
Total Securities                                  34,530       5.77%       1,993        28,992         5.96%         1,729
Loans (1)                                        137,150       8.59%      11,787       113,482         9.00%        10,210
--------------------------------------------------------------------------------------------------------------------------
Total Interest Earning Assets                    183,774       7.84%      14,412       152,380         8.18%        12,466
Cash and Due from Banks                            9,064                                 6,022
Allowance for Loan Losses                         (1,337)                               (1,074)
Premises and Equipment                             3,380                                 1,854
Other Assets                                       2,337                                 2,198
--------------------------------------------------------------------------------------------------------------------------
Total Assets                                   $ 197,218                              $161,380
==========================================================================================================================
Liabilities and Shareholders' Equity:
Deposits

Savings Deposits                               $  14,998       2.91%     $   437     $  10,992         3.17%     $     348
Money Market Deposit Accounts                     22,695       3.31%         751        18,288         3.38%           618
NOW Accounts                                      24,656       2.35%         579        14,684         2.61%           383
Time Deposits                                     85,044       5.03%       4,281        78,296         5.47%         4,279
--------------------------------------------------------------------------------------------------------------------------
Total Interest Bearing Deposits                  147,393       4.10%       6,048       122,260         4.60%         5,628
Other Short Term Borrowings                          142       5.63%           8             3           --             --
Obligations Under Capital Lease                      435       8.51%          37           441         8.39%            37
--------------------------------------------------------------------------------------------------------------------------
Total Interest Bearing Liabilities               147,970       4.12%       6,093       122,704         4.62%         5,665
Demand Deposits                                   33,765                                24,416
Accrued Expenses and Other Liabilities               733                                   632
Cost to Fund Earning Assets                                    3.31%                                   3.72%
Shareholders' Equity                              14,750                                13,628
--------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity     $ 197,218                             $ 161,380
==========================================================================================================================
Net Interest Income                                                      $ 8,319                                 $   6,801
==========================================================================================================================
Net Interest Margin (2)                                        4.53%                                   4.46%
==========================================================================================================================

(1) Non-accrual loans are included in the Average Loan Balances, but interest on non-accrual loans has not been included for purposes of determining interest income.
(2) Net interest margin is defined as net interest income divided by total average earning assets.

SVB FINANCIAL SERVICES, INC.

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following table presents the changes in net interest income attributable to either a change in volume or a change in rate.

                                                Years Ended December 31,
                                                       1999 vs 1998
                                           Increase (Decrease) Due to Changes in:
(in thousands)                               Volume         Rate         Total
--------------------------------------------------------------------------------
Interest Income:
Federal Funds Sold                          $   (57)      $   (26)      $   (83)
Other Short Term Investments                    (53)           (4)          (57)
Interest Bearing Time Deposits                  247            (2)          245
Securities
Securities Available for Sale                   712            (6)          706
Securities Held to Maturity                    (396)          (59)         (455)
Equity Securities                              --              13            13
Total Securities                                316           (52)          264
--------------------------------------------------------------------------------
Loans                                         2,008          (431)        1,577
Total Interest Income                         2,461          (515)        1,946
--------------------------------------------------------------------------------
Interest Expense:
Deposits
Savings Deposits                                114           (25)           89
Money Market Deposit Accounts                   146           (13)          133
NOW Accounts                                    230           (34)          196
Time Deposits                                    25           (23)            2
--------------------------------------------------------------------------------
Total Interest Bearing Deposits                 515           (95)          420
Other Short Term Borrowings                       8          --               8
Obligation Under Capital Lease                 --            --            --
--------------------------------------------------------------------------------
Total Interest Expense                          523           (95)          428
--------------------------------------------------------------------------------
Change  in Net  Interest  Income            $ 1,938       $  (420)      $ 1,518
================================================================================

Net interest income increased $1,518,000 or 22% in 1999 as a result of a $31.4 million increase in average earning assets. Loan growth continued to remained strong in 1999 as average loans accounted for 75% or $23.7 million of the earning assets growth. Loan volume generated $2,008,000 in interest income.

Deposit growth was the primary funding source for the increase in earning assets. Growth occurred in all major categories of deposits. Transaction accounts experienced most of the growth in 1999 with over half of the increase taking place in NOW accounts and demand deposits. Average NOW accounts increased $10.0 million or 68% in 1999 and average demand deposits increased $9.3 million or 38% in 1999. In addition to the Manville office which opened in 1999, the Company also experienced growth at its Hillsborough, Bridgewater and Arbor Glen offices.

Interest rates also have an impact on net interest income. Although, there were several increases in market rates in the second half of 1999, the average interest rates for the year were lower compared to 1998. For example, the New York Prime Lending Rate upon which many of the Company's commercial loans base their pricing, averaged 8.00% in 1999 compared to 8.35%

                                                    SVB FINANCIAL SERVICES, INC.

Management's  Discussion  and  Analysis of  Financial  Condition  and Results of
                                                                      Operations

in 1998. As a result, the average yield on loans was 8.59% in 1999 compared to 9.00% in 1998. In addition to the lower average rates, increased competition from other banks also contributed to the lower yield earned on loans. Overall, the yield earned on earning assets was 7.84% for 1999 compared to 8.18% for 1998, which had a negative impact on interest income of $515,000. Total interest income increased $1,946,000.

On the funding side of the balance sheet, the cost of interest bearing liabilities dropped 50 basis points to 4.12% and the cost to fund earning assets dropped 41 basis points to 3.31%. This resulted from the overall decline in average interest rates and a change in the mix of deposits towards transaction accounts which carry a lower cost than time deposits.

The overall change in net interest margin resulted in an increase of 7 basis points from 4.46% to 4.53%.

OTHER INCOME

A comparison of the major components of other income is included in the following table:

                                                        YEARS ENDED DECEMBER 31,
                                                        ------------------------
(in thousands)                                              1999       1998
--------------------------------------------------------------------------------
Service Charges on
  Deposit Accounts                                         $ 393      $ 298
(Losses)/Gains on the Sale
  of Securities                                               (8)         4
Gains on the Sale of Loans                                   253        334
Other Income                                                 149        134
--------------------------------------------------------------------------------
                                                           $ 787      $ 770
================================================================================

Other income increased $17,000 or 2% during 1999 in comparison to 1998. Service charges on deposit accounts increased $95,000 or 32% . Growth in the number of both commercial and consumer checking accounts continued as the sixth banking office located in Manville was added in March of 1999.

The Company has experienced a change in the deposit mix resulting in growth in transaction accounts, which include NOW accounts, money market accounts, savings and demand deposits. These types of deposits caused services charges on deposit accounts to increase. Fees were also raised during the fourth quarter of 1999 to remain in line with competition.

Gains on the sale of loans were $253,000 in 1999 compared to $334,000 in 1998, a decrease of $81,000 or 24%. The Company is a preferred SBA lender and as such, originates SBA loans and sells the guaranteed portion in the secondary market while retaining the servicing. The Company also originates and sells 1-4 family mortgage loans. SBA loans are not the primary focus of the Company and consequently, sales of these loans can vary from period to period depending upon the volume of SBA loans generated. Sales of mortgage loans can also vary with changes in interest rates and economic conditions.

Other income increased $15,000 or 11% during 1999. A major portion of this increase was related to the servicing of SBA and mortgage loans as described above.

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and Results of Operations

OTHER EXPENSE

A comparison of the major components of other expense is included in the following table:

                                                        YEARS ENDED DECEMBER 31,
                                                      --------------------------
(in thousands)                                           1999              1998
--------------------------------------------------------------------------------
Salaries and Employee
  Benefits                                             $3,291             $2,713
Occupancy Expense                                         872                652
Equipment Expense                                         432                378
Other Expenses                                          1,901              1,559
--------------------------------------------------------------------------------
                                                       $6,496             $5,302
================================================================================

Total other expense increased $1,194,000 or 23% in comparison to 1998. Expenses were impacted by additional personnel, occupancy costs and other expenses related to the opening of new branches and expanded back-office facilities. In addition to the Manville office, which opened in the first quarter of 1999, two additional offices will open early in 2000, Aberdeen Township in January 2000 and Bernards Township in February 2000. The Company moved its back-office operations to a larger facility in Somerville which will accommodate the continuing growth of the Company.

Salaries and Benefits expense increased $578,000 or 21% from 1998 levels. Because of the 11% growth in assets and the opening of the new offices, the Company has had to hire additional personnel to better service its customer base, especially in the area of lending as loan growth continued to receive major emphasis from management in 1999. Additional personnel were also needed to staff the new branches. Full time equivalent employees were 79 at December 31, 1999 compared to 60 at December 31, 1998. The increase in employees combined with annual salary increases, accounted for the variance from 1998.

Occupancy expense increased $220,000 or 34% from 1998. Most of the increase resulted from rent for the new locations.

Equipment expenses increased $54,000 or 14% during 1999. In addition to equipping the new branches and employees, the Company incurred expense to remain current with technology and ensure upgrades were in place for the Year 2000.

Other expenses increased $342,000 or 22%. Much of the increase was related to the growth in assets experienced by the Company, which affected many areas, especially data processing costs and other outsourced services, which are sensitive to asset growth. These expenses increased $82,000 and $32,000, respectively. Advertising and business development expenses as well as stationery and supplies included costs associated with the promotion of the new branches as well as the introduction of the Company's web site, and new banking products, such as, "Business Advantage Checking."

INVESTMENT PORTFOLIO

The Company's investment portfolio is made up of securities available for sale and securities which it has the ability and the intent to hold to maturity. The securities available for sale are to be used to fund increases in loan demand or possible outflows of deposits. The securities held to maturity may be matched against maturing liabilities in order to attempt to maintain a balance in the repricing of the Company's earning assets and interest bearing liabilities. Maturing securities may also be used to fund increases in loan demand or allow for the outflow of deposits with which they are matched.

                                                    SVB FINANCIAL SERVICES, INC.
Management's  Discussion  and  Analysis of  Financial  Condition  and Results of
                                                                      Operations

The following table sets forth the amortized cost and estimated market values of securities in the investment portofolios as of December 31, 1999 and 1998.

------------------------------------------------------------------------------------------
                                                      1999                     1998
                                             ---------------------    --------------------
                                             AMORTIZED     FAIR       AMORTIZED     FAIR
(in thousands)                                  COST       VALUE        COST        VALUE
------------------------------------------------------------------------------------------
AVAILABLE FOR SALE:
U.S. Treasury Securities                       $  --       $  --        $3,511     $ 3,515
U.S. Government Agency Securities               14,249      13,891       9,261       9,243
Mortgage-Backed Securities (1)                  11,596      11,248       8,491       8,515
Other Securities                                 1,296       1,238        --          --
------------------------------------------------------------------------------------------
                                               $27,141     $26,377     $21,263     $21,273
==========================================================================================
HELD TO MATURITY:
U.S. Treasury Securities                       $   501     $   500     $ 2,001     $ 2,008
U.S. Government Agency Securities                3,750       3,681      10,235      10,274
Mortgage-Backed Securities (1)                     871         860         814         817
Other Securities                                  --          --         2,002       2,002
------------------------------------------------------------------------------------------
                                               $ 5,122     $ 5,041     $15,052     $15,101
==========================================================================================

Note: (1) With regard to mortgage-backed securities, the Company does not hold any private issue CMO.

As of December 31, 1999, there was not one issuer where the aggregate book value or aggregate market value exceeds ten percent of shareholders' equity.

The maturity distribution and weighted average yield of the Company's securities portfolio as of December 31, 1999 is as follows:

-----------------------------------------------------------------------------------------------------
                                                            DUE IN      DUE AFTER ONE
                                                           ONE YEAR      Year THROUGH
($ in thousands)                                            OR LESS       FIVE YEARS         TOTAL
-----------------------------------------------------------------------------------------------------
Available for Sale:
U.S. Government Agency Securities (2)
  Market Value                                             $  2,491         $11,400      $   13,891
  Yield                                                       5.39%           5.72%           5.66%
Mortgage-Backed Securities
  Market Value                            $11,248               --              --       $   11,248
  Yield                                      5.45%              --              --            5.45%
Other Securities

  Market Value                                                             $ 1,238       $    1,238
  Yield                                                                       5.82%           5.82%
=====================================================================================================
Held to Maturity:
U.S. Treasury Securities
  Book Value                                               $   501              --       $      501
  Yield                                                       4.97%             --             4.97%
U.S. Government Agency Securities (2)
  Book Value                                               $   500         $ 3,250       $    3,750
  Yield                                                       5.03%           6.26%            6.02%
Mortgage-Backed Securities (1)
  Book Value                              $   871               --              --       $      871
  Yield                                      6.66%              --              --             6.66%
=====================================================================================================

Note:  (1)  Mortgage-backed   securities  are  not  included  because  expected
       maturities will differ from contractual maturities. Borrowers may have the right to prepay or call obligations with or without call or prepayment penalties.

(2) U.S. Government Agency Securities which are callable before their stated maturity are included in the table at their stated maturity.

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and Results of Operations

LOANS

The following table summarizes the Company's loan portfolio as of December 31, 1999 and 1998.

(in thousands)                                              1999          1998
--------------------------------------------------------------------------------
Secured by Real Estate:
  Residential Mortgage                                  $ 41,727        $ 30,577
  Commercial Mortgage                                     48,349          42,703
  Construction                                            11,943           6,256
Commercial & Industrial (1)                               32,628          22,308
Loans to Individuals for
  Automobiles                                              7,907          10,298
Other Loans to Individuals                                10,062           8,864
Other Loans                                                  535             468
--------------------------------------------------------------------------------
                                                        $153,151        $121,474
================================================================================

Note: (1) The Company's commercial loans are not concentrated within a single industry or group of related industries.

The Company had strong growth in the loan portfolio in 1999. The loan portfolio increased by $31.7 million or 26% in 1999.

The Company targets small to medium sized businesses and professionals in its lending market. With the ever changing composition of the marketplace, the Company has tried to remain competitive in its pricing of loans, but will not sacrifice loan quality to capture business. It is important to note that 29% of the loans secured by residential real estate as of December 31, 1999, were for commercial purposes. It is common for small business owners to secure commercial loans with their personal residences.

The Central New Jersey market has experienced significant commercial and residential construction. The Company had a $5.7 million or 91% increase in construction loans. Please see "Asset Quality" for a discussion of the Company's practices with respect to construction lending.

The following table sets forth the Company's total loans by maturity and interest rate sensitivity as of December 31, 1999:

--------------------------------------------------------------------------------
                                 MATURITY       AFTER
                                  WITHIN    ONE THROUGH     AFTER
(in thousands)                   ONE YEAR    FIVE YEARS   FIVE YEARS    TOTAL
--------------------------------------------------------------------------------
Loans with fixed rates           $ 13,497    $ 63,063     $ 2,702     $ 79,262
Loans with floating rates          36,188       8,425      29,276       73,889
--------------------------------------------------------------------------------
Total                            $ 49,685    $ 71,488     $ 31,978   $ 153,151
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

The Company's commercial loans are primarily made to small businesses and professionals in its market area with maturities between one and five years. The majority of these loans are collateralized by real estate consisting of single family homes or commercial properties, and/or the assets of the businesses and further secured by personal guarantees. The Company primarily requires that there be a loan to value ratio not exceeding 80% on these loans. The Company also reviews borrowers' cash flows in analyzing loan applications. Risks inherent in these loans include risks that a borrower's cash flow generated from its business may not be sufficient to repay the loans, either because of general economic conditions, downturns specific to the borrower's business or interest rate changes which cause deterioration in a borrower's cash flow as well as risks associated with the collateral securing the loans, such as possible deterioration in value of the collateral.

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

The Company attempts to maintain an allowance for loan losses at a sufficient level to provide for potential losses in the portfolio. Loan losses are charged directly to the allowance as they occur and any recoveries are credited to the allowance. The allowance for loan losses is increased periodically through charges to earnings in the form of a provision for loan losses.

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

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and Results of Operations

The following table summarizes the composition of the Company's non-performing assets as of the dates indicated:

--------------------------------------------------------------------------------
                                                                December 31,
(in thousands)                                                 1999     1998
--------------------------------------------------------------------------------
Non-performing assets (1):
Non-accruing loans
  Commercial and Construction                              $   599     $     56
  Real Estate                                                  --           --
  Installment                                                   93           40
    Total non-accrual loans                                    692           96
Restructured loans                                             --           --
    Total non-performing loans                                 692           96
Other real estate owned                                        --           --
    Total non-performing assets                               $692%        $ 96
--------------------------------------------------------------------------------
Loans past due 90 days or more (2)                         $    --         $  5
--------------------------------------------------------------------------------
Non-performing loans to total loans                           0.45%        0.08%
Non-performing assets to total assets                         0.34%        0.05%
Allowance for loan losses to non-performing loans           223.99%    1,261.46%
================================================================================

(1) Non-performing assets excludes loans past due 90 days or more and still accruing, of which there are none.
(2) Loans past due 90 days or more and still accruing.

As noted in the previous table, the Company's charge off history shows relatively small percentages of net charge offs. The following table depicts an approximate allocation of the allowance for loan losses as of the dates indicated:

                                                               December 31,
                                   ------------------------------------------------------------------
                                             1999                                  1998
                                   ----------------------------          ----------------------------
                                                    PERCENT OF                           PERCENT OF
($ in thousands)                    AMOUNT       LOANS TO TOTAL           AMOUNT       LOANS TO TOTAL
Commercial and Construction        $1,345             60.67%             $  986             58.67%
Real Estate                            57             27.25%                 41             25.17%
Installment                           148             12.08%                184             16.16%
-----------------------------------------------------------------------------------------------------
                                   $1,550            100.00%             $1,211            100.00%
=====================================================================================================

                                                    SVB FINANCIAL SERVICES, INC.
Management's  Discussion  and  Analysis of  Financial  Condition  and Results of
                                                                      Operations

The following table summarizes the activity in the allowance for loan losses for the period indicated:

                                                        Years Ended December 31,
(in thousands)                                              1999          1998
Balance, beginning of period                             $ 1,211       $   982
Loans charged off

  Commercial and Construction                               --            --
  Real Estate                                               --            --
  Installment                                               (115)          (80)
Total charge offs                                           (115)          (80)
Recoveries of loans previously charged off
  Commercial and Construction                               --               8
  Real Estate                                               --            --
  Installment                                                 14             1
Total recoveries                                              14             9
Net Loans charged off                                       (101)          (71)
Provision charged to expense                                 440           300
Balance, end of period                                   $ 1,550       $ 1,211
Net charge offs as a percentage of average loans            0.07%         0.06%
Allowance for loan losses to total loans                    1.01%         1.00%
Allowance for loan losses to non-performing loans         223.99%      1,261.46%


DEPOSITS

Following is the average balances and rates paid on deposits for the periods indicated:

----------------------------------------------------------------------------------------
                                                  Years Ended December 31,
                                  ------------------------------------------------------
                                            1999                            1998
                                  ----------------------          ----------------------
                                   AVERAGE       AVERAGE           AVERAGE       AVERAGE
($ in thousands)                   BALANCE         RATE            BALANCE         RATE
Demand                            $ 33,765           --           $ 24,416           --
Savings                             14,998         2.91%            10,992         3.17%
Money Market                        22,695         3.31%            18,288         3.38%
NOW                                 24,656         2.35%            14,684         2.61%
Time                                85,044         5.03%            78,296         5.47%
----------------------------------------------------------------------------------------
                                  $181,158         3.34%          $146,676         3.84%
========================================================================================

Following is the maturity distribution of time certificates of deposit $100,000 and over at December 31, 1999:

---------------------------------------------------
(in thousands)
Three months or less                       $ 8,063
Over three months through six months         1,910
Over six months through twelve months        2,113
Over one through three years                 1,300
Over three through five years                  100
--------------------------------------------------
                                           $13,486
==================================================

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

Liquidity,  as  represented  by cash and cash  equivalents,  is a product of its
operating,   investing  and  financing  activities.

During 1999, the Company  generated  $1,951,000 cash flow from  operations.

Net cash used in investing activities was $32,169,000, of which $31,525,000 was in the form of loans. Purchases of securities available for sale totaled $17,345,000, while purchases of securities held to maturity totaled $5,296,000. These were funded mostly by maturities available for sale and securities held to maturity of $4,906,000 and $15,296,000, respectively. Funds were also generated by the sale of available for sale securities which totaled $6,512,000. In addition to loans and investments, the Company also invested $1,193,000 in time deposits due from banks.

Funding for investment activities resulted from an increase in financing activities of $19,998,000. Demand deposits showed the largest increase of $6,646,000 with comparable increases in money market deposits and time deposits of $5,220,000 and $5,200,000 respectively.

Cash and cash equivalents decreased $10,220,000 in 1999. The Company also has additional sources of liquidity. First as a member of the Federal Home Loan Bank, the Company can borrow up to $11,700,000 million at December 31, 1999 and has lines of credit at correspondent banks of $3,500,000 million.

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

Loans make up the largest portion of the Bank's assets. In making commercial loans, the emphasis is placed on either floating rate loans tied to the prime lending rate or fixed rate loans depending upon the Bank's overall rate sensitivity position. Fixed rate commercial loans are generally written so that the rates can be adjusted within 3-7 years with payouts up to 25 years. Mortgage loans are currently written to be adjusted annually after the first 3, 5 or 10 year term with payouts up to 30 years. Home equity loans are tied to the prime lending rate although special promotions may offer a fixed rate for periods of not greater than one year. Installment loans are written at fixed rates from 3 to 5 years.

The Bank utilizes its securities to manage its liquidity and rate sensitivity. Fixed rate securities are purchased for terms of less than 5 years. Adjustable rate securities require an estimated average life at time of purchase of 10 years or less. Callable securities are also purchased for terms of 5 years or less with call period of three months to 2 years. Fixed rate mortgage-backed securities are also purchased with estimated average lives at the time of purchase of not more than 5 years. The Bank also invests in CDs of other financial institutions with maturities of six months to three years for amounts up to $100,000.

A significant portion of the Bank's assets have been funded with CDs including jumbo CDs. Unlike other deposit products, such as, checking and savings accounts, CDs carry a high degree of interest rate sensitivity and therefore, their renewal will vary based on the competitiveness of the Bank's interest rates. The Bank has attempted to price its CDs competitively.

As members of the Federal Home Loan Bank, the Company can borrow advances at a fixed or floating rate and on a non amortizing or amortizing basis. These advances can be for terms ranging from overnight to up to 30 years. The advances can be matched against various earning assets. There were no advances outstanding at December 31, 1999.

The nature of the Bank's current operations is such that it is not subject to foreign currency exchange or commodity price risk. Additionally, neither the Company nor the Bank owns any trading assets. At December 31, 1999, the Bank did not have any hedging transactions in place.

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

                                                    SVB FINANCIAL SERVICES, INC.
Management's  Discussion  and  Analysis of  Financial  Condition  and Results of
                                                                      Operations


INTEREST RATE SENSITIVITY AT DECEMBER 31, 1999 (in thousands) Maturity or Repricing in (2)

--------------------------------------------------------------------------------------------------------------
         DUE IN   BETWEEN           NON-
         90 DAYS  91 DAYS -         AFTER   INTEREST
                                        OR LESS        ONE YEAR         ONE YEAR BEARING TOTAL
--------------------------------------------------------------------------------------------------------------
ASSETS:
Securities                             $  26,877       $     670       $   3,952     $    --        $  31,499
Equity Securities                            839            --              --            --              839
Federal Funds Sold                         2,400            --              --            --            2,400
Interest Bearing Time Deposits               400           3,586           1,297          --            5,283
Loans                                     57,257          20,098          75,104           692        153,151
Valuation Reserve(1)                        --              --              --          (1,726)        (1,726)
Non-interest Earning Assets                 --              --              --          14,661         14,661
--------------------------------------------------------------------------------------------------------------
Total Assets                           $  87,773       $  24,354       $  80,353     $  13,627      $ 206,107
==============================================================================================================
LIABILITIES AND
STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Money Market Accounts                  $  25,446       $    --         $    --       $    --        $  25,446
NOW Accounts                              27,025            --              --            --           27,025
Savings Accounts                          16,618            --              --            --           16,618
CDs over $100,000                          8,063           4,023           1,400          --           13,486
Other Time Deposits                       22,896          42,332           9,739          --           74,967
Obligation Under Capital Lease              --              --               432          --              432
--------------------------------------------------------------------------------------------------------------
Total Interest-Bearing Liabilities       100,048          46,355          11,571          --          157,974
--------------------------------------------------------------------------------------------------------------
Non-interest Bearing Liabilities            --              --              --          32,020         32,020
Other Liabilities                           --              --              --             749            749
Stockholders' Equity                        --              --              --          15,364         15,364
--------------------------------------------------------------------------------------------------------------
Total Liabilities and
  Stockholders' Equity                 $ 100,048       $  46,355       $  11,571     $  48,133      $ 206,107
--------------------------------------------------------------------------------------------------------------
Interest Rate Sensitivity Gap          $ (12,275)       $(22,001)      $  68,782     $ (34,506)
--------------------------------------------------------------------------------------------------------------
Cumulative Gap                         $ (12,275)      $ (34,376)      $  34,506
--------------------------------------------------------------------------------------------------------------
Cumulative Gap to Total Assets             (5.96)%        (16.63)%         16.74%
==============================================================================================================

(1) Valuation Reserves include allowance for loan losses and deferred loan fees.
(2) The following are the assumptions that were used to prepare the Gap analysis:
     (A) Securities "available for sale" are placed in the first maturity bucket since they can be sold at any time.
     (B) Callable securities are spread based on their actual maturity date as opposed to their call date.
     (C) Loans are spread based on the earlier of their actual maturity date or the date of their first potential rate adjustment.
     (D) Money Market Accounts, NOW Accounts, and Savings Accounts are subject to immediate withdrawal.
     (E) Time deposits are spread based on their actual maturity date.

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and Results of Operations

The ALCO attempts to maintain the Company's cumulative gap ratios at +/-15% for 90 days or less, +/-20% for four to six months and +/-25% for between six months and one year.

While gap analysis is a general indicator of the potential effect that changing interest rates may have on net interest income, the gap itself does not present a complete picture of interest rate sensitivity. First, changes in the general level of interest rates do not affect all categories of assets and liabilities equally or simultaneously. Second, assumptions must be made to construct a gap analysis. Money Market deposits, for example, which have no contractual maturity, are assigned a repricing interval of 90 days. Management can influence the actual repricing of the deposits independent of the gap assumption. Third, certain securities are callable and therefore repriceable prior to their maturity dates depending on the level of interest rates. The cash flows of certain loans and mortgage backed securities and the repricing of those cash flows will vary under different interest rates. Fourth, the gap analysis represents a one-day position and cannot incorporate a changing mix of assets and liabilities over time as interest rates change. Volatility in interest rates can also result in disintermediation, which is the flow of funds away from financial institutions into direct investments, such as U. S. Government and corporate securities and other investment vehicles, including mutual funds, which, because of the absence of federal insurance premiums and reserve requirements, generally pay higher rates of return than financial institutions. Equity securities have also been a source of disintermediation from deposits over the past few years.

An additional analysis of the Bank's interest rate risk is a forecast of changes in the Bank's market value of portfolio equity (MVPE) under alternative interest rate environments. The MVPE is defined as the net present value of the Bank's existing assets, liabilities and off balance sheet instruments. The calculated estimated of change in MVPE for the Bank at December 31, 1999 is as follows:


CHANGE IN INTERESTS (in thousands)
                                  MVPE        Percent
                                 Amount        Change
                                 ------        ------

        +200 Basis Points       $19,207        (4.06)%
        Base Amount              20,019            -
        -200 Basis Points        19,902         (.59)%



The policy of the Company requires that a parallel shock of +/- 200 basis points may not change the MVPE by more than 1% of total assets. For 1999 this amount would be $2,061,000.

RETURN ON ASSETS AND RETURN ON EQUITY

The following table depicts returns on average assets and returns on average equity for the periods indicated:

--------------------------------------------------------------------------------
                          Years Ended December 31,
                          ------------------------
                                1999     1998
--------------------------------------------------------------------------------
Return on Average Assets        0.69%     0.75%
Return on Average Equity        9.19%     8.82%
Average Equity to
  Average Assets                7.48%     8.44%
--------------------------------------------------------------------------------

CAPITAL RESOURCES


Under the FDIC Improvement Act of 1991, banks are required to maintain a minimum ratio of total capital to risk based assets of 8% of which at least 4% must be in the form of Tier I capital (primarily shareholders' equity). The following are the Company's capital ratios at the end of the periods indicated.

                                                  Years Ended December 31,
                                                  ------------------------
                                                  1999               1998
                                                  ----               ----
Total Capital to
  Risk Weighted Assets                           10.17%             11.14%
Tier 1 Capital to
  Risk Weighted Assets                            9.21%             10.24%
Leverage Ratio                                    7.56%              8.54%



It is the Company's intention to retain its earnings in order to provide adequate capital to continue to support its growth. The Company has never paid a cash dividend. A 5% stock dividend was paid in 1999.

                                                   SVB FINANCIAL  SERVICES, INC.
Management's  Discussion  and  Analysis of  Financial  Condition  and Results of
                                                                      Operations

SUMMARY OF QUARTERLY RESULTS

The following summarizes the results of operations during 1999 on a quarterly basis:

-----------------------------------------------------------------------------------------------
                                                         For the Quarters Ended
(in thousands)                              March 31   June 30     September 30     December 31
-----------------------------------------------------------------------------------------------
Interest Income                             $3,293     $3,447        $3,768             $3,904
Interest Expense                             1,478      1,472         1,559              1,584
-----------------------------------------------------------------------------------------------
Net Interest Income                          1,815      1,975         2,209              2,320
Provision for Loan Losses                       80        100           150                110
-----------------------------------------------------------------------------------------------
Net Interest Income After
  Provision for Loan Losses                  1,735      1,875         2,059              2,210
-----------------------------------------------------------------------------------------------
Gains on the Sale of Loans                      33         51           100                 69
Gains/(Losses) on the Sale of Securites          1         (6)           (3)                --
Other Income                                   131        131           133                147
Other Expense                                1,484      1,602         1,614              1,796
-----------------------------------------------------------------------------------------------
Income Before Income Taxes                     416        449           675                630
Income Taxes                                   148        168           259                240
-----------------------------------------------------------------------------------------------
Net Income                                  $  268     $  281        $  416             $  390
==============================================================================================

                                     NOTES

SVB Financial Services, Inc. and Somerset Valley Bank

BOARD OF DIRECTORS

John K. Kitchen
Chairman of the Board
G. Robert Santye
Vice Chairman of the Board
Bernard Bernstein
Robert P. Corcoran
Raymond L. Hughes
S. Tucker S. Johnson
Willem Kooyker
Frank Orlando
Gilbert E. Pittenger
Frederick D. Quick
Anthony J. Santye, Jr.
Donald Sciaretta
Herman C. Simonse
Donald R. Tourville

SOMERSET VALLEY BANK FOUNDERS ADVISORY COUNCIL:

Richard Bradley
Maureen T. Kruse
Matthew Madlinger
John Majcher
Thomas C. Miller, Esq.
Harold T. Moscatiello
Edward Rego
Janak Sakaria, MD
Helga Schwartz, MD
Michael A. Sena
Albert DiFiore
Sandra L. Runyon
Frank Tourville
Donald Sweeney, MD

SOMERSET VALLEY BANK
HILLSBOROUGH ADVISORY COUNCIL:

Michael Avolio
George Christiansen, Jr.
Elaine DeMilia
Walter J. Dietz, III
Vincent P. Lipani
Peter McGavisk
Daniel G. Marulli, DDS
John Mondoro
Dan Pullen, DDS
Harry Smith
Kevin Sweeney
Frank N. Yurasko, Esq.

Somerset Valley Bank Banking Staff

BANKING STAFF OFFICERS:

Robert P. Corcoran
President and C.E.O.

Keith B. McCarthy
Chief Operating Officer

Arthur E. Brattlof
Executive Vice President
Senior Loan Officer

Robert F. Cramer
Senior Vice President
Consumer Loans

Michael A. Novak
Senior Vice President
Commercial Loans

James T. Condo
Vice President
Commercial Loans

Jeffrey D. Mattison
Vice President
Commercial Loans

Kathy Ruggiero
Vice President
Branch Administration

Roger W. Russell
Vice President
Loan Administration

Karen L. Zaliwski
Vice President
Operations

Jeannette Capra
Assistant Vice President
Operations

Christopher Fenimore
Assistant Vice President
Consumer Loans

Michele Gara
Assistant Vice President and
Manager

Margaret O'Keeffe
Assistant Vice President
Retail Sales and Marketing

John P. Oliver
Assistant Vice President
Commercial Loans

Mary E. Rowe
Assistant Vice President
Accounting and Finance

Mary Ann Soriano
Assistant  Vice President
Operations

Sandra Stephens
Assistant Vice President
Residential Mortgages

Susan Christman
Assistant Treasurer and Manager

Jennifer Latsko
Assistant Treasurer and Manager

Suzanne B. Lennard
Assistant Treasurer and Manager

Christopher Seaman
Assistant Treasurer
Operations

Diana S. Valko
Assistant Treasurer
Accounting and Finance

Vimala Vimalavong
Assistant Treasurer and Manager

Kenneth S.B. Wade II
Assistant Treasurer
Loan Administration

Rose Watson
Assistant Treasurer and Manager

Jeanne G. Hagen
Human Resources  Director

Nicole  Hunt
Assistant  Secretary  and  Assistant  Manager

Bedzaida  Rodriguez
Assistant  Secretary  and  Assistant  Manager

Bryan Zunski
Assistant Secretary and Assistant Manager

GENERAL COUNSEL:

Thomas C. Miller, Esq.
Miller,  Robertson and Rodgers, P.C.
21 North Bridge Street
Somerville, NJ 08876

INDEPENDENT PUBLIC
ACCOUNTANTS:

Grant Thornton LLP
2001 Market Street
Philadelphia, PA 19103

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

MANVILLE Office
40 North Main Street
Manville, NJ 08835

Telephone: (908) 541-0404
Fax:       (908) 541-0434

ABERDEEN Office
1147 State Highway 34
Aberdeen, NJ 07747
Telephone: (732) 583-7300
Fax:       (732) 583-7800

BERNARDS TOWNSHIP Office
578 Allen Road
Basking Ridge, NJ 07920

Telephone: (908) 781-5800
Fax:       (908) 781-5959

COMING SOON IN 2000
In late  2000,  a new branch  will be opening in Edison,  New Jersey on Oak Tree
Road

WEBSITE
www.somersetvalleybank.com

FORM 10-KSB:
The annual report filed with the Securities and Exchange Commission on Form 10-KSB is available without charge upon written request to:

Mr. Keith McCarthy
Somerset Valley Bank
103 West End Avenue
Somerville, NJ 08876

Member of the Federal Home Loan Bank

STOCK LISTING:
The Company's stock is traded on the NASDAQ National Market under the trading symbol SVBF

MARKET MAKERS:
Advest, Inc.
P.O. Box 733, 49 Route 202
Far Hills, NJ 07931   (908) 719-0900

McConnell, Budd & Downes, Inc.
365 South Street
Morristown, NJ 07960  (973) 538-1680

Sandler O'Neill & Partners, L.P.
Two World Trade Center, 104th Floor
New York, NY 10048    (212) 466-7743


                                       33