Form 10KSB, Exhibit 13
period 2000-12-31
SVB FINANCIAL SERVICES INC
filed 2001-03-29
CIK 1011698

                            SVB ANNUAL REPORT COVER

                              [GRAPHIC - SVB LOGO]




                      Table of Contents

               2:   Selected Consolidated Financial Information
               3:   Letter to the Shareholders
               4:   Consolidated Balance Sheets
               5:   Consolidated Statements of Income
               6:   Consolidated Statement of Changes in Shareholders' Equity
               7:   Consolidated Statements of Cash Flow
               8:   Notes to Consolidated Financial Statements
               19:  Report of Independent Certified Public Accountants
               20:  Management's Discussion and Analysis of Financial Condition
                    and Results of Operations

SVB FINANCIAL SERVICES, INC.
Selected Consolidated Financial Information

                                                                         At or For the Years Ended
------------------------------------------------------------------------------------------------------------------------
(in thousands except per share data)              2000            1999            1998            1997            1996
------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA:
Interest Income                                $ 17,945        $ 14,412        $ 12,466        $ 10,754        $  8,383
Interest Expense                                  7,972           6,093           5,665           4,880           3,813
------------------------------------------------------------------------------------------------------------------------
Net Interest Income                               9,973           8,319           6,801           5,874           4,570
Provision for Loan Losses                           375             440             300             280             310
------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision
  for Loan Losses                                 9,598           7,879           6,501           5,594           4,260
Non-Interest Income                                 991             787             770             561             372
Non-Interest Expense                              8,182           6,496           5,302           4,303           3,427
------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                        2,407           2,170           1,969           1,852           1,205
Income Tax Expense                                  900             815             766             749             485
------------------------------------------------------------------------------------------------------------------------
Net Income                                     $  1,507        $  1,355        $  1,203        $  1,103        $    720
BALANCE SHEET DATA:
Total Assets                                   $241,630        $206,107        $185,227        $148,550        $124,995
Federal Funds Sold and Other
  Short Term Investments                             78           2,400          11,290             188           7,213
Interest Bearing Time Deposits                    8,075           5,283           4,090              --              --
Securities Available for Sale                    32,464          26,377          21,273          11,266           8,727
Securities Held to Maturity                       6,337           5,122          15,052          22,102          13,989
Equity Securities                                   839             839             250              --              --
Loans, Net                                      177,251         151,425         120,176         105,389          86,992
Deposits                                        222,384         189,562         169,714         133,930         112,521
Shareholders' Equity                             17,366          15,364          14,365          13,096          11,910
------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS:
Return on Average Assets                            .67%            .69%            .75%            .80%            .67%
Return on Average Equity                           9.43%           9.19%           8.82%           8.89%           8.07%
Net Interest Margin                                4.73%           4.53%           4.46%           4.52%           4.51%
------------------------------------------------------------------------------------------------------------------------
ASSET QUALITY:
Loans Past Due Over 90 Days                    $     --        $     --        $      5        $     --        $     21
Non-Accrual Loans                                   482             692              96              63              24
Net Charge Offs                                     102             101              71              81              53
Allowance for Loan Losses to Total Loans           1.02%           1.01%           1.00%            .92%            .89%
------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA (1):
Earnings Per Share - Basic                     $    .49        $    .44        $    .40        $    .37        $    .29
Earnings Per Share - Diluted                        .47             .43             .38             .36             .27
Book Value                                         5.59            4.96            4.70            4.32            3.95
------------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS:
Total Risked-Based Capital                         9.68%          10.17%          11.14%          12.81%          13.40%
Tier I Risked-Based Capital                        8.71%           9.21%          10.24%          11.89%          12.56%
Leverage Capital                                   7.31%           7.56%           8.54%           8.72%           9.58%
------------------------------------------------------------------------------------------------------------------------

(1) All data has been retroactively restated for stock splits and stock dividends.

Dear Shareholder,

     As Somerset Valley Bank begins its tenth year of operation, the successful openings of our Bernards Township and Aberdeen Township offices have served to strengthen our resolve in continuing our business plan of aggressive, yet prudent, growth of our branch network. Focusing on strong asset quality and increased earnings along with strategically increasing the size of the market area we serve through branching and the use of electronic banking channels has resulted in SVB Financial Services, Inc. rapidly becoming a regional competitor in the constantly evolving financial services industry.

     The addition of our office in Aberdeen and our branch scheduled to open on Oak Tree Road in Edison in early 2001 will further broaden our lending opportunities into two significant commercial markets and allow us to continue to grow our asset base at a rate significantly above the average growth rates for banks in the state of New Jersey.

     As of December 31, 2000, the Bank has increased its total assets to $241,630,000, an increase of $35.5 million or 17% over the previous year. Similarly our deposits increased by $32.8 million or 17% over the previous year, and our net loans grew to $177,251,000 from $151,425,000, an increase of 17% or $25.8 million. Despite this impressive growth, our asset quality remained strong with non-performing loans representing only .27% of our total portfolio. Asset quality will become a very important measure in view of predictions of an economic slowdown in 2001 and the Bank's lending policies will remain very sensitive to credit quality and risk management in our lending decisions.

     After absorbing the initial expense attributed to the grand opening of the Bernards Township and Aberdeen Township branches, non-interest expenses trended downward throughout the year, allowing the Bank to end the year with a net income of $1,507,000, an increase of 11% over the previous year. By year-end the two new branches had provided the Bank with 1,253 new accounts and commercial and retail deposits totaling $11,575,000.

     Customers have embraced our telephone and Internet banking products and usage continues to grow at a significant rate. As of year-end, businesses represented 25% of our Internet banking accounts and we are averaging over 5,000 transactions per month between telephone and Internet account access. This type of activity substantially reduces the amount of service inquiries handled by back-office staff and has a very positive effect on employee productivity.

     As we move forward in 2001, we will feel an early pressure on our net interest margin due to two rapid interest rate reductions by the Federal Reserve in January, but through resourceful balance sheet management and a focus on increasing non-interest income, we are confident that we can continue to provide positive results as the economy adjusts itself. Although declining interest rates have an initial negative effect on interest income, our cost of funds will gradually be reduced and theoretically should result in increased commercial lending opportunities and mortgage refinancing. We currently enjoy a significant pipeline of loans that have been approved but not yet closed and expect that our market area should not be significantly affected by the predicted economic slowdown.

     Although financial stock values have remained somewhat flat, SVB Financial Services has consistently maintained its stock price between $8.00 and $9.00 even after issuing its second 5% stock dividend in as many years on November 21, 2000. Our book value continues to rise through increased earnings and we constantly are exploring strategies to improve shareholder value in a very volatile and difficult market.

     Going forward, it is our intention to increase our efforts in marketing non-traditional bank products such as those offered through our insurance and financial services subsidiary, Somerset Valley Financial, LLC, while at the same time maximizing the opportunities available to us through our branch network and electronic banking capabilities. Kiosks will be added to all of our branch lobbies, and in-house, licensed professionals will be available to meet privately with commercial and retail clients to provide financial planning and insurance counseling. The kiosks will also enable lobby customers to access their accounts via our Internet banking technology or to utilize discount brokerage services through our link to National Discount Brokers. We are also exploring the feasibility of offering mutual funds and additional brokerage services as the financial services industry continues to evolve.

     Despite the inevitable changes and challenges we face in bringing our company to the next level, we will remain true to the business essentials that have taken us to this point which include convenient locations, courteous and efficient employees, true appreciation of the business our customers provide, and a wide array of traditional and non-traditional banking products. We again thank you for your trust and support.

Very truly yours,


[GRAPHIC-PHOTO OF JOHN KITCHEN]              [GRAPHIC-PHOTO OF ROBERT CORCORAN]


/s/ John K. Kitchen                          /s/ Robert P. Corcoran
-------------------                          -------------------------
John K. Kitchen                              Robert P. Corcoran
CHAIRMAN OF                                  PRESIDENT AND
THE BOARD                                    CHIEF EXECUTIVE OFFICER

SVB FINANCIAL SERVICES, INC.
Consolidated Balance Sheets
As of December 31, 2000 and 1999



---------------------------------------------------------------------------------------------
(in thousands)                                               2000                   1999
---------------------------------------------------------------------------------------------
ASSETS
Cash & Due from Banks                                   $      8,280        $      7,028
Federal Funds Sold                                                --               2,400
Other Short Term Investments                                      78                  --
---------------------------------------------------------------------------------------------
Total Cash and Cash Equivalents                                8,358               9,428
---------------------------------------------------------------------------------------------
Interest Bearing Time Deposits                                 8,075               5,283
Securities
  Available for Sale, at Fair Value                           32,464              26,377
  Held to Maturity, (Fair Value $6,362 in 2000
  and $5,041 in 1999)                                          6,337               5,122
Equity Securities                                                839                 839
---------------------------------------------------------------------------------------------
Total Securities                                              39,640              32,338
---------------------------------------------------------------------------------------------
Loans                                                        179,218             153,151
  Allowance for Loan Losses                                   (1,823)             (1,550)
 Unearned Income                                                (144)               (176)
---------------------------------------------------------------------------------------------
Net Loans                                                    177,251             151,425
---------------------------------------------------------------------------------------------
Premises & Equipment, Net                                      4,844               4,789
Other Assets                                                   3,462               2,844
---------------------------------------------------------------------------------------------
Total Assets                                            $    241,630        $    206,107
=============================================================================================
LIABILITIES & SHAREHOLDERS' EQUITY
LIABILITIES
Deposits
Demand
  Non-interest Bearing                                  $     34,749        $     32,020
  NOW                                                         35,088              27,025
Savings                                                       16,696              16,618
Money Market                                                  22,826              25,446
Time
  Greater than $100,000                                       17,072              13,486
  Less than $100,000                                          95,953              74,967
---------------------------------------------------------------------------------------------
Total Deposits                                               222,384             189,562
---------------------------------------------------------------------------------------------
Federal Funds Purchased                                          325                  --
Obligation Under Capital Lease                                   426                 432
Other Liabilities                                              1,129                 749
Total Liabilities                                            224,264             190,743
SHAREHOLDERS' EQUITY
Common Stock, $2.09 Par Value: 20,000,000
  Shares Authorized; 3,105,168 Shares in 2000 and
  2,946,556 Shares in 1999 Issued and Outstanding              6,490               6,158
Additional Paid-in Capital                                     7,483               6,496
Retained Earnings                                              3,454               3,215
Accumulated Other Comprehensive Loss                             (61)               (505)
---------------------------------------------------------------------------------------------
Total Shareholders' Equity                                    17,366              15,364
---------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity              $    241,630        $    206,107
---------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                                    SVB FINANCIAL SERVICES, INC.
                                               Consolidated Statements of Income
                                  For the years ended December 31, 2000 and 1999


---------------------------------------------------------------------------------------------
(in thousands except per share data)                         2000           1999
---------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                                     $ 15,049       $ 11,787
Securities Available for Sale                                1,748          1,469
Securities Held to Maturity                                    298            511
Dividends on Equity Securities                                  51             13
Other Short Term Investments                                     3             10
Interest Bearing Time Deposits                                 448            314
Federal Funds Sold                                             348            308
---------------------------------------------------------------------------------------------
Total Interest Income                                       17,945         14,412
---------------------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits                                                     7,935          6,048
Other Short Term Borrowings                                      1              8
Obligation Under Capital Lease                                  36             37
---------------------------------------------------------------------------------------------
Total Interest Expense                                       7,972          6,093
---------------------------------------------------------------------------------------------
Net Interest Income                                          9,973          8,319
PROVISION FOR LOAN LOSSES                                      375            440
---------------------------------------------------------------------------------------------
Net Interest Income after Provision for Loan Losses          9,598          7,879
---------------------------------------------------------------------------------------------
OTHER INCOME
Service Charges on Deposit Accounts                            563            393
Losses on the Sale of Securities Available for Sale             --             (8)
Gains on the Sale of Loans                                     188            253
Other Income                                                   240            149
---------------------------------------------------------------------------------------------
Total Other Income                                             991            787
---------------------------------------------------------------------------------------------
OTHER EXPENSE
Salaries and Employee Benefits                               4,051          3,291
Occupancy Expense                                            1,245            872
Equipment Expense                                              488            432
Other Expenses                                               2,398          1,901
---------------------------------------------------------------------------------------------
Total Other Expense                                          8,182          6,496
---------------------------------------------------------------------------------------------
Income Before Provision for Income Taxes                     2,407          2,170
Provision for Income Taxes                                     900            815
---------------------------------------------------------------------------------------------
NET INCOME                                                $  1,507       $  1,355
=============================================================================================
EARNINGS PER SHARE - BASIC (1)                            $    .49       $    .44
=============================================================================================
EARNINGS PER SHARE - DILUTED (1)                          $    .47       $    .43
=============================================================================================

(1) Amounts have been restated for stock dividends

The accompanying notes to consolidated financial statements are an integral part of these statements.

SVB FINANCIAL SERVICES, INC.
Consolidated Statement of Changes in Shareholders' Equity
For the years ended December 31, 2000 and 1999

                                                                                   ACCUMULATED
                                                      ADDITIONAL                      OTHER                           TOTAL
                                         COMMON        PAID-IN        RETAINED    COMPREHENSIVE    COMPREHENSIVE   SHAREHOLDERS'
(in thousands)                            STOCK        CAPITAL        EARNINGS     INCOME/(LOSS)      INCOME          EQUITY
==================================================================================================================================
BALANCE, JANUARY 1, 1999                $ 5,794        $ 5,502        $ 3,062        $     7                         $14,365
----------------------------------------------------------------------------------------------------------------------------------
Issuance of Common Stock, Net                71             85                                                           156

5% Stock Dividend                           293            909         (1,202)
Net Income                                                              1,355        $ 1,355                           1,355
Accumulated Other Comprehensive
   (Loss) Net of Reclassification
    Adjustments and Taxes                                                               (512)           (512)           (512)
                                                                                                     -------
Total Comprehensive Income                                                                           $   843
==================================================================================================================================
BALANCE, DECEMBER 31, 1999                6,158          6,496          3,215           (505)         15,364
----------------------------------------------------------------------------------------------------------------------------------
Issuance of Common Stock, Net                28             46                                                            74
5% Stock Dividend                           309            957         (1,268)                                            (2)

Stock Repurchase and Retirement              (5)           (16)           (21)
Net Income                                1,507        $ 1,507          1,507
Accumulated Other Comprehensive
   Income                                                                                444             444             444
                                                                                                     -------
Total Comprehensive Income                                                                           $ 1,951
==================================================================================================================================
BALANCE, DECEMBER 31, 2000              $ 6,490        $ 7,483        $ 3,454        $   (61)                        $17,366
==================================================================================================================================


The accompanying notes to consolidated financial statements are an integral part of these statements.

                                                    SVB FINANCIAL SERVICES, INC.
                                           Consolidated Statements of Cash Flows
                                  For the years ended December 31, 2000 and 1999

============================================================================================
(in thousands)                                                 2000           1999
============================================================================================
OPERATING ACTIVITIES
Net Income                                                 $  1,507        $  1,355
Adjustments to Reconcile Net Income to Net
  Cash Provided By Operating Activities
Provision for Loan Losses                                       375             440
Depreciation and Amortization                                   578             463
Accretion of Securities Discount                                 (3)            (30
Losses on Sale of Securities
  Available for Sale                                             --               8
Gains on the Sale of Loans                                     (188)           (253)
Increase in Other Assets                                       (860)           (164)
Increase in Other Liabilities                                   380              43
(Decrease)/Increase in Unearned Income                          (32)             89
--------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                     1,757           1,951
============================================================================================
INVESTING ACTIVITIES
Increase in Interest Bearing Time Deposits                   (2,792)         (1,193)
Proceeds from Sales of Securities Available for Sale             --           6,512
Proceeds from Maturities of Securities
Available for Sale                                            4,071           4,906
Held to Maturity                                              1,210          15,296
Purchases of Securities
Available for Sale                                           (9,486)        (17,345)
Held to Maturity                                             (2,422)         (5,296
Equity Securities                                                --            (589)
Increase in Loans, Net                                      (25,981)        (31,525)
Capital Expenditures                                           (619)         (2,935)
--------------------------------------------------------------------------------------------
Net Cash Used for Investing Activities                      (36,019)        (32,169)
============================================================================================
FINANCING ACTIVITIES
Net Increase in Demand Deposits                              10,792           6,646
Net Increase in Savings Deposits                                 78           2,782
Net (Decrease)/Increase in Money Market Deposits             (2,620)          5,220
Net Increase in Time Deposits                                24,572           5,200
Increase in Federal Funds Purchased                             325              --
Decrease in Obligation Under Capital Lease                       (6)             (6
Proceeds from the Issuance of Common Stock, Net                  74             156
Cash in Lieu of Fractional Shares from Cash Dividend             (2)             --
Purchase of Common Stock, Net                                   (21)             --
--------------------------------------------------------------------------------------------
Net Cash Provided by Financing Activities                    33,192          19,998
Decrease in Cash and Cash Equivalents                        (1,070)        (10,220)
Cash and Cash Equivalents, Beginning of Year                  9,428          19,648
--------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year                     $  8,358        $  9,428
============================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid During the Year for Interest                     $  7,836        $  5,997
============================================================================================
Cash Paid During the Year for Federal Income Taxes         $    900        $    840
============================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

1: ORGANIZATION AND NATURE OF OPERATIONS
SVB Financial Services, Inc., (the "Company") is a one bank holding company, of Somerset Valley Bank (the "Bank"). The Somerset Valley Investment Company, Inc. is a wholly owned subsidiary of the Bank.

     The Bank is a full service community bank and operates at locations in Somerville, Hillsborough, Bridgewater, Manville, Bernards, and Aberdeen, New Jersey. The Bank's customers are predominately small and middle market businesses and professionals. The Bank's market area is primarily Somerset County, but it does obtain business from the adjacent counties of Middlesex, Hunterdon, Monmouth, Mercer and Morris. The Bank competes with other banking and financial institutions in their primary market area, including financial institutions with resources substantially greater than their own. Commercial banks, savings banks, savings and loan associations, credit unions and money market funds actively compete for deposits and for all types of loans. Such institutions, as well as consumer finance and insurance companies, may be considered competitors of the Bank with respect to one or more of the services they render. In addition to being subject to competition from other financial institutions, the Bank is subject to federal and state laws and to regulations of certain federal agencies, and accordingly, it is periodically examined by those regulatory agencies.

2: SIGNIFICANT ACCOUNTING POLICIES
BASIS OF FINANCIAL STATEMENT PRESENTATION: The consolidated financial statements include the accounts of the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation and certain reclassifications are made when necessary to conform the previous years' financial statements to the current year's presentation.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

     SECURITIES:   The  Company  accounts  for  securities  in  accordance  with
Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." A portion of the Company's securities are carried at cost adjusted for amortization of premiums and accretion of discounts using the interest method. These securities are carried at amortized cost because the Company has the ability and intent to hold the securities to maturity. The remainder of the Company's securities are held for indefinite periods of time which management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, increased capital requirements or other similar factors, are classified as available for sale. These securities are carried at fair value with unrealized gains and losses excluded from earnings and reported as Other Comprehensive Income/(Loss) in a separate component of shareholders' equity, net of income taxes. The net effect of unrealized gains or losses, caused by marking an available for sale portfolio to market, could cause fluctuations in the level of shareholders' equity and equity-related financial ratios as market interest rates cause the market value of fixed rate securities to fluctuate. Realized gains and or losses on securities available for sale are determined on a specific identification basis and are included in the consolidated statements of income. The Company had no securities held for trading purposes at December 31, 2000 and 1999.

     In June 1998,  SFAS No. 133,  "Accounting  for Derivative  Instruments  and
Hedging Activity" as amended in June 1999 by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," and in June 2000, by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," (collectively SFAS No. 133). SFAS No. 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. Depending upon the effectiveness of the hedge and/or the transaction being hedged, any changes in the fair value of the derivative instrument is either recognized in

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements


earnings in the current year, deferred to future periods, or recognized in other comprehensive income. Changes in the fair value of all derivative instruments not recognized as hedge accounting are recognized in current year earnings. SFAS No. 133 is required for all fiscal quarters or fiscal years beginning after June 15, 2000. The Company adopted SFAS No. 133 effective July 1, 2000. No adjustment was required as a result of the change in accounting principle.

     SFAS No. 119 "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments" requires disclosures about financial instruments, which are defined as futures, forwards, swap and option contracts and other financial instruments with similar characteristics. On balance sheet receivables and payables are excluded from this definition. The Company did not hold any derivative financial instruments as defined by SFAS No. 119 at December 31, 2000 or 1999.

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

     The Company accounts for its transfers and servicing financial assets in accordance with SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended by SFAS No. 127, "Deferral of the Effective Date of Certain Provision of SFAS No. 125." This standard provides accounting guidance on transfers of financial assets, servicing of financial assets and extinguishments of liabilities.

     In September 2000, SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" was adopted, which replaced SFAS No. 125, " Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," revises the standards for accounting for the securitizations and other transfers of financial assets and collateral. This new standard also requires certain disclosures, but carries over most of the provisions of SFAS No. 125. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. However, for recognition and reclassification of collateral and for disclosures relating to securitizations transactions and collateral this statement is effective for fiscal years ending after December 15, 2000 with earlier application not allowed and is to be applied prospectively. The adoption of this statement is not expected to have a material impact on the Company's consolidated financial statements. The Company periodically sells certain commercial and mortgage loans to other financial institutions without recourse to the Company. The gains and losses are recognized in an amount which approximates the present value of the difference between the effective interest rate to the Company and the net yield to the purchaser, excluding normal future loan servicing fees, when applicable, over the estimated remaining lives of the loans sold.

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

ALLOWANCE FOR LOAN LOSSES: The Company's process for evaluating the adequacy of the allowance for loan losses has three basic elements: First, the identification of problem loans when they occur; second, the establishment of appropriate allowance for loan losses once specific problem loans are identified;  and  third,  a  methodology  for  establishing  general  loan  loss allowances. The identification of problem loans is achieved mainly through review of specific major loans based on delinquency criteria, size of loan and location and value of collateral property. Specific loss reserves are established for identified problem loans based on reviews of current operating financial

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements


information and fair value appraisals. A range of loss allowances is estimated based upon consideration of past experience of originated loans by loan type, year of origination, location of collateral property and loan-to-value ratios. Based upon this process, consideration of the current economic environment and other factors, management determines what it considers to be an appropriate allowance for loan losses. Although the Company's management believes it has a sound basis for this estimation, actual write-offs incurred in the future are highly dependent upon future events, including the economy of the area in which the Company lends. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.
PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed primarily on the straight-line method over the shorter of the estimated useful lives of the assets or the term of the related lease. The Company accounts for long-lived assets in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This statement provides guidance on when assets should be reviewed for impairment, how to determine whether an asset or group of assets is impaired, how to measure an impairment loss and the accounting for long-lived assets that a company plans to dispose of.
INCOME TAXES: The Company accounts for income taxes under the liability method specified by SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The principal types of accounts, resulting in differences between assets and liabilities for financial statements and tax return purposes, are the allowance for loan losses, depreciation and accretion of securities discounts.
EARNINGS PER SHARE: The Company accounts for earnings per share under the provisions of SFAS No. 128, "Earnings Per Share." SFAS No. 128 eliminated primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted-average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. OTHER REAL ESTATE OWNED: Other real estate owned includes foreclosed real estate which is carried at the lower of cost (lesser of carrying value of loan or fair value at date of acquisition) or estimated fair value less selling costs. Any write-down, at or prior to the dates the real estate is considered foreclosed, is charged to the allowance for loan losses. Subsequent write-downs are recorded in other expenses, and expenses incurred in connection with holding such assets and any gains or losses upon their sale are included in other income and expenses.
STOCK OPTIONS: The Company accounts for stock options under SFAS No. 123, "Accounting for Stock-Based Compensation," which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, the standard permits entities to continue accounting for employee stock options and similar instruments under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair-value based method of accounting defined in SFAS No. 123 had been applied. The Company's stock option plans are accounted for under APB Opinion No. 25.
ADVERTISING COSTS: The Company expenses advertising costs as incurred. STATEMENT OF CASH FLOWS: For purposes of the consolidated statements of cash flows, the Company considers cash, non-interest bearing amounts due from banks, Federal Funds sold and other short term investments to be cash equivalents. Generally, Federal Funds are sold for a 60 day period or less. COMPREHENSIVE
INCOME/(LOSS): The Company follows SFAS No. 130, "Reporting Comprehensive Income." This standard requires entities presenting a complete set of financial statements to include details of comprehensive income or loss. Comprehensive income consists of net income or loss for the current period and income, expenses, gains and losses that bypass the income statement and are reported directly in a separate component of equity.

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

The income tax effects allocated to comprehensive income/(loss) at December 31, are as follows:

===============================================================================================================================
                                             2000                               1999
===============================================================================================================================
                                            Before                      Net         Before          Tax           Net
                                             Tax          Tax         of Tax         Tax          Benefit       of Tax
(in thousands)                              Amount     (Expense)      Amount        Amount       (EXPENSE)      Amount
===============================================================================================================================
Unrealized Gains/(Losses) on Securities
  Unrealized Holding Gains/(Losses)
  Arising During the Period                 $672         $(228)        $444          $(774)         $267        $(507)
Less Reclassification
  Adjustment for Losses/(Gains)
  Realized in Net Income                       -                          -              8            (3)           5
-------------------------------------------------------------------------------------------------------------------------------
Other Comprehensive
  Income/(Loss), Net                        $672         $(228)        $444          $(782)         $270        $(512)
===============================================================================================================================

SEGMENT REPORTING: The Company follows SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a Company's operating segments. Management has concluded that under current conditions, the Company has one reportable segment, "Community Banking." All of the Company's activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Company supports the others. For example, secured real estate lending is dependent upon the ability of the Bank to fund itself with retail deposits and other borrowings and to manage interest rate and credit risk. This situation is also similar for consumer and residential mortgage lending. Accordingly, all significant operating decisions are based upon analysis of the Company as one operating segment or unit.

===============================================================================================================================
3: SECURITIES
Information relative to the Company's securities portfolio are as follows:
===============================================================================================================================
                                          GROSS                 GROSS
                                        AMORTIZED             UNREALIZED            UNREALIZED             FAIR
(in thousands)                             COST                 GAINS                 LOSSES               VALUE
===============================================================================================================================
2000
AVAILABLE FOR SALE
U.S. Government Agency Securities         $19,276                $ 60                 $  63               $19,273
Mortgage-Backed Securities                 11,983                  31                    96                11,918
Other Securities                            1,297                  --                    24                 1,273
                                          $32,556                $ 91                 $ 183               $32,464
HELD TO MATURITY
U.S. Government Agency Securities         $ 4,242                $ 16                 $   9               $ 4,249
Mortgage-Backed Securities                  1,549                  19                    --                 1,568
Municipal Securities                          546                  --                     1                   545
                                          $ 6,337                $ 35                 $  10               $ 6,362
1999
AVAILABLE FOR SALE
U.S. Government Agency Securities         $14,249                $ --                 $ 358               $13,891
Mortgage-Backed Securities                 11,596                  11                   359                11,248
Other Securities                            1,296                  --                    58                 1,238
                                          $27,141                $ 11                 $ 775               $26,377
HELD TO MATURITY
U.S. Treasury Securities                  $   501                  $-                 $   1               $   500
U.S. Government Agency Securities           3,750                  --                    69                 3,681
Mortgage-Backed Securities                    871                   1                    12                   860
                                          $ 5,122                $  1                 $  82               $ 5,041

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements


There are no significant concentrations of securities (greater than 10% of shareholders' equity) in any individual security issue.
The amortized cost and fair value of securities at December 31, 2000, by contractual maturity, are shown in the following table for securities to be held to maturity and available for sale. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

================================================================================
                                                  AMORTIZED            FAIR
(in thousands)                                      COST               VALUE
================================================================================
AVAILABLE FOR SALE
Due in 1 year or less                             $ 6,490             $ 6,485
Due after 1 year through 5 years                   14,083              14,061
Mortgage-Backed Securities                         11,983              11,918
--------------------------------------------------------------------------------
                                                  $32,556             $32,464
================================================================================
HELD TO MATURITY
Due in 1 year or less                             $ 1,038             $ 1,040
Due after 1 year through 5 years                    3,750               3,754
Mortgage-Backed Securities                          1,549               1,568
--------------------------------------------------------------------------------
                                                  $ 6,337             $ 6,362
================================================================================

     At December 31, 2000, securities having a book value of approximately $1,770,000 were pledged to secure public deposits and for other purposes as required by law.

4: LOANS
The composition of outstanding loans is summarized as follows:
================================================================================
(in thousands)                                      2000          1999
================================================================================
Secured by Real Estate:
  Residential Mortgage                           $ 55,357       $ 41,727
  Commercial Mortgage                              57,223         48,349
  Construction                                     12,561         11,943
Commercial & Industrial                            33,429         32,628
Loans to Individuals
  for Automobiles                                   8,583          7,907
Loans to Individuals                               11,721         10,062
Other Loans                                           344            535
                                                 $179,218       $153,151
================================================================================

     There were no loans restructured during 2000 or 1999. There were no loans past due 90 days or more as to principal and interest and $482,000 in a non-accrual status as of December 31, 2000. There were no loans past due 90 days or more as to principal and interest and $692,000 in a non-accrual status as of December 31, 1999.
     A loan is considered to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. These loans consist primarily of non-accrual loans but may include performing loans to the extent that situations arise which would reduce the probability of collection in accordance with the contractual terms. As a general rule, a loan that is in arrears in excess of 120 days will be charged off unless circumstances exist that would make charge off unnecessary such as the borrower is in the process of refinancing elsewhere or is liquidating collateral within a short period of time.
     As of December 31, 2000 there were $700,000 of loans deemed to be impaired, a valuation reserve of $144,000 was recorded for these loans. As of December 31, 1999, there were $776,000 of loans deemed to be impaired, a valuation reserve of $66,000 was recorded for these loans.
     The Company has no concentration of loans to borrowers engaged in similar activities which exceeded 10% of total loans at December 31, 2000 and 1999. The Company continues to pursue new lending opportunities while seeking to maintain a portfolio that is diverse as to industry concentration, type and geographic distribution. The Company's geographic lending area is primarily concentrated in Somerset County, but also includes Middlesex, Hunterdon, Mercer, Morris and Monmouth counties.

5: ALLOWANCE FOR LOAN LOSSES
An analysis of the allowance for loan losses is as follows:
================================================================================
(in thousands)                                       2000               1999
================================================================================
Balance at January 1,                             $ 1,550)           $ 1,211)
Provision Charged to Operations                       375                440
Charge Offs                                          (137)              (115)
Recoveries                                             35                 14
--------------------------------------------------------------------------------
Balance at December 31,                           ($1,823)           ($1,550)
================================================================================

6: PREMISES AND EQUIPMENT
Premises and equipment consists of the following at December 31, 2000 and 1999:
================================================================================
               ESTIMATED
(in thousands) USEFUL LIVES                             2000           1999
================================================================================
Construction in Progress              -              $  219            1,764
Premises & Improvements      5-30 years               4,284            2,693
Furniture & Equipment        3-10 years               2,215            1,762
--------------------------------------------------------------------------------
                                                      6,718            6,219
Less: Accumulated Depreciation
      and Amortization                               (1,874)          (1,430)
--------------------------------------------------------------------------------
                                                     $4,844           $4,789
================================================================================
Depreciation and amortization charged to operations was $578,000 and $463,000 for the years ended December 31, 2000 and 1999 respectively.

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements


7: DEPOSITS
At December 31, 2000, scheduled maturities of certificates of deposit are as follows:

                                      Over Three      Over One Year
                   Three Months or  Months Through    Through Three      Over Three
(in thousands)          Less        Twelve Months        Years              Years         Total
================================================================================================
$100,000 or more     $ 12,610         $  3,700        $   762              $   -        $17,072
Less than $100,000     35,101           53,751          6,749                352         95,953
================================================================================================

8: OTHER EXPENSES
The major components of other expenses are as follows:
===============================================================
(in thousands)                              2000         1999
===============================================================
Data Processing Services                  $  456       $  367
Marketing & Business Development             254          206
Stationery, Forms & Supplies                 257          206
Insurance                                     94           82
Legal, Examination & Accounting              236          167
Postage & Telephone                          224          175
FDIC Insurance Assessment                     70           20
Other, Net                                   807          678
---------------------------------------------------------------
                                          $2,398       $1,901
===============================================================

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

     The Company leases its banking facilities under operating leases which expire at various dates through 2005, but which contain certain renewal options. The Somerville facilities are leased from a partnership consisting of all among others, but one of the Company's Directors. As of December 31, 2000, future minimum rental payments, including the renewal options under these leases for the subsequent five years are as follows:

(in thousands)
===============================================================
Lease Year                              Minimum Rental Payments
===============================================================
2001                                                $   763
---------------------------------------------------------------
2002                                                    766
---------------------------------------------------------------
2003                                                    773
---------------------------------------------------------------
2004                                                    786
---------------------------------------------------------------
2005                                                    801
---------------------------------------------------------------
                                                    $ 3,889
===============================================================

     The amounts in the previous table represent minimum rentals not adjusted for possible future increases due to escalation provisions and assumes that all option periods will be exercised by the Company. Rent expenses aggregated $693,000 and $500,000 for the years ended December 31, 2000 and 1999. The Bank and Investment Company have not entered into any interest rate swaps, caps or floors and are not party to any forward or future transactions. However, the Bank is party to various other financial instruments which are not included in the financial statements, but are required in the normal course of business to meet the financing needs of its customers and to assist in managing its exposure to changes in interest rates. Management does not expect any material losses from these transactions, which include standby letters of credit and commitments to extend credit.

     The Company had outstanding commitments to extend credit of $31,674,000 and $33,825,000 at December 31, 2000 and December 31, 1999, respectively. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. There is no material difference between the notional amount and estimated fair value of off-balance sheet unfunded loan commitments as of December 31, 2000.

10: BENEFIT PLAN
The Company has a 401(k)  Savings Plan  covering  substantially  all  employees.
Under the terms of the Plan, the Company matched 67% of an employee's contribution in 2000 and 1999, up to 6.0% of the employee's salary. Employees become fully vested in the Company's contribution after five years of service. The Company contributed $76,000 and

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements


$66,000 to the Plan in 2000 and 1999, respectively.

     On January 1, 1999, the Bank adopted SFAS No. 132, "Employer Disclosures about Pensions and Other Postretirement Benefits," which revised employers' disclosures about pension and other postretirement benefit plans. It eliminates certain current disclosures and requires additional information about changes in the benefit obligation and the fair value of plan assets. It also standardizes the requirements for pensions and other postretirement benefit plans to the extent possible, and illustrates combined formats for the presentation of pension plan and other postretirement benefit plan disclosures.

     During 1999, the Company established a Supplemental Executive Retirement Plan. The Plan covers three of the Company's executive officers. One officer is covered under a defined benefit plan while the remaining two officers are covered under a defined contribution plan. The Company expensed $84,000 in 2000 and $25,000 in 1999, in connection with these plans.

11: INCOME TAXES
The components of the provision for income taxes are as follows:
================================================================================
(in thousands)                                  2000                   1999
================================================================================
Current
  Federal                                       $926                  $ 886
  State                                          142                    109
Deferred Benefit                                (168)                  (180)
                                                $900                  $ 815)
================================================================================

     Deferred income taxes are provided for the differences between the financial reporting basis and the tax basis of the Company's asset and liabilities. Cumulative temporary differences at December 31, are as follows:

================================================================================
(in thousands)                                  2000                   1999
================================================================================
Start-up and Organization Costs                $ (1)                   $ (1)
Depreciation                                     178                    117
Accretion of Securities Discount                 (24)                   (13)
Allowance for Loan Losses                        754                    636
--------------------------------------------------------------------------------
Net Deferred Tax Asset, Included in
  Other Assets                                  $907                   $739
================================================================================
A reconciliation of income taxes calculated at the statutory rate of 34% to the actual income tax provision is as follows:


================================================================================
(in thousands)                                  2000                   1999
================================================================================
Statutory Provision                            $ 818                   $ 738
State Taxes on Income,
  Net of Federal Tax Benefit                      48                      72
Non-Deductible Expenses                           36                      --
Other                                             (2)                      5
--------------------------------------------------------------------------------
                                               $ 900                   $ 815
================================================================================

12: EARNINGS PER SHARE
The following table illustrates the reconciliation of the numerators and denominators of the basic and diluted EPS computations:

================================================================================
FOR THE YEAR ENDED                          WEIGHTED      PER
DECEMBER 31, 2000                           AVERAGE       SHARE
(in thousands except per share data)        INCOME        SHARES        AMOUNT
================================================================================
EARNINGS PER SHARE - BASIC
Income available to Common
 Shareholders                              $ 1,507        3,105          $.49
Effect of Dilutive Securities
Stock Options                                  --            70           .02
EARNINGS PER SHARE - DILUTED
Income available to Common
 Shareholders plus assumed
 conversions                               $ 1,507        3,175          $.47
================================================================================

Antidilutive options totaling 101,380 ranging in exercise price from $8.57 - $8.86 have been excluded in the computation of 2000 diluted EPS because the options exercise prices were greater than the average market price of the common shares.
================================================================================
FOR THE YEAR ENDED                                        WEIGHTED       PER
DECEMBER 31, 2000                                         AVERAGE       SHARE
(in thousands except per share data)        INCOME        SHARES        AMOUNT
================================================================================
EARNINGS PER SHARE - BASIC
Income available to Common
 Shareholders                              $ 1,355        3,073          $.44
Effect of Dilutive Securities
Stock Options                                   --           83           .01
--------------------------------------------------------------------------------
EARNINGS PER SHARE - DILUTED
Income available to Common
 Shareholders plus assumed
 conversions                               $ 1,355        3,156          $.43
================================================================================
There were no antidilutive options at December 31, 1999.
Adjusted for the 5% stock dividend.

13: SHAREHOLDERS'S EQUITY
On October 29, 1999 and October 26, 2000, the Company declared 5% stock dividends to shareholders of record as of November 4, 1999 and November 7, 2000, respectively. Accordingly, earnings per share, options and weighted-average shares of common stock have been restated to reflect the stock dividends.

     On August 31, 2000, the Board of Directors adopted a Stock Buy Back Plan. The purpose of the Plan is to systematically purchase the amount of shares necessary to fund a compensation plan for Bank Advisory Board members. Up to 18,000 shares may be purchased over a period ending on August 31, 2001. During 2000, shares totaling 2,420 were purchased on the open market at prices ranging from $8.375 to $8.625, as adjusted for the 5% stock dividend.

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements


14: STOCK OPTION PLANS
At December 31, 2000, the Company had four stock option plans.
The 1997 Restated Incentive Stock Option Plan, a non-qualified stock option plan. Under this Plan, the Board of Directors may grant options to officers to purchase the Company's stock. Stock options are issued at prices equal to the fair market value at the date of grant. The stock options have a vesting period of one year from the date of issuance. Shares totaling 181,700 are reserved for issuance under this Plan including 105,116 shares outstanding at December 31, 2000.
     The 1997 Directors Stock Option Plan, a non-qualified stock option plan. Under this Plan, stock options are granted to Directors at the fair market value at the date of grant. The stock options have a vesting period of one year from the date of issuance. Shares totaling 120,400 are reserved for issuance under this Plan, of which 103,200 were outstanding at December 31, 2000.
     The 2000 Incentive Stock Option Plan, a non-qualified stock option plan. Stock options are issued at prices equal to the fair market value at the date of grant. Shares totaling 157,500 are reserved for issuance under this plan including 34,400 shares outstanding at December 31, 2000. The 2000 Directors Stock Option Plan, a non-qualified stock option plan. Under this plan, stock options are issued at prices equal to the fair market value at the date of grant. Shares totaling 63,000 are reserved for issuance under this plan, including 58,152 outstanding at December 31, 2000.
     Had compensation cost for the plan year been determined based on the fair value of options at the grant dates consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net income and earnings per share, basic and diluted, would have been reduced to the pro forma amounts indicated below:

=========================================================
                                  2000            1999
=========================================================
Net Income
  As reported                    $1,507         $1,355
  Pro forma                       1,142          1,011
Earnings per share - Basic
  As reported                    $  .49         $  .44
  Pro forma                         .37            .33
Earnings per share - Diluted
  As reported                    $  .47         $  .43
  Pro forma                         .36            .32
=========================================================

The fair value of each option granted in 2000 is estimated on the date of grant using the Black Scholes pricing model with the following weighted-average assumptions, no dividend yield; expected volatility of 21.58%, risk free interest rate of 5.33% and an expected life of five years.

A summary of the status of the Company's option plans as of December 31 is as follows:


========================================================================================================
                                             2000                             1999 (1)
========================================================================================================
                                                   WEIGHTED-AVERAGE                    WEIGHTED-AVERAGE
                                      SHARES        EXERCISE PRICE        SHARES        EXERCISE PRICE
========================================================================================================
Outstanding at beginning of year     221,959        $    5.42             261,736        $    5.25
Options granted                      101,380             8.69                  --               --
Options exercised                    (13,871)           95.28             (37,572)           94.15
Options expired or canceled           (8,600)           95.90              (2,205)            5.90
Outstanding at end of year           300,868        $    6.52             221,959        $    5.42
Options exercisable at year end      300,868        $    6.52             221,959        $    5.42
========================================================================================================

(1) Amounts have been restated to show effects of a 5% stock dividend

================================================================================
The following table summarizes information about non-qualified stock options at December 31, 2000:
================================================================================

                       OPTIONS OUTSTANDING AND EXERCISABLE
                       -----------------------------------
  RANGE OF             OUTSTANDING AND      WEIGHTED-AVERAGE   WEIGHTED-AVERAGE
  EXERCISE             EXERCISABLE AT         REMAINING           EXERCISE
  PRICES              DECEMBER 31, 2000    CONTRACTUAL LIFE         PRICE
================================================================================
  $3.780 - $5.670          45,776             .33 years           $ 3.780
  $5.900 - $8.500         153,712            1.64 years           $ 5.900
  $8.570 - $8.750          58,152            4.33 years           $ 8.570
  $8.800 - $8.875          43,228            4.83 years           $ 8.860
                          300,868
================================================================================

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements


15: FAIR VALUE OF FINANCIAL INSTRUMENTS
SFAS No. 107, "Disclosure about Fair Value of Financial Instruments," requires the disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate value.

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

     Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Also, management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values. Estimated fair values have been determined by the Company using the best available data and an estimation methodology suitable for each category of financial instruments. The estimation methodology used, the estimated fair values and the recorded book balances at December 31, 2000 and 1999 are outlined below. For short term investments, such as cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

===========================================================================================
                                       2000                            1999
===========================================================================================
(in thousands)               FAIR VALUE    CARRYING VALUE     FAIR VALUE    CARRYING VALUE
===========================================================================================
Cash and Cash Equivalents    $  8,358        $  8,358         $  9,428         $  9,428
===========================================================================================

For securities held in the Company's investment portfolio, fair value was determined by reference to quoted market prices as of December 31.


===========================================================================================
                                       2000                            1999
===========================================================================================
(in thousands)               FAIR VALUE    CARRYING VALUE    FAIR VALUE    CARRYING VALUE
===========================================================================================
Available for Sale Securities  $32,464        $32,464         $26,377        $26,377
Held to Maturity Securities      6,362          6,337           5,041          5,122
Equity Securities                  839            839             839            839
===========================================================================================

For long term assets and liabilities, such as loans and deposits, the Company's policy is to hedge its interest rate exposure on deposits with earning assets with matching maturities. Fair values of loans were estimated using the present value of future cash flows expected to be received. Loan rates currently offered by the Company were used in determining the appropriate discount rate. Deposits with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating current market for similar maturities. Deposits with no stated maturities have an estimated fair value equal to the amount payable on demand.


===========================================================================================
                                       2000                            1999
===========================================================================================
(in thousands)               FAIR VALUE    CARRYING VALUE    FAIR VALUE    CARRYING VALUE
===========================================================================================
Loans                          $179,583       $179,218        $152,450       $153,151
Deposits                        218,512        222,384         189,879       189,562
===========================================================================================

     There was no material difference between the notational amount and the estimated fair value of off-balance sheet items, which totaled approximately $31,674,000 and $33,825,000, at December 31, 2000 and 1999, respectively, and primarily comprise unfunded loan commitments, which are generally priced at market at the time of funding.

16: REGULATORY MATTERS
The Company and its subsidiary Bank are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the

                                                    SVB FINANCIAL SERVICES, INC.
                                      Notes to Consolidated Financial Statements

Company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
     Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios, set forth in the following tables, of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that the Company and its subsidiary Bank meet all capital adequacy requirements to which they are subject.
     As of December 31, 2000 the most recent notification from the Bank's regulatory authority categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based; Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category. The Company and its subsidiary Bank's actual capital amounts and ratios are presented in the following tables.



============================================================================================================================
SVB FINANCIAL SERVICES, INC. AND SOMERSET VALLEY BANK
                                                                                        TO BE ADEQUATELY
                                                    ACTUAL                                CAPITALIZED
                                             --------------------         ------------------------------------------
($ in thousands)                             AMOUNT         RATIO                 AMOUNT               RATIO
============================================================================================================================
SVB FINANCIAL SERVICES, INC.
As of December 31, 2000
Total Capital to Risk Weighted Assets       $18,295         9.68%          greater than $15,126   greater than 8.00%
Tier I Capital to Risk Weighted Assets      $16,472         8.71%          greater than  $7,563   greater than 4.00%
Tier I Leverage                             $16,472         7.31%          greater than  $9,015   greater than 4.00%
As of December 31, 1999
Total Capital to Risk Weighted Assets       $16,386        10.17%          greater than $12,885   greater than 8.00%
Tier I Capital to Risk Weighted Assets      $14,836         9.21%          greater than  $6,442   greater than 4.00%
Tier I Leverage                             $14,836         7.56%          greater than  $7,847   greater than 4.00%
SOMERSET VALLEY BANK
As of December 31, 2000
Total Capital to Risk Weighted Assets       $17,444         9.24%          greater than $15,110   greater than 8.00%
Tier I Capital to Risk Weighted Assets      $15,621         8.27%          greater than  $7,555   greater than 4.00%
Tier I Leverage                             $15,621         6.94%          greater than  $9,003   greater than 4.00%
As of December 31, 1999
Total Capital to Risk Weighted Assets       $15,525         9.61%          greater than $12,293   greater than 8.00%
Tier I Capital to Risk Weighted Assets      $13,975         8.65%          greater than  $6,461   greater than 4.00%
Tier I Leverage                             $13,975         7.13%          greater than  $7,835   greater than 4.00%
============================================================================================================================



============================================================================================================================
SVB FINANCIAL SERVICES, INC. AND SOMERSET VALLEY BANK
                                                                  TO BE WELL
                                                                  CAPITALIZED
                                                  -----------------------------------------
($ in thousands)                                         AMOUNT                 RATIO
============================================================================================================================
SVB FINANCIAL SERVICES, INC.
As of December 31, 2000
Total Capital to Risk Weighted Assets                      --                    --
Tier I Capital to Risk Weighted Assets                     --                    --
Tier I Leverage                                            --                    --
As of December 31, 1999
Total Capital to Risk Weighted Assets                      --                    --
Tier I Capital to Risk Weighted Assets                     --                    --
Tier I Leverage                                            --                    --
SOMERSET VALLEY BANK
As of December 31, 2000
Total Capital to Risk Weighted Assets             greater than $18,880  greater than 10.00%
Tier I Capital to Risk Weighted Assets            greater than $11,333  greater than 6.00
Tier I Leverage                                   greater than $11,253  greater than 5.00
As of December 31, 1999
Total Capital to Risk Weighted Assets             greater than $16,153  greater than 10.00%
Tier I Capital to Risk Weighted Assets            greater than $9,692   greater than 6.00
Tier I Leverage                                   greater than $8,069   greater than 5.00
============================================================================================================================

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

17: CONDENSED FINANCIAL INFORMATION FOR
SVB FINANCIAL SERVICES, INC. (PARENT COMPANY) IS AS FOLLOWS:


BALANCE SHEET (in thousands)                              DECEMBER 31, 2000         DECEMBER 31, 1999
=======================================================================================================
ASSETS
Cash and Due from Banks                                      $    566                 $    563
Other Assets                                                       46                       73
Investment in Subsidiary                                       16,504                   14,478
Equity Securities                                                 250                      250
Total Assets                                                 $ 17,366                 $ 15,364
LIABILITIES AND SHAREHOLDERS' EQUITY
SHAREHOLDERS' EQUITY
Common Stock                                                 $  6,490                 $  6,158
Additional Paid-in Capital                                      7,483                    6,496
Retained Earnings                                               3,454                    3,215
Accumulated Other Comprehensive Loss                              (61)                    (505)
Total Shareholders' Equity                                     17,366                   15,364
-------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                   $ 17,366                 $ 15,364
=======================================================================================================


               YEARS ENDED
STATEMENT OF INCOME (in thousands)                        DECEMBER 31, 2000         DECEMBER 31, 1999
=======================================================================================================
OPERATING INCOME
Interest Income                                              $     20                  $     13
Total Income                                                       20                        13
OPERATING EXPENSE
Other Expense                                                      95                        68
Total Expense                                                      95                        68
Loss Before Equity in Undistributed Income of Subsidiary          (75)                      (55)
Equity in Undistributed Income of Subsidiary                    1,582                     1,410
NET INCOME                                                    $ 1,507                  $  1,355
=======================================================================================================

              YEARS ENDED
STATEMENT OF CASH FLOWS (in thousands)                    DECEMBER 31, 2000          DECEMBER 31, 1999
=======================================================================================================
OPERATING ACTIVITIES
Net Income                                                    $ 1,507                  $  1,355
Adjustments to Reconcile Net Income to Net Cash
Used In Operating Activities:
Equity in Undistributed Income of Subsidiary                   (1,582)                   (1,410)
Amortization of Organization Costs                                 13                        13
Decrease in Other Assets                                           14                        13
-------------------------------------------------------------------------------------------------------
Net Cash Used In Operating Activities                             (48)                      (29)
=======================================================================================================
FINANCING ACTIVITIES
Proceeds from the Issuance of Common Stock, Net                    74                       156
Purchases of Common Stock, Net                                    (21)                       --
Cash in Lieu of Fractional Shares from Stock Dividend              (2)                       --
-------------------------------------------------------------------------------------------------------
Net Cash Provided by Financing Activities                          51                       156
Increase in Cash and Cash Equivalents                               3                       127
Cash and Cash Equivalents, Beginning of Year                      563                       436
-------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year                        $   566                    $  563
=======================================================================================================

                                                    SVB FINANCIAL SERVICES, INC.
                              Report of Independent Certified Public Accountants
Accountants and
Management Consultants                        [LETTERHEAD - GRANT THORNTON]
Grant Thornton LLP
The US Member Firm of
Grant Thornton International



               Report of Independent Certified Public Accountants
               --------------------------------------------------


Board of Directors and Shareholders
SVB Financial Services, Inc.

We have audited the accompanying consolidated balance sheets of SVB Financial Services, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SVB Financial Services, Inc. and subsidiaries as of December 31, 2000 and 1999, and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP
-----------------------
Grant Thornton LLP
Philadelphia, Pennsylvania
January 19, 2001


Suite 3100
Two Commerce Square
2001 Market Street
Philadelphia, PA 19103-7080
Tel: 215 561-4200
Fax: 215 561-1066

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

RESULTS OF OPERATIONS
Net income for the year ended December 31, 2000 was $1,507,000 an increase of $152,000 or 11% from the previous year and represents a record for net income during the Company's nine year history.

     The major reason for the increase in net income was a result of the growth in net interest income. Net interest income increased $1,654,000 or 20% on the strength of loan growth in a strong Central New Jersey economy and an increase in the net interest margin of 20 basis points to 4.73%. Non-interest income increased $204,000 or 26% in 2000. A large portion of this increase was due to an increase in service charges on deposit accounts of $170,000 and an increase in other income of $91,000. A decline in the gains on the sale of loans of $65,000 partially offset these increases.

     Non-interest expenses increased $1,686,000 or 26%. The Company opened two full service branches, in the first quarter of 2000. Additionally, the Manville branch and the new Operations Center both opened during 1999 and incurred a full year of expenses in 2000. A more detailed discussion of the major components of net income follows.

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

                                                    SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and Results of Operations



Summary of Net Interest Income
=============================================================================================================================
                                                                        Years Ended December 31,
                                                              2000                                       1999
                                              ----------------------------------      ---------------------------------------
                                                Average    AVERAGE                      AVERAGE    AVERAGE
($ in thousands)                                Balance     Rate       Interest         Balance      Rate       Interest
=============================================================================================================================
ASSETS:
Federal Funds Sold                            $   5,478    6.35%      $     348        $   6,159     5.00%     $     308
Other Short Term Investments                         54    5.56%              3              216     4.63%            10
Interest Bearing Time Deposits                    6,918    6.48%            448            5,719     5.49%           314

Securities
Available for Sale                               27,979    6.25%          1,748           25,155     5.84%         1,469
Held to Maturity                                  4,747    6.28%            298            8,931     5.72%           511
Equity Securities                                   839    6.08%             51              444     2.93%            13
-----------------------------------------------------------------------------------------------------------------------------
Total Securities                                 33,565    6.25%          2,097           34,530     5.77%         1,993
Loans (1)                                       164,875    9.13%         15,049          137,150     8.59%        11,787
-----------------------------------------------------------------------------------------------------------------------------
Total Interest Earning Assets                   210,890    8.51%         17,945          183,774     7.84%        14,412
Cash and Due from Banks                           9,295                                                            9,064
Allowance for Possible Loan Losses               (1,672)                                                          (1,337)
Premises and Equipment, Net                       4,824                                                            3,380
Other Assets                                      2,983                                                            2,337
-----------------------------------------------------------------------------------------------------------------------------
Total Assets                                  $ 226,320                                                        $ 197,218
=============================================================================================================================
Liabilities and Shareholders' Equity:
Deposits
Savings                                       $  17,190    2.86%      $     492        $   14,998    2.91%     $     437
Money Market                                     24,882    3.62%            900            22,695    3.31%           751
NOW                                              32,489    2.43%            788            24,656    2.35%           579
Time                                            100,028    5.75%          5,755            85,044    5.03%         4,281
-----------------------------------------------------------------------------------------------------------------------------
Total Interest Bearing Deposits                 174,589    4.54%          7,935           147,393    4.10%         6,048
Other Short Term Borrowings                          12    8.33%              1               142    5.63%             8
Obligation Under Capital Lease                      429    8.39%             36               435    8.51%
-----------------------------------------------------------------------------------------------------------------------------
Total Interest Bearing Liabilities              175,030    4.55%          7,972           147,970    4.12%         6,093
Demand Deposits                                  34,316                                    33,765
Other Liabilities                                   987                                       733
Cost to Fund Earning Assets                                3.78%                                     3.31%
Shareholders' Equity                             15,987                                    14,750
-----------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity    $ 226,320                                 $ 197,218
=============================================================================================================================
Net Interest Income                                                   $   9,973                                $   8,319
=============================================================================================================================
Net Interest Margin (2)                                    4.73%                                     4.53%
=============================================================================================================================

(1) Non-accrual loans are included in the average loan balances, but interest on non-accrual loans has not been included for purposes of determining interest income.
(2) Net interest margin is defined as net interest income divided by total average earning assets.

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and Results of Operations

The following table presents the approximate changes in net interest income attributable to either a change in volume or a change in rate.

==============================================================================
                                              Years Ended December 31,
                                                    2000 vs 1999
                                       --------------------------------------
                                       Increase (Decrease) Due to Changes in:
($ in thousands)                       Volume          Rate            Total
==============================================================================
Increase (Decrease) in
Interest Income:
Federal Funds Sold                   $   (28)        $    68         $    40
Other Short Term Investments              (7)             --              (7)
Interest Bearing Time Deposits            72              62             134
Securities
Available for Sale                       172             107             279
Held to Maturity                        (268)             55            (213)
Equity Securities                         18              20)             38
------------------------------------------------------------------------------
Total Securities                         (78)            182             104
Loans                                  2,496             766           3,262
------------------------------------------------------------------------------
Total Interest Income                  2,455           1,078           3,533
------------------------------------------------------------------------------
Interest Expense:
Deposits
Savings                                   63              (8)             55
Money Market                              76              73             149
NOW                                      189              20             209
Time                                     814             660           1,474
------------------------------------------------------------------------------
Total Interest Bearing Deposits        1,142             745           1,887
Other Short Term Borrowings               (7)             --              (7)
Obligation Under Capital Lease            (1)             --              (1)
------------------------------------------------------------------------------
Total Interest Expense                 1,134             745           1,879
------------------------------------------------------------------------------
Change in Net Interest Income        $ 1,321         $   333         $ 1,654
==============================================================================

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and Results of Operations

Net interest income increased $1,654,000 or 20% in 2000 as a result of an increase in loan balances and an improvement in the net interest margin from 4.53% in 1999 to 4.73% in 2000. Average loans of $164.9 million increased $27.7 million over 1999. Loan volume generated $2,496,000 of the increase in interest income.
     Average deposits grew $27.7 million which provided funding for the increase in loans. All deposit categories experienced growth in 2000, with the largest increases occurring in time deposits ($15.0 million) and NOW accounts ($7.8 million). Time deposits grew as a result of the Company offering competitive interest rates during the opening of its new branches as well as during times of significant loan demand. NOW accounts increased as a result of growth in both consumer and municipal accounts.
     Interest rates during 2000 also had an impact on net interest income. There were three increases in the Prime Lending Rate totaling 100 basis points in the first half of the year. Consequently, the average Prime Rate for 2000 of 9.23% was 123 basis points over 1999's average of 8.00%. As a result, the average yield on loans was 9.13% in 2000 compared to 8.59% in 1999. Overall, the yield on earning assets increased 67 basis points to 8.51% in 2000, which had a positive impact on interest income of $1,078,000. Total interest income increased $3,533,000 from a combination of volume and rate increases.
     The cost of interest bearing liabilities increased 43 basis points to 4.55% and the cost of funding earning assets increased 47 basis points to 3.78% also a result of general interest rate increase. Total interest expense increased $1,879,000.
     The year 2000 net interest margin of 4.73% represents the highest net interest margin in the Company's nine year history.

OTHER INCOME
A comparison of the major components of other income is included in the following table:

=================================================================
                                         YEARS ENDED DECEMBER 31,
(in thousands)                             2000         1999
=================================================================
Service Charges on Deposit
  Accounts                                $ 563        $ 393
(Losses) on the Sale of Securities            .           (8)
Gain on the Sale of Loans                   188          253
Other Income                                240          149
-----------------------------------------------------------------
                                          $ 991        $ 787
=================================================================


     Other income increased $204,000 or 26% during 2000 in comparison to 1999. Service charges on deposit accounts increased $170,000 or 43%. The Manville Branch had their first full year of operation and two new branches, Aberdeen and Bernards, were added in January and February of 2000, respectively. Even though fees were not raised in 2000, service charges on both personal checking accounts and overdrafts increased 60% and 34% respectively. Furthermore, the Company received a higher volume of non-bank customers using its ATM machines, therefore increasing our ATM service charges by $38,000 or 62%. Additionally, the Bank generated $22,000 in fees from our commercial sweep account.
     Gains on sale of loans were $188,000 in 2000 compared to $253,000 in 1999, a decrease of $65,000 or 26%. The Company is a preferred SBA lender and as such, originates SBA loans and sells the guaranteed portion in the secondary market while retaining the servicing. SBA loans are not the primary focus of the Company and consequently, sales of these loans can vary from period to period depending upon the volume of SBA loans generated.
     Other income increased $91,000 or 61% in 2000. A major portion of this increase was related to the servicing of SBA loans as described above. Also, insurance products were offered to customers through Somerset Valley Financial LLC resulting in $12,000 of additional income. Finally, income from merchant credit card processing doubled due to contracting a new processor at favorable rates.

OTHER EXPENSE
A comparison of the major components of other expense is included in the following table:
===============================================================
YEARS ENDED DECEMBER 31,
(in thousands)                      2000              1999
===============================================================
Salaries and Employee
  Benefits                        $ 4,051            $ 3,291
Occupancy Expense                   1,245                872
Equipment Expense                     488                432
Other Expenses                      2,398              1,901
---------------------------------------------------------------
                                  $ 8,182            $ 6,496
===============================================================

Total other expense increased $1,686,000 or 26% in comparison to 1999. Expenses were impacted by additional personnel, occupancy costs and other expenses related to the opening of new branches. Two new offices opened during the first quarter of 2000, Aberdeen Township in January 2000 and Bernards Township in February 2000. In addition, the Manville office, which opened in March 1999 experienced a full year of expenses in 2000.
Salaries and Benefits expense increased $760,000 or 23% from 1999 levels. Additional personnel were hired to staff the new branches as well as back-office operations. Full time equivalent employees were 84 at December 31, 2000 compared to 79 at December 31, 1999. The increase in employees combined with

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and Results of Operations

annual salary increases, and an increase in the number of employees qualifying for various benefits, such as, medical, bonus and 401(k) matching accounted for the variance from 1999. Occupancy expense increased $373,000 or 43% from 1999. Most of the increase resulted from rent, taxes and maintenance for the two new branches and the expanded back-office facility. Equipment expense increased $56,000 or 13% during 2000. In addition, to equipping the new branches and employees, the Company incurred expense to remain current with technology with respect to its various local area networks.
Other expenses increased $497,000 or 26% from 1999. Much of the increase was related to the growth in assets experienced by the Company, which affected many areas, especially data processing and outside services, which increased $247,000 or 31% from 1999. Included in this increase are expenses for the Company's website of $48,000. Advertising and business development expense increased $48,000 from 1999 due to the promotion of the two branches. Stationery and supplies additional costs are also attributed to the two new offices and an overall increase in the number of accounts throughout the branches. FDIC insurance increased $50,000 compared to 1999 due to an additional BIF (Bank Insurance Fund) assessment.

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

The following table sets forth the amortized cost and estimated market values of securities in the investment portfolios as of December 31, 2000 and 1999.


==============================================================================================
                                                 2000                          1999
                                       -----------------------      --------------------------
                                       Amortized        FAIR          AMORTIZED       FAIR
(in thousands)                           Cost           Value            Cost         Value
==============================================================================================
AVAILABLE FOR SALE:
U.S. Government Agency Securities       $19,276        $19,273        $14,249        $13,891
Mortgage-Backed Securities (1)           11,983         11,918         11,596         11,248
Other Securities                          1,297          1,273          1,296          1,238
----------------------------------------------------------------------------------------------
                                        $32,556        $32,464        $27,141        $26,377
==============================================================================================
HELD TO MATURITY:
U.S. Treasury Securities                $    --        $    --        $   501        $   500
U.S. Government Agency Securities         4,242          4,249          3,750          3,681
Mortgage-Backed Securities (1)            1,549          1,568            871            860
Municipal Securities                        546            545             --             --
----------------------------------------------------------------------------------------------
                                        $ 6,337        $ 6,362        $ 5,122        $ 5,041
==============================================================================================


Note: (1) With regard to mortgage-backed securities, the Company does not hold any private issue CMOs. As of December 31, 2000, there was not one issuer where the aggregate book value or aggregate market value exceeds ten percent of shareholders' equity.

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and Results of Operations

The maturity distribution and weighted average yield of the Company's investment portfolio as of December 31, 2000 is as follows:

=============================================================================================
                                                    Due In       DUE AFTER ONE
                                                   One Year      Year THROUGH
(in thousands)                                     OR LESS         FIVE YEARS         TOTAL
=============================================================================================
Available for Sale:
U.S. Government Agency Securities (2)
  Fair Value                                       $  6,485         $ 12,788       $ 19,273
  Yield                                                6.01%            6.20%          6.14%
Mortgage-Backed Securities (1)
  Fair Value                          $11,918            --               --       $ 11,918
  Yield                                  6.60%           --               --           6.60%
Other Securities
  Fair Value                                                        $  1,273       $  1,273
  Yield                                                                 5.82%          5.82%
=============================================================================================
Held to Maturity:
U.S. Government Agency Securities (2)
  Book Value                                       $    492         $  3,750       $  4,242
  Yield                                                6.46%            6.25%          6.29%
Mortgage-Backed Securities (1)
  Book Value                          $ 1,549            --               --       $  1,549
  Yield                                  6.88%           --               --           6.88%
Municipal Securities
  Book Value                                       $    546               --       $    546
  Yield                                                4.56%              --           4.56%
=============================================================================================


Note:  (1)   Mortgage-backed   securities  are  not  included  because  expected
maturities will differ from contractual maturities. Borrowers may have the right to prepay or call obligations with or without call or prepayment penalties.

(2) U.S. Government Agency Securities which are callable before their stated maturity are included in the table at their stated maturity.

LOANS
The following table summarizes the Company's loan portfolio as of December 31, 2000 and 1999.
================================================================================
(in thousands)                              2000                 1999
================================================================================
Secured by Real Estate:
  Residential Mortgage                   $ 55,357              $ 41,727
  Commercial Mortgage                      57,223                48,349
  Construction                             12,561                11,943
Commercial & Industrial (1)                33,429                32,628
Loans to Individuals for
  Automobiles                               8,583                 7,907
Other Loans to Individuals                 11,721                10,062
Other Loans                                   344                   535
--------------------------------------------------------------------------------
                                         $179,218              $153,151
================================================================================

Note: (1) The Company's commercial loans are not concentrated within a single industry or group of related industries.


     The Company had strong growth in the loan portfolio in 2000. The loan portfolio increased by $26.1 million or 17% in 2000. Most, or 89%, of the loan growth was in the form of loans secured by real estate. Residential mortgages increased $13.6 million and commercial mortgages increased $8.9 million. Both of these increases were due to a favorable economy and a expanding real estate market in Central New Jersey.

     The Company targets small to medium sized businesses and professionals in its lending area. With the ever changing composition of the banking marketplace, the Company has tried to remain competitive in its pricing of loans, but will not sacrifice loan quality to capture business. It is important to note that 34% of the loans secured by residential real estate as of December 31, 2000, were for commercial purposes. It is common for small business owners to secure commercial loans with their personal residences.

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and Results of Operations

The following table sets forth the Company's total loans by maturity and interest rate sensitivity as of December 31, 2000:
================================================================================
                              Maturity       After
                               Within     ONE Through      AFTER
(in thousands)                ONE YEAR    FIVE Years     FIVE Years    Total
================================================================================
Loans with fixed rates       $ 15,909     $ 79,153       $  3,468     $  98,530
Loans with floating rates      32,191       10,706         37,791        80,688
Total                        $ 48,100     $ 89,859       $ 41,259     $ 179,218
================================================================================
ASSET QUALITY
Various degrees of credit risk are associated with substantially all investing activities. The lending function, however, carries the greatest risk of loss. Risk elements include loans past due, non-accrual loans, renegotiated loans, other real estate owned and loan concentrations. The Company closely monitors its loan portfolio to minimize the risk of delinquency and problem credits. As a general rule, a loan that is past due for principal or interest in excess of ninety days is placed on a non-accrual basis unless circumstances exist that would lead management to find that non-accrual is unnecessary (i.e., liquidation of collateral or the borrower has the ability to bring the loan current as to principal and interest).

     The Company's loan portfolio consists of commercial loans, commercial mortgages, real estate construction loans, residential mortgage loans and consumer loans.
     The Company's commercial loans are primarily made to small businesses and professionals in its market area with maturities between one and five years. The majority of these loans are collateralized by real estate consisting of single family homes or commercial properties, and/or the assets of the businesses and further secured by personal guarantees. The Company primarily requires that there be a loan to value ratio not exceeding 80% on these loans. The Company also reviews borrower's cash flows in analyzing loan applications. Risks inherent in these loans include risks that a borrower's cash flow generated from its business may not be sufficient to repay the loans, either because of general economic conditions, downturns specific to the borrower's business or interest rate changes which cause deterioration in a borrower's cash flow as well as risks associated with the collateral securing the loans, such as possible deterioration in value of the collateral.
     Commercial mortgages are made to small businesses and professionals in the market area to purchase commercial real estate for use in their businesses. The Company will generally not finance in excess of 75% of appraised value. In reviewing a borrower's qualifications, the Company pays particular attention to cash flow. In addition, the Company frequently requires personal guarantees. Risk factors associated with these loans include general economic performance which will affect vacancy rates for commercial properties and the ability of businesses to maintain cash flows as well as the resale value which may be yielded on a particular property.

     The Company originates and retains residential mortgages loans. They are generally written with a three, five or ten year fixed rate which adjusts annually thereafter for the life of the loan, which may be up to 30 years. The Company generally does not lend in excess of 80% of the appraised value. Risks inherent in these loans include the employment stability and earnings potential of the borrower as well as potential resale values associated with the collateral securing these loans.
     The Company makes construction loans to individuals with expertise in the industry or to owner occupied projects. The loans are generally on projects for which a sale contract has been executed and for which permanent mortgage financing is in place. The Company will generally lend up to 75% of the appraised completed value of the project. Risks inherent with these loans include performance of the general economy which will affect whether the sale of the project actually closes despite its contracted status and the risk inherent with whether the construction of a project will actually be completed and completed within budget. Environmental factors may affect whether a project can be completed. However, the Company does environmental due diligence prior to closing. An environmental risk factor is the risk that a site may be contaminated by toxic chemicals, oil, gasoline or like substance. In the event that this occurs, environmental audits must be performed to determine the extent of the problem and cost of cleanup. Excessive cleanup costs may endanger the completion of the project. The Company makes consumer loans on an

                                                    SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and Results of Operations

unsecured basis as personal loans to finance various consumer goods. Automobile loans are also made on a direct basis and through the Company's relationship with area car dealers. Employment, income, credit rating, as well as the potential resale values of automobiles, are the risk factors inherent in these loans.
     The Company maintains an allowance for loan losses at a level deemed sufficient to absorb losses, which are inherent in the loan portfolio at each balance sheet date. Management determines the adequacy of the allowance on a monthly basis to ensure that the provision for loan losses has been charged against earnings in an amount necessary to maintain the allowance at a level that is  appropriate  based on  management's  assessment  of probable  estimated losses.
     The Company's methodology for assessing the appropriateness of the allowance for loan losses consists of several key elements. These elements include a specific allowance for all commercial loans based upon a risk rating assigned to the loan, an allowance for homogeneous types of loans such as consumer installment loans, residential mortgage loans and home equity loans, an additional allowance for loans deemed to be impaired and an unallocated portion. The Company consistently applies the following comprehensive methodology.
     All commercial loans are assigned a two digit risk rating at the time of closing. The first digit of the rating refers to the strength of the borrower based on their financial condition and past history. Current economic conditions and the effect on the borrower's business are also taken into account. The second digit refers to the collateral strength and liquidity with zero being assigned to unsecured loans. An allowance amount is then assigned to each risk rating. Since, in its nine year history, the Company has very little commercial loan loss history, the amount of the allowance is based on the experience of management and their judgement with respect to these types of loans.
     A risk rating may be changed with the approval of the senior loan officer. A rating change may be requested if the individual loan officer or the Bank's credit analyst is aware of a change in the borrower's financial condition. In addition, approximately 60% of the dollar amount of commercial loans are reviewed on an annual basis by an outside independent loan review firm at which time a change to the risk rating may be recommended.
     The allowance for homogenous loans is established based on a number of factors, including current economic conditions and the loss experience with these types of loans as well as management's judgement. Loans are deemed to be impaired if they are 60 days or more past due for principal or interest or are in a non-accrual status. If there is insufficient collateral to pay the amount of the loan, an allowance is determined over and above the amount required by the risk rating by taking the difference between the carrying amount of the loan and the present value of expected future cash flows discounted at the loans current rate less any amounts already established by the risk rating.
     The Company also maintains an unallocated allowance. The unallocated allowance is used to cover any factors or conditions, which may cause a potential loan loss but are not specifically identifiable. It is prudent to maintain an unallocated portion of the allowance because no matter how detailed an analysis of potential loan losses is performed, these estimates by definition lack precision.
     Since all identified losses are immediately charged off, no portion of the allowance for loan losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses. A loan is placed in a non-accrual status at the time when ultimate collectibility of principal or interest, wholly or partially, is in doubt. Past due loans are those loans which were contractually past due 90 days or more as to interest or principal payments but are well secured and in the process of collection.

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and Results of Operations


The following table summarizes the composition of the Company's non-performing assets as of the dates indicated:
================================================================================
                                                            December 31,
                                                      ------------------------
($ in thousands)                                        2000           1999
================================================================================
Non-performing assets (1):
Non-accruing loans
  Commercial and Construction                            $316         $599
  Real Estate                                             149           --
  Installment                                              17           93
--------------------------------------------------------------------------------
    Total non-accrual loans                               482          692
Restructured loans                                         --           --
--------------------------------------------------------------------------------
    Total non-performing loans                            482          692
--------------------------------------------------------------------------------
Other real estate owned                                    --           --
--------------------------------------------------------------------------------
    Total non-performing assets                          $482         $692
--------------------------------------------------------------------------------
Loans past due 90 days or more (2)                       $ --         $ --
--------------------------------------------------------------------------------
Non-performing loans to total loans                      0.27         0.45
Non-performing assets to total assets                    0.20         0.34
Allowance for loan losses to non-performing loans      378.22       223.99
================================================================================

(1) Non-performing assets excludes loans past due 90 days or more and still accruing, of which there are none.
(2) Loans past due 90 days or more and still accruing. As noted in the previous table, the Company's charge off history shows relatively small percentages of net charge offs. The following table depicts an approximate allocation of the allowance for loan losses as of the dates indicated:

=============================================================================================
                                                         December 31,
                                   ==========================================================
                                           2000                            1999
                                   ==========================================================
                                                PERCENT OF                      PERCENT OF
($ in thousands)                   AMOUNT     LOANS TO TOTAL         AMOUNT    LOANS TO TOTAL
=============================================================================================
Commercial and Construction        $1,612           57.78%           $1,345        60.67%
Real Estate                            53           30.89%               57        27.25%
Installment                           158           11.33%              148        12.08%
---------------------------------------------------------------------------------------------
                                   $1,823          100.00%           $1,550       100.00%
=============================================================================================

                                                    SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and Results of Operations


The following table summarizes the activity in the allowance for possible loan losses for the period indicated:

                                                        Years Ended December 31,
                                                        ------------------------
($ in thousands)                                         2000             1999
================================================================================
Balance, January 1                                    $ 1,550)         $ 1,211
Loans charged off
  Commercial and Construction                             (21)              --
  Real Estate                                             (12)              --
  Installment                                            (104)            (115)
--------------------------------------------------------------------------------
Total charge offs                                        (137)            (115)
--------------------------------------------------------------------------------
Recoveries of loans previously charged off
  Commercial and Construction                              --               --
  Real Estate                                              --               --
  Installment                                              35               14
--------------------------------------------------------------------------------
Total recoveries                                           35               14)
--------------------------------------------------------------------------------
Net Loans charged off                                    (102)            (101)
--------------------------------------------------------------------------------
Provision charged to expense                              375              440
--------------------------------------------------------------------------------
Balance, December 31                                  $ 1,823)         $ 1,550)
================================================================================
Net charge offs as a percentage of average loans         0.06%            0.07%
Allowance for loan losses to total loans                 1.02%            1.01%
Allowance for loan losses to non-performing loans      378.22%          223.99%


DEPOSITS
Following is the average balances and rates paid on deposits for the periods indicated:
================================================================================
                                    Years Ended December 31,
                             2000                             1999
                     ---------------------           ----------------------
                     AVERAGE       AVERAGE           AVERAGE       AVERAGE
($ in thousands)     BALANCE        RATE             BALANCE         RATE
================================================================================
Demand              $ 34,316         --             $ 33,765           --
Savings               17,190       2.86%              14,998         2.91%
Money Market          24,882       3.62%              22,695         3.31%
NOW                   32,489       2.43%              24,656         2.35%
Time                 100,028       5.75%              85,044         5.03%
--------------------------------------------------------------------------------
                    $208,905       3.80%            $181,158         3.34%
================================================================================
Following is the maturity distribution of time certificates of deposit $100,000 and over:
================================================================================
                                              December 31,
(in thousands)                                   2000
================================================================================
Three months or less                           $ 12,610
Over three months through six months              1,397
Over six months through twelve months             2,303
Over one through three years                        762
Over three through five years                        --
--------------------------------------------------------------------------------
                                                $17,072
================================================================================

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and Results of Operations

LIQUIDITY
The Company's liquidity needs arise principally to accommodate possible deposit outflows and meet loan demand. The Company's liquidity is dependent on the successful management of its assets and liabilities so as to meet these needs of both its deposit and loan customers.
     Liquidity, as represented by cash and cash equivalents, is a product of its operating, investing and financing activities. During 2000, the Company generated $1,757,000 cash flow from operations.
     Net cash used in investing activities was $36,019,000, of which 72% of the total cash invested or $25,981,000 was in the form of loans. Purchases of securities totaled $11,908,000 of which $9,486,000 was for securities available for sale and $2,422,000 was for securities held for investment purposes. Partially funding these purchases were $5,281,000 of maturities of securities. Additionally, the Company invested $2,792,000 in insured time deposits held with other banks.
     To provide funding for investment activities $33,192,000 net cash was provided by financing activities. Most of these funds were generated by an increase in time deposits of $24,572,000. Demand deposits also increased $10,792,000. Overall, cash and cash equivalents decreased $1,070,000 during 2000. Additionally, the Company can borrow up to $11,700,000 as a member of the Federal Home Loan Bank and $3,500,000 is available through lines of credit at correspondent banks.
The Company believes its liquidity position is sufficient to provide funds to meet future loan demand or possible outflow of deposits.

ASSET AND LIABILITY MANAGEMENT
Interest rate risk is defined as the sensitivity of the Company's current and future earnings as well as its capital to changes in the level of market interest rates. The Company's exposure to interest rate risk results from, among other things, the difference in maturities on interest earning assets and interest bearing liabilities. The relationship between the interest rate sensitivity of the Bank's assets and liabilities is continually monitored by the Bank's Asset/Liability Management Committee (the "ALCO"). The purpose of the ALCO is to review and monitor the volume, mix and pricing of the interest earning assets and interest bearing liabilities consistent with the Bank's overall liquidity, capital, growth, profitability and interest rate risk goals. Loans make up the largest portion of the Bank's assets. In making commercial loans, the emphasis is placed on either floating rate loans tied to the prime lending rate or fixed rate loans with prepayment penalties depending upon the Bank's overall rate sensitivity position. Fixed rate commercial loans are generally written so that the rates can be adjusted within 3-7 years with payouts up to 25 years. Mortgage loans are currently written to be adjusted annually after the first 3, 5 or 10 year term with payouts up to 30 years. Home equity loans are tied to the prime lending rate although special promotions may offer a fixed rate for periods of not greater than one year. Installment loans are written at fixed rates from 3 to 5 years.
     The Bank utilizes its securities to manage its liquidity and rate sensitivity. Fixed rate securities are purchased for terms of less than 5 years. Adjustable rate securities require an estimated average life at time of purchase of 10 years or less. Callable securities are also purchased for terms of 5 years or less with call period of three months to 2 years. Fixed rate mortgage-backed securities are also purchased with estimated average lives at the time of purchase of not more than 5 years. These securities are also reviewed for changes in yield and average life resulting from changes in interest rates. The Bank also invests in FDIC insured CDs of other financial institutions with a maturity of three months to three years for amounts up to $100,000.
     A significant portion of the Bank's assets have been funded with CDs including jumbo CDs. Unlike other deposit products, such as checking and savings accounts, CDs carry a high degree of interest rate sensitivity and therefore, their renewal will vary based on the competitiveness of the Bank's interest rates. The Bank has attempted to price its CDs competitively. As members of the Federal Home Loan Bank, the Company can borrow advances at a fixed or floating rate and on a non-amortizing or amortizing basis. These advances can be for terms ranging from overnight to up to 30 years. The advances can be matched against various earning assets. There were no advances outstanding at December 31, 2000. The Company can also borrow Federal Funds overnight from its correspondent bank.
     The nature of the Bank's current operations is such that it is not subject to foreign currency exchange or commodity price risk. Additionally, neither the Company nor the Bank owns any trading assets. At December 31, 2000, the Bank did not have any hedging transactions in place.

INTEREST RATE SENSITIVITY ANALYSIS
One measure of the Bank's interest rate sensitivity is through the use of a sensitivity gap analysis. The interest rate sensitivity gap is defined as the difference between the amount of interest earning assets maturing or repricing within a specific time

                                                    SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and Results of Operations

period and the amount of  interest-bearing  liabilities  maturing  or  repricing
within  that  same  time  period.   A  gap  is  positive   when  the  amount  of
interest-earning assets maturing or repricing exceeds the amount of interest-bearing liabilities maturing or repricing within that same period and is negative when the amount of interest-bearing liabilities maturing or repricing exceeds the amount of interest-earning assets maturing or repricing within the same period. Accordingly, during a period of rising interest rates, an institution with a negative gap position would not be in as favorable a position, compared to an institution with a positive gap, to invest in higher yielding assets. A negative gap may result in the yield on an institution's interest-earning assets increasing at a slower rate than the increase in an institution's cost of interest-bearing liabilities than if it had a positive gap. During a period of falling interest rates, an institution with a negative gap would experience a repricing of its interest-earning assets at a slower rate than its interest-bearing liabilities which, consequently, may result in its net interest income growing at a faster rate than an institution with a positive gap position.

INTEREST RATE SENSITIVITY AT DECEMBER 31, 2000

                                                               Maturity or Repricing (1)
                                              DUE IN           BETWEEN                              NON-
                                              90 DAYS          91 DAYS -         AFTER            INTEREST
(in thousands)                                OR LESS          ONE YEAR         ONE YEAR           BEARING            TOTAL
=============================================================================================================================
ASSETS:
Securities                                  $  11,743         $  13,166         $  13,892         $      --         $  38,801
Equity Securities                                 839                --                --                --               839
Other Short Term Investments                       78                --                --                --                78
Interest Bearing Time Deposits                  1,395             3,186             3,494                --             8,075
Loans                                          64,716            15,310            98,556               492           179,074
Valuation Reserve                                  --                --                --            (1,823            (1,823
Non-interest Earning Assets                        --                --                --            16,586            16,586
-----------------------------------------------------------------------------------------------------------------------------
Total Assets                                $  78,771         $  31,662         $ 115,942         $  15,255         $ 241,630
=============================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest Bearing Liabilities:
Money Market                                $   3,880         $  11,413         $   7,533         $      --         $  22,826
NOW                                             2,808             8,772            23,508                --            35,088
Savings Deposits                                1,335             4,174            11,187                --            16,696
CDs over $100,000                              12,864             3,824               384                --            17,072
Other Time Deposits                            35,563            55,749             4,641                --            95,953
Federal Funds Purchased                           325                --                --                --               325
Obligation Under Capital Lease                      3                 9               414                --               426
-----------------------------------------------------------------------------------------------------------------------------
Total Interest Bearing Liabilities             56,778            83,941            47,667                --           188,386
-----------------------------------------------------------------------------------------------------------------------------
Non-interest Bearing Demand Deposits            5,907             5,907            22,935                --            34,749
Other Liabilities                                  --                --                --             1,129             1,129
Stockholders' Equity                               --                --                --            17,366            17,366
-----------------------------------------------------------------------------------------------------------------------------
Total Liabilities and
Stockholders' Equity                        $  62,685         $  89,848         $  70,602         $  18,495         $ 241,630
-----------------------------------------------------------------------------------------------------------------------------
Interest Rate Sensitivity Gap               $  16,086         $ (58,186)        $  45,340         $   3,240
-----------------------------------------------------------------------------------------------------------------------------
Cumulative Gap                              $  16,086         $ (42,100)        $   3,240
-----------------------------------------------------------------------------------------------------------------------------
Cumulative Gap to Total Assets                   6.66%           (17.42)%            1.34%
=============================================================================================================================

(1) The following are the assumptions that were used to prepare the Gap analysis:
     (A) Interest rates remain flat during the period covered by the table, i.e. a prime rate of 9.50% and a Federal Funds rate of 6.50%.
     (B) Callable agency securities are spread at their call dates or maturity date depending upon the relationship of the rate of the securities to the treasury yield curve as dictated by the rates listed in (A)
     (C) Prepayments on mortgage-backed securities as well as various types of loans are based on estimates in relationship to the rates listed in (A)
     (D) Loans are spread based on the earlier of their actual maturity date or the date of their first potential rate adjustment.
     (E) The maturity or decay rate of non maturity deposits, i.e. Money Market, NOW, Savings deposits and non-interest bearing demand deposits is estimated. (F) Time deposits are spread based on their actual maturity dates.

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and Results of Operations


The ALCO attempts to maintain the Company's cumulative gap ratios at +/-15% for 90 days or less, +/-20% for four to six months and +/-25% for between six months and one year.
     While gap analysis is a general indicator of the potential effect that changing interest rates may have on net interest income, the gap itself does not present a complete picture of interest rate sensitivity. First, changes in the general level of interest rates do not affect all categories of assets and liabilities equally or simultaneously. Second, assumptions must be made to construct a gap analysis. Management can influence the actual repricing of the deposits independent of the gap assumption. Third, certain securities are callable and therefore repriceable prior to their maturity dates depending on the level of interest rates. The cash flows of certain loans and mortgage-backed securities and the repricing of those cash flows will vary under different interest rates. Fourth, the gap analysis represents a one-day position and cannot incorporate a changing mix of assets and liabilities over time as interest rates change. Volatility in interest rates can also result in disintermediation, which is the flow of funds away from financial institutions into direct investments, such as U. S. Government and corporate securities and other investment vehicles, including mutual funds, which, because of the absence of federal insurance premiums and reserve requirements, generally pay higher rates of return than financial institutions. Equity securities have also been a source of disintermediation from deposits over the past few years.
     An additional analysis of the Bank's interest rate risk is a forecast of changes in the Bank's market value of portfolio equity (MVPE) under alternative interest rate environments. The MVPE is defined as the net present value of the Bank's existing assets, liabilities and off-balance sheet instruments. The calculated estimated of change in MVPE for the Bank at December 31, 2000 is as follows:

================================================================================
                                             MVPE                 $
CHANGE IN INTEREST (in thousands)           Amount              Change
================================================================================
+200 Basis Points                          $22,865              $(201)
Base Amount Rate                            23,066                 --
-200 Basis Points                           23,700                634
================================================================================
The policy of the Company requires that a parallel shock of +/- 200 basis points may not change the MVPE by more than 1% of total assets. For 2000, this amount would be $2,416,000. RETURN ON ASSETS AND RETURN ON EQUITY The following table depicts returns on average assets and returns on average equity for the periods indicated:

================================================================================
                                                    Years Ended December 31,
                                                    ------------------------
                                                       2000          1999
================================================================================
Return on Average Assets                               0.67%          0.69%
Return on Average Equity                               9.43%          9.19%
Average Equity to
  Average Assets                                       7.06%          7.48%
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
================================================================================
                                                     Years Ended December 31,
                                                     ------------------------
                                                         2000          1999
================================================================================
Total Capital to
  Risk Weighted Assets                                  9.68%          10.17%
Tier 1 Capital to
  Risk Weighted Assets                                  8.71%           9.21%
Leverage Ratio                                          7.31%           7.56%
================================================================================

It is the Company's intentions to retain its earnings in order to provide adequate capital to continue to support its growth. The Company has never paid a cash dividend. A 5% stock dividend was paid in 2000 and in 1999.

                                                    SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and Results of Operations


SUMMARY OF QUARTERLY RESULTS
The following summarizes the results of operations during 2000 on a quarterly basis:

================================================================================
                                          For the Quarters Ended
                             ===================================================
(in thousands)                March 31    June 30   September 30    December 31
================================================================================
Interest Income               $4,049      $4,388      $4,608          $4,900
Interest Expense               1,744       1,884       2,051           2,293
Net Interest Income            2,305       2,504       2,557           2,607
Provision for Loan Losses         95          85          80             115
Net Interest Income After
  Provision for Loan Losses    2,210       2,419       2,477           2,492
Gains on the Sale of Loans        66           6          33              83
Other Income                     177         193         210             223
Other Expense                  2,025       2,075       2,042           2,040
Income Before Income Taxes       428         543         678             758
Income Taxes                     154         206         255             285
--------------------------------------------------------------------------------
Net Income                    $  274      $  337      $  423          $  473
================================================================================

SVB Financial Services, Inc. and Somerset Valley Bank


BOARD OF DIRECTORS                           SOMERSET VALLEY BANK
                                             MANVILLE ADVISORY COUNCIL:
John K. Kitchen
Chairman of the Board                        Fred DeCicco
                                             Bruce Hartzog
G. Robert Santye                             John Gluch
Vice Chairman of the Board                   Oscar Gonzalez
                                             Ed Komoroski
Bernard Bernstein                            Steve Selody
Robert P. Corcoran                           Thomas Trojanowski
Raymond L. Hughes                            Michael Vernoia, Jr.
Willem Kooyker
Frank Orlando                                SOMERSET VALLEY BANK
Gilbert E. Pittenger                         ABERDEEN ADVISORY COUNCIL:
Frederick D. Quick
Anthony J. Santye, Jr.                       Michael Cohen, DO
Donald Sciaretta                             James Ferrano
Herman C. Simonse                            Robert Kee, Jr.
Donald R. Tourville                          Walter Newman
                                             Joseph Rettagliata
SOMERSET VALLEY BANK                         Martha Suhayda-Vogt
FOUNDERS ADVISORY COUNCIL:

Richard Bradley
Albert DiFiore
Maureen T. Kruse
Matthew Madlinger
John Majcher
Thomas C. Miller, Esq.                  [GRAPHIC - PHOTO OF MR. MCCARTHY]
Harold T. Moscatiello
Edward Rego
Sandra L. Runyon                             Keith B. McCarthy
Janak Sakaria, MD                            CHIEF OPERATING OFFICER
Helga Schwartz, MD                           AND SECRETARY/TREASURER
Michael A. Sena
Donald Sweeney, MD
Frank Tourville

SOMERSET VALLEY BANK
HILLSBOROUGH ADVISORY COUNCIL:

Michael Avolio
George Christiansen, Jr.
Elaine DeMilia
Walter J. Dietz, III
Vincent P. Lipani
Peter McGavisk
Daniel G. Marulli, DDS                  [GRAPHIC - PHOTO OF MR. BRATTLOF]
John Mondoro
Dan Pullen, DDS
Harry Smith
Kevin Sweeney
Frank N. Yurasko, Esq.                       Arthur E. Brattlof
                                             EXECUTIVE VICE PRESIDENT
                                             AND SENIOR LOAN OFFICER

                           SVB Financial Services, Inc. and Somerset Valley Bank
                                                                   Banking Staff


OFFICERS:                              Cary Johnson                         GENERAL COUNSEL:
Robert P. Corcoran                     Assistant Vice President and         Thomas C. Miller, Esq.
President and C.E.O.                   Manager                              Miller, Robertson and Rodgers, P.C.
                                                                            21 North Bridge Street
Keith B. McCarthy                      Suzanne B. Lennard                   Somerville, NJ 08876
Chief Operating Officer                Assistant Vice President and
and Secretary/Treasurer                Manager                              INDEPENDENT PUBLIC ACCOUNTANTS:
                                                                            Grant Thornton LLP
Arthur E. Brattlof                     Margaret O'Keeffe                    2001 Market Street
Executive Vice President,              Assistant Vice President             Philadelphia, PA 19103
Senior Loan Officer                    Retail Sales and Marketing           (215) 561-4200

Robert F. Cramer                       Mary E. Rowe                         TRANSFER AGENT:
Senior Vice President                  Assistant Vice President             Registrar and Transfer Company
Consumer Loans                         Accounting and Finance               10 Commerce Drive
                                                                            Cranford, NJ 07016
Michael A. Novak                       Christopher Seaman
Senior Vice President                  Assistant Vice President             FORM 10-KSB:
Commercial Loans                       Operations                           The annual report filed with the
                                                                            Securities and Exchange Commission
Paul J. Bowen                          Mary Ann Soriano                     on Form 10-KSB is available without
Vice President                         Assistant Vice President             charge upon written request to:
Commercial Loans                       Operations                           Mr. Keith McCarthy
                                                                            SVB Financial Services, Inc.
James T. Condo                         Susan Christman                      70 East Main Street
Vice President                         Assistant Treasurer and Manager      Somerville, NJ 08876
Commercial Loans
                                       Diana S. Valko                       WEB SITE:
Jeffrey D. Mattison                    Assistant Treasurer                  www.somersetvalleybank.com
Vice President                         Accounting and Finance
Commercial Loans                                                            Member of the
                                       Vimala Vimalavong                    Federal Home Loan Bank
John P. Oliver                         Assistant Treasurer and Manager
Vice President                                                              STOCK SYMBOL:
Commercial Loans                       Kenneth S.B. Wade II                 The Company's stock is traded
                                       Assistant Treasurer                  on the NASDAQ National Market
Kathy Ruggiero                         Loan Administration                  under the trading symbol SVBF
Vice President
Branch Administration                  Rose Watson                          MARKET MAKERS:
                                       Assistant Treasurer and Manager      Advest, Inc.
Roger W. Russell                                                            P.O. Box 733
Vice President                         Michelle Callahan                    49 Route 202
Loan Administration                    Assistant Secretary                  Far Hills, NJ 07931
                                       Operations                           (908) 719-0900
Karen L. Zaliwski
Vice President                         Sharon Eckel                         McConnell, Budd & Downes, Inc.
Operations                             Assistant Secretary and              365 South Street
                                       Assistant Manager                    Morristown, NJ 07960
Jeannette Capra                                                             (973) 538-1680
Assistant Vice President               Samuel Evans, Jr.
Operations                             Assistant Secretary and              Sandler O'Neill & Partners, L.P.
                                       Assistant Manager                    Two World Trade Center
Christopher Fenimore                                                        104th Floor
Assistant Vice President               Nicole Hunt                          New York, NY 10048
Consumer Loans                         Assistant Secretary and              (212) 466-7743
                                       Assistant Manager
Michele Gara
Assistant Vice President and
Manager

Jeanne G. Hagen
Assistant Vice President and
Human Resources Director

SVB Financial Services, Inc. and Somerset Valley Bank


Main Office                                  GENERAL COUNSEL:
103 West End Avenue                          Thomas C. Miller, Esq.
Somerville, NJ 08876                         Miller, Robertson and Rodgers, P.C.
                                             21 North Bridge Street
Telephone:     (908) 704-1188                Somerville, NJ 08876
Fax:           (908) 685-2180
                                             INDEPENDENT PUBLIC ACCOUNTANTS:
Hillsborough Office                          Grant Thornton LLP
649 Route 206                                2001 Market Street
Hillsborough Centre                          Philadelphia, PA 19103
Hillsborough, NJ 08844                       (215) 561-4200

Telephone:     (908) 281-4009                TRANSFER AGENT:
Fax:           (908) 281-3042                Registrar and Transfer Company
                                             10 Commerce Drive
Bridgewater Office                           Cranford, NJ 07016
481 North Bridge Street
Bridgewater, NJ 08807                        FORM 10-KSB:
                                             The annual report filed with the
Telephone:     (908) 725-0033                Securities and Exchange Commission
Fax:           (908) 725-0110                on Form 10-KSB is available without
                                             charge upon written request to:
Gaston Avenue Office                         Mr. Keith McCarthy
91 North Gaston Avenue                       SVB Financial Services, Inc.
Somerville, NJ 08876                         70 East Main Street
                                             Somerville, NJ 08876
Telephone:     (908) 575-7300
Fax:           (908) 575-9395                WEB SITE:
                                             www.somersetvalleybank.com
Arbor Glen Office
100 Monroe Street                            Member of the
Bridgewater, NJ 08807                        Federal Home Loan Bank

Telephone:     (908) 595-9700                STOCK SYMBOL:
Fax:           (908) 526-3418                The Company's stock is traded
                                             on the NASDAQ National Market
Manville Office                              under the trading symbol SVBF
40 North Main Street
Manville, NJ 08835                           MARKET MAKERS:
                                             Advest, Inc.
Telephone:     (908) 541-0404                P.O. Box 733
Fax:           (908) 541-0434                49 Route 202
                                             Far Hills, NJ 07931
Aberdeen Office                              (908) 719-0900
1147 State Highway 34
Aberdeen, NJ 07747                           McConnell, Budd & Downes, Inc.
                                             365 South Street
Telephone:     (732) 583-7300                Morristown, NJ 07960
Fax:           (732) 583-7800                (973) 538-1680

Bernards Township Office                     Sandler O'Neill & Partners, L.P.
578 Allen Road                               Two World Trade Center
Basking Ridge, NJ 07920                      104th Floor
                                             New York, NY 10048
Telephone:     (908) 781-5800                (212) 466-7743
Fax:           (908) 781-5959
                                             ===============================
                                             Coming Soon in 2001
                                             A new branch will be
                                             opening in Edison,
                                             New Jersey on Oak Tree Road.