Form 10KSB, Exhibit 13
period 2001-12-31
SVB FINANCIAL SERVICES INC
filed 2002-03-28
CIK 1011698

[graphic-SVB Financial Services, Inc. logo]

                               Table of Contents

         2:       Selected Consolidated Financial Information
         3:       Letter to the Shareholders
         4:       Consolidated Balance Sheets
         5:       Consolidated Statements of Income
         6:       Consolidated Statement of Changes in Shareholders' Equity
         7:       Consolidated Statements of Cash Flows
         8:       Notes to Consolidated Financial Statements
         21:      Report of Independent Certified Public Accountants
         22:      Management's Discussion and Analysis of Financial Condition
                  and Results of Operations

SVB FINANCIAL SERVICES, INC.
Selected Consolidated Financial Information

                                                                    As of or For the Years Ended
-----------------------------------------------------------------------------------------------------------------------
(in thousands except per share data)       2001              2000              1999             1998             1997
                                         --------          --------         --------          --------        ---------
INCOME STATEMENT DATA:
Interest Income                          $ 19,867          $ 17,945         $ 14,412          $ 12,466        $  10,754
Interest Expense                            9,030             7,972            6,093             5,665            4,880
                                         --------          --------         --------          --------        ---------
Net Interest Income                        10,837             9,973            8,319             6,801            5,874
Provision for Loan Losses                     365               375              440               300              280
                                         --------          --------         --------          --------        ---------
Net Interest Income After Provision
  for Loan Losses                          10,472             9,598            7,879             6,501            5,594
Non-Interest Income                         1,329               991              787               770              561
Non-Interest Expense                        9,009             8,182            6,496             5,302            4,303
                                         --------          --------         --------          --------        ---------
Income Before Income Tax Expense            2,792             2,407            2,170             1,969            1,852
Income Tax Expense                          1,048               900              815               766              749
                                         --------          --------         --------          --------        ---------
Net Income                               $  1,744          $  1,507         $  1,355          $  1,203        $   1,103
                                         ========          ========         ========          ========        =========
BALANCE SHEET DATA:
Total Assets                             $328,305          $241,630         $206,107          $185,227        $ 148,550
Federal Funds Sold and Other
  Short Term Investments                   15,104                78            2,400            11,290              188
Interest Bearing Time Deposits              9,670             8,075            5,283             4,090                -
Securities Available for Sale              29,052            33,303           27,216            21,523           11,266
Securities Held to Maturity                41,509             6,337            5,122            15,052           22,102
Loans, Net                                207,280           177,251          151,425           120,176          105,389
Deposits                                  297,474           222,384          189,562           169,714          133,930
Shareholders' Equity                       19,628            17,366           15,364            14,365           13,096
                                         ========          ========         ========          ========        =========
PERFORMANCE RATIOS:
Return on Average Assets                      .61%              .67%             .69%              .75%             .80%
Return on Average Equity                     9.49%             9.43%            9.19%             8.82%            8.89%
Net Interest Margin                          4.02%             4.73%            4.53%             4.46%            4.52%
                                         ========          ========         ========          ========        =========
ASSET QUALITY:
Loans Past Due Over 90 Days              $      -          $      -         $      -          $      5        $       -
Non-Accrual Loans                             510               482              692                96               63
Net Charge Offs                                77               102              101                71               81
Allowance for Loan Losses to Total Loans     1.01%             1.02%            1.01%             1.00%             .92%
                                         ========          ========         ========          ========        =========
PER SHARE DATA (1):
Earnings Per Share - Basic               $    .53          $    .47         $    .42          $    .38        $     .35
Earnings Per Share - Diluted                  .52               .45              .41               .36              .34
Book Value                                   5.92              5.32             4.72              4.48             4.11
                                         ========          ========         ========          ========        =========
CAPITAL RATIOS:
Total Risked-Based Capital                  10.39%             9.68%           10.17%            11.14%           12.81%
Tier I Risked-Based Capital                  9.50%             8.71%            9.21%            10.24%           11.89%
Leverage Capital                             7.86%             7.31%            7.56%             8.54%            8.72%
                                         ========          ========         ========          ========        =========

(1) All data has been retroactively restated for stock splits and stock dividends.

Dear Shareholders:

We will all remember the year 2001 for a myriad of reasons, not the least of which will be the terrorist attack on our nation of September 11, with its unfathomable devastation and horrific images burned forever in our collective psyche. The ripple effect of this tragedy on our emotions, our sense of security, and the economic fallout will certainly require a very long-term healing process. Our officers and directors offer our most sincere condolences to all those effected directly or indirectly by these unspeakable acts.

In reflection, it would appear that the nation was well on its way to a recession long before the events of September 11. Steps were being taken by the Federal Reserve Board to reduce interest rates beginning in early January to encourage spending by businesses and consumers. These rate cuts, eleven in all, reduced the Prime Rate from 9.50% to 4.75% by year-end representing a forty year low.

Despite these aggressive actions by the Fed, the stock market continued to falter, particularly the technology sector. Local telecommunications giants lost significant value and subsequent job losses along with depletion of retirement savings, caused extreme pressure on the Central New Jersey economy.

Operating in this difficult environment placed a severe strain on the Bank's net interest margin, but through diligent and skillful balance sheet management, we were able to maintain a net interest margin in excess of 4.00% after a 475 basis point drop in interest rates. The ability to stabilize our net interest margin, combined with the highest growth in earning assets since our inception, enabled the Bank to increase its earnings to $1,744,000 or 16% over last year setting a new earnings record to celebrate our tenth anniversary in business.

Concern about the performance of the stock market, coupled with dissatisfaction with the service level at proliferating mega-banks in our market area, created a significant opportunity for growth. As a result of our expanding branch network and marketing efforts, Somerset Valley Bank's total assets grew from $241,630,000 as of December 31, 2000 to $328,305,000 as of December 31, 2001,
which represents an increase of $86,675,000 or 36%. Along with our excellent asset growth, deposit growth of $75,090,000 or 34% over the previous year was equally impressive. Deposits grew primarily as a result of our long-term branching strategy.

Despite a relatively weak national economy, positive local business conditions allowed for significant growth in our loan portfolios with total loans growing from $177,251,000 in December of 2000 to $207,280,000 on December 31, 2001, an
increase of 17%.

Throughout our ten-year history our emphasis on expanding the loan portfolio has never been at the expense of maintaining our asset quality. At December 31, 2001, the Company continued to have no loans past due over 90 days. Loans in a non-accrual status totaled $510,000 and represented only 0.25% of total loans.

Expecting the economy to begin a cycle of improvement in 2002, the Company's balance sheet is well positioned for rate fluctuations that may occur and we have begun to focus on offering additional financial products that will compliment the needs of our client base. To that end, we will be increasing the knowledge and capabilities of our customer contact personnel by training them in select insurance and securities oriented products. As conditions in the stock market improve and funds begin to find there way back to that environment, we will be prepared to take an active part in that transition by assisting our clients in making these decisions using alternative investments within the Bank's menu of financial products.

Our customers continue to see the value of our electronic banking products. During 2001, our website underwent a major revision making it more user friendly and informative. At December 31, 2001, there were 775 customers utilizing the Internet banking product. More importantly, 180 of these were commercial depositors representing 13% of our commercial customers. Businesses have come to appreciate the advantage and cost savings of having access to all of their account information on-line. In addition to Internet banking, the Bank has 725 customers using its telephone-banking product bringing to 1,500 the number of customers using electronic banking and the combined users of these products represent approximately 11,000 transactions per month. The Bank will make a concerted effort in 2002 to dramatically increase the number of customers using these services.

In August of 2001, Somerset Valley Bank opened its ninth location on Oak Tree Road in Edison Township and by year-end deposits from new accounts totaled $5,100,000. After five months of operation, deposit growth continues to exceed expectations. Additionally, the Bank has received approvals from both State and Federal regulators to open its tenth location on Mountain Boulevard in Warren Township and we are planning to have a full service branch operating at that facility in the Spring of 2002.

As always, shareholder value is a primary concern of management and our Board of Directors. On November 20th, 2001, a third consecutive 5% stock dividend was distributed to our shareholders and our stock closed the year at $10.01 per share. Since the publication of our year-end performance, the price per share has continued to increase and we are confident that further implementation of our strategy of aggressive but orderly growth along with effective cost control and a focus on increased earnings and asset quality will further enhance the value of your investment.

SVB Financial Services, Inc., through its wholly owned subsidiary, Somerset Valley Bank, has spent ten years developing account relationships, creating a reputation for quality service, and providing a range of needs-oriented financial products to serve its consistently growing customer base in Central New Jersey. Despite the extreme economic difficulties that have occurred in the last several months, we continue to prosper as a company and as an investment. It is our intention to continue that prosperity with the strong support of our shareholders and directors for which we remain extremely grateful.





/s/Robert P. Corcoran
---------------------
Robert P. Corcoran
PRESIDENT AND
CHIEF EXECUTIVE
OFFICER (on left)


/s/John K. Kitchen
------------------
John K. Kitchen
CHAIRMAN OF
THE BOARD (on right)

SVB FINANCIAL SERVICES, INC.
Consolidated Balance Sheets
As of December 31, 2001 and 2000

(in thousands)                                                       2001             2000
                                                                ------------      ------------
ASSETS
Cash & Due from Banks                                           $     16,583      $      8,280
Federal Funds Sold                                                     9,585              --
Other Short Term Investments                                           5,519                78
                                                                ------------      ------------
Total Cash and Cash Equivalents                                       31,687             8,358
                                                                ------------      ------------
Interest Bearing Time Deposits                                         9,670             8,075
Securities
  Available for Sale, at Fair Value                                   29,052            33,303
  Held to Maturity, (Fair Value $41,829 in 2001                       41,509             6,337
  and $6,362 in 2000)
                                                                ------------      ------------
Total Securities                                                      70,561            39,640
                                                                ------------      ------------
Loans                                                                209,592           179,218
 Allowance for Loan Losses                                           (2,111)           (1,823)
 Unearned Income                                                        (201)             (144)
                                                                ------------      ------------
Net Loans                                                            207,280           177,251
                                                                ------------      ------------
Premises & Equipment, Net                                              5,164             4,844
Other Assets                                                           3,943             3,462
                                                                ------------      ------------
Total Assets                                                    $    328,305      $    241,630
                                                                ============      ============
LIABILITIES & SHAREHOLDERS' EQUITY
LIABILITIES
Deposits
Demand
  Non-interest Bearing                                          $     40,993      $     34,749
  NOW                                                                 56,965            35,088
Savings                                                               35,200            16,696
Money Market                                                          37,131            22,826
Time
  Greater than $100,000                                               26,865            17,072
  Less than $100,000                                                 100,320            95,953
                                                                ------------      ------------
Total Deposits                                                       297,474           222,384
                                                                ------------      ------------
Other Borrowings                                                       5,747               325
Obligation Under Capital Lease                                           419               426
Guaranteed Preferred Beneficial Interest in the Corporation
  Subordindated Debentures                                             4,000                --
                                                                ------------      ------------
Total Borrowings                                                      10,166               751
                                                                ------------      ------------
Other Liabilities                                                      1,037             1,129
                                                                ------------      ------------
Total Liabilities                                                    308,677           224,264
                                                                ------------      ------------
SHAREHOLDERS' EQUITY
Common Stock, $2.09 Par Value: 20,000,000
  Shares Authorized; 3,316,724 Shares in 2001 and
  3,105,168 Shares in 2000 Issued and Outstanding                      6,932             6,490
Additional Paid-in Capital                                             8,690             7,483
Retained Earnings                                                      3,762             3,454
Accumulated Other Comprehensive Income/(Loss)                            244               (61)
                                                                ------------      ------------
Total Shareholders' Equity                                            19,628            17,366
                                                                ------------      ------------
Total Liabilities and Shareholders' Equity                      $    328,305      $    241,630
                                                                ============      ============


The accompanying notes to consolidated financial statements are an integral part of these statements.

SVB FINANCIAL SERVICES, INC.
Consolidated Statements of Income
For the years ended December 31, 2001 and 2000

(in thousands except per share data)                            2001        2000
                                                              -------     -------
INTEREST INCOME
Loans                                                         $15,872     $15,049
Securities Available for Sale                                   1,592       1,799
Securities Held to Maturity                                     1,264         298
Other Short Term Investments                                       38           3
Interest Bearing Time Deposits                                    546         448
Federal Funds Sold                                                555         348
                                                              -------     -------
Total Interest Income                                          19,867      17,945
                                                              -------     -------
INTEREST EXPENSE
Deposits                                                        8,820       7,935
Other Borrowings                                                   60           1
Obligation Under Capital Lease                                     36          36
Subordinated Debentures                                           114        --
                                                              -------     -------
Total Interest Expense                                          9,030       7,972
                                                              -------     -------
Net Interest Income                                            10,837       9,973
PROVISION FOR LOAN LOSSES                                         365         375
                                                              -------     -------
Net Interest Income after Provision for Loan Losses            10,472       9,598
                                                              -------     -------
OTHER INCOME
Service Charges on Deposit Accounts                               771         563
Losses on the Sales of Securities Available for Sale, Net         (11)       --
Gains on the Sale of Loans                                        225         188
Other Income                                                      344         240
                                                              -------     -------
Total Other Income                                              1,329         991
                                                              -------     -------
OTHER EXPENSE
Salaries and Employee Benefits                                  4,538       4,051
Occupancy Expense                                               1,389       1,245
Equipment Expense                                                 490         488
Other Expenses                                                  2,592       2,398
                                                              -------     -------
Total Other Expense                                             9,009       8,182
                                                              -------     -------
Income Before Provision for Income Taxes                        2,792       2,407
Provision for Income Taxes                                      1,048         900
                                                              -------     -------
NET INCOME                                                    $ 1,744     $ 1,507
                                                              =======     =======
EARNINGS PER SHARE - BASIC (1)                                $   .53     $   .47
                                                              =======     =======
EARNINGS PER SHARE - DILUTED (1)                              $   .52     $   .45
                                                              =======     =======


(1) Amounts have been restated for stock dividends.


The accompanying notes to consolidated financial statements are an integral part of these statements.


SVB FINANCIAL SERVICES, INC.
Consolidated Statement of Changes in Shareholders' Equity
For the years ended December 31, 2001 and 2000

                                                                             ACCUMULATED
                                                  ADDITIONAL                    OTHER           TOTAL
                                        COMMON      PAID-IN      RETAINED   COMPREHENSIVE  COMPREHENSIVE  SHAREHOLDERS'
(in thousands)                          STOCK       CAPITAL      EARNINGS    INCOME/(LOSS)     INCOME        EQUITY
                                         ------     --------      --------      --------      --------      --------
BALANCE, JANUARY 1, 2000                $6,158      $  6,496      $  3,215      $   (505)                   $ 15,364
                                         ------     --------      --------      --------      --------      --------
Issuance of Common Stock, Net               28            46                                                      74
5% Stock Dividend                          309           957        (1,268)                                       (2)
Stock Repurchase and Retirement             (5)          (16)                                                    (21)
Net Income                                                           1,507                    $  1,507         1,507
Accumulated Other Comprehensive
   Income Net of Reclassification
   Adjustments and Taxes                                                             444           444           444
                                                                                              --------
Total Comprehensive Income                                                                    $  1,951
                                        ======      ========      ========      ========      ========      ========
BALANCE, DECEMBER 31, 2000               6,490         7,483         3,454           (61)                     17,366
                                        ------      --------      --------      --------      --------      --------
Issuance of Common Stock, Net              118           122                                                     240
5% Stock Dividend                          330         1,105        (1,436)                                       (1)
Stock Repurchase and Retirement             (6)          (20)                                                    (26)
Net Income                                                           1,744                    $  1,744         1,744
Accumulated Other Comprehensive
   Income                                                                            305           305           305
                                                                                              --------
Total Comprehensive Income                                                                    $  2,049
                                        ------      --------      --------      --------      --------      --------
BALANCE, DECEMBER 31, 2001              $6,932      $  8,690      $  3,762      $    244                    $ 19,628
                                        ======      ========      ========      ========      ========      ========


The accompanying notes to consolidated financial statements are an integral part of these statements.

SVB FINANCIAL SERVICES, INC.
Consolidated Statements of Cash Flows
For the years ended December 31, 2001 and 2000

(in thousands)                                                          2001         2000
                                                                     --------      --------
OPERATING ACTIVITIES
Net Income                                                           $  1,744      $  1,507
Adjustments to Reconcile Net Income to Net
  Cash Provided by Operating Activities
Provision for Loan Losses                                                 365           375
Depreciation and Amortization                                             593           578
Amortization/(Accretion) of Securities Premium/Discount                   112            (3)
Losses on the Sales of Securities
  Available for Sale                                                       11          --
Gains on the Sale of Loans                                               (225)         (188)
Increase in Other Assets                                                 (650)         (860)
(Decrease)/Increase in Other Liabilities                                  (92)          380
Increase/(Decrease) in Unearned Income                                     57           (32)
                                                                     --------      --------
Net Cash Provided by Operating Activities                               1,915         1,757
                                                                     ========      ========
INVESTING ACTIVITIES
Increase in Interest Bearing Time Deposits                             (1,595)       (2,792)
Proceeds from the Sale of Securities Available for Sale                   767          --
Proceeds from Maturities of Securities
 Available for Sale                                                    20,418         4,071
 Held to Maturity                                                       8,237         1,210
Purchases of Securities
 Available for Sale                                                   (16,439)       (9,486)
 Held to Maturity                                                     (43,565)       (2,422)
Increase in Loans, Net                                                (30,226)      (25,981)
Capital Expenditures                                                     (901)         (619)
                                                                     --------      --------
Net Cash Used for Investing Activities                                (63,304)      (36,019)
                                                                     ========      ========
FINANCING ACTIVITIES
Net Increase in Demand Deposits                                        28,121        10,792
Net Increase in Savings Deposits                                       18,504            78
Net Increase/(Decrease) in Money Market Deposits                       14,305        (2,620)
Net Increase in Time Deposits                                          14,160        24,572
Increase in Other Borrowings                                            5,422           325
Decrease in Obligation Under Capital Lease                                 (7)           (6)
Issuance of Subordinated Debentures                                     4,000            --
Proceeds from the Issuance of Common Stock, Net                           240            74
Purchase of Common Stock, Net                                             (26)          (21)
Cash in Lieu of Fractional Shares from Cash Dividend                       (1)           (2)
                                                                     --------      --------
Net Cash Provided by Financing Activities                              84,718        33,192
Increase/(Decrease) in Cash and Cash Equivalents                       23,329        (1,070)
Cash and Cash Equivalents, Beginning of Year                            8,358         9,428
                                                                     --------      --------
Cash and Cash Equivalents, End of Year                               $ 31,687      $  8,358
                                                                     ========      ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid During the Year for Interest                               $  9,133      $  7,836
                                                                     ========      ========
Cash Paid During the Year for Federal Income Taxes                   $  1,043      $    900
                                                                     ========      ========


The accompanying notes to consolidated financial statements are an integral part of these statements.

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

1: ORGANIZATION AND NATURE OF OPERATIONS

     SVB Financial Services, Inc., (the "Company") is a one bank holding company, of Somerset Valley Bank (the "Bank"). The Somerset Valley Investment Company, Inc. is a wholly owned subsidiary of the Bank. The Bank is a full service community bank and operates at locations in Somerville, Hillsborough, Bridgewater, Manville, Bernards, Aberdeen and Edison, New Jersey. The Bank's customers are predominately small and middle market businesses and professionals. The Bank's market area is primarily Somerset County, but it does obtain business from the adjacent counties of Middlesex, Hunterdon, Monmouth, Mercer and Morris. The Bank competes with other banking and financial institutions in its primary market area, including financial institutions with resources substantially greater than its own. Commercial banks, savings banks, savings and loan associations, credit unions and money market funds actively compete for deposits and for all types of loans. Such institutions, as well as consumer finance and insurance companies, may be considered competitors of the Bank with respect to one or more of the services they render. In addition to being subject to competition from other financial institutions, the Bank is subject to federal and state laws and to regulations of certain federal agencies, and accordingly, it is periodically examined by those regulatory agencies.

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

     SECURITIES: The Company accounts for securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." A portion of the Company's securities are carried at cost adjusted for amortization of premiums and accretion of discounts using the interest method. These securities are carried at amortized cost because the Company has the ability and intent to hold the securities to maturity. The remainder of the Company's securities are held for indefinite periods of time which management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, increased capital requirements or other similar factors, are classified as available for sale. These securities are carried at fair value with unrealized gains and losses excluded from earnings and reported as Other Comprehensive Income/(Loss) in a separate component of shareholders' equity, net of income taxes. The net effect of unrealized gains or losses, caused by marking an available for sale portfolio to market, could cause fluctuations in the level of shareholders' equity and equity-related financial ratios as market interest rate changes cause the market value of fixed rate securities to fluctuate. Realized gains and or losses on securities available for sale are determined on a specific identification basis and are included in the consolidated statements of income. The Company had no securities held for trading purposes at December 31, 2001 and 2000.

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activity" as amended in June 1999 by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," and in June 2000, by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," (collectively SFAS No. 133) was issued. SFAS No. 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. Depending upon the effectiveness of the hedge and/or the transaction being hedged, any changes in the fair value of the derivative instrument is either recognized in earnings in the current year, deferred to future periods, or recognized in other comprehensive income. Changes in the fair value of all derivative instruments not recognized as hedge accounting are recognized in current year earnings. The Company adopted SFAS No. 133 effective July 1, 2000. No adjustment was required as a result of the change in accounting principle.

     SFAS No. 119 "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments" requires disclosures about financial instruments, which are defined as futures, forwards, swap and option contracts

                                                    SVB FINANCIAL SERVICES, INC.
                                      Notes to Consolidated Financial Statements

and other financial instruments with similar characteristics. On-balance sheet receivables and payables are excluded from this definition. The Company did not hold any derivative financial instruments as defined by SFAS No. 119 at December 31, 2001 or 2000.

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

     In September 2000, SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" was adopted, which replaced SFAS No. 125, " Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," revised the standards for accounting for the securitizations and other transfers of financial assets and collateral. This new standard also requires certain disclosures, but carries over most of the provisions of SFAS No. 125. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001.

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

     Interest on loans is credited to operations primarily based upon the principal amount outstanding. When management believes there is sufficient doubt as to the ultimate collectibility of interest on any loan, the accrual of applicable interest is discontinued.

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

     ALLOWANCE FOR LOAN LOSSES: The Company's process for evaluating the adequacy of the allowance for loan losses has three basic elements: First, the identification of problem loans when they occur; second, the establishment of appropriate allowance for loan losses once specific problem loans are identified; and third, a methodology for establishing general loan loss allowances. The identification of problem loans is achieved mainly through review of specific major loans based on delinquency criteria, size of loan and location and value of collateral property. Specific loss reserves are established for identified problem loans based on reviews of current operating financial information and fair value appraisals. A range of loss allowances is estimated based upon consideration of past experience of originated loans by loan type, year of origination, location of collateral property and loan-to-value ratios. Based upon this process, consideration of the current economic environment and other factors, management determines what it considers to be an appropriate allowance for loan losses. Although the Company's management believes it has a sound basis for this estimation, actual write-offs incurred in the future are highly dependent upon future events, including the economy of the area in which the Company lends. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgement of information available to them at the time of their examination.

     On July 6, 2001, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 102, "Selected Loan Loss Allowance Methodology and Documentation Issues." SAB No. 102 provides guidance on the development, documentation, and application of a systematic methodology for determining the allowance for loans and leases in accordance with US GAAP. The adoption of SAB No. 102 did not have a material impact on the Company's financial position or results of operations.

     PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed primarily on the straight-line method over the shorter of the estimated useful lives of the assets or the term of the related lease.

     INCOME TAXES: The Company accounts for income taxes under the liability method specified by SFAS No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The principal types of accounts, resulting in

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

differences between assets and liabilities for financial statements and tax return purposes, are the allowance for loan losses, depreciation and accretion of securities discounts.

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

     STOCK OPTIONS: The Company accounts for stock options under SFAS No. 123, "Accounting for Stock-Based Compensation," which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, the standard permits entities to continue accounting for employee stock options and similar instruments under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting defined in SFAS No. 123 had been applied. The Company's stock option plans are accounted for under APB Opinion No. 25.

     ADVERTISING COSTS: The Company expenses advertising costs as incurred.

     STATEMENTS OF CASH FLOWS: For purposes of the consolidated statements of cash flows, the Company considers cash, non-interest bearing amounts due from banks, Federal Funds sold and other short term investments to be cash equivalents. Generally, Federal Funds are sold for a 60 day period or less.

     ADDITIONAL ACCOUNTING PRONOUNCEMENTS: In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 retains the existing requirements to recognize and measure the impairment of long-lived assets to be held and used or to be disposed of by sale. However, SFAS No. 144 makes changes to the scope and certain measurement requirements of existing accounting guidance. SFAS No. 144 also changes the requirements relating to reporting the effects of a disposal or discontinuation of a segment of a business. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. The adoption of this statement is not expected to have a significant impact on the financial condition or results of operations of the Company.

     On July 20, 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Intangible Assets." SFAS No. 141 is effective for all business combinations completed after June 30, 2001. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001; however, certain provisions of this Statement apply to goodwill and other intangible assets acquired between July 1, 2001 and the effective date of SFAS No. 142. Major provisions of these Statements and their effective dates for the Company are as follows:

o All business combinations initiated after June 30, 2001 must use the purchase method of accounting. The pooling of interest method of accounting is prohibited except for transactions initiated before July 1, 2001.
o Intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as part of a related contract, asset or liability.
o Goodwill, as well as intangible assets with indefinite lives, acquired after June 30, 2001, will not be amortized. Effective January 1, 2002, all previously recognized goodwill and intangible assets with indefinite lives will no longer be subject to amortization.
o Effective January 1, 2002, goodwill and intangible assets with indefinite lives will be tested for impairment, annually and whenever there is an impairment indicator.
o All acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting.

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

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

     The income tax effects allocated to comprehensive income/(loss) at December 31, are as follows:


                                               2001                            2000
                                   ------------------------------------------------------------
                                   BEFORE                NET       BEFORE      TAX         NET
                                    TAX        TAX     OF TAX       TAX      BENEFIT     OF TAX
(in thousands)                     AMOUNT   (EXPENSE)   AMOUNT     AMOUNT   (EXPENSE)    AMOUNT
--------------                     ------   ---------   ------     ------   ---------    ------
Unrealized Gains on Securities
  Unrealized Holding Gains
  Arising During the Period        $ 450      $(152)     $ 298      $ 672     $(228)     $ 444
Less Reclassification
  Adjustment for Losses
  Realized in Net Income             (11)         4         (7)      --        --         --
                                   -----      -----      -----      -----     -----      -----
Other Comprehensive
  Income, Net                      $ 461      $(156)     $ 305      $ 672     $(228)     $ 444
                                   =====      =====      =====      =====     =====      =====

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

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

3: SECURITIES
Information relative to the Company's securities portfolio are as follows:

                                                    GROSS      GROSS
                                     AMORTIZED   UNREALIZED  UNREALIZED     FAIR
(in thousands)                          COST       GAINS       LOSSES      VALUE
                                      -------     -------     -------     -------
2001
AVAILABLE FOR SALE
U.S. Government Agency Securities     $13,171     $   235     $     4     $13,402
Mortgage-Backed Securities             12,602         134          42      12,694
Other Securities                        2,910          46        --         2,956
                                      -------     -------     -------     -------
                                      $28,683     $   415     $    46     $29,052
                                      =======     =======     =======     =======
HELD TO MATURITY
U.S. Government Agency Securities     $25,343     $   335     $    16     $25,662
Mortgage-Backed Securities             14,075          72          77      14,070
Other Securities                        2,091          11           5       2,097
                                      -------     -------     -------     -------
                                      $41,509     $   418     $    98     $41,829
                                      =======     =======     =======     =======
2000
AVAILABLE FOR SALE
U.S. Government Agency Securities     $19,276     $    60     $    63     $19,273
Mortgage-Backed Securities             11,983          31          96      11,918
Other Securities                        2,136        --            24       2,112
                                      -------     -------     -------     -------
                                      $33,395     $    91     $   183     $33,303
                                      =======     =======     =======     =======
HELD TO MATURITY
U.S. Government Agency Securities     $ 4,242     $    16     $     9     $ 4,249
Mortgage-Backed Securities              1,549          19        --         1,568
Municipal Securities                      546        --             1         545
                                      -------     -------     -------     -------
                                      $ 6,337     $    35     $    10     $ 6,362
                                      =======     =======     =======     =======


     There are no significant concentrations of securities (greater than 10% of shareholders' equity) in any individual security issue.

     The amortized cost and fair value of securities at December 31, 2001, by contractual maturity, are shown in the table below for securities to be held to maturity and available for sale. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                        AMORTIZED          FAIR
(in thousands)                                             COST            VALUE
                                                         -------         -------
AVAILABLE FOR SALE
Due in 1 year or less                                    $ 1,887         $ 1,904
Due after 1 year through 5 years                          13,365          13,625
Mortgage-Backed Securities                                12,602          12,694
Other Securities                                             829             829
                                                         -------         -------
                                                         $28,683         $29,052
                                                         =======         =======
HELD TO MATURITY
Due in 1 year or less                                    $ 3,998         $ 4,044
Due after 1 year through 5 years                          23,436          23,715
Mortgage-Backed Securities                                14,075          14,070
                                                         -------         -------
                                                         $41,509         $41,829
                                                         =======         =======


     At December 31, 2001, securities having a book value of approximately $2,626,000 were pledged to secure public deposits and for other purposes as required by law.

                                                    SVB FINANCIAL SERVICES, INC.
                                      Notes to Consolidated Financial Statements

4: LOANS

The composition of outstanding loans is summarized as follows:

(in thousands)                                          2001        2000
                                                     --------    --------
Secured by Real Estate:
  Residential Mortgage                                $67,598     $55,357
  Commercial Mortgage                                  75,905      57,223
  Construction                                         21,438      12,561
Commercial & Industrial                                28,105      33,429
Loans to Individuals
  for Automobiles                                       6,640       8,583
Loans to Individuals                                    9,249      11,721
Other Loans                                               657         344
                                                     --------    --------
                                                     $209,592    $179,218
                                                     ========    ========

     There were loans totaling $301,000 restructured during 2001. There were no loans restructured during 2000. There were no loans past due 90 days or more as to principal and interest and $510,000 in a non-accrual status as of December 31, 2001. There were no loans past due 90 days or more as to principal and interest and $482,000 in a non-accrual status as of December 31, 2000. A loan is considered to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. These loans consist primarily of non-accrual loans but may include performing loans to the extent that situations arise which would reduce the probability of collection in accordance with the contractual terms. As a general rule, a loan that is in arrears in excess of 120 days will be charged off unless circumstances exist that would make charge off unnecessary such as the borrower is in the process of refinancing elsewhere or is liquidating collateral within a short period of time.

     As of December 31, 2001 there were $685,000 of loans deemed to be impaired, a valuation reserve of $174,000 was recorded for these loans. As of December 31, 2000, there were $700,000 of loans deemed to be impaired, a valuation reserve of $144,000 was recorded for these loans.

     The Company had loans totaling $21.4 million or 10.2% of total loans outstanding to borrowers engaged in construction activity in 2001. The Company had no concentration of loans to borrowers engaged in similar activities which exceeded 10% of total loans in 2000. The Company continues to pursue new lending opportunities while seeking to maintain a portfolio that is diverse as to industry concentration, type and geographic distribution. The Company's geographic lending area is primarily concentrated in Somerset County, but also includes Middlesex, Hunterdon, Mercer, Morris and Monmouth counties.

5: ALLOWANCE FOR LOAN LOSSES

An analysis of the allowance for loan losses is as follows:

(in thousands)                                            2001           2000
                                                       -------        -------
Balance at January 1,                                  $ 1,823         $ 1,550
Provision Charged to Operations                            365             375
Charge Offs                                               (109)           (137)
Recoveries                                                  32              35
                                                       -------         -------
Balance at December 31,                                $ 2,111         $ 1,823
                                                       =======         =======

6: PREMISES AND EQUIPMENT

Premises and equipment consists of the following at December 31:

                                             ESTIMATED
(in thousands)                             USEFUL LIVES      2001        2000
                                           ------------   -------      -------
Construction in Progress                        --        $   194      $   219
Premises & Improvements                      5-30 years     4,827        4,284
Furniture & Equipment                        3-10 years     2,536        2,215
                                                          -------      -------
                                                            7,557        6,718
Less: Accumulated Depreciation
      and Amortization                                     (2,393)      (1,874)
                                                          -------      -------
                                                          $ 5,164      $ 4,844
                                                          =======      =======

     Depreciation and amortization charged to operations was $593,000 and $578,000 for the years ended December 31, 2001 and 2000 respectively.


7: DEPOSITS

     At December 31, 2001, scheduled maturities of certificates of deposit are as follows:

                                                 Over Three      Over One Year
                        Three Months or       Months Through     Through Three     Over Three
(in thousands)               Less             Twelve Months         Years            Years         Total
                        ---------------       --------------     --------------    -----------  ---------
$100,000 or more           $20,003               $  3,826        $  2,826           $   210     $  26,865
Less than $100,000          37,010                 42,599          18,016             2,695       100,320

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

8: OTHER EXPENSES

The major components of other expenses are as follows:

(in thousands)                                             2001             2000
                                                          ------          ------
Data Processing Services                                  $  413          $  456
Marketing & Business Development                             244             254
Stationery, Forms & Supplies                                 280             257
Insurance                                                    175              94
Legal, Examination & Accounting                              249             236
Postage & Telephone                                          224             224
FDIC Insurance Assessment                                    112              70
Other, Net                                                   895             807
                                                          ------          ------
                                                          $2,592          $2,398
                                                          ======          ======

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

     The Company leases its banking facilities under operating leases which expire at various dates through 2006, but which contain certain renewal options. The Somerville facilities are leased from a partnership consisting of, among others, all but one of the Company's directors. During 2001, the Company signed a lease for a branch in Warren Township, with a partnership which consists of among others one of the Company's directors. The lease is contingent upon the Bank receiving regulator approvals for the branch. As of December 31, 2001, future minimum rental payments, under these leases are as follows:

(in thousands)
Lease Year                                           Minimum Rental Payments
----------                                           -----------------------
  2002                                                          $  954
  2003                                                             944
  2004                                                             822
  2005                                                             704
  2006                                                             628
Thereafter                                                       4,066
                                                                ------
                                                                $8,118
                                                                ======


     The amounts in the previous table represent minimum rentals not adjusted for possible future increases due to escalation provisions or the exercise of renewal options by the Company. Rent expenses aggregated $760,000 and $693,000 for the years ended December 31, 2001 and 2000.

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

     The Company had outstanding commitments to extend credit of $40.1 million and $31.7 million at December 31, 2001 and December 31, 2000, respectively. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. There is no material difference between the notional amount and estimated fair value of off-balance sheet unfunded loan commitments as of December 31, 2001.

10: BENEFIT PLAN

     The Company has a 401(k) Pension Plan covering substantially all employees. Under the terms of the Plan, the Company matched 67% of an employee's contribution in 2001 and 2000, up to 6% of the employee's salary. Employees become fully vested in the Company's contribution after five years of service. The Company contributed $88,000 and $76,000 to the Plan in 2001 and 2000, respectively.

     During 1999, the Company established a Supplemental Executive Retirement Plan. The Plan covers three of the Company's executive officers. One officer is covered under a defined benefit plan while the remaining two officers are covered under a defined contribution plan. The Company expensed $151,000 in 2001 and $84,000 in 2000, in connection with these plans.

11: INCOME TAXES

The components of the provision for income taxes are as follows:

(in thousands)                                       2001                 2000
                                                   -------              -------
Current
  Federal                                          $ 1,037              $   926
  State                                                174                  142
Deferred Benefit                                      (163)                (168)
                                                   -------              -------
                                                   $ 1,048              $   900
                                                   =======              =======

                                                    SVB FINANCIAL SERVICES, INC.
                                      Notes to Consolidated Financial Statements

     Deferred income taxes are provided for the differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. Cumulative temporary differences at December 31, are as follows:

(in thousands)                                           2001              2000
                                                       -------          -------
Start-up and Organization Costs                        $    (1)         $    (1)
Depreciation                                               241              178
Accretion of Securities Discount                           (48)             (24)
Allowance for Loan Losses                                  878              754
Unrealized Gain/Loss on Securities                         156              228
                                                       -------          -------
Net Deferred Tax Asset, Included in
  Other Assets                                         $ 1,226          $ 1,135
                                                       =======          =======

     A reconciliation of income taxes calculated at the statutory rate of 34% to the actual income tax provision is as follows:

(in thousands)                                           2001              2000
                                                      -------           -------
Statutory Provision                                   $   949           $   818
State Taxes on Income,
  Net of Federal Tax Benefit                              115                94
Non-Deductible Expenses                                   (13)              (12)
Tax Exempt Interest                                         6              --
Other                                                      (9)             --
                                                      -------           -------
                                                      $ 1,048           $   900
                                                      =======           =======


12: EARNINGS PER SHARE

The following table illustrates the reconciliation of the numerators and denominators of the basic and diluted EPS computations:

FOR THE YEAR ENDED                                        WEIGHTED         PER
DECEMBER 31, 2001(1)                                       AVERAGE        SHARE
(in thousands except per share data)        INCOME         SHARES         AMOUNT
                                            ------         ------         ------
EARNINGS PER SHARE - BASIC
Income available to Common
 Shareholders                               $1,744         3,296        $   .53
Effect of Dilutive Securities
Stock Options                                 --              66           (.01)
                                            ------         -----        -------
EARNINGS PER SHARE - DILUTED
Income available to Common
 Shareholders plus assumed
conversions                                 $1,744         3,362        $   .52
                                            ======         =====        =======


     Antidilutive options totaling 52,500 with the exercise price of $10.00 have been excluded in the computation of 2001 diluted EPS because the options exercise prices were greater than the average market price of the common shares.


FOR THE YEAR ENDED                                        WEIGHTED        PER
DECEMBER 31, 2000(1)                                      AVERAGE       SHARE
(in thousands except per share data)       INCOME         SHARES        AMOUNT
                                           ------         -----        -------
EARNINGS PER SHARE - BASIC
Income available to Common
 Shareholders                              $1,507         3,260        $   .47
                                           ------         -----        -------
EARNINGS PER SHARE - DILUTED
Income available to Common
 Shareholders plus assumed
 conversions                               $1,507         3,334        $   .45
                                           ======         =====        =======

     Antidilutive options totaling 106,449 ranging in exercise price from of $8.16 - $8.44 have been excluded in the computation of 2000 diluted EPS because the options exercise prices were greater than the average market price of the common shares.

(1)Adjusted for the 5% stock dividend.

13: SHAREHOLDERS' EQUITY

     On October 25, 2001, and October 26, 2000 the Company declared 5% stock dividends to shareholders of record as of November 6, 2001 and November 7, 2000, respectively. Accordingly, earnings per share, options and weighted-average shares of common stock have been restated to reflect the stock dividends.

     On August 31, 2000, the Board of Directors adopted a Stock Buy Back Plan. The purpose of the Plan was to systematically purchase the amount of shares necessary to fund a compensation plan for Bank Advisory Board members. Up to 18,000 shares could have been purchased over a period ending on December 31, 2001. During 2000, shares totaling 2,541 were purchased on the open market at prices ranging from $7.976 to $8.21 as adjusted for the 5% stock dividend. During 2001, shares totaling 2,887 were purchased on the open market at prices ranging from $8.21 to $9.52 as adjusted for the 5% stock dividend.

14: STOCK OPTION PLANS

     At December 31, 2001, the Company had four stock option plans. The 1997 Restated Incentive Stock Option Plan, a non-qualified stock option plan. Under this Plan, the Board of Directors may grant options to officers to purchase the Company's stock. Stock options are issued at prices equal to the fair market value at the date of grant. The stock options have a vesting period of one year from the date of issuance. All options under this Plan were distributed as of December 31, 2001 of which 58,075 remain outstanding.

     The 1997 Directors Stock Option Plan, a non-qualified stock option plan. Under this Plan, stock options are granted to Directors at the fair market value at the date of grant. The stock options have a vesting period of one year from the date of issuance. Shares totaling 126,420 are reserved for issuance under this Plan, of which 99,330 were outstanding at December 31, 2001.

     The 2000 Incentive Stock Option Plan, a non-qualified stock option plan.

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

Stock options are issued at prices equal to the fair market value at the date of grant. Shares totaling 165,375 are reserved for issuance under this Plan including 90,195 shares outstanding at December 31, 2001.

     The 2000 Directors Stock Option Plan, a non-qualified stock option plan. Under this Plan, stock options are issued at prices equal to the fair market value at the date of grant. Shares totaling 66,150 are reserved for issuance under this Plan, including 55,968 outstanding at December 31, 2001.

     Had compensation cost for the Plan year been determined based on the fair value of options at the grant dates consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net income and earnings per share, basic and diluted, would have been reduced to the pro forma amounts indicated below:



                                                   2001             2000
                                                -------           -------
Net Income (in thousands)
  As Reported                                   $ 1,744           $ 1,507
  Pro forma                                       1,643             1,142
Earnings per Share - Basic
  As Reported                                   $   .53           $   .47
  Pro forma                                         .50               .35
Earnings per Share - Diluted
  As Reported                                   $   .52           $   .45
  Pro forma                                         .49               .34


     The fair value of each option granted in 2001 and 2000 is estimated on the date of grant using the Black Scholes pricing model with the following weighted-average assumptions, no dividend yield; expected volatility of 21.58% in 2001 and 2000, risk free interest rate of 4.54% in 2001 and 5.33% in 2000 and an expected life of 4.92 years in 2001 and 5 years in 2000.

     A summary of the status of the Company's option plans as of December 31 is as follows:



                                               2001(1)                     2000(1)
                                       ---------------------------------------------------------
                                                  WEIGHTED-AVERAGE              WEIGHTED-AVERAGE
                                         SHARES    EXERCISE PRICE    SHARES      EXERCISE PRICE
                                         ------    --------------    ------      --------------
Outstanding at beginning of year       315,911          $ 6.20      233,056           $ 5.16
Options granted                         54,075            9.96      106,449             8.28
Options exercised                      (59,527)           4.02      (14,564)            5.03
Options expired or canceled             (6,891)           6.97       (9,030)            5.62
                                       -------          ------      -------           ------
Outstanding at end of year             303,568          $ 7.29      315,911           $ 6.20
                                       =======          ======      =======           ======
Options exercisable at year end        303,568          $ 7.29      315,911           $ 6.20
                                       =======          ======      =======           ======

(1) Amounts have been restated to show effects of a 5% stock dividend.

The following table summarizes information about non-qualified stock options at December 31, 2001:


                                OPTIONS OUTSTANDING AND EXERCISABLE
                               -------------------------------------
               RANGE OF         OUTSTANDING AND     WEIGHTED-AVERAGE  WEIGHTED-AVERAGE
              EXERCISE           EXERCISABLE AT         REMAINING          EXERCISE
               PRICES          DECEMBER 31, 2001    CONTRACTUAL LIFE         PRICE
         ------------------    -----------------    ----------------  ----------------
         $ 5.61   -  $  8.00         148,264             .63 years        $   5.614
         $ 8.16   -  $  8.35          55,968            3.33 years        $   8.163
         $ 8.39   -  $  8.42           9,141            3.16 years        $   8.390
         $ 8.45   -  $  8.75          36,120            4.00 years        $   8.450
         $ 8.90   -  $  9.90           1,575            4.50 years        $   8.900
         $ 9.95   -  $ 10.00          52,500            4.90 years        $  10.000
                                     -------
                                     303,568



15: OTHER BORROWINGS

     Other Borrowings consist of advances from the Federal Home Loan Bank of New York. These advances are secured by one to four family mortgage loans. Details with respect to these advances are as follows:

($ in thousands)
                        Maturity  Amount   Average Rate
                        2002     $1,000      4.11%
                        2003      2,000      4.07%
                        2004        500      4.30%
                        2005        500      4.52%

     In addition, the Company took an amortizing advance, from Federal Home Loan Bank in the amount of $1,750,000, at a rate of 5.03%. The advance matures in 2006 and payments are made monthly based on a 25-year payout. The balance outstanding at December 31, 2001 was $1,747,000.

                                                    SVB FINANCIAL SERVICES, INC.
                                      Notes to Consolidated Financial Statements


16: GUARANTEED PREFERRED BENEFICIAL INTEREST IN THE CORPORATION SUBORDINATED
    DEBENTURES

     The Company participates in a pooled institutional placement of trust preferred securities arranged by a third party. The Company purchased the common stock of SVB Bald Eagle Statutory Trust I on July 30, 2001 and funding of the trust preferred securities took place on July 31, 2001. This subordinated debenture will be redeemed in the year 2031. At December 31, 2001, the rate paid on this subordinated debenture based on 1 month LIBOR plus 358 basis points and is adjusted in January, April, July and October was 5.85%.

17: FAIR VALUE OF FINANCIAL INSTRUMENTS

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

     Estimated fair values have been determined by the Company using the best available data and an estimation methodology suitable for each category of financial instruments. The estimation methodology used, the estimated fair values and the recorded book balances at December 31, 2001 and 2000 are outlined below.

     For short term investments, such as cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

                                                  2001                               2000
(in thousands)                         FAIR VALUE     CARRYING VALUE     FAIR VALUE        CARRYING VALUE
Cash and Cash Equivalents              $ 31,687         $ 31,687           $ 8,358           $ 8,358

     For securities held in the Company's investment portfolio, fair value was determined by reference to quoted market prices as of December 31.

                                                  2001                               2000
                                       -----------------------------     --------------------------------
(in thousands)                         FAIR VALUE     CARRYING VALUE     FAIR VALUE        CARRYING VALUE
                                       ----------     --------------     ----------        --------------
Available for Sale Securities          $29,052          $29,052            $33,303           $33,303
Held to Maturity Securities             41,829           41,509              6,362             6,337


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

                               2001                               2000
                  --------------------------------   ------------------------------
(in thousands)    FAIR VALUE        CARRYING VALUE   FAIR VALUE      CARRYING VALUE
                  ----------        --------------   ----------      --------------
Loans               $213,075            $209,592      $179,583          $179,218
Deposits             293,570             297,474       218,512           222,384

     The fair value of commitments to extend credit is estimated based on the amount of unamortized deferred loan commitment fees. The fair value of letters of credit is based on the amount of unearned fees plus the estimated costs to terminate the letters of credit. These fair values are considered immaterial.

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

18: REGULATORY MATTERS

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

     Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios, set forth in the following tables, of total and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001, that the Company and its subsidiary Bank met all capital adequacy requirements to which they are subject.

     As of December 31, 2001 the most recent notification from the Bank's regulatory authority categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based; Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category. The improvement in the ratios from 2000 to 2001 was due to the issuance of $4 million of subordinated debentures, which may be considered components of Tier 1 Capital. The aggregate amount of these securities may not exceed 25% of all Tier 1 elements at any time. At December 31, 2001, the inclusion of these securities represents 18% of Tier 1 Capital. The proceeds from the sale of subordinated debentures was invested by the Company into additional common stock of the Bank, thereby, improving the Bank's capital ratio.

     The Company and its subsidiary Bank's actual capital amounts and ratios are presented in the following tables.

SVB FINANCIAL SERVICES, INC. AND SOMERSET VALLEY BANK

                                                                   TO BE ADEQUATELY         TO BE WELL
                                                   ACTUAL             CAPITALIZED          CAPITALIZED
                                            ------------------    ------------------    ------------------
($ in thousands)                             AMOUNT      RATIO     AMOUNT     RATIO     AMOUNT     RATIO
                                             ------      -----     ------     -----     ------     -----
SVB FINANCIAL SERVICES, INC.
As of December 31, 2001
Total Capital to Risk Weighted Assets       $24,548     10.39%    >$18,898    >8.00%       -           -
Tier 1 Capital to Risk Weighted Assets      $22,437      9.50%    >$ 9,449    >4.00%       -           -
Tier 1 Leverage                             $22,437      7.86%    >$11,415    >4.00%       -           -
As of December 31, 2000
Total Capital to Risk Weighted Assets       $18,295      9.68%    >$15,126    >8.00%       -           -
Tier 1 Capital to Risk Weighted Assets      $16,472      8.71%    >$ 7,563    >4.00%       -           -
Tier 1 Leverage                             $16,472      7.31%    >$ 9,015    >4.00%       -           -
SOMERSET VALLEY BANK
As of December 31, 2001
Total Capital to Risk Weighted Assets       $23,652     10.03%    >$18,871    >8.00%   >$23,589     >10.00%
Tier 1 Capital to Risk Weighted Assets      $21,541      9.13%    >$ 9,435    >4.00%   >$14,153     > 6.00%
Tier 1 Leverage                             $21,541      7.56%    >$11,402    >4.00%   >$14,252     > 5.00%
As of December 31, 2000
Total Capital to Risk Weighted Assets       $17,444      9.24%    >$15,110    >8.00%   >$18,880     >10.00%
Tier 1 Capital to Risk Weighted Assets      $15,621      8.27%    >$ 7,555    >4.00%   >$11,333     > 6.00%
Tier 1 Leverage                             $15,621      6.94%    >$ 9,003    >4.00%   >$11,253     > 5.00%


                                                    SVB FINANCIAL SERVICES, INC.
                                      Notes to Consolidated Financial Statements


19: CONDENSED FINANCIAL INFORMATION FOR SVB FINANCIAL SERVICES, INC.
    (PARENT COMPANY) IS AS FOLLOWS:


BALANCE SHEET (in thousands)                                DECEMBER 31, 2001        DECEMBER 31, 2000
                                                            -----------------        -----------------
ASSETS
Cash and Due from Banks                                         $   595                    $   566
Other Assets                                                        161                         46
Investment in Subsidiaries                                       22,856                     16,504
Securities Available for Sale                                       180                        250
                                                                -------                    -------
Total Assets                                                    $23,792                    $17,366
                                                                =======                    =======
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Other Liabilities                                               $    40                    $  --
Guaranteed Preferred Beneficial Interest in the Corporation
  Subordinated Debentures                                         4,124                       --
                                                                -------                    -------
Total Liabilities                                                 4,164                       --
                                                                =======                    =======
SHAREHOLDERS' EQUITY
Common Stock                                                      6,932                      6,490
Additional Paid-in Capital                                        8,690                      7,483
Retained Earnings                                                 3,762                      3,454
Accumulated Other Comprehensive Income/(Loss)                       244                        (61)
Total Shareholders' Equity                                       19,628                     17,366
                                                                -------                    -------
Total Liabilities and Shareholders' Equity                      $23,792                    $17,366
                                                                =======                    =======

                                                                           YEARS ENDED
STATEMENT OF INCOME (in thousands)                         DECEMBER 31, 2001         DECEMBER 31, 2000
OPERATING INCOME
Interest Income                                                $   35                      $   20
Losses on the Sales of Securities Available for Sale              (20)                         --
                                                               ------                      ------
Total Income                                                       15                          20
                                                               ------                      ------
OPERATING EXPENSE
Interest Expense                                                  114                          --
Other Expense                                                      81                          95
                                                               ------                      ------
Total Expense                                                     195                          95
                                                               ------                      ------
Loss Before Equity in Undistributed Income of Subsidiaries       (180)                        (75)
Equity in Undistributed Income of Subsidiaries                  1,924                       1,582
                                                               ------                      ------
NET INCOME                                                     $1,744                      $1,507
                                                               ======                      ======


SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

                                                                       YEARS ENDED
STATEMENTS OF CASH FLOWS (in thousands)                 DECEMBER 31, 2001      DECEMBER 31, 2000
                                                        -----------------      -----------------
OPERATING ACTIVITIES
Net Income                                                   $ 1,744                  $ 1,507
Adjustments to Reconcile Net Income to Net Cash
Used In Operating Activities:
Equity in Undistributed Income of Subsidiaries                (1,924)                  (1,582)
Amortization of Organization Costs                                11                       13
Losses on the Sales of Securities Available for Sale              20                     --
(Increase)/Decrease in Other Assets                             (126)                      14
Increase in Other Liabilities                                     40                     --
                                                             -------                  -------
Net Cash Used In Operating Activities                           (235)                     (48)
                                                             =======                  =======

INVESTING ACTIVITIES
Proceeds from the Sales of Securities Available for Sale          51                     --
Payments for Investments and Advances in Subsidiaries         (4,124)                    --
                                                             -------                  -------
Net Cash Used for Investing Activities                        (4,073)                    --
                                                             =======                  =======
FINANCING ACTIVITIES
Proceeds from the Issuance of Long Term Debt                   4,124                     --
Proceeds from the Issuance of Common Stock, Net                  240                       74
Purchases of Common Stock, Net                                   (26)                     (21)
Cash Paid in Lieu of Fractional Shares                            (1)                      (2)
                                                             -------                  -------
Net Cash Provided by Financing Activities                      4,337                       51
Increase in Cash and Cash Equivalents                             29                        3
Cash and Cash Equivalents, Beginning of Year                     566                      563
                                                             -------                  -------
Cash and Cash Equivalents, End of Year                       $   595                  $   566
                                                             =======                  =======

                              SVB FINANCIAL SERVICES, INC.
                              Report of Independent Certified Public Accountants


                     [GRAPHIC-LETTERHEAD GRANT THORNTON LLP]

               Report of Independent Certified Public Accountants
               --------------------------------------------------

Board of Directors and Shareholders
SVB Financial Services, Inc.

We have audited the accompanying consolidated balance sheets of SVB Financial Services, Inc. and subisidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SVB Financial Services, Inc. and subsidiaries as of December 31, 2001 and 2000, and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



/s/Grant Thornton LLP
---------------------
Grant Thornton LLP

Philadelphia, Pennsylvania
January 22, 2002

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

RESULTS OF OPERATIONS

     Net income for the year ended December 31, 2001 was $1,744,000 an increase of $237,000 or 16% from the previous year and represents a record for net income during the Company's ten year history.

     The major reason for the increase in net income was a result of the growth in net interest income. Net interest income increased $864,000 or 9% on the strength of average earning asset growth of $58.6 million, which helped to offset a decline in the Company's net interest margin from 4.73% in 2000 to 4.02% in 2001.

     Non-interest income increased $338,000 or 34% in 2001. A large portion of this increase was due to an increase in service charges on deposit accounts of $208,000 and an increase in other income of $104,000.

     Non-interest expenses increased $827,000 or 10%. The Company opened a new full service branch in Edison in the second half of 2001. Additionally, the Company added 13 full time equivalent employees since December 31, 2000, including those at the new branch. A more detailed discussion of the major components of net income follows.

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

                                                    SVB FINANCIAL SERVICES, INC.
                 Management's Discussion and Analysis of Financial Condition and
                                                           Results of Operations


Summary of Net Interest Income
                                                                            Years Ended December 31,
                                               --------------------------------------------------------------------------------
                                                               2001                                      2000
                                               -------------------------------------    ---------------------------------------
                                                 AVERAGE      AVERAGE                    AVERAGE       AVERAGE
($ in thousands)                                 BALANCE        RATE       INTEREST      BALANCE         RATE          INTEREST
                                               ---------        ----      ---------     ---------        ----         ---------
ASSETS:
Federal Funds Sold                             $  15,281        3.58%     $     555     $   5,478        6.25%        $     348
Other Short Term Investments                       1,577        2.41%            38            54        5.56%                3
Interest Bearing Time Deposits                     8,680        6.29%           546         6,918        6.48%              448
Securities
  Available for Sale                              27,739        5.74%         1,592        28,818        6.24%            1,748
  Held to Maturity                                24,124        5.24%         1,264         4,747        6.28%              349
                                               ---------        ----      ---------     ---------        ----         ---------
Total Securities                                  51,863        5.51%         2,856        33,565        6.25%            2,097
Loans (1)                                        192,047        8.26%        15,872       164,875        9.13%           15,049
                                               ---------        ----      ---------     ---------        ----         ---------
Total Interest Earning Assets                    269,448        7.37%        19,867       210,890        8.51%           17,945
Cash and Due from Banks                           10,345                                    9,295
Allowance for Loan Losses                         (1,955)                                  (1,672)
Premises and Equipment, Net                        5,079                                    4,824
Other Assets                                       3,412                                    2,983
                                               ---------                                ---------
Total Assets                                   $ 286,329                                $ 226,320
                                               =========                                =========
Liabilities and Shareholders' Equity:
Deposits
  Savings                                      $  22,154        2.81%     $     622     $  17,190        2.86%        $     492
  Money Market                                    28,988        3.05%           883        24,882        3.62%              900
  NOW                                             44,400        1.85%           822        32,489        2.43%              788
  Time                                           126,184        5.15%         6,493       100,028        5.75%            5,755
                                               ---------        ----      ---------     ---------        ----         ---------
Total Interest Bearing Deposits                  221,726        3.98%         8,820       174,589        4.54%            7,935
Federal Funds Purchased                                4          --             --            12        8.33%                1
FHLB Advances                                      1,440        4.11%            60            --          --                --
Obligation Under Capital Lease                       422        8.53%            36           429        8.39%               36
Subordinated Debentures                            1,687        6.66%           114            --          --                --
                                               ---------        ----      ---------     ---------        ----         ---------
Total Interest Bearing Liabilities               225,279        4.01%         9,030       175,030        4.55%            7,972
Demand Deposits                                   41,236                                   34,316
Cost to Fund Earning Assets                                     3.35%                                    3.78%
Other Liabilities                                  1,429                                      987
Shareholders' Equity                              18,385                                   15,987
                                               ---------                                ---------
Total Liabilities and Shareholders' Equity     $ 286,329                                $ 226,320
                                               =========                                =========
Net Interest Income                                                       $  10,837                                   $   9,973
                                                                          =========                                   =========
Net Interest Margin (2)                                         4.02%                                    4.73%
                                                                ====                                     ====


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

(in thousands)
                                                     YEARS ENDED DECEMBER 31,
                                                         2001 VS 2000
                                            INCREASE (DECREASE) DUE TO CHANGES IN:
                                              VOLUME        RATE          TOTAL
                                              ------        ----          -----
Increase (Decrease) in
Interest Income:
Federal Funds Sold                          $   403       $  (196)      $   207
Other Short Term Investments                     38            (3)           35
Interest Bearing Time Deposits                  111           (13)           98
Securities
  Available for Sale                            (66)         (141)         (207)
  Held to Maturity                            1,023           (57)          966
                                            -------       -------       -------
Total Securities                                957          (198)          759
Loans                                         2,331        (1,508)          823
                                            -------       -------       -------
Total Interest Income                         3,840        (1,918)        1,922
                                            -------       -------       -------
Interest Expense:
Deposits
  Savings                                       139            (9)          130
  Money Market                                  137          (154)          (17)
  NOW                                           247          (213)           34
  Time                                        1,392          (654)          738
                                            -------       -------       -------
Total Interest Bearing Deposits               1,915        (1,030)          885
Federal Funds Purchased                          (1)         --              (1)
FHLB Advances                                    60          --              60
Subordinated Debentures                         114          --             114
                                            -------       -------       -------
Total Interest Expense                        2,088        (1,030)        1,058
                                            -------       -------       -------
Change in Net Interest Income               $ 1,752       $  (888)      $   864
                                            =======       =======       =======

                                                    SVB FINANCIAL SERVICES, INC.
                 Management's Discussion and Analysis of Financial Condition and
                                                           Results of Operations


     It is important to note at the outset of this discussion that 2001 was a year of significant change in overall interest rates. The Federal Reserve reduced the Federal Funds target rate on eleven occasions. This rate began the year at 6.50% and ended the year at 1.75%. This was the lowest Federal Funds rate in forty years. Likewise, the Prime lending rate also declined in lockstep with Federal Funds from 9.50% to 4.75%.

     Net interest income increased $864,000 or 9% during 2001. Almost all of this increase can be attributed to the growth in average earning assets of $58.6 million or 28%. Loans accounted for $27.2 million or 46% of the growth, while other earning assets, such as securities, time deposits, Federal Funds sold and other short-term investments, which generally yield significantly less than loans, made up the remaining 54%. This change in the overall mix of earning assets coupled with the interest rate reductions mentioned above caused the overall average rate earned on earning assets to decline 114 basis points from 8.51% in 2000 to 7.37% in 2001.

     The increase in earning assets was funded mostly by average interest bearing deposit growth of $47.1 million. All categories of interest bearing deposits showed significant growth in 2001 with certificates of deposits making up the majority by growing $26.2 million. Other interest bearing liabilities in the form of Federal Home Loan Bank advances and subordinated debentures increased in average balance by $3.1 million. The remaining earning asset growth of $8.4 million was funded by non interest sources of funds, such as, demand deposits and shareholders' equity.

     The overall cost of funding earning assets declined 43 basis points from 3.78% to 3.35%. The growth of the Company's earning assets provided approximately $1,752,000 in additional net interest income in 2001. The declining interest rates, which caused the net interest margin to contract from 4.73% in 2000, its highest level ever, to 4.02% in 2001 reduced net interest income by approximately $888,000. The net result being a $864,000 increase in net interest income.

     For additional discussion of the effect of changes in interest rates on the Company's Income Statement and Balance Sheet see "Asset and Liability Management" and "Interest Rate Sensitivity Analysis."

OTHER INCOME

A comparison of the major components of other income is included in the following table:

                                                     YEARS ENDED DECEMBER 31,
(in thousands)                                           2001         2000
                                                       -------      -------
Service Charges on Deposit
  Accounts                                             $   771      $   563
Losses on the Sale of Securities                           (11)        --
Gains on the Sale of Loans                                 225          188
Other Income                                               344          240
                                                       -------      -------
                                                       $ 1,329      $   991
                                                       =======      =======

     Other income increased $338,000 or 34% during 2001 in comparison to 2000 Service charges on deposit accounts increased $208,000 or 37%. Both the Aberdeen and Bernards branches had their first full year of operation and a branch in Edison was added in May of 2001. The Bank had pricing increases on several of its fees especially overdraft fees. With the addition of new ATM machines and the NYCE network, the Company received a higher volume of non-bank customers, therefore increasing our ATM service charges by $48,000 or 48%. Additionally, the Bank generated $35,000 in fees from our commercial sweep account.

     The Company sold a portion of its equity portfolio as well as some other securities for a net loss of $11,000. Gains on sale of loans were $225,000 in 2001 compared to $188,000 in 2000, an increase of $37,000 or 20%. The Company is a preferred SBA lender and as such, originates SBA loans and sells the guaranteed portion in the secondary market while retaining the servicing. SBA loans are not the primary focus of the Company and consequently, sales of these loans can vary from period to period depending upon the volume of SBA loans generated as well as secondary market pricing for these loans.

     Other income increased $104,000 or 43% in 2001. A major portion of this increase was related to fees for processing mortgages through a third party which increased by $49,000 or 149%. This resulted from lower interest rates and a higher volume of refinancing. Also, sales of insurance products resulted in $20,000 of additional income. Finally, income from safe deposit rents increased by $13,000 due to a raise in the annual service fee.

OTHER EXPENSE

A comparison of the major components of other expense is included in the following table:

                                                        YEARS ENDED DECEMBER 31,
(in thousands)                                          2001              2000
                                                       ------            ------
Salaries and Employee
  Benefits                                             $4,538            $4,051
Occupancy Expense                                       1,389             1,245
Equipment Expense                                         490               488
Other Expenses                                          2,592             2,398
                                                       ------            ------
                                                       $9,009            $8,182
                                                       ======            ======


     Total other expense increased $827,000 or 10% in comparison to 2000. Expenses were impacted by additional personnel, occupancy costs and other expenses relating to the opening of the Edison branch. Two new offices opened during the first quarter of 2000, Aberdeen Township in January and Bernards Township in February. These branches experienced a full year of expenses in 2001.

     Salaries and Benefits expense increased $487,000 or 12% from 2000 levels. Additional personnel were hired to

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and
Results of Operations

staff the Edison branch as well as back-office operations. Full time equivalent employees increased by 13 during 2001. The increase in employees combined with annual salary increases, and an increase in the number of employees qualifying for various benefits, such as, medical, bonus and 401(k) pension accounted for the variance from 2000.

     Occupancy expense increased $144,000 or 12% from 2000. Most of the increase resulted from rent, taxes and maintenance for the new branch and rental expense for the relocation of the Hillsborough office.

     Other expenses increased $194,000 or 8% from 2000. Much of the increase was related to the growth in assets of $86.7 million or 36%, experienced by the Company. Other insurance expense increased $81,000 due to insurance purchased in connection with a Supplemental Executive Retirement Plan. Outside services expense increased $32,000. Included in this variance were ATM expenses which increased $28,000 and website expenses which increased $26,000. Legal expenses also increased $14,000. Additional stationery and supplies costs were attributed to the new branch and an overall increase in the number of accounts throughout the branches. FDIC insurance increased $42,000 due to an additional BIF (Bank Insurance Fund) assessment.

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

The following table sets forth the amortized cost and estimated market values of securities in the investment portfolios as of December 31, 2001 and 2000.

                                                2001                    2000
                                       -------------------    --------------------
                                       AMORTIZED    FAIR      AMORTIZED     FAIR
(in thousands)                            COST      VALUE        COST       VALUE
                                       -------     -------     -------     -------
AVAILABLE FOR SALE
U.S. Government Agency Securities      $13,171     $13,402     $19,276     $19,273
Mortgage-Backed Securities (1)          12,602      12,694      11,983      11,918
Other Securities                         2,910       2,956       2,136       2,112
                                       -------     -------     -------     -------
                                       $28,683     $29,052     $33,395     $33,303
                                       =======     =======     =======     =======
HELD TO MATURITY:
U.S. Government Agency Securities      $25,343     $25,662     $ 4,242     $ 4,249
Mortgage-Backed Securities (1)          14,075      14,070       1,549       1,568
Other Securities                         2,091       2,097        --          --
Municipal Securities                      --          --           546         545
                                       -------     -------     -------     -------
                                       $41,509     $41,829     $ 6,337     $ 6,362
                                       =======     =======     =======     =======


Note: (1) With regard to mortgage-backed securities, the Company does not hold any private issue CMOs.


As of December 31, 2001, there was not one issuer where the aggregate book value or aggregate market value exceeds ten percent of shareholders' equity.

                                                    SVB FINANCIAL SERVICES, INC.
                 Management's Discussion and Analysis of Financial Condition and
                                                           Results of Operations

     The maturity distribution and weighted average yield of the Company's investment portfolio as of December 31, 2001 is as follows:

                                                                 DUE IN       DUE AFTER ONE
                                                                ONE YEAR      YEAR THROUGH
($ in thousands)                                                OR LESS         FIVE YEARS       TOTAL
                                                                ---------     -------------     --------
AVAILABLE FOR SALE:
U.S. Government Agency Securities(2)
  Fair Value                                                    $1,904         $   11,498       $ 13,402
  Yield                                                           4.52%              4.80%          4.76%
Mortgage-Backed Securities(1)
  Fair Value                                 $   12,694             --                 --       $ 12,694
  Yield                                           5.15%             --                 --           5.15
Other Securities
  Fair Value                                 $      829 (3)         --         $    2,127       $  2,956
  Yield                                            3.91%            --               4.87%          4.61%


HELD TO MATURITY:
U.S. Government Agency Securities(2)
  Book Value                                                    $3,745         $   21,598       $ 25,343
  Yield                                                           4.06%              4.84%          4.72%
Mortgage-Backed Securities(1)
  Book Value                                 $   14,075             --                 --       $ 14,075
  Yield                                           4.99%             --                 --           4.99%
Other Securities
  Book Value                                                    $  253         $    1,838       $  2,091
  Yield                                                           5.30%              4.15%          4.37%

Note: (1) Mortgage-backed securities are not included because expected maturities will differ from contractual maturities. Borrowers may have the right to prepay or call obligations with or without call or prepayment penalties.
(2) U.S. Government Agency Securities which are callable before their stated maturity are included in the table at their stated maturity.
(3)   Equity securities.

LOANS

     The following table summarizes the Company's loan portfolio as of December 31, 2001 and 2000.

(in thousands)                                              2001           2000
                                                        --------        --------
Secured by Real Estate:
  Residential Mortgage                                  $ 67,598        $ 55,357
  Commercial Mortgage                                     75,905          57,223
  Construction                                            21,438          12,561
Commercial & Industrial (1)                               28,105          33,429
Loans to Individuals for
  Automobiles                                              6,640           8,583
Other Loans to Individuals                                 9,249          11,721
Other Loans                                                  657             344
                                                        --------        --------
                                                        $209,592        $179,218
                                                        ========        ========


Note: (1) The Company's commercial loans are not concentrated within a single industry or group of related industries.

     The Company had strong growth in the loan portfolio in 2001. The loan portfolio increased by $30.4 million or 17% in 2001. Most of the loan growth was in the form of loans secured by real estate. Commercial mortgages increased $18.7 million and residential mortgages increased by $12.2 million. The Company also experienced growth in construction loans which increased $8.9 million or 71% from 2000. Please see "Asset Quality" for a discussion of the Company's practices with respect to construction lending.

     The Company targets small to medium sized businesses, developers and professionals in its lending area. With the ever changing composition of the banking marketplace, the Company has tried to remain competitive in its pricing of loans, but will not sacrifice loan quality to capture business. It is important to note that 26% of the loans secured by residential real estate as of December 31, 2001, were for commercial purposes. It is common for small business owners to secure commercial loans with their personal residences.

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and
Results of Operations

The following table sets forth the Company's total loans by maturity and interest rate sensitivity as of December 31, 2001:


                               MATURITY         AFTER
                               WITHIN        ONE THROUGH        AFTER
(in thousands)                ONE YEAR       FIVE YEARS       FIVE YEARS         TOTAL
                              --------       ----------       ----------       ---------
Loans with fixed rates        $ 15,538        $ 83,862        $  7,355          $ 106,755
Loans with floating rates       44,981           9,278          48,578            102,837
                              --------        --------        --------          ---------
Total                         $ 60,519        $ 93,140        $ 55,933          $ 209,592
                              ========        ========        ========          =========


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

     Commercial mortgages are made to small businesses, developers and professionals in the market area to purchase commercial real estate for use in their businesses. The Company will generally not finance in excess of 75% of appraised value. In reviewing a borrower's qualifications, the Company pays particular attention to cash flow. In addition, the Company frequently requires personal guarantees. Risk factors associated with these loans include general economic performance which will affect vacancy rates for commercial properties and the ability of businesses to maintain cash flows as well as the resale value which may be yielded on a particular property.

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

     Normally, commercial real estate loans are insured for loss resulting from default which is accompanied by environmental problems. Coverage is currently obtained through an insurance carrier. Based upon the historical data and the Company's underwriting procedures, the carrier determines whether or not it will insure the property.

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

     All commercial loans are assigned a two digit risk rating at the time of closing. The first digit of the rating refers to the strength of the borrower based on their financial condition and past history. Current economic conditions and the effect on the borrower's business are also taken into account. The second digit refers to the collateral strength and liquidity with zero being assigned to unsecured loans. An allowance amount is then assigned to each risk rating. Since, in its ten year history, the Company has very little commercial loan loss history, the amount of the allowance is based on the experience of management and their judgement with respect to these types of loans.

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

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and
Results of Operations

The following table summarizes the composition of the Company's non-performing assets as of the dates indicated:


                                                           December 31,
                                                     ----------------------
($ in thousands)                                       2001            2000
                                                    ------           ------
Non-performing assets (1):
Non-accruing loans
  Commercial and Construction                        $ 103           $  316
  Real Estate                                          209              149
  Installment                                          198               17
                                                    ------           ------
Total non-accrual loans                                510              482
Restructured loans                                     301               --
                                                    ------           ------
Total non-performing loans                             811              482
Other real estate owned                                 --               --
                                                    ======           ======
Total non-performing assets                         $  811           $  482
                                                    ======           ======
Loans past due 90 days or more (2)                  $   --           $   --
                                                    ======           ======
Non-performing loans to total loans                   0.39%            0.27%
Non-performing assets to total assets                 0.25%            0.20%
Allowance for loan losses to non-performing loans   260.30%          378.22%
                                                    ======           ======


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

As noted in the previous table, the Company's charge off history shows relatively small percentages of net charge offs. The following table depicts an approximate allocation of the allowance for loan losses as of the dates indicated:


                                                              December 31,
                                       -------------------------------------------------------
                                              2001                         2000
                                       -------------------------    --------------------------
                                                    PERCENT OF                    PERCENT OF
($ in thousands)                       AMOUNT     LOANS TO TOTAL    AMOUNT      LOANS TO TOTAL
                                       ------     --------------    ------      --------------
Commercial (including Construction
and Development)                       $1,892          60.17%        $1,612          57.78%
Residential Real Estate                    74          32.25%            53          30.89%
Installment                               145           7.58%           158          11.33%
                                       ------         ------         ------         ------
                                       $2,111         100.00%        $1,823         100.00%
                                       ======         ======         ======         ======

                                                    SVB FINANCIAL SERVICES, INC.
                 Management's Discussion and Analysis of Financial Condition and
                                                           Results of Operations

The following table summarizes the activity in the allowance for possible loan losses for the period indicated:

                                                    Years Ended December 31,
                                                    ------------------------
($ in thousands)                                        2001         2000
                                                      -------      -------
Balance, January 1                                    $ 1,823      $ 1,550
Loans charged off
  Commercial and Construction                              (3)         (21)
  Real Estate                                              --          (12)
  Installment                                            (106)        (104)
                                                      -------      -------
Total charge offs                                        (109)        (137)
                                                      -------      -------
Recoveries of loans previously charged off
  Commercial and Construction                               -            -
  Real Estate                                               -            -
  Installment                                              32           35
                                                      -------      -------
Total recoveries                                           32           35
                                                      -------      -------
Net Loans charged off                                     (77)        (102)
                                                      -------      -------
Provision charged to expense                              365          375
                                                      -------      -------
Balance, December 31                                  $ 2,111      $ 1,823
                                                      =======      =======
Net charge offs as a percentage of average loans         0.04%        0.06%
Allowance for loan losses to total loans                 1.01%        1.02%
Allowance for loan losses to non-performing loans      260.30%      378.22%

DEPOSITS

Following is the average balances and rates paid on deposits for the period indicated:

                                          Years Ended December 31,
                                    2001                          2000
                        -------------------------     -------------------------
                          AVERAGE         AVERAGE     AVERAGE           AVERAGE
($ in thousands)          BALANCE           RATE      BALANCE             RATE
                        --------            ----      --------            ----
Demand                  $ 41,236              --      $ 34,316              --
Savings                   22,154            2.81%       17,190            2.86%
Money Market              28,988            3.05%       24,882            3.62%
NOW                       44,400            1.85%       32,489            2.43%
Time                     126,184            5.15%      100,028            5.75%
                        --------            ----      --------            ----
                        $262,962            3.35%     $208,905            3.80%
                        ========            ====      ========            ====


Following is the maturity distribution of time certificates of deposit $100,000 and over:


                                              December 31,
(in thousands)                                     2001
                                                 -------
Three months or less                             $20,003
Over three months through six months               2,208
Over six months through twelve months              1,618
Over one year through three years                  2,826
Over three years through five years                  210
                                                 -------
                                                 $26,865
                                                 =======

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

     During 2001, the Company generated $1.9 million cash flow from operations.

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and
Results of Operations

     Net cash used in investing activities was $63.3 million. Purchases of securities, both held to maturity and available for sale, represented 95% or $60.0 million of this total. These purchases were partially funded by $28.7 million of maturities of both held to maturity and available for sale securities. An increase in loan growth accounted for $30.2 million in cash invested.

     Net cash provided by financing activities of $84.7 million supplied funding for the above investing activities. Most of these funds, 72% or $60.9 million, were generated by an increase in the Bank's core deposit accounts consisting of demand deposits, savings deposits and money market accounts. Time deposits or certificates of deposits also increased $14.2 million.

     Overall, cash and cash equivalents increased $23.3 million during 2001. Additionally, the Company can borrow up to $14.3 million as a member of the Federal Home Loan Bank and $3.5 million is available through lines of credit at correspondent banks. As of December 31, 2001, the Company had $5.8 million in total advances with the Federal Home Loan Bank, thereby reducing the available line to $8.6 million.

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

     Loans make up the largest portion of the Bank's assets. In making commercial loans, the emphasis is placed on either floating rate loans tied to the prime lending rate or fixed rate loans with prepayment penalties depending upon the Bank's overall rate sensitivity position. Fixed rate commercial loans are generally written so that the rates can be adjusted within 3-7 years with payouts up to 25 years. Mortgage loans are currently written to be adjusted annually after the first 3, 5 or 10 year term with payouts up to 30 years. Home equity loans are tied to the prime lending rate although special promotions may offer a fixed rate for periods of not greater than one year. These loans also contain interest rate floors. Installment loans are written at fixed rates amortizing over 1 to 5 years.

     The Bank utilizes its securities to manage its liquidity and rate sensitivity. Fixed rate agency and corporate securities are purchased for terms of less than 5 years. Adjustable rate securities require an estimated average life at time of purchase of 10 years or less. Callable securities can be purchased for terms of 5 years or less with call period of three months to 2 years. Fixed rate mortgage-backed securities are purchased with estimated average lives at the time of purchase of not more than 5 years. These securities are reviewed for changes in yield and average life resulting from changes in interest rates. The Bank also invests in FDIC insured CDs of other financial institutions with a maturity of three months to three years for amounts up to $100,000.

     A significant portion of the Bank's assets have been funded with CDs including jumbo CDs. Unlike other deposit products, such as checking and savings accounts, CDs carry a high degree of interest rate sensitivity and therefore, their renewal will vary based on the competitiveness of the Bank's interest rates. The Bank has attempted to price its CDs competitively.

     Interest rates on savings accounts are generally fixed rates but may be changed by the Company upon thirty days notice to the customer. Interest rates on NOW and Money Market accounts can be changed at the discretion of the Company and are not tied to any particular index.

     As members of the Federal Home Loan Bank, the Company can borrow advances at a fixed or floating rate and on a non-amortizing or amortizing basis. These advances can be for terms ranging from overnight to up to 30 years. The advances can be matched against various earning assets. There were no advances outstanding at December 31, 2000. At December 31, 2001, the Company had outstanding advances of $5.8 million all of which had fixed rates of interest. The Company can also borrow Federal Funds overnight from its correspondent bank.

     During 2001, the Company participated in a pooled institutional placement of trust preferred securities. This subordinated debenture will be redeemed in 2031 and carries a floating interest rate based on 1 month LIBOR plus 358 basis points and is adjusted in January, April, July and October.

     The nature of the Bank's current operations is such that it is not subject to foreign currency exchange or commodity price risk. Additionally, neither the Company nor the Bank owns any trading assets. At December 31, 2001, the Bank did not have any hedging transactions in place.

INTEREST RATE SENSITIVITY ANALYSIS

One measure of the Bank's interest rate sensitivity is through the use of a sensitivity gap analysis. The interest rate sensitivity gap is defined as the difference between the amount of interest earning assets maturing or repricing within a specific time period and the amount of interest bearing liabilities maturing or repricing within that same time period. A gap is positive when the amount of interest earning assets maturing or repricing exceeds the amount of interest bearing liabilities maturing or repricing within that same period and

                                                    SVB FINANCIAL SERVICES, INC.
                 Management's Discussion and Analysis of Financial Condition and
                                                           Results of Operations

is negative when the amount of interest bearing liabilities maturing or repricing exceeds the amount of interest earning assets maturing or repricing within the same period. Accordingly, during a period of rising interest rates, an institution with a negative gap position would not be in as favorable a position, compared to an institution with a positive gap, to invest in higher yielding assets. A negative gap may result in the yield on an institution's interest earning assets increasing at a slower rate than the increase in an institution's cost of interest bearing liabilities than if it had a positive gap. During a period of falling interest rates, an institution with a negative gap would experience a repricing of its interest earning assets at a slower rate than its interest bearing liabilities which, consequently, may result in its net interest income growing at a faster rate than an institution with a positive gap position.


INTEREST RATE SENSITIVITY AT DECEMBER 31, 2001

                                                                    Maturity or Repricing IN (1)
                                           DUE IN       BETWEEN                           NON-
                                          90 DAYS      91 DAYS -       AFTER           INTEREST
(in thousands)                            OR LESS      ONE YEAR       ONE YEAR          BEARING          TOTAL
                                         ---------     ---------      ---------       ---------       ---------
ASSETS:
Securities                               $  11,047     $  26,801      $  32,713       $    --         $  70,561
Federal Funds Sold                           9,585          --             --              --             9,585
Other Short Term Investments                 5,519          --             --              --             5,519
Interest Bearing Time Deposits               1,197         5,987          2,486            --             9,670
Loans                                       84,386        18,790        103,929           2,286         209,391
Valuation Reserve                             --            --             --            (2,111)         (2,111)
Non-interest Earning Assets                   --            --             --            25,690          25,690
                                         ---------     ---------      ---------       ---------       ---------
Total Assets                             $ 111,734     $  51,578      $ 139,128       $  25,865       $ 328,305

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest Bearing Liabilities:
Money Market                             $   6,312     $  18,565      $  12,254       $    --         $  37,131
NOW                                          4,557        14,241         38,167            --            56,565
Savings Deposits                             2,817         8,800         23,583            --            35,200
CDs over $100,000                           19,982         3,890          2,993            --            26,865
Other Time Deposits                         37,224        43,519         19,577            --           100,320
Other Borrowings                              --           1,000          4,747            --             5,747
Obligation Under Capital Lease                --            --              419            --               419
Subordinated Debentures                      4,000          --             --              --             4,000
                                         ---------     ---------      ---------       ---------       ---------
Total Interest Bearing Liabilities          74,892        90,015        101,740            --           266,647
                                         ---------     ---------      ---------       ---------       ---------
Non-interest Bearing Demand Deposits         6,969         6,969         27,055            --            40,993
Other Liabilities                             --            --             --             1,037           1,037
Stockholders' Equity                          --            --             --            19,628          19,628
                                         ---------     ---------      ---------       ---------       ---------
Total Liabilities and
Stockholders' Equity                     $  81,861     $  96,984      $ 128,795       $  20,665       $ 328,305
                                         =========     =========      =========       =========       =========
Interest Rate Sensitivity Gap            $  29,873     $ (45,406)     $  10,333       $   5,200
                                         ---------     ---------      ---------       ---------
Cumulative Gap                           $  29,873     $ (15,533)     $  (5,200)
                                         ---------     ---------      ---------
Cumulative Gap to Total Assets                9.10%        (4.73)%        (1.58)%
                                         =========     =========      ==========


(1) The following are the assumptions that were used to prepare the Interest Rate Sensitivity analysis:

   (A) Interest rates remain flat during the period covered by the table, i.e. a prime rate of 4.75% and a Federal Funds rate of 1.75%.
   (B) Callable agency securities are spread at their call dates or maturity date depending upon the relationship of the rate of the securities to the treasury yield curve as dictated by the rates listed in (A)
   (C) Prepayments on mortgage-backed securities as well as various types of loans are based on estimates in relationship to the rates listed in (A)
   (D) Loans are spread based on the earlier of their actual maturity date or the date of their first potential rate adjustment.
   (E) The maturity or decay rate of non-maturity deposits, i.e. Money market, NOW, savings and non-interest bearing demand deposits is estimated.
   (F)  Time deposits are spread based on their actual maturity dates.

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and
Results of Operations

     The ALCO attempts to maintain the Company's cumulative gap ratios at +/-15% for 90 days or less, +/-20% for four to six months and +/-25% for between six months and one year.

     While gap analysis is a general indicator of the potential effect that changing interest rates may have on net interest income, the gap itself does not present a complete picture of interest rate sensitivity. First, changes in the general level of interest rates do not affect all categories of assets and liabilities equally or simultaneously. Second, assumptions must be made to construct a gap analysis. Management can influence the actual repricing of the deposits independent of the gap assumption. Third, certain securities are callable and therefore repriceable prior to their maturity dates depending on the level of interest rates. The cash flows of certain loans and mortgage-backed securities and the repricing of those cash flows will vary under different interest rates. Fourth, the gap analysis represents a one-day position and cannot incorporate a changing mix of assets and liabilities over time as interest rates change. Volatility in interest rates can also result in disintermediation, which is the flow of funds away from financial institutions into direct investments, such as U.S. Government and corporate securities and other investment vehicles, including mutual funds, which, because of the absence of federal insurance premiums and reserve requirements, generally pay higher rates of return than financial institutions. Equity securities have also been both a source of disintermediation and a source of new deposits over the past few years.

     As indicated in the previous table, the Bank has had a positive gap position in the period of 1 to 90 days.

     During periods of continual increases in short-term rates the Company will generally experience expansion of its net interest margin. During 2000, the Federal Funds and the Prime lending rates increased four times, a total of 100 basis points from January through May and remained stable through the end of the year. The Company's net interest margin increased from 4.53% in 1999 to 4.73% in 2000.

     Beginning in January 2001 and continuing throughout the year, the Federal Funds rate and Prime lending rates were reduced eleven times for a total of 475 basis points. The Company's net interest margin declined to 4.02%. For further discussion of the net interest margin see "Net Interest Income."

     Past performance is no indication of future results. The net interest margin can be affected by more than the change in the level of interest rates. Such items as the changes in the mix of assets and liabilities and a change in the competitive factors governing the pricing of assets and liabilities can also greatly impact the net interest margin.

     An additional analysis of the Bank's interest rate risk is a forecast of changes in the Bank's market value of portfolio equity (MVPE) under alternative interest rate environments. The MVPE is defined as the net present value of the Bank's existing assets, liabilities and off-balance sheet instruments. The calculated estimated change in MVPE for the Bank at December 31, 2001 is as follows:

CHANGE IN INTEREST (in thousands)          MVPE             $
                                         Amount          Change
                                        -------          ------
            +200 Basis Points           $27,020          $(470)
            Base Amount Rate             27,490              -
            -200 Basis Points            27,473            (17)


     The policy of the Company requires that a parallel shock of +/- 200 basis points may not change the MVPE by more than 1% of total assets. For 2001, this amount would be $3.3 million.

     It is important to note that as of December 31, 2001, a downward parallel shock of 200 basis points could not be applied to all assets and liabilities. For example, the Federal Funds rate at that time was 1.75%. Certain loans rates, such as home equity loans, have contractual floors which at year end 2001 were above the current market rates. In addition, certain deposit rates could not realistically be reduced by 200 basis points. Assumptions were made as to implied floors for these rates.

RETURN ON ASSETS AND RETURN ON EQUITY

The following table depicts returns on average assets and returns on average equity for the periods indicated:

                                                    Years Ended December 31,
                                                    ------------------------
                                                     2001             2000
                                                     ----             ----
Return on Average Assets                            0.61%             0.67%
Return on Average Equity                            9.49%             9.43%
Average Equity to
  Average Assets                                    6.42%             7.06%

CAPITAL RESOURCES

Under the FDIC Improvement Act of 1991, banks are required to maintain a minimum ratio of total capital to risk based assets of 8% of which at least 4% must be in the form of Tier 1 capital (primarily shareholders' equity). The following are the Company's capital ratios at the end of the periods indicated.

                                             Years Ended December 31,
                                             ------------------------
                                          2001                    2000
                                          ----                    ----
Total Capital to
  Risk Weighted Assets                   10.39%                  9.68%
Tier 1 Capital to
  Risk Weighted Assets                    9.50%                  8.71%
Leverage Ratio                            7.86%                  7.31%

     It is the Company's intention to retain its earnings in order to provide adequate capital to continue to support its growth. The Company has never paid a cash dividend. A 5% stock dividend was paid in 2001 and in 2000.

                                                    SVB FINANCIAL SERVICES, INC.
                 Management's Discussion and Analysis of Financial Condition and
                                                           Results of Operations

SUMMARY OF QUARTERLY RESULTS

The following summarizes the results of operations during 2001 on a quarterly basis:

                                                   For the Quarters Ended
                                      --------------------------------------------------
(in thousands)                         March 31   June 30   September 30     December 31
                                       --------   -------   ------------     -----------
Interest Income                       $ 4,928     $ 4,951     $ 5,039           $ 4,949
Interest Expense                        2,380       2,292       2,275             2,083
                                      -------     -------     -------           -------
Net Interest Income                     2,548       2,659       2,764             2,866
Provision for Loan Losses                 105          90          90                80
                                      -------     -------     -------           -------
Net Interest Income After
  Provision for Loan Losses             2,443       2,569       2,674             2,786
                                      -------     -------     -------           -------
Gains on the Sales of Loans                31          56         115                23
Losses on the Sales of Securities        --          --          --                 (11)
Other Income                              250         289         283               293
Other Expense                           2,196       2,225       2,245             2,343
                                      -------     -------     -------           -------
Income Before Tax Expense                 528         689         827               748
Income Taxes                              191         257         314               286
                                      -------     -------     -------           -------
Net Income                            $   337     $   432     $   513           $   462
                                      =======     =======     =======           =======

SVB Financial Services, Inc. and Somerset Valley Bank


BOARD OF DIRECTORS
John K. Kitchen
Chairman of the Board

G. Robert Santye
Vice Chairman of the Board

Bernard Bernstein
Robert P. Corcoran
Raymond L. Hughes
Willem Kooyker
Frank Orlando
Gilbert E. Pittenger
Frederick D. Quick
Anthony J. Santye, Jr.
Donald Sciaretta
Herman C. Simonse
Donald R. Tourville

SOMERSET VALLEY BANK
FOUNDERS ADVISORY COUNCIL:
Richard Bradley
Albert DiFiore
Maureen T. Kruse
Matthew Madlinger
John Majcher
Thomas C. Miller, Esq.
Harold T. Moscatiello
Edward Rego
Sandra L. Runyon
Janak Sakaria, MD
Helga Schwartz, MD
Michael A. Sena
Donald Sweeney, MD
Frank Tourville

SOMERSET VALLEY BANK
HILLSBOROUGH ADVISORY COUNCIL:
George Christiansen, Jr.
Elaine DeMilia
Walter J. Dietz, III
Vincent P. Lipani
Daniel G. Marulli, DDS
John Mondoro
Dan Pullen, DDS
Harry Smith
Kevin Sweeney
Frank N. Yurasko, Esq.

SOMERSET VALLEY BANK
MANVILLE ADVISORY COUNCIL:
Fred DeCicco
Bruce Hartzog
John Gluch
Oscar Gonzalez
Ed Komoroski
Steve Selody
Thomas Trojanowski
Michael Vernoia, Jr.

SOMERSET VALLEY BANK
ABERDEEN ADVISORY COUNCIL:
Michael Cohen, DO
James Ferrano
Robert Kee, Jr.
William Mirkin
Joseph Rettagliata
Martha Suhayda-Vogt

                           SVB Financial Services, Inc. and Somerset Valley Bank
                                                                   Banking Staff

OFFICERS:
Robert P. Corcoran
President and C.E.O.

Keith B. McCarthy
Chief Operating Officer
and Treasurer

Arthur E. Brattlof
Executive Vice President
Senior Loan Officer

Robert F. Cramer
Senior Vice President
Consumer Loans

Michael A. Novak
Senior Vice President
Commercial Loans

Kathy E. Ruggiero
Senior Vice President
Branch Administration

Karen L. Zaliwski
Senior Vice President
Operations

Paul J. Bowen
Vice President
Commercial Loans

James T. Condo
Vice President
Commercial Loans

Christopher Fenimore
Vice President
Consumer Loans

Michele Gara
Vice President and Manager

Jeffrey D. Mattison
Vice President
Commercial Loans

Stephen Miller
Vice President
Commercial Loans

Margaret O'Keeffe
Vice President
Retail Sales and Marketing

John P. Oliver
Vice President
Commercial Loans

Mary E. Rowe
Vice President
Accounting and Finance

Roger W. Russell
Vice President
Loan Administration

Elizabeth J. Balunis
Corporate Secretary

Jeannette A. Capra
Assistant Vice President
Operations

Jeanne G. Hagen
Assistant Vice President and
Human Resources Director

Joanne Jack
Assistant Vice President and CSR

Cary Johnson
Assistant Vice President and Manager

Suzanne B. Lennard
Assistant Vice President and Manager

Christopher Seaman
Assistant Vice President
Operations

Mary Ann Soriano
Assistant Vice President
Operations

Vimala Vimalavong
Assistant Vice President and Manager

Carl C. Andersen, Jr.
Assistant Treasurer and Manager

Susan Christman
Assistant Treasurer and Manager

Scott Ronca
Assistant Treasurer

Diana S. Valko
Assistant Treasurer

Kenneth S.B. Wade II
Assistant Treasurer

Michelle Callahan
Assistant Secretary

Sharon Eckel
Assistant Secretary

Samuel Evans, Jr.
Assistant Secretary and Manager

Marguerite Eppler
Assistant Secretary

Lisa A. Giacommara
Assistant Secretary

Susan Guerrino
Assistant Secretary

Anne Hardgrove
Assistant Secretary

Nancy McLaughlin
Assistant Secretary

Kristin Madison
Assistant Secretary

Nicole M. Moschak
Assistant Secretary

SVB Financial Services, Inc. and Somerset Valley Bank


Aberdeen Office
1147 State Highway 34
Aberdeen, NJ 07747

Telephone:        (732) 583-7300
Fax:              (732) 583-7800

Arbor Glen Office
100 Monroe Street
Bridgewater, NJ 08807

Telephone:        (908) 595-9700
Fax:              (908) 526-3418

Bernards Township Office
578 Allen Road
Basking Ridge, NJ 07920

Telephone:        (908) 781-5800
Fax:              (908) 781-5959

Bridgewater Office
481 North Bridge Street
Bridgewater, NJ 08807

Telephone:        (908) 725-0033
Fax:              (908) 725-0110

Edison Office
1943 Oak Tree Road
Edison, NJ 08820
Telephone:        (908) 494-8444
Fax:              (908) 494-7377

Gaston Avenue Office
91 North Gaston Avenue
Somerville, NJ 08876

Telephone:        (908) 575-7300
Fax:              (908) 575-9395

Hillsborough Office
601 U.S. Highway 206, Unit 46
Hillsborough, NJ 08844

Telephone:        (908) 281-4009
Fax:              (908) 281-3042

Manville Office
40 North Main Street
Manville, NJ 08835

Telephone:        (908) 541-0404
Fax:              (908) 541-0434

Corporate Office
70 East Main Street
Somerville, NJ 08876

Telephone:        (908) 541-9500
Fax:              (908) 541-6464

Main Office
103 West End Avenue
Somerville, NJ 08876

Telephone:        (908) 704-1188
Fax:              (908) 685-2180


--------------------------------

Coming Soon
Warren Township Office
34 Mountain Boulevard
Building C
Warren, NJ 07060

[graphic-photo of Arthur E. Brattlof and Keith B. McCarthy]

                           SVB Financial Services, Inc. and Somerset Valley Bank


GENERAL COUNSEL:
Thomas C. Miller, Esq.
Miller, Robertson and Rodgers, P.C.
21 North Bridge Street
Somerville, NJ 08876

SECURITIES COUNCIL:
Peter D. Hutcheon, Esq.
Norris, McLaughlin & Marcus
721 Route 202-206
Bridgewater, NJ 08807

INDEPENDENT PUBLIC ACCOUNTANTS:
Grant Thornton LLP
2001 Market Street
Philadelphia, PA 19103

TRANSFER AGENT:
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016

FORM 10-KSB:
The annual report filed with the Securities and Exchange Commission on Form 10-KSB is available without charge upon written request to:
Mr. Keith McCarthy
Somerset Valley Bank
70 East Main Street
Somerville, NJ 08876

WEB SITE:
www.somersetvalleybank.com

STOCK SYMBOL:
The Company's stock is traded on the NASDAQ National Market under the trading symbol SVBF

MARKET MAKERS:
Advest, Inc.
P.O. Box 733
49 Route 202
Far Hills, NJ 07931
(908) 719-0900

Spear Leeds Kellogg
10 Exchange Place
Jersey City, NJ 07302
(212) 425-6670

First Tennessee Securities Corporation
845 Crossover Lane, Suite 150
Memphis, TN 38117
(901) 435-8783