Form 10KSB, Exhibit 13
SVB FINANCIAL SERVICES INC
filed 2003-03-21
CIK 1011698

------------------------------------------
                   [GRAPHIC OMITTED]                SVB
                                                 FINANCIAL
                                               SERVICES, INC.
                   ------------------------------------------

                   ------------------------------------------
                   [GRAPHIC OMITTED]                SVB
                                                 FINANCIAL
                                               SERVICES, INC.
                   ------------------------------------------


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

SVB FINANCIAL SERVICES, INC.
Selected Consolidated Financial Information

                                                                    As of or For the Years Ended
================================================================================================================
(in thousands except per share data)                  2002         2001         2000         1999         1998
================================================================================================================
INCOME STATEMENT DATA:
Interest Income                                   $ 20,848     $ 19,867     $ 17,945     $ 14,412     $ 12,466
Interest Expense                                     7,471        9,030        7,972        6,093        5,665
----------------------------------------------------------------------------------------------------------------
Net Interest Income                                 13,377       10,837        9,973        8,319        6,801
Provision for Loan Losses                              455          365          375          440          300
----------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for
  Loan Losses                                       12,922       10,472        9,598        7,879        6,501
Non-Interest Income                                  1,732        1,329          991          787          770
Non-Interest Expense                                10,764        9,009        8,182        6,496        5,302
----------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                           3,890        2,792        2,407        2,170        1,969
Income Tax Expense                                   1,435        1,048          900          815          766
----------------------------------------------------------------------------------------------------------------
Net Income                                        $  2,455     $  1,744     $  1,507     $  1,355     $  1,203
================================================================================================================
BALANCE SHEET DATA:
Total Assets                                      $404,984     $328,305     $241,630     $206,107     $185,227
Federal Funds Sold and Other
  Short Term Investments                            28,071       15,104           78        2,400       11,290
Interest Bearing Time Deposits                      13,839        9,670        8,075        5,283        4,090
Securities Available for Sale                       46,569       29,052       33,303       27,216       21,523
Securities Held to Maturity                         56,209       41,509        6,337        5,122       15,052
Loans, Net                                         235,399      207,280      177,251      151,425      120,176
Deposits                                           364,422      297,474      222,384      189,562      169,714
Other Borrowings                                     9,214        5,747          325           --           --
Guaranteed Preferred Beneficial Interest
  in the Corporation Subordinated Debentures         6,500        4,000           --           --           --
Shareholders' Equity                                23,178       19,628       17,366       15,364       14,365
================================================================================================================
PERFORMANCE RATIOS:
Return on Average Assets                               .65%         .61%         .67%         .69%         .75%
Return on Average Equity                             11.46%        9.49%        9.43%        9.19%        8.82%
Net Interest Margin                                   3.81%        4.02%        4.73%        4.53%        4.46%
================================================================================================================
ASSET QUALITY:
Loans Past Due Over 90 Days                       $     --     $     --     $     --     $     --     $      5
Non-Accrual Loans                                      658          510          482          692           96
Net Charge Offs                                        159           77          102          101           71
Allowance for Loan Losses to Total Loans              1.01%        1.01%        1.02%        1.01%        1.00%
================================================================================================================
PER SHARE DATA (1):
Earnings Per Share - Basic                        $    .68     $    .50     $    .45     $    .40     $    .36
Earnings Per Share - Diluted                           .67          .49          .43          .39          .34
Book Value                                            6.35         5.64         5.07         4.50         4.27
================================================================================================================
CAPITAL RATIOS:
Total Risked-Based Capital                           11.09%       10.39%        9.68%       10.17%       11.14%
Tier I Risked-Based Capital                          10.22%        9.50%        8.71%        9.21%       10.24%
Leverage Capital                                      7.53%        7.86%        7.31%        7.56%        8.54%
================================================================================================================

(1) All data has been retroactively restated for stock splits and stock dividends.

[PHOTO OMITTED]     /s/ John K. Kitchen
                    John K. Kitchen
                    CHAIRMAN OF THE BOARD

Dear Shareholders:

     A new era of uncertainties caused by threats against our homeland, a possibility of our country at war, and a sluggish economy not quite able to manage a sustainable recovery, has forced our nation's businesses to become more agile in their response to these challenges. In meeting these challenges, SVB Financial Services, Inc., through its subsidiary, Somerset Valley Bank has continued to grow, improve its profitability, and flourish by focusing on products and services that have been well received and sought after by its customer base in a very healthy market area.

     Although our Net Interest Margin contracted slightly from 4.02% in 2001 to 3.81% in 2002 due to further Federal Reserve rate cuts, increased loan volume, fee income, and gains on sales of loans and securities led to an increase of our net income to $2,455,000 or 41% over 2001. This represents the highest earnings reported in the Company's history and validates the course we have followed relative to aggressive but orderly expansion and our focus on cost containment and investment in technology.

     Our entrance into markets contiguous to our roots in Somerset County has regionalized our presence and our recent branch openings in Bernards Township, Aberdeen, Edison, and Warren Township have helped the Bank reach record deposit and asset levels. Deposits grew from $297,474,000 in 2001 to $364,422,000 in 2002 or an increase of 23%. Total assets reached another milestone breaking $400,000,000 and ending the year at $404,984,000, a 23% increase over $328,305,000 reported for 2001. To augment this exceptional growth in 2002, we have received regulatory approval to open our eleventh banking office on Middlesex Avenue in the Borough of Metuchen and are negotiating for additional sites in late 2003 and early 2004. Both sites will be outside of Somerset County further increasing our penetration into additional markets.

     Loans continue to drive the growth and profitability of the bank and 2002 produced another double-digit growth rate with net loans reaching $235,399,000, up from $207,280,000 in 2001 or an increase of 14%. Asset Quality remained exceptionally strong with no loan past due over 90 days and loans in a non-accrual status totaled $658,000 or .28% of total loans.

     To hedge against a potential out flow of deposits when the stock market improves, the Company has embarked on a program of offering non-traditional bank products as allowed by The Gramm-Leach-Bliley Act. We have undertaken the task of retraining customer service representatives to be more skilled in cross-selling bank products and licensed to sell fixed annuities and various insurance products. We also have entered into a strategic alliance with Linsco Private Ledger to enable the Banks through a dual employee arrangement to obtain commissions for the sale of variable annuities, mutual funds, and other investment products. Although this is a relatively new arrangement, we have had significant activity and positive acceptance by both our customers and our staff.

     This year has provided very positive results for our shareholder value with the stock closing at $16.20 per share, an increase of 70% over December 31, 2001 when the stock closed at $9.53 per share as adjusted for the stock dividend. A fourth consecutive 5% stock dividend was distributed to our shareholders on November 29, 2002. We are confident that our strategic plan for taking the company forward will continue to significantly enhance shareholder value.

     We would also like to assure you that in light of recent corporate malfeasance and accounting scandals, the company is taking steps, with the advice of counsel, to be sure we are in compliance with all elements of corporate governance requirements imposed upon public companies by the Sarbanes Oxley Act of 2002 and the rules formulated in accordance with that act by NASDAQ, our listing agency. You should also be aware, that banks, unlike most public companies are regulated and examined on a regular basis by the FDIC, the State Department of Banking and Insurance, along with the Banks internal audit firm, and an independent certified public accounting firm chosen by the Bank's Audit Committee.

     The officers, directors, and staff of your company fully understand the challenges that face us and all companies in the coming months. We are confident that we have the experience, agility, and the dedication to meet those challenges, to recognize both difficulties and opportunities, and to continue to manage the successful growth and viability of your investment. As always we appreciate your continued support and confidence.

[PHOTO OMITTED]     /s/ Robert P. Corcoran
                    Robert P. Corcoran
                    PRESIDENT AND CHIEF EXECUTIVE OFFICER

SVB FINANCIAL SERVICES, INC.
Consolidated Balance Sheets
AS OF DECEMBER 31, 2002 AND 2001

================================================================================
(in thousands)                                            2002           2001
================================================================================
ASSETS
Cash & Due from Banks                                 $ 11,672       $ 16,583
Federal Funds Sold                                      20,778          9,585
Other Short Term Investments                             7,293          5,519
--------------------------------------------------------------------------------
Total Cash and Cash Equivalents                         39,743         31,687
--------------------------------------------------------------------------------
Interest Bearing Time Deposits                          13,839          9,670
Securities
  Available for Sale, at Fair Value                     46,569         29,052
  Held to Maturity, (Fair Value $57,097 in 2002         56,209         41,509
  and $41,829 in 2001)
--------------------------------------------------------------------------------
Total Securities                                       102,778         70,561
--------------------------------------------------------------------------------
Loans                                                  238,185        209,592
  Allowance for Loan Losses                             (2,407)        (2,111)
  Unearned Income                                         (379)          (201)
--------------------------------------------------------------------------------
Net Loans                                              235,399        207,280
--------------------------------------------------------------------------------
Premises & Equipment, Net                                5,660          5,164
Bank Owned Life Insurance                                3,000             --
Other Assets                                             4,565          3,943
--------------------------------------------------------------------------------
Total Assets                                          $404,984       $328,305
================================================================================
LIABILITIES & SHAREHOLDERS' EQUITY
LIABILITIES
Deposits
Demand
  Non-interest Bearing                                $ 54,221       $ 40,993
  NOW                                                   73,426         56,965
Savings                                                 41,314         35,200
Money Market                                            49,951         37,131
Time
  Greater than $100,000                                 27,504         26,865
  Less than $100,000                                   118,006        100,320
--------------------------------------------------------------------------------
Total Deposits                                         364,422        297,474
--------------------------------------------------------------------------------
Other Borrowings                                         9,214          5,747
Obligation Under Capital Lease                             411            419
Guaranteed Preferred Beneficial Interest in the
  Corporation Subordinated Debentures                    6,500          4,000
--------------------------------------------------------------------------------
Total Borrowings                                        16,125         10,166
--------------------------------------------------------------------------------
Other Liabilities                                        1,259          1,037
--------------------------------------------------------------------------------
Total Liabilities                                      381,806        308,677
--------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Common Stock, $2.09 Par Value: 20,000,000                7,631          6,932
  Shares Authorized; 3,651,003 Shares in 2002 and
  3,316,724 Shares in 2001 Issued and Outstanding
Additional Paid-in Capital                              12,041          8,690
Retained Earnings                                        3,111          3,762
Accumulated Other Comprehensive Income                     395            244
--------------------------------------------------------------------------------
Total Shareholders' Equity                              23,178         19,628
--------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity            $404,984       $328,305
================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                                    SVB FINANCIAL SERVICES, INC.
                                               Consolidated Statements of Income
                                  FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

===============================================================================================
(in thousands except per share data)                                   2002             2001
===============================================================================================
INTEREST INCOME
Loans                                                              $ 16,080         $ 15,872
Securities Available for Sale                                         1,649            1,592
Securities Held to Maturity                                           2,227            1,264
Other Short Term Investments                                             82               38
Interest Bearing Time Deposits                                          542              546
Federal Funds Sold                                                      268              555
-----------------------------------------------------------------------------------------------
Total Interest Income                                                20,848           19,867
-----------------------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits                                                              6,798            8,820
Other Borrowings                                                        351               60
Obligation Under Capital Lease                                           31               36
Guaranteed Preferred Beneficial Interest in the
   Corporation Subordinated Debentures                                  291              114
-----------------------------------------------------------------------------------------------
Total Interest Expense                                                7,471            9,030
-----------------------------------------------------------------------------------------------
Net Interest Income                                                  13,377           10,837
PROVISION FOR LOAN LOSSES                                               455              365
-----------------------------------------------------------------------------------------------

Net Interest Income after Provision for Loan Losses                  12,922           10,472
-----------------------------------------------------------------------------------------------
OTHER INCOME
Service Charges on Deposit Accounts                                     842              771
Gains/(Losses) on the Sale of Securities Available for Sale, Net        145              (11)
Gains on the Sale of Loans                                              205              225
Other Income                                                            540              344
-----------------------------------------------------------------------------------------------
Total Other Income                                                    1,732            1,329
-----------------------------------------------------------------------------------------------
OTHER EXPENSE
Salaries and Employee Benefits                                        5,477            4,538
Occupancy Expense                                                     1,591            1,389
Equipment Expense                                                       561              490
Other Expenses                                                        3,135            2,592
-----------------------------------------------------------------------------------------------
Total Other Expense                                                  10,764            9,009
-----------------------------------------------------------------------------------------------
Income Before Provision for Income Taxes                              3,890            2,792
Provision for Income Taxes                                            1,435            1,048
-----------------------------------------------------------------------------------------------
NET INCOME                                                         $  2,455         $  1,744
===============================================================================================
EARNINGS PER SHARE - BASIC (1)                                     $    .68         $    .50
===============================================================================================
EARNINGS PER SHARE - DILUTED (1)                                   $    .67         $    .49
===============================================================================================

(1) Amounts have been restated for stock dividends.

The accompanying notes to consolidated financial statements are an integral part of these statements.

SVB FINANCIAL SERVICES, INC.
Consolidated Statement of Changes in Shareholders' Equity
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                                             ACCUMULATED
                                                  ADDITIONAL                    OTHER                             TOTAL
                                        COMMON      PAID-IN     RETAINED    COMPREHENSIVE    COMPREHENSIVE    SHAREHOLDERS'
(in thousands)                           STOCK      CAPITAL     EARNINGS    INCOME/(LOSS)       INCOME           EQUITY
===========================================================================================================================
BALANCE, JANUARY 1, 2001                $6,490       $7,483      $3,454          $(61)                           $17,366
---------------------------------------------------------------------------------------------------------------------------
Issuance of Common Stock, Net              118          122                                                          240
5% Stock Dividend                          330        1,105      (1,436)                                              (1)
Stock Repurchase and Retirement             (6)         (20)                                                         (26)
Net Income                                                        1,744                         $1,744             1,744
Accumulated Other Comprehensive
   Income Net of Reclassification
   Adjustments and Taxes                                                          305              305               305
                                                                                                ------
Total Comprehensive Income                                                                      $2,049
===========================================================================================================================
BALANCE, DECEMBER 31, 2001               6,932        8,690       3,762           244                             19,628
---------------------------------------------------------------------------------------------------------------------------
Issuance of Common Stock, Net              338          612                                                          950
5% Stock Dividend                          361        2,739      (3,106)                                              (6)
Net Income                                                        2,455                         $2,455             2,455
Accumulated Other Comprehensive
   Income Net of Reclassification
   Adjustments and Taxes                                                          151              151               151
                                                                                                ------
Total Comprehensive Income                                                                      $2,606
===========================================================================================================================
BALANCE, DECEMBER 31, 2002              $7,631      $12,041      $3,111          $395                            $23,178
===========================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                                    SVB FINANCIAL SERVICES, INC.
                                           Consolidated Statements of Cash Flows
                                  FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

=========================================================================================
(in thousands)                                                    2002            2001
=========================================================================================
OPERATING ACTIVITIES
Net Income                                                    $  2,455        $  1,744
Adjustments to Reconcile Net Income to Net
  Cash Provided by Operating Activities
Provision for Loan Losses                                          455             365
Depreciation and Amortization                                      638             593
Amortization of Securities Premium                                 561             112
(Gains)/Losses on the Sale of Securities
  Available for Sale                                              (145)             11
Gains on the Sale of Loans                                        (205)           (225)
Increase in Other Assets                                          (699)           (650)
Increase/(Decrease) in Other Liabilities                           222             (92)
Increase in Unearned Income                                        178              57
-----------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                        3,460           1,915
=========================================================================================
INVESTING ACTIVITIES
Increase in Interest Bearing Time Deposits                      (4,169)         (1,595)
Proceeds from the Sale of Securities Available for Sale          7,592             767
Proceeds from Maturities of Securities
Available for Sale                                              16,195          20,418
Held to Maturity                                                31,800           8,237
Purchases of Securities
Available for Sale                                             (41,143)        (16,439)
Held to Maturity                                               (46,849)        (43,565)
Increase in Loans, Net                                         (28,547)        (30,226)
Capital Expenditures                                            (1,134)           (901)
Purchase of Bank Owned Life Insurance                           (3,000)             --
-----------------------------------------------------------------------------------------
Net Cash Used for Investing Activities                         (69,255)        (63,304)
=========================================================================================
FINANCING ACTIVITIES
Net Increase in Demand Deposits                                 29,689          28,121
Net Increase in Savings Deposits                                 6,114          18,504
Net Increase in Money Market Deposits                           12,820          14,305
Net Increase in Time Deposits                                   18,325          14,160
Proceeds of Other Borrowings                                     3,467           5,422
Decrease in Obligation Under Capital Lease                          (8)             (7)
Issuance of Guaranteed Preferred Beneficial Interest in the
  Corporation Subordinated Debentures                            2,500           4,000
Proceeds from the Issuance of Common Stock, Net                    950             240
Purchase of Common Stock, Net                                       --             (26)
Cash in Lieu of Fractional Shares from Cash Dividend                (6)             (1)
-----------------------------------------------------------------------------------------
Net Cash Provided by Financing Activities                       73,851          84,718
Increase in Cash and Cash Equivalents                            8,056          23,329
Cash and Cash Equivalents, Beginning of Year                    31,687           8,358
-----------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year                        $ 39,743        $ 31,687
=========================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid During the Year for Interest                        $  7,559        $  9,133
=========================================================================================
Cash Paid During the Year for Federal Income Taxes            $  1,495        $  1,043
=========================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

1: ORGANIZATION AND NATURE OF OPERATIONS

SVB Financial Services, Inc., (the "Company") is a one bank holding company, of Somerset Valley Bank (the "Bank"). The Somerset Valley Investment Company, Inc. is a wholly owned subsidiary of the Bank. West End One Corp. is a wholly owned subsidiary of Somerset Valley Investment Company and is incorporated in the state of Delaware.

     The Bank is a full service community bank and operates at locations in Somerville, Hillsborough, Bridgewater, Manville, Bernards, Warren, Aberdeen and Edison, New Jersey. The Bank's customers are predominately small and middle market businesses and professionals. The Bank's market area is primarily Somerset County, but it does obtain business from the adjacent counties of Middlesex, Hunterdon, Monmouth, Mercer and Morris.

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

2: SIGNIFICANT ACCOUNTING POLICIES

BASIS OF FINANCIAL STATEMENT PRESENTATION: The consolidated financial statements include the accounts of the Bank and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation and certain reclassifications are made when necessary to conform the previous years' financial statements to the current year's presentation.

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

     SECURITIES: The Company accounts for securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." A portion of the Company's securities are carried at cost adjusted for amortization of premiums and accretion of discounts using the interest method. These securities are carried at amortized cost because the Company has the ability and intent to hold the securities to maturity and are classified as such. The remainder of the Company's securities are held for indefinite periods of time. These securities which management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, increased capital requirements or other similar factors, are classified as available for sale. These securities are carried at fair value with unrealized gains and losses excluded from earnings and reported as Other Comprehensive Income/(Loss) in a separate component of shareholders' equity, net of income taxes. The net effect of unrealized gains or losses, caused by marking an available for sale portfolio to market, could cause fluctuations in the level of shareholders' equity and equity-related financial ratios as market interest rate changes cause the market value of fixed rate securities to fluctuate. Realized gains and or losses on securities available for sale are determined on a specific identification basis and are included in the consolidated statements of income. The Company had no securities held for trading purposes at December 31, 2002 and 2001.

     SFAS No. 133, As amended by SFAS No. 138, "Accounting for Certain Derivative Financial Instruments and Certain Hedging Activities," established accounting and reporting standards for derivitive instruments, including certain derivitive instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivitives as either assets or liabilities in the Statement of Financial Position and measure those instruments at fair value. The Company adopted SFAS No. 138 as amended, and the adoption did not have a material impact on its financial position or results of operations.

     SFAS No. 119 "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments" requires disclosures about financial instruments, which are defined as futures, forwards, swap and option contracts and other financial instruments with similar characteristics. On-balance sheet receivables and payables are excluded from this definition. The Company did not hold any derivative financial instruments as defined by SFAS No. 119 at December 31, 2002 or 2001.

                                                    SVB FINANCIAL SERVICES, INC.
                                      Notes to Consolidated Financial Statements

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

     The Bank accounts for its transfers and servicing assets in accordance with SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which revised the accounting and reporting for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 140 was effective for transfers and servicing of financial assets and extinguishments of liabilities after March 31, 2001.

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

     On January 1, 2002, the Company adopted SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 retains the existing requirements to recognize and measure the impairment of long-lived assets to be held and used or to be disposed of by sale. SFAS No. 144 also changes the requirements relating to reporting the effects of a disposal or discontinuation of a segment of a business. The adoption of SFAS No. 144 did not have an impact on the Company's financial position, results of operations, or cash flows.

     INCOME TAXES: The Company accounts for income taxes under the liability method. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The principal types of accounts, resulting in

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

differences between assets and liabilities for financial statements and tax return purposes, are the allowance for loan losses, depreciation and accretion of securities discounts.

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

     STOCK BASED COMPENSATION: The Company accounts for stock options under SFAS No. 123, "Accounting for Stock-Based Compensation," which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, the standard permits entities to continue accounting for employee stock options and similar instruments under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting defined in SFAS No. 123 had been applied. The Company's stock option plans are accounted for under APB Opinion No. 25.

     In December 2002, SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure" was issued. SFAS No. 148 amends SFAS No. 123 "accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for fiscal years beginning after December 15, 2002. The expanded annual disclosure requirements have been provided for the year ended December 31, 2002. The adoption of SFAS No. 148 did not have an impact on the financial condition or results of operations of the Company.

     At December 31, 2002, the Company had three stock option plans.

     The 1997 Restated Incentive Stock Option Plan is a non-qualified stock option plan. Under this Plan, the Board of Directors may grant options to officers to purchase the Company's stock. Stock options are issued at prices equal to the fair market value at the date of grant. The stock options have a vesting period of one year from the date of issuance. All options under this Plan were distributed as of December 31, 2002 of which 5,523 remain outstanding.

     The 2000 Incentive Stock Option Plan is a non-qualified stock option plan. Stock options are issued at prices equal to the fair market value at the date of grant. Shares totaling 173,643 are reserved for issuance under this Plan including 90,459 shares outstanding at December 31, 2002.

     The 2000 Directors Stock Option Plan is a non-qualified stock option plan. Under this Plan, stock options are issued at prices equal to the fair market value at the date of grant. Shares totaling 69,458 are reserved for issuance under this Plan, including 53,420 outstanding at December 31, 2002.

                                                    SVB FINANCIAL SERVICES, INC.
                                      Notes to Consolidated Financial Statements

     There were no options granted during 2002. Had compensation costs for the plan year been determined based on the fair value of the options at the grant dates consistent with the method SFAS No. 123 "Accounting for Stock Based Compensation" the Company's net income and earnings per share, basic and diluted, would have been as reduced to the proforma amounts indictated below:

                                                      Years Ended December 31,
================================================================================
(in thousands)                                            2002           2001
================================================================================
Net Income as Reported                                $  2,455       $  1,744
Less: Stock-Based Compensation
       Costs Under Fair Value Based
       Method for all Awards                                --           (101)
                                                      ==========================
Proforma Net Income                                   $  2,455       $  1,643
Earnings Per Share Basic
   As Reported                                             .68            .50
   Proforma                                                .68            .47
Earnings Per Share Basic
   As Reported                                             .67            .49
   Proforma                                                .67            .46
================================================================================

     The fair value of each option granted in 2001 is estimated on the date of the grant using Black Scholes pricing model with the following weighted-average assumptions, no dividend yield; expected volatility of 21.58% a risk free interest rate of 4.54% and an expected life of 4.92 years.

     COMPREHENSIVE INCOME: The Company follows SFAS No. 130, "Reporting Comprehensive Income." This standard requires entities presenting a complete set of financial statements to include details of comprehensive income or loss. Comprehensive income consists of net income or loss for the current period and income, expenses, gains and losses that bypass the income statement and are reported directly in a separate component of equity.

The income tax effects allocated to comprehensive income at December 31, are as follows:

=================================================================================================================
                                                    2002                                     2001
=================================================================================================================
                                      BEFORE                      NET         BEFORE          TAX           NET
                                        TAX          TAX         OF TAX         TAX         BENEFIT        OF TAX
(in thousands)                        AMOUNT      (EXPENSE)      AMOUNT       AMOUNT       (EXPENSE)       AMOUNT
=================================================================================================================
Unrealized Gains on Securities
  Unrealized Holding Gains
  Arising During the Period            $ 374        $(127)        $ 247        $ 450         $(152)        $ 298
Less Reclassification
  Adjustment for Gains (Losses)
  Realized in Net Income                 145          (49)           96          (11)            4            (7)
Other Comprehensive
  Income, Net                          $ 229        $ (78)        $ 151        $ 461         $(156)        $ 305
=================================================================================================================

     SEGMENT REPORTING: SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for the way public business enterprises report information about operating sements in annual financial statements. The Company has one operating and, accordingly, one reportable segment, "Community Banking." All of the Company's activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Company supports the others. For example, commercial and industrial lending is dependent upon the ability of the Company to fund itself with retail deposits and other borrowings and to manage interest rate and credit risk. This situation is also similar for consumer and residential and commercial mortgage lending. All significant operating decisions are based upon analysis of the Company as one operating segment.

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

3: SECURITIES

Information relative to the Company's securities portfolio are as follows:

=========================================================================================
                                                     GROSS          GROSS
                                     AMORTIZED    UNREALIZED      UNREALIZED     FAIR
(in thousands)                         COST          GAINS          LOSSES      VALUE
=========================================================================================
2002
AVAILABLE FOR SALE
U.S. Treasury Securities              $   502       $    3           $  --     $   505
U.S. Government Agency Securities      13,569          304              --      13,873
Mortgage-Backed Securities             28,250          332              37      28,545
Other Securities                        3,650           47              51       3,646
-----------------------------------------------------------------------------------------
                                      $45,971       $  686           $  88     $46,569
=========================================================================================
HELD TO MATURITY
U.S. Treasury Securities              $ 1,016       $    2           $  --     $ 1,018
U.S. Government Agency Securities      24,499          401              --      24,900
Mortgage-Backed Securities             28,033          498              30      28,501
Other Securities                        2,479           17              --       2,496
Municipal Securities                      182            0              --         182
-----------------------------------------------------------------------------------------
                                      $56,209       $  918           $  30     $57,097
=========================================================================================
2001
AVAILABLE FOR SALE
U.S. Government Agency Securities     $13,171       $  235           $   4     $13,402
Mortgage-Backed Securities             12,602          134              42      12,694
Other Securities                        2,910           46              --       2,956
-----------------------------------------------------------------------------------------
                                      $28,683       $  415           $  46     $29,052
=========================================================================================
HELD TO MATURITY
U.S. Government Agency Securities     $25,343       $  335           $  16     $25,662
Mortgage-Backed Securities             14,075           72              77      14,070
Other Securities                        2,091           11               5       2,097
-----------------------------------------------------------------------------------------
                                      $41,509       $  418           $  98     $41,829
=========================================================================================

     There are no significant concentrations of securities (greater than 10% of shareholders' equity) in any individual security issue. There were no losses on securities sold in 2002.

     The amortized cost and fair value of securities at December 31, 2002, by contractual maturity, are shown in the table at the right for securities to be held to maturity and available for sale. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

================================================================================
                                                     AMORTIZED          FAIR
(in thousands)                                          COST           VALUE
================================================================================
AVAILABLE FOR SALE
Due in 1 year or less                                 $  5,144       $  5,202
Due after 1 year through 5 years                        11,523         11,818
Mortgage-Backed Securities                              28,250         28,545
Other Securities                                         1,054          1,004
--------------------------------------------------------------------------------
                                                      $ 45,971       $ 46,569
================================================================================
HELD TO MATURITY
Due in 1 year or less                                 $  8,122       $  8,199
Due after 1 year through 5 years                        20,054         20,397
Mortgage-Backed Securities                              28,033         28,501
--------------------------------------------------------------------------------
                                                      $ 56,209       $ 57,097
================================================================================

     At December 31, 2002, securities having a book value of approximately $9.8 million were pledged to secure public deposits and for other purposes as required by law.

                                                    SVB FINANCIAL SERVICES, INC.
                                      Notes to Consolidated Financial Statements

4: LOANS

The composition of outstanding loans is summarized as follows:

================================================================================
(in thousands)                                            2002           2001
================================================================================
Secured by Real Estate:
  Residential Mortgage                                $ 73,084       $ 67,598
  Commercial Mortgage                                  102,623         75,905
  Construction                                          25,011         21,438
Commercial & Industrial                                 24,229         28,105
Loans to Individuals
  for Automobiles                                        3,732          6,640
Loans to Individuals                                     8,592          9,249
Other Loans                                                914            657
--------------------------------------------------------------------------------
                                                      $238,185       $209,592
================================================================================

     There were no loans restructured during 2002. Loans totaling $301,000 were restructured during 2001 and as of December 31, 2002 the outstanding balance remaining on these loans was $257,000. There were no loans past due 90 days or more as to principal and interest and $658,000 in a non-accrual status as of December 31, 2002. There were no loans past due 90 days or more as to principal and interest and $510,000 in a non-accrual status as of December 31, 2001.

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

     As of December 31, 2002 there were $844,000 of loans deemed to be impaired. A valuation reserve of $242,000 was recorded for these loans. As of December 31, 2001, there were $685,000 of loans deemed to be impaired, a valuation reserve of $174,000 was recorded for these loans.

     The Company had loans totaling $25.0 million or 10.5% of total loans outstanding to borrowers engaged in construction activity in 2002. Loans totaling $21.4 million or 10.2% of total loans outstanding to borrowers engaged in construction activity in 2001. The Company continues to pursue new lending opportunities while seeking to maintain a portfolio that is diverse as to industry concentration, type and geographic distribution. The Company's geographic lending area is primarily concentrated in Somerset County, but also includes Middlesex, Hunterdon, Mercer, Morris and Monmouth counties.

5: ALLOWANCE FOR LOAN LOSSES

An analysis of the allowance for loan losses is as follows:

================================================================================
(in thousands)                                            2002           2001
================================================================================
Balance at January 1,                                 $  2,111       $  1,823
Provision Charged to Operations                            455            365
Charge Offs                                               (206)          (109)
Recoveries                                                  47             32
--------------------------------------------------------------------------------
Balance at December 31,                               $  2,407       $  2,111
================================================================================

6: PREMISES AND EQUIPMENT

Premises and equipment consists of the following at December 31, 2002 and 2001:

================================================================================
                                      ESTIMATED
(in thousands)                       USEFUL LIVES         2002           2001
================================================================================
Construction in Progress                      --      $     30       $    194
Premises & Improvements               5-30 years         5,541          4,827
Furniture & Equipment                 3-10 years         2,930          2,536
--------------------------------------------------------------------------------
                                                         8,501          7,557
Less: Accumulated Depreciation
      and Amortization                                  (2,841)        (2,393)
--------------------------------------------------------------------------------
                                                      $  5,660       $  5,164
================================================================================

Depreciation and amortization charged to operations was $638,000 and $593,000 for the years ended December 31, 2002 and 2001 respectively.

7: DEPOSITS

At December 31, 2002, scheduled maturities of certificates of deposit are as follows:

                                            OVER THREE        OVER ONE YEAR
                      THREE MONTHS OR     MONTHS THROUGH      THROUGH THREE     OVER THREE
(in thousands)             LESS            TWELVE MONTHS          YEARS            YEARS         TOTAL
=========================================================================================================
$100,000 or more         $ 9,412             $ 9,331            $ 7,208           $ 1,553      $ 27,504
Less than $100,000        34,281              54,629             19,026            10,070       118,006
=========================================================================================================

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

8: OTHER EXPENSES
The major components of other expenses are as follows:

================================================================================
(in thousands)                                            2002           2001
================================================================================
Data Processing Services                              $    458       $    413
Marketing & Business Development                           308            244
Stationery, Forms & Supplies                               302            280
Insurance                                                  112            175
Legal, Examination & Accounting                            275            249
Postage & Telephone                                        289            224
FDIC Insurance Assessment                                  100            112
Other, Net                                               1,291            895
--------------------------------------------------------------------------------
                                                      $  3,135       $  2,592
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

     The Company leases its banking facilities under operating leases which expire at various dates through 2007 and thereafter, but which contain certain renewal options. The Somerville facilities are leased from a partnership consisting of, among others, all but one of the Company's directors. The Company leases its Warren branch from a partnership which consists of among others one of the Company's directors. As of December 31, 2002, future minimum rental payments, under all leases are as follows:

(in thousands)
================================================================================
Lease Year                                               Minimum Rental Payments
================================================================================
2003                                                                    $  1,040
--------------------------------------------------------------------------------
2004                                                                       1,035
--------------------------------------------------------------------------------
2005                                                                       1,058
--------------------------------------------------------------------------------
2006                                                                         982
--------------------------------------------------------------------------------
2007                                                                         863
--------------------------------------------------------------------------------
Thereafter                                                                 6,545
--------------------------------------------------------------------------------
                                                                        $ 11,523
================================================================================

     The amounts in the previous table represent minimum rentals not adjusted for possible future increases due to escalation provisions or the exercise of renewal options by the Company. Rent expenses aggregated $881,000 and $760,000 for the years ended December 31, 2002 and 2001, respectively.

     The Bank, Investment Company, and West End One Corp. have not entered into any interest rate swaps, caps or floors and are not party to any forward or future transactions. However, the Bank is party to various other financial instruments which are not included in the financial statements, but are required in the normal course of business to meet the financing needs of its customers and to assist in managing its exposure to changes in interest rates. Management does not expect any material losses from these transactions, which include standby letters of credit and commitments to extend credit.

     The Company had outstanding commitments to extend credit of $40.2 million and $40.1 million at December 31, 2002 and December 31, 2001, respectively. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. There is no material difference between the notional amount and estimated fair value of off-balance sheet unfunded loan commitments as of December 31, 2002.

10: BENEFIT PLAN

The Company has a 401(k) Pension Plan covering substantially all employees. Under the terms of the Plan, the Company matched 67% of an employee's contribution in 2002 and 2001, up to 6% of the employee's salary. Employees become fully vested in the Company's contribution after five years of service. The Company contributed $93,000 and $88,000 to the Plan in 2002 and 2001, respectively.

     During 1999, the Company established a Supplemental Executive Retirement Plan. The Plan covers three of the Company's executive officers. One officer is covered under a defined benefit plan while the remaining two officers are covered under a defined contribution plan. The Company expensed $157,000 in 2002 and $151,000 in 2001, in connection with these plans.

11: INCOME TAXES

The components of the provision for income taxes are as follows:

================================================================================
(in thousands)                                            2002           2001
================================================================================
Current
  Federal                                             $  1,481       $  1,037
  State                                                    160            174
Deferred Benefit                                          (206)          (163)
--------------------------------------------------------------------------------
                                                      $  1,435       $  1,048
================================================================================

     Deferred income taxes are provided for the differences between the financial reporting basis and the tax basis of

                                                    SVB FINANCIAL SERVICES, INC.
                                      Notes to Consolidated Financial Statements

the Company's assets and liabilities. Cumulative temporary differences at December 31, are as follows:

================================================================================
(in thousands)                                            2002           2001
================================================================================
Start-up and Organization Costs                       $     (1)      $     (1)
Depreciation                                               228            241)
Accretion of Securities Discount                           (62)           (48)
Allowance for Loan Losses                                  995            878
Unrealized Gain on Securities                             (203)          (125)
Deferred Pension                                           135             --
Other                                                      262            281
--------------------------------------------------------------------------------
Net Deferred Tax Asset, Included in
  Other Assets                                        $  1,354       $  1,226
================================================================================

A reconciliation of income taxes calculated at the statutory rate of 34% to the actual income tax provision is as follows:

================================================================================
(in thousands)                                            2002           2001
================================================================================
Statutory Provision                                   $  1,323       $    949
State Taxes on Income,
  Net of Federal Tax Benefit                               106            115
Non-Deductible Expenses                                    (23)           (13)
Tax Exempt Interest                                         --              6
Other                                                       29             (9)
--------------------------------------------------------------------------------
                                                      $  1,435       $  1,048
================================================================================

12: EARNINGS PER SHARE

The following table illustrates the reconciliation of the numerators and denominators of the basic and diluted EPS computations:

================================================================================
FOR THE YEAR ENDED                                     WEIGHTED           PER
DECEMBER 31, 2002(1)                                   AVERAGE           SHARE
(in thousands except per share data)     INCOME         SHARES          AMOUNT
================================================================================
EARNINGS PER SHARE - BASIC
Income available to Common
  Shareholders                           $2,455          3,598           $.68
Effect of Dilutive Securities
Stock Options                                --             55           (.01)
--------------------------------------------------------------------------------
EARNINGS PER SHARE - DILUTED
Income available to Common
  Shareholders plus assumed
  conversions                            $2,455          3,653           $.67
================================================================================

There were no antidilutive options at December 31, 2002.

================================================================================
FOR THE YEAR ENDED                                     WEIGHTED           PER
DECEMBER 31, 2001(1)                                   AVERAGE           SHARE
(in thousands except per share data)     INCOME         SHARES          AMOUNT
================================================================================
EARNINGS PER SHARE - BASIC
Income available to Common
  Shareholders                           $1,744          3,461           $.50
Effect of Dilutive Securities:
Stock Options                                --             69           (.01)
--------------------------------------------------------------------------------
EARNINGS PER SHARE - DILUTED
Income available to Common
  Shareholders plus assumed
  conversions                            $1,744          3,530           $.49
================================================================================

Antidilutive options totaling 55,125 with the exercise price of $9.52 have been excluded in the computation of 2001 diluted EPS because the options exercise prices were greater than the average market price of the common shares.

(1) Adjusted for the 5% stock dividend.

13: SHAREHOLDERS' EQUITY

On October 31, 2002, and October 25, 2001 the Company declared 5% stock dividends to shareholders of record as of November 14, 2002 and November 6, 2001, respectively. Accordingly, earnings per share, options and weighted-average shares of common stock have been restated to reflect the stock dividends.

On August 31, 2000, the Board of Directors adopted a Stock Buy Back Plan. The purpose of the Plan was to systematically purchase the amount of shares necessary to fund a compensation plan for Bank Advisory Board members. Up to 18,000 shares could have been purchased over a period ending on December 31, 2001. During 2000, shares totaling 2,541 were purchased on the open market at prices ranging from $7.98 to $8.21 as adjusted for the 5% stock dividend. During 2001, shares totaling 2,887 were purchased on the open market at prices ranging from $8.21 to $9.52 as adjusted for the 5% stock dividend.

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

14: STOCK BASED COMPENSATION

A summary of the status of the Company's option plans as of December 31 are as follows:

                                                2002(1)                            2001(1)
=====================================================================================================
                                                  WEIGHTED-AVERAGE                   WEIGHTED-AVERAGE
                                       SHARES      EXERCISE PRICE         SHARES      EXERCISE PRICE
=====================================================================================================
Outstanding at beginning of year       318,878         $ 6.93             331,837         $ 5.90
Options granted                             --             --              56,779           9.49
Options exercised                     (167,255)          5.58             (62,503)          3.83
Options expired or canceled             (2,221)          5.35              (7,235)          6.63
-----------------------------------------------------------------------------------------------------
Outstanding at end of year             149,402         $ 8.46             318,878         $ 6.93
=====================================================================================================

(1) Amounts have been restated to show effects of a 5% stock dividend. All options in the table were excercisable at December 31, 2002 and 2001.

The following table summarizes information about non-qualified stock options at December 31, 2002:

================================================================================
                      OPTIONS OUTSTANDING AND EXERCISABLE
                     =====================================
     RANGE OF         OUTSTANDING AND     WEIGHTED-AVERAGE    WEIGHTED-AVERAGE
     EXERCISE         EXERCISABLE AT          REMAINING           EXERCISE
      PRICES         DECEMBER 31, 2002    CONTRACTUAL LIFE          PRICE
================================================================================
  $ 7.77 - $ 7.95          53,420            2.31 years            $ 7.77
  $ 7.96 - $ 8.04           5,523            2.15 years            $ 7.99
  $ 8.05 - $ 9.50          37,505            2.95 years            $ 8.05
  $ 9.51 - $ 9.75          52,954            3.91 years            $ 9.52
                          -------
                          149,402
================================================================================

15: OTHER BORROWINGS

Other Borrowings consist of advances from the Federal Home Loan Bank of New York. These advances are secured by one to four family mortgage loans. Details with respect to these advances are as follows:

($ in thousands)
================================================================================
                                                                WEIGHTED-AVERAGE
MATURITY                                        AMOUNT                RATE
================================================================================
2003                                           $ 3,000                3.55%
2004                                             1,000                3.84%
2005                                             1,500                4.16%
2006                                               500                4.64%
2007                                             1,500                4.57%
================================================================================

     In addition, the Company borrowed an amortizing advance, from Federal Home Loan Bank in the amount of $1,750,000, at a rate of 5.03%. The advance matures in 2006 and payments are made monthly based on a 25-year payout. The balance outstanding at December 31, 2002 was $1,714,000.

16: GUARANTEED PREFERRED BENEFICIAL INTEREST IN THE CORPORATION SUBORDINATED DEBENTURES

The Company participates in two pooled institutional placements of trust preferred securities arranged by a third party. The Company purchased the common stock of SVB Bald Eagle Statutory Trust I on July 30, 2001 and funding of the trust preferred securities took place on July 31, 2001. This subordinated debenture will be redeemed in the year 2031. At December 31, 2002, the rate paid on this subordinated debenture of $4.0 million based on 3-month LIBOR plus 358 basis points was 5.34% and is adjusted in January, April, July and October.

     On June 25, 2002, the Company purchased common stock of SVB Bald Eagle Statutory Trust II and funding of the trust preferred securities took place on June 26, 2002. This subordinated debenture will be redeemed in the year 2032. At December 31, 2002, the rate paid on this subordinated debenture of $2.5 million based on 3-month LIBOR plus 345 basis points was 4.85% and is adjusted in March, June, September and December.

                                                    SVB FINANCIAL SERVICES, INC.
                                      Notes to Consolidated Financial Statements

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

     Estimated fair values have been determined by the Company using the best available data and an estimation methodology suitable for each category of financial instruments. The estimation methodology used, the estimated fair values and the recorded book balances at December 31, 2002 and 2001 are outlined below.

     For short term investments, such as cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

===========================================================================================
                                          2002                            2001
(in thousands)                 FAIR VALUE    CARRYING VALUE    FAIR VALUE    CARRYING VALUE
===========================================================================================
Cash and Cash Equivalents       $ 39,743        $ 39,743        $ 31,687        $ 31,687
===========================================================================================

For securities held in the Company's investment portfolio, fair value was determined by reference to quoted market prices as of December 31.

===========================================================================================
                                          2002                            2001
(in thousands)                 FAIR VALUE    CARRYING VALUE    FAIR VALUE    CARRYING VALUE
===========================================================================================
Available for Sale Securities   $ 46,569        $ 46,569        $ 29,052        $ 29,052
Held to Maturity Securities       57,097          56,209          41,829          41,509
===========================================================================================

     For long term assets and liabilities, such as loans and deposits, the Company's policy is to manage its interest rate exposure on deposits with earning assets with matching maturities. Fair values of loans were estimated using the present value of future cash flows expected to be received. Loan rates currently offered by the Company were used in determining the appropriate discount rate. Deposits with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating current market for similar maturities. Deposits with no stated maturities have an estimated rate of fair value equal to the funds outflow as determined by historical trends.

===========================================================================================
                                          2002                            2001
(in thousands)                 FAIR VALUE    CARRYING VALUE    FAIR VALUE    CARRYING VALUE
===========================================================================================
Loans                           $240,034        $238,185        $213,075        $209,592
Deposits                         364,860         364,422         293,570         297,474

     The fair value of commitments to extend credit and letters of credit are considered immaterial.

18: BANKED OWNED LIFE INSURANCE (BOLI)

During 2002, the Bank has made investments in Bank Owned Life Insurance (BOLI) policies. The Bank's total investment in BOLI as of December 31, 2002 was approximately $3.0 million. Earnings from BOLI are recognized as other income.

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

19: REGULATORY MATTERS

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

     Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios, set forth in the following tables, of total and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002, that the Company and its subsidiary Bank met all capital adequacy requirements to which they are subject.

     As of December 31, 2002 the most recent notification from the Bank's regulatory authority categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based; Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The improvement in the ratios from 2001 to 2002 was due to the issuance of $2.5 million of subordinated debentures, which may be considered components of Tier 1 Capital. The aggregate amount of these securities may not exceed 25% of all Tier 1 elements at any time. At December 31, 2002, the inclusion of these securities of $6.5 million represents 23% of Tier 1 Capital. At December 31, 2001, the inclusion of these securities of $4.0 million represented 18% of Tier 1 capital. The proceeds from the sale of subordinated debentures were invested by the Company into additional common stock of the Bank, thereby, improving the Bank's capital ratio.

     The Company and its subsidiary Bank's actual capital amounts and ratios are presented in the following tables.

=========================================================================================================================
SVB FINANCIAL SERVICES, INC. AND SOMERSET VALLEY BANK

                                                                         TO BE ADEQUATELY               TO BE WELL
                                                   ACTUAL                   CAPITALIZED                CAPITALIZED
                                            --------------------       --------------------       --------------------
($ in thousands)                            AMOUNT         RATIO       AMOUNT         RATIO       AMOUNT         RATIO
=========================================================================================================================
SVB FINANCIAL SERVICES, INC
As of December 31, 2002
Total Capital to Risk Weighted Assets       $30,617        11.09%      $22,080         8.00%           --           --
Tier 1 Capital to Risk Weighted Assets      $28,210        10.22%      $11,040         4.00%           --           --
Tier 1 Leverage                             $28,210         7.53%      $14,991         4.00%           --           --
=========================================================================================================================
As of December 31, 2001
Total Capital to Risk Weighted Assets       $24,548        10.39%      $18,898         8.00%           --           --
Tier 1 Capital to Risk Weighted Assets      $22,437         9.50%      $ 9,449         4.00%           --           --
Tier 1 Leverage                             $22,437         7.86%      $11,415         4.00%           --           --
=========================================================================================================================
SOMERSET VALLEY BANK
As of December 31, 2002
Total Capital to Risk Weighted Assets       $29,998        10.89%      $22,044         8.00%      $27,555        10.00%
Tier 1 Capital to Risk Weighted Assets      $27,591        10.01%      $11,022         4.00%      $16,533         6.00%
Tier 1 Leverage                             $27,591         7.37%      $14,976         4.00%      $18,720         5.00%
=========================================================================================================================
As of December 31, 2001
Total Capital to Risk Weighted Assets       $23,652        10.03%      $18,871         8.00%      $23,589        10.00%
Tier 1 Capital to Risk Weighted Assets      $21,541         9.13%      $ 9,435         4.00%      $14,153         6.00%
Tier 1 Leverage                             $21,541         7.56%      $11,402         4.00%      $14,252         5.00%
=========================================================================================================================

                                                    SVB FINANCIAL SERVICES, INC.
                                      Notes to Consolidated Financial Statements

20: CONDENSED FINANCIAL INFORMATION FOR SVB FINANCIAL SERVICES, INC. (PARENT COMPANY) IS AS FOLLOWS:

BALANCE SHEET (in thousands)                                   DECEMBER 31, 2002      DECEMBER 31, 2001
==========================================================================================================
ASSETS
Cash and Due from Banks                                                  $   261                $   595
Other Assets                                                                 245                    161
Investment in Subsidiaries                                                29,278                 22,856
Securities Available for Sale                                                134                    180
----------------------------------------------------------------------------------------------------------
Total Assets                                                             $29,918                $23,792
==========================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Other Liabilities                                                        $    38                $    40
Guaranteed Preferred Beneficial Interest
  in the Corporation Subordinated Debentures                               6,702                  4,124
----------------------------------------------------------------------------------------------------------
Total Liabilities                                                          6,740                  4,164
==========================================================================================================
SHAREHOLDERS' EQUITY
Common Stock                                                               7,631                  6,932
Additional Paid-in Capital                                                12,041                  8,690
Retained Earnings                                                          3,111                  3,762
Accumulated Other Comprehensive Income                                       395                    244
----------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                                23,178                 19,628
----------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                               $29,918                $23,792
==========================================================================================================

                                                                               YEARS ENDED
STATEMENT OF INCOME (in thousands)                             DECEMBER 31, 2002      DECEMBER 31, 2001
==========================================================================================================
OPERATING INCOME
Interest Income                                                          $    10                $    35
Losses on the Sale of Securities Available for Sale                           --                    (20)
----------------------------------------------------------------------------------------------------------
Total Income                                                                  10                     15
----------------------------------------------------------------------------------------------------------
OPERATING EXPENSE
Interest Expense                                                             291                    114
Other Expense                                                                124                     81
----------------------------------------------------------------------------------------------------------
Total Expense                                                                415                    195
----------------------------------------------------------------------------------------------------------
Loss Before Equity in Undistributed Income of Subsidiaries                  (405)                  (180)
Equity in Undistributed Income of Subsidiaries                             2,860                  1,924
----------------------------------------------------------------------------------------------------------
NET INCOME                                                               $ 2,455                $ 1,744
==========================================================================================================

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

                                                                               YEARS ENDED
STATEMENTS OF CASH FLOWS (in thousands)                        DECEMBER 31, 2002      DECEMBER 31, 2001
==========================================================================================================
OPERATING ACTIVITIES
Net Income                                                               $ 2,455                $ 1,744
Adjustments to Reconcile Net Income to Net Cash
Used In Operating Activities:
Equity in Undistributed Income of Subsidiaries                            (2,860)                (1,924)
Amortization of Organization Costs                                            --                     11
Losses on the Sale of Securities Available for Sale                           --                     20
Increase in Other Assets                                                     (68)                  (126)
(Decrease)/Increase Other Liabilities                                         (2)                    40
----------------------------------------------------------------------------------------------------------
Net Cash Used In Operating Activities                                       (475)                  (235)
==========================================================================================================
INVESTING ACTIVITIES
Proceeds from the Sale of Securities Available for Sale                       --                     51
Purchases of Securities Available for Sale                                    (3)                    --
Payments for Investments and Advances in Subsidiaries                     (3,378)                (4,124)
----------------------------------------------------------------------------------------------------------
Net Cash Used for Investing Activities                                    (3,381)                (4,073)
==========================================================================================================
FINANCING ACTIVITIES
Proceeds from the Issuance of Long Term Debt                               2,578                  4,124
Proceeds from the Issuance of Common Stock, Net                              950                    240
Purchases of Common Stock, Net                                                --                    (26)
Cash in Lieu of Fractional Shares from Cash Dividend                          (6)                    (1)
----------------------------------------------------------------------------------------------------------
Net Cash Provided by Financing Activities                                  3,522                  4,337
(Decrease)/Increase in Cash and Cash Equivalents, Net                       (334)                    29
Cash and Cash Equivalents, Beginning of Year                                 595                    566
----------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year                                   $   261                $   595
==========================================================================================================

                                                    SVB FINANCIAL SERVICES, INC.
                              Report of Independent Certified Public Accountants
                                                           Grant Thornton [LOGO]

Accountants and Business Advisors


               Report of Independent Certified Public Accountants


Board of Directors and Shareholders
SVB Financial Services, Inc.


We have audited the accompanying consolidated balance sheets of SVB Financial Services, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SVB Financial Services, Inc. and subsidiaries as of December 31, 2002 and 2001, and the consolidated results of their operations and their consolidated cash flows for each of the two years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.


/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
January 24, 2003


Suite 3100
Two Commerce Square
2001 Market Street
Philadelphia, PA 19103-7080
T 215.561.4200
F 215.561.1066
W www.grantthornton.com

Grant Thornton LLP
US Member of Grant Thornton International

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and
Results of Operations

Management of SVB Financial Services, Inc. (the "Company") is not aware of any known trends, events or uncertainties that will have or are reasonably likely to have a material effect on the Company's liquidity, capital resources or results of operations. The following discussion and analysis should be read in conjunction with the detailed information and consolidated financial statements, including notes thereto, included elsewhere in this report. This discussion and analysis generally reviews the financial condition and results of operations of the Company for the quarter and year to date periods ended December 31, 2002 and 2001. Some tables may cover more periods to comply with the Securities and Exchange Commission disclosure requirements or to illustrate trends over a longer period of time. The consolidated financial condition and results of operations of the Company are essentially those of the Bank. Therefore, the analysis that follows is directed to the performance of the Bank. Such financial condition and results of operations are not intended to be indicative of future performance.

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

CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES

The Company's business is dynamic and complex. Consequently, management must exercise judgment in choosing and applying accounting policies and methodologies. These choices are important; not only are they necessary to comply with accounting principles generally accepted in the United States, they also reflect the exercise of management's judgment in determining the most appropraite manner in which to record and report the Company's overall financial performance. All accounting policies are important, and all policies contained in Note 2 ("Significant Accounting Policies"), which begins on page 8 of this report, should be reviewed for greater understanding of how the Company's financial performance is recorded and reported.

     In management's opinion, some areas of accounting are likely to have a more significant effect than others on the Company's financial results and expose those results to potentially greater volatility. This is because they apply to areas of relatively greater business importance and/or require management to exercise judgment in making assumptions and estimates that affect amounts reported in the financial statements. Because these assumptions and estimates are based on current circumstances, they may change over time or prove to be inaccurate based on actual experience. For the Company, the area that relies most heavily on the use of assumptions and estimates includes but is not limited to accounting for the allowance for loan losses. Our accounting policies related to these areas are discussed in Note 2 of this report and further described on page 29 under "Allowance for Loan Losses."

RESULTS OF OPERATIONS (A SUMMARY)

Net income for the year ended December 31, 2002 was $2,455,000 an increase of $711,000 or 41% from the previous year and represents a record for net income during the Company's eleven year history.

     Net interest income growth of $2,540,000 or 23% was the major contributor to the growth of net income. Net interest income was heavily impacted by the growth in the Company's average earning assets of $82.0 million, which helped to offset a decline in the net interest margin to 3.81% in 2002 from 4.02% in 2001. This is discussed in greater detail under "Net Interest Income."

     Non-interest income increased $403,000 or 30%. Gains on the sale of securities accounted for $156,000 of the increase. Other income increased $196,000 on the strength of expansion in mortgage origination as well as non bank product sales and loan servicing income. A detailed discussion is included under "Other Income."

     Other expenses increased $1,755,000 or 19%. There were a number of factors contributing to the increase including the opening of the Warren office in September 2002 as well as the Company's 23% growth in assets. A detailed discussion is included under "Other Expense."

NET INTEREST INCOME

Net interest income is the difference between the interest earned on the Company's earning assets and the interest paid on its interest bearing liabilities. It is the Company's principal source of revenue.

     The following table sets forth for the periods indicated the daily average balances of certain balance sheet items, the interest rate earned on earning assets and the average interest rate paid on interest bearing liabilities, net interest income and the net interest margin. The net interest margin is a major indicator of the profitability of the Company's earning assets.

                                                    SVB FINANCIAL SERVICES, INC.
                 Management's Discussion and Analysis of Financial Condition and
                                                           Results of Operations

SUMMARY OF NET INTEREST INCOME

                                                                          YEARS ENDED DECEMBER 31,
================================================================================================================================
                                                  2002                           2001                           2000
                                     ============================   ============================   =============================
                                      AVERAGE   AVERAGE              AVERAGE   AVERAGE              AVERAGE   AVERAGE
($ in thousands)                      BALANCE     RATE   INTEREST    BALANCE     RATE   INTEREST    BALANCE     RATE    INTEREST
================================================================================================================================
ASSETS:
Federal Funds Sold                   $ 18,409     1.46%   $   268   $ 15,281     3.58%   $   555   $  5,478     6.25%    $   348
Other Short Term Investments            4,977     1.65%        82      1,577     2.41%        38         54     5.56%          3
Interest Bearing Time Deposits         12,339     4.39%       542      8,680     6.29%       546      6,918     6.48%        448
Securities
   Available for Sale                  39,022     4.23%     1,649     27,739     5.74%     1,592     28,818     6.24%      1,799
   Held to Maturity                    50,859     4.38%     2,227     24,124     5.24%     1,264      4,747     6.28%        298
--------------------------------------------------------------------------------------------------------------------------------
Total Securities                       89,881     4.31%     3,876     51,863     5.51%     2,856     33,565     6.25%      2,097
Loans (1)                             225,814     7.12%    16,080    192,047     8.26%    15,872    164,875     9.13%     15,049
--------------------------------------------------------------------------------------------------------------------------------
Total Interest Earning Assets        $351,420     5.93%   $20,848   $269,448     7.37%   $19,867   $210,890     8.51%    $17,945
Cash and Due from Banks                17,175                         10,345                          9,295
Allowance for Loan Losses              (2,208)                        (1,955)                        (1,672)
Premises and Equipment, Net             5,561                          5,079                          4,824
Other Assets                            3,867                          3,412                          2,983
--------------------------------------------------------------------------------------------------------------------------------
Total Assets                         $375,815                       $286,329                       $226,320
================================================================================================================================
LIABILITIES AND
SHAREHOLDERS' EQUITY:
Deposits
   Savings                           $ 41,500     1.72%   $   712   $ 22,154     2.81%   $   622   $ 17,190     2.86%    $   492
   Money Market                        48,838     1.93%       942     28,988     3.05%       883     24,882     3.62%        900
   NOW                                 64,007      .89%       571     44,400     1.85%       822     32,489     2.43%        788
   Time                               135,171     3.38%     4,573    126,184     5.15%     6,493    100,028     5.75%      5,755
--------------------------------------------------------------------------------------------------------------------------------
Total Interest Bearing Deposits       289,516     2.35%     6,798    221,726     3.98%     8,820    174,589     4.54%      7,935
Federal Funds Purchased                    --       --         --          4       --         --         12     8.33%          1
FHLB Advances                           8,183     4.29%       351      1,440     4.11%        60         --       --          --
Obligation Under Capital Lease            415     7.47%        31        422     8.53%        36        429     8.39%         36
Guaranteed Preferred Beneficial
   Interest in the Corporation
   Subordinated Debentures              5,294     5.50%       291      1,687     6.66%       114         --       --          --
--------------------------------------------------------------------------------------------------------------------------------
Total Interest Bearing Liabilities   $303,408     2.46%   $ 7,471   $225,279     4.01%   $ 9,030   $175,030     4.55%    $ 7,972
Demand Deposits                        49,837                         41,236                         34,316
Cost to Fund Earning Assets                       2.13%                          3.35%                          3.78%
Other Liabilities                       1,329                          1,429                            987
Shareholders' Equity                   21,241                         18,385                         15,987
--------------------------------------------------------------------------------------------------------------------------------
Total Liabilities
and Shareholders' Equity             $375,815                       $286,329                       $226,320
================================================================================================================================
Net Interest Income                                       $13,377                        $10,837                         $ 9,973
================================================================================================================================
Net Interest Margin (2)                           3.81%                          4.02%                          4.73%
================================================================================================================================

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

===============================================================================================================
                                                              YEARS ENDED DECEMBER 31,
                                               2002 VS 2001                           2001 VS 2000
                                             =======================================================
                                                      INCREASE (DECREASE) DUE TO CHANGES IN:
(in thousands)                       VOLUME        RATE         TOTAL       VOLUME        RATE         TOTAL
===============================================================================================================
Increase (Decrease) in
Interest Income:
Federal Funds Sold                  $    96      $  (383)     $  (287)     $   403      $  (196)     $   207
Other Short Term Investments             59          (15)          44           38           (3)          35
Interest Bearing Time Deposits          190         (194)          (4)         111          (13)          98
Securities
   Available for Sale                   544         (487)          57          (66)        (141)        (207)
   Held to Maturity                   1,200         (237)         963        1,023          (57)         966
---------------------------------------------------------------------------------------------------------------
Total Securities                      1,744         (724)       1,020          957         (198)         759
Loans                                 2,575       (2,367)         208        2,331       (1,508)         823
---------------------------------------------------------------------------------------------------------------
Total Interest Income               $ 4,664      $(3,683)     $   981      $ 3,840      $(1,918)     $ 1,922
---------------------------------------------------------------------------------------------------------------
Interest Expense:
Deposits
   Savings                          $   397      $  (307)     $    90      $   139      $    (9)     $   130
   Money Market                         460         (401)          59          137         (154)         (17)
   NOW                                  276         (527)        (251)         247         (213)          34
   Time                                 435       (2,355)      (1,920)       1,392         (654)         738
---------------------------------------------------------------------------------------------------------------
Total Interest Bearing Deposits       1,568       (3,590)      (2,022)       1,915       (1,030)         885
Federal Funds Purchased                  --           --           --           (1)          --           (1)
FHLB Advances                           289            2          291           60           --           60
Obligations Under Capital Lease          (1)          (4)          (5)          --           --           --
Guaranteed Preferred Beneficial
   Interest in the Corporation
   Subordinated Debentures              202          (25)         177          114           --          114
---------------------------------------------------------------------------------------------------------------
Total Interest Expense              $ 2,058      $(3,617)     $(1,559)     $ 2,088      $(1,030)     $ 1,058
---------------------------------------------------------------------------------------------------------------
Change in Net Interest Income       $ 2,606      $   (66)     $ 2,540      $ 1,752      $  (888)     $   864
---------------------------------------------------------------------------------------------------------------

                                                    SVB FINANCIAL SERVICES, INC.
                 Management's Discussion and Analysis of Financial Condition and
                                                           Results of Operations

     It is important to note at the outset of this discussion that the years 2002 and 2001 were periods of historically low interest rates. During 2001, the Federal Reserve reduced its target rate for Federal Funds eleven times. The Federal Funds rate began the year at 6.50% and ended the year at 1.75%. Rates remained at this level, the lowest in forty years until November 2002 when the Federal Reserve reduced this target rate again to 1.25%. The Prime Lending Rate which the bank uses to price a large portion of its loan portfolio fell in lockstep with the Federal Funds rate from 9.50% at the beginning of 2001 to 4.25% at the end of 2002, a forty-one year low.

     These rates were the result of a weakening national economy since 2000 following a significant downturn in the equity markets. During this period of time, the Company experienced significant growth in both its loans and deposits. The deposit growth can be attributed to the continued expansion of its branch network (the tenth branch was opened in 2002), as well as customers choosing the safety of FDIC insured accounts as opposed to the equity markets. Loans continued to increase as the central New Jersey Market continues to see development and expansion of both a commercial and residential nature.

     Net Interest Income increased $2,540,000 or 23% in comparison to 2001. During this same period the Company's net interest margin was reduced from 4.02% in 2001 to 3.81% in 2002. The growth in the Company's net interest income was attributed to the growth of the Company's earning assets especially its loan portfolio and securities portfolio.

     Average earning assets increased $82.0 million or 30% from 2001 to 2002. Of this amount $33.8 million was in the form of loans while securities accounted for $38.0 million. The percentage of earning assets represented by loans, which generally yield more than securities and other earning assets, declined from 71% in 2001 to 64% in 2002. This decline coupled with the interest rate reduction mentioned above caused the yield on earning assets to decline from 7.37% in 2001 to 5.93% in 2002.

     The increase in earning assets was funded mostly by average interest bearing deposit growth of $67.8 million, non interest bearing deposit growth of $8.6 million and an increase in Federal Home Loan Bank advances of $6.7 million. With regard to the increase in interest bearing deposits, $58.8 million was in the form of lower yielding "core deposits" such as savings, NOW and Money Market deposits, as customers opted for liquidity without substantial differential in yield. This change in deposit mix coupled with the decline in rates mentioned above caused the cost to fund earning assets to decline from 3.35% in 2001 to 2.13% in 2002. Of the $2,540,000 increase in net interest income approximately $2,606,000 resulted from the growth of the Company's balance sheet which was offset by an approximately $66,000 reduction resulting from the change in interest rates.

     For a further discussion of the effect of changes in interest rates on the Company's income statement see "Asset and Liability Management" and "Interest Rate Sensitivity Analysis."

     For a further discussion of the Company's loan portfolio see "Loans" and "Asset Quality."

     For a further discussion of the Bank's investment portfolio see "Investment Portfolio."

OTHER INCOME

A comparison of the major components of other income is included in the following table:

================================================================================
                                                       YEARS ENDED DECEMBER 31,
(in thousands)                                            2002          2001
================================================================================
Service Charges on Deposit
  Accounts                                              $  842        $  771
Gains/(Losses) on the Sale of Securities                   145           (11)
Gains on the Sale of Loans                                 205           225
Other Income                                               540           344
--------------------------------------------------------------------------------
                                                        $1,732        $1,329
================================================================================

     Other income increased $403,000 or 30% during 2002 in comparison to 2001. Service charges on deposit accounts increased $71,000 or 9%. Even though fees were not raised in 2002, service charges for both return items and savings increased 26%. In addition, wire transfer charges increased by $18,000 or 35%. Additionally, the Bank generated $45,000 in fees from its commercial sweep account.

     The Company sold a portion of its securities for a net gain of $145,000. This was a result of realizing opportunities from improved values in the portfolio due to low interest rates. Gains on sale of loans were $205,000 in 2002 compared to $225,000 in 2001, a decrease of $20,000 or 9%. The Company is a preferred SBA lender and as such, originates SBA loans and sells the guaranteed portion in the secondary market while retaining the servicing. SBA loans are not the primary focus of the company and consequently, sales of these loans can vary from period to period depending upon the volume of SBA loans generated.

     Other income increased $196,000 or 57% in 2002. A major portion of this increase was related to loan origination processing and servicing fees. Also, sales of insurance products resulted in $22,000 of commissions. Finally, miscellaneous income increased by $52,000 of which $51,000 was due to the demutualization of the Company's health insurance carrier.

OTHER EXPENSE

A comparison of the major components of other expense is included in the following table:

================================================================================
                                                       YEARS ENDED DECEMBER 31,
(in thousands)                                            2002          2001
================================================================================
Salaries and Employee
  Benefits                                             $ 5,477        $4,538
Occupancy                                                1,591         1,389
Equipment                                                  561           490
Other Expense                                            3,135         2,592
--------------------------------------------------------------------------------
                                                       $10,764        $9,009
================================================================================

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and
Results of Operations

     Total other expense increased $1,755,000 or 19% in comparison to 2001. Expenses were impacted by additional personnel, occupancy costs and other expenses relating to the opening of the Warren branch as well as the growth of the Company and a full year of expenses incurred by the Edison Branch, which opened in 2001.

     Salaries and Benefits increased $939,000 or 21% in 2002. Additional personnel were hired to staff the Warren branch. Other positions were also added to the Company as a result of the significant growth rate. The increase in staff combined with annual salary increases, and an increase in the number of employees qualifying for various benefits, such as, medical, bonus, and 401(k) pension accounted for the variance from 2001.

     Occupancy expense increased $202,000 or 15% from 2001. Most of the increase resulted from rent, taxes and maintenance for the new branch. Also, Edison and Hillsborough's new location experienced a full year of expenses, and the additional space was leased at 70 East Main Street in December 2002.

     Other expenses increased $544,000 or 21% from 2001. Much of the increase was related to a rise in costs for outside services. This variance of $172,000 included bank correspondent services and consulting fees. Also, examation costs increased $48,000 or 34%. Furthermore, expenses of $48,000 and $52,000 were a result of the write down of assets for the Hillsborough relocation and operational losses, respectively. Finally, directors fees were increased in the beginning of 2002.

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

The following table sets forth the amortized cost and estimated market values of securities in the investment portfolios as of December 31, 2002, 2001 and 2000.

==================================================================================================================
                                               2002                      2001                      2000
                                     =======================   =======================   =======================
                                      AMORTIZED       FAIR      AMORTIZED       FAIR      AMORTIZED       FAIR
(in thousands)                           COST        VALUE         COST        VALUE         COST        VALUE
==================================================================================================================
AVAILABLE FOR SALE:
U.S. Treasury Securities               $   502      $   505      $    --      $    --      $    --      $    --
U.S. Government Agency Securities       13,569       13,873       13,171       13,402       19,276       19,273
Mortgage-Backed Securities (1)          28,250       28,545       12,602       12,694       11,983       11,918
Other Securities                         3,650        3,646        2,910        2,956        2,136        2,112
------------------------------------------------------------------------------------------------------------------
                                       $45,971      $46,569      $28,683      $29,052      $33,395      $33,303
==================================================================================================================
HELD TO MATURITY:
U.S. Treasury Securities               $ 1,016      $ 1,018      $    --      $    --      $    --      $    --
U.S. Government Agency Securities       24,499       24,900       25,343       25,662        4,242        4,249
Mortgage-Backed Securities (1)          28,033       28,501       14,075       14,070        1,549        1,568
Other Securities                         2,479        2,496        2,091        2,097           --           --
Municipal Securities                       182          182           --           --          546          545
------------------------------------------------------------------------------------------------------------------
                                       $56,209      $57,097      $41,509      $41,829      $ 6,337      $ 6,362
==================================================================================================================

Note: (1) With regard to mortgage-backed securities, the Company does not hold any private issue CMOs.

As of December 31, 2002, 2001 and 2000, there was not one issuer where the aggregate book value or aggregate market value exceeds ten percent of shareholders' equity.

                                                    SVB FINANCIAL SERVICES, INC.
                 Management's Discussion and Analysis of Financial Condition and
                                                           Results of Operations

     The maturity distribution and weighted average yield of the Company's investment portfolio as of December 31, 2002 is as follows:

===============================================================================================
                                                       DUE IN     DUE AFTER ONE
                                                      ONE YEAR     YEAR THROUGH
($ in thousands)                                       OR LESS      FIVE YEARS         TOTAL
===============================================================================================
AVAILABLE FOR SALE:
U.S. Treasury Securities(2)
  Fair Value                                           $   505             --        $   505
  Yield                                                   2.79%            --           2.79%
U.S. Government Agency Securities(2)
  Fair Value                                           $ 2,865        $11,009        $13,874
  Yield                                                   4.04%          3.95%          3.97%
Mortgage-Backed Securities(1)
  Fair Value                              $28,545           --             --        $28,545
  Yield                                      4.05%          --             --           4.05%
Other Securities
  Fair Value                              $ 1,004(3)   $ 1,832        $   809        $ 3,645
  Yield                                      4.28%        4.32%          5.27%          4.52%
===============================================================================================
HELD TO MATURITY:
U.S. Treasury Securities(2)
  Book Value                                           $ 1,016             --        $ 1,016
  Yield                                                   1.46%            --           1.46%
U.S. Government Agency Securities(2)
  Book Value                                           $ 5,210        $19,289        $24,499
  Yield                                                   4.59%          3.34%          3.61%
Mortgage-Backed Securities(1)
  Book Value                              $28,033           --             --        $28,033
  Yield                                      4.25%          --             --           4.25%
Other Securities
  Book Value                                           $ 1,714        $   765        $ 2,479
  Yield                                                   3.91%          3.11%          3.66%
Municpal Securities
  Book Value                                           $   182             --        $   182
  Yield                                                   1.46%            --           1.46%
===============================================================================================

Note: (1) Mortgage-backed securities are not included because expected maturities will differ from contractual maturities. Borrowers may have the right to prepay or call obligations with or without call or prepayment penalties. (2) U.S. Government Agency Securities and U.S. Treasury Securities which are callable before their stated maturity are included in the table at their stated maturity. (3) Equity securities.

LOANS

     The following table summarizes the Company's loan portfolio as of December 31, 2002, 2001, 2000, 1999 and 1998.

====================================================================================================
(in thousands)                       2002          2001          2000          1999          1998
====================================================================================================
Secured by Real Estate:
  Residential Mortgage           $ 73,084      $ 67,598      $ 55,357      $ 41,727      $ 30,577
  Commercial Mortgage             102,623        75,905        57,223        48,349        42,703
  Construction                     25,011        21,438        12,561        11,943         6,256
Commercial & Industrial (1)        24,229        28,105        33,429        32,628        22,308
Loans to Individuals for
  Automobiles                       3,732         6,640         8,583         7,907        10,298
Other Loans to Individuals          8,592         9,249        11,721        10,062         8,864
Other Loans                           914           657           344           535           468
----------------------------------------------------------------------------------------------------
                                 $238,185      $209,592      $179,218      $153,151      $121,474
====================================================================================================

Note: (1) The Company's commercial loans are not concentrated within a single industry or group of related industries.

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and
Results of Operations

     The Company had strong growth in the loan portfolio in 2002. The loan portfolio increased by $28.6 million or 14% in 2002. Most of the loan growth was in the form of loans secured by real estate. Commercial mortgages increased $26.7 million or 35%. The Company also experienced growth in residential mortgages which increased $5.5 million and construction loans which grew by $3.6 million. Please see "Asset Quality" for a discussion of the Company's practices with respect to construction lending. Construction loans comprised 10.5% of total loans at December 31, 2002.

     The Company targets small to medium sized businesses, developers and professionals in its lending area. With the ever changing composition of the banking marketplace, the Company has tried to remain competitive in its pricing of loans, but will not sacrifice loan quality to capture additional volume. It is important to note that 26% of the loans secured by residential real estate as of December 31, 2002, were for commercial purposes. It is common for small business owners to secure commercial loans with their personal residences.

The following table sets forth the Company's total loans by maturity and interest rate sensitivity as of December 31, 2002:

================================================================================
                              MATURITY       AFTER
                               WITHIN     ONE THROUGH     AFTER
(in thousands)                ONE YEAR     FIVE YEARS   FIVE YEARS       TOTAL
================================================================================
Loans with fixed rates         $26,879      $ 95,796      $ 5,157      $127,832
Loans with floating rates       42,937        17,632       49,784       110,353
--------------------------------------------------------------------------------
Total                          $69,816      $113,428      $54,941      $238,185
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

ALLOWANCE FOR LOAN LOSSES

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

     All commercial loans are assigned a two digit risk rating at the time of closing. The first digit of the rating refers to the strength of the borrower based on their financial condition and past history. Current economic conditions and the effect on the borrower's business are also taken into account. The second digit refers to the collateral strength and liquidity with zero being assigned to unsecured loans. An allowance amount is then assigned to each risk rating. Since, in its eleven year history, the Company has very little commercial loan loss history, the amount of the allowance is based on the experience of management and their judgement with respect to these types of loans. These allowances assigned to risk ratings may be changed in the future if the conditions or loan losses experience makes that necessary.

     A risk rating may be changed with the approval of the senior loan officer. A rating change may be requested if the individual loan officer or the Bank's credit analyst is aware of a change in the borrower's financial condition. In addition, approximately 60% of the dollar amount of commercial loans are reviewed on an annual basis by an outside independent loan review firm at which time a change to the risk rating may be recommended. The audit Committee of the Board of Directors reviews the independent loan review firms recommendations on a quarterly basis.

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

     The calculation of the estimated provision for loan losses is presented to and discussed with the Company's Board of Directors on a quarterly basis.

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and
Results of Operations

     The following table summarizes the composition of the Company's non-performing assets as of the dates indicated:

==============================================================================================================================
                                                                                     DECEMBER 31,
                                                     =========================================================================
($ in thousands)                                           2002           2001           2000           1999           1998
==============================================================================================================================
Non-performing assets(1):
Non-accruing loans
  Commercial and Construction                          $    442       $    103       $    316       $    599       $     56
  Real Estate                                               191            209            149             --             --
  Installment                                                25            198             17             93             40
------------------------------------------------------------------------------------------------------------------------------
Total non-accrual loans                                     658            510            482            692             96
Restructured loans                                          257            301             --             --             --
------------------------------------------------------------------------------------------------------------------------------
Total non-performing loans                                  915            811            482            692             96
------------------------------------------------------------------------------------------------------------------------------
Other real estate owned                                      --             --             --             --             --
==============================================================================================================================
Total non-performing assets                            $    915       $    811       $    482       $    692       $     96
==============================================================================================================================
Loans past due 90 days or more(2)                      $     --       $     --       $     --       $     --       $      5
==============================================================================================================================
Non-performing loans to total loans                        0.38%          0.39%          0.27%          0.45%          0.08%
Non-performing assets to total assets                      0.23%          0.25%          0.20%          0.34%          0.05%
Allowance for loan losses to non-performing loans        263.06%        260.30%        378.22%        223.99%       1261.46%
==============================================================================================================================

(1) Non-performing assets excludes loans past due 90 days or more and still accruing.

(2) Loans past due 90 days or more and still accruing.

As noted in the previous table, the Company's charge off history shows relatively small percentages of net charge offs. The following table depicts an approximate allocation of the allowance for loan losses as of the dates indicated:

================================================================================================================================
                                                                   DECEMBER 31,
================================================================================================================================
                            2002                  2001                  2000                  1999                  1998
================================================================================================================================
                                % OF                  % OF                  % OF                  % OF                  % OF
                              LOANS TO              LOANS TO              LOANS TO              LOANS TO              LOANS TO
                                TOTAL                 TOTAL                 TOTAL                 TOTAL                 TOTAL
($ in thousands)    AMOUNT      LOANS     AMOUNT      LOANS     AMOUNT      LOANS     AMOUNT      LOANS     AMOUNT      LOANS
================================================================================================================================
Commercial
  (including
  Construction)     $2,225      64.14%    $1,892      60.17%    $1,612      57.78%    $1,345      60.67%    $  986      58.67%
Residential
  Real Estate           80      30.68%        74      32.25%        53      30.89%        57      27.25%        41      25.17%
Installment            102       5.18%       145       7.58%       158      11.33%       148      12.08%       184      16.16%
--------------------------------------------------------------------------------------------------------------------------------
                    $2,407     100.00%    $2,111     100.00%    $1,823     100.00%    $1,550     100.00%    $1,211     100.00%
================================================================================================================================

                                                    SVB FINANCIAL SERVICES, INC.
                 Management's Discussion and Analysis of Financial Condition and
                                                           Results of Operations

The following table summarizes the activity in the allowance for possible loan losses for the period indicated:

========================================================================================================================
                                                                          YEARS ENDED DECEMBER 31,
                                                   =====================================================================
($ in thousands)                                         2002          2001          2000          1999          1998
========================================================================================================================
Balance, January 1                                   $  2,111      $  1,823      $  1,550      $  1,211      $    982
Loans charged off
  Commercial and Construction                              --            (3)          (21)           --            --
  Real Estate                                             (20)           --           (12)           --            --
  Installment                                            (186)         (106)         (104)         (115)          (80)
------------------------------------------------------------------------------------------------------------------------
Total charge offs                                        (206)         (109)         (137)         (115)          (80)
------------------------------------------------------------------------------------------------------------------------
Recoveries of loans previously charged off
  Commercial and Construction                              --            --            --            --             8
  Real Estate                                              12            --            --            --            --
  Installment                                              35            32            35            14             1
------------------------------------------------------------------------------------------------------------------------
Total recoveries                                           47            32            35            14             9
------------------------------------------------------------------------------------------------------------------------
Net Loans charged off                                    (159)          (77)         (102)         (101)          (71)
------------------------------------------------------------------------------------------------------------------------
Provision charged to expense                              455           365           375           440           300
------------------------------------------------------------------------------------------------------------------------
Balance, December 31                                 $  2,407      $  2,111      $  1,823      $  1,550      $  1,211
========================================================================================================================
Net charge offs as a percentage of average loans         0.07%         0.04%         0.06%         0.07%         0.06%
Allowance for loan losses to total loans                 1.01%         1.01%         1.02%         1.01%         1.00%
Allowance for loan losses to non-performing loans      263.06%       260.30%       378.22%       223.99%      1261.46%

DEPOSITS

Following is the average balances and rates paid on deposits for the period indicated:

============================================================================================
                                          YEARS ENDED DECEMBER 31,
                           2002                      2001                      2000
                 ======================    ======================    =======================
                   AVERAGE     AVERAGE       AVERAGE     AVERAGE       AVERAGE     AVERAGE
($ in thousands)   BALANCE       RATE        BALANCE       RATE        BALANCE       RATE
============================================================================================
Demand            $ 49,837         --       $ 41,236         --       $ 34,316         --
Savings             41,500       1.72%        22,154       2.81%        17,190       2.86%
Money Market        48,838       1.93%        28,988       3.05%        24,882       3.62%
NOW                 64,007       0.89%        44,400       1.85%        32,489       2.43%
Time               135,171       3.38%       126,184       5.15%       100,028       5.75%
--------------------------------------------------------------------------------------------
                  $339,353       2.00%      $262,962       3.35%      $208,905       3.80%
============================================================================================

Following is the maturity distribution of time certificates of deposit $100,000 and over:

================================================================================
                                          December 31,
(in thousands)                                2002
================================================================================
Three months or less                        $  9,412
Over three months through six months           4,521
Over six months through twelve months          4,810
Over one year through three years              7,208
Over three years through five years            1,553
                                            $ 27,504
================================================================================

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

     During 2002, the Company generated $3.5 million cash flow from operations.

     Net cash used in investing activities was $69.3 million. Purchases of securities, both held to maturity and available for sale, accounted for $88.0 million of cash for

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and
Results of Operations

investing purposes. These purchases were partially funded by $48.0 million of maturities of both held to maturity and available for sale securities and proceeds from the sales of securities of $7.6 million. An increase in loan growth accounted for $28.5 million in cash invested.

     Net cash provided by financing activities of $73.9 million supplied funding for the above investing activities. Most of these funds, 66% or $48.6 million, were generated by an increase in the Bank's core deposit accounts consisting of demand deposits, savings deposits and money market accounts. Time deposits or certificates of deposits also increased $18.3 million.

     Overall, cash and cash equivalents increased $8.1 million during 2002. Additionally, the Company can borrow up to $17.8 million as a member of the Federal Home Loan Bank and $3.5 million is available through lines of credit at correspondent banks. As of December 31, 2002, the Company had $9.2 million in total advances with the Federal Home Loan Bank, thereby reducing the available line to $8.6 million.

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

     Loans make up the largest portion of the Bank's assets. In making commercial loans, the emphasis is placed on either floating rate loans tied to the prime lending rate or fixed rate loans with prepayment penalties depending upon the Bank's overall rate sensitivity position. Fixed rate commercial loans are generally written so that the rates can be adjusted within 3-7 years with payouts up to 25 years. Mortgage loans are currently written to be adjusted annually after the first 3, 5 or 10 year term with payouts up to 30 years. Home equity lines of credit are tied to the prime lending rate although special promotions may offer a fixed rate for periods of not greater than one year. Fixed rate home equity loans are offered with a maturity of 5 or 10 years, amortizing over a 15 year period. These loans also contain interest rate floors. Installment loans are written at fixed rates amortizing over 1 to 5 years.

     The Bank also takes into consideration any off-balance sheet items when evaluating and managing its liquidity. At December 31, 2002 off-balance sheet items consisted of unfunded loan commitments and financial standby letters of credit.

     Generally, when evaluating the Bank's liquidity all unused loan commitments and letters of credit are included in the analysis as estimated drawdowns of 25% of the total commitment. Although economic conditions interest rates and numerous other factors can effect the amount of loans to be drawndown, management feels, through experience, that this is a reasonable estimate to use when evaluating liquidity needs.

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

     Short term liquidity is also managed through the investment into high quality short term Money Market securities, US Government securities and/or US Treasury securities made available through Money Market funds which can be liquidated at anytime. In general, the day to day liquidity is

The following table sets forth the Company's commitments sheet items by maturity date as of December 31, 2002:

============================================================================================
                                    TOTAL        LESS
COMMITMENTS                        AMOUNTS       THAN        1=3         4=5        OVER 5
(in thousands)                    COMMITTED     1 YEAR      YEARS       YEARS        YEARS
============================================================================================
Lines of Credit                    $34,178     $18,933     $ 1,181     $    30     $14,034
Standby Letters of Credit            3,942       3,924          18          --          --
Guarantees                              --          --          --          --          --
Standby Repurchase Obligations          --          --          --          --          --
Loan Commitments                     2,044       2,044          --          --          --
FHLB Advances                        7,500       3,000       3,000       1,500          --
Leases                              11,523       1,040       2,093       1,845       6,545
--------------------------------------------------------------------------------------------
Total Commitments                  $59,187     $28,941     $ 6,292     $ 3,375     $20,579
============================================================================================

                                                    SVB FINANCIAL SERVICES, INC.
                 Management's Discussion and Analysis of Financial Condition and
                                                           Results of Operations

managed through the sale or purchase of Federal Funds from approved correspondent banks.

     A significant portion of the Bank's assets have been funded with CDs including jumbo CDs. Unlike other deposit products, such as checking and savings accounts, CDs carry a high degree of interest rate sensitivity and therefore, their renewal will vary based on the competitiveness of the Bank's interest rates. The Bank has attempted to price its CDs competitively.

     Interest rates on savings accounts, NOW and Money Market accounts are variable and can be changed at the discretion of the Company. These accounts are not tied to any particular index.

     As members of the Federal Home Loan Bank, the Company can borrow advances at a fixed or floating rate and on a non-amortizing or amortizing basis. These advances can be for terms ranging from overnight to up to 30 years. The advances


INTEREST RATE SENSITIVITY AT DECEMBER 31, 2002

                                                                    MATURITY OR REPRICING IN (1)
                                             DUE IN          BETWEEN                            NON-
                                             90 DAYS        91 DAYS -          AFTER          INTEREST
(in thousands)                               OR LESS         ONE YEAR         ONE YEAR         BEARING            TOTAL
=========================================================================================================================
ASSETS:
Securities                                  $ 19,982         $ 34,044         $ 48,752        $     --         $102,778
Federal Funds Sold                            20,778               --               --              --           20,778
Other Short Term Investments                   7,293               --               --              --            7,293
Interest Bearing Time Deposits                 1,784            5,580            6,475              --           13,839
Loans                                         89,063           28,599          119,345             799          237,806
Valuation Reserve                                 --               --               --          (2,407)          (2,407)
Non-interest Earning Assets                       --               --               --          24,897           24,897
-------------------------------------------------------------------------------------------------------------------------
Total Assets                                $138,900         $ 68,223         $174,572        $ 23,289         $404,984
=========================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest Bearing Liabilities
Money Market                                $  6,495         $ 26,973         $ 16,483        $     --         $ 49,951
NOW                                            3,672           17,622           52,132              --           73,426
Savings Deposits                               6,198           18,591           16,525              --           41,314
CDs over $100,000                              9,325            9,497            8,682              --           27,504
Other Time Deposits                           34,431           55,475           28,100              --          118,006
Other Borrowings                                  --            3,000            6,214              --            9,214
Obligation Under Capital Lease                     5               15              391              --              411
Guaranteed Preferred Beneficial
  Interest in the Corporation
  Subordinated Debentures                      6,500               --               --              --            6,500
-------------------------------------------------------------------------------------------------------------------------
Total Interest Bearing Liabilities            66,626          131,173          128,527              --          326,326
-------------------------------------------------------------------------------------------------------------------------
Non-interest Bearing Demand Deposits           9,219            8,676           36,326              --           54,221
Other Liabilities                                 --               --               --           1,259            1,259
Stockholders' Equity                              --               --               --          23,178           23,178
-------------------------------------------------------------------------------------------------------------------------
Total Liabilities and
Stockholders' Equity                        $ 75,845         $139,849         $164,853        $ 24,437         $404,984
-------------------------------------------------------------------------------------------------------------------------
Interest Rate Sensitivity Gap               $ 63,055         $(71,626)        $  9,719        $ (1,148)
-------------------------------------------------------------------------------------------------------------------------
Cumulative Gap                              $ 63,055         $ (8,571)        $  1,148
-------------------------------------------------------------------------------------------------------------------------
Cumulative Gap to Total Assets                 15.57%           (2.12)%           0.28%
=========================================================================================================================

(1) The following are the assumptions that were used to prepare the Interest Rate Sensitivity analysis:

     (A) Interest rates remain flat during the period covered by the table, i.e. a prime rate of 4.25% and a Federal Funds rate of 1.25%.

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

     (E) The maturity or decay rate of non-maturity deposits, i.e. Money Market, NOW, savings and non-interest bearing demand deposits is estimated based on historical data.

     (F)  Time deposits are spread based on their actual maturity dates.

SVB FINANCIAL SERVICES, INC.

Management's Discussion and Analysis of Financial Condition and
Results of Operations

can be matched against various earning assets. At December 31, 2002 and December 31, 2001, the Company had outstanding advances of $9.2 million and $5.8 million respectively, all of which had fixed rates of interest.

     During 2002, the Company participated in a pooled institutional placement of trust preferred securities of $2.5 million which combined with a similar placement of $4.0 million in 2001, resulted in a total of $6.5 million in trust preferred securities as of December 31, 2002. Both of these subordinated debentures can be redeemed in 30 years from issuance and carry a floating rate of interest based on the 3-month LIBOR plus 345 basis points for the 2002 placement and 358 basis points for the 2001 placement. Both of these rates are adjusted on 3 month intervals.

     The nature of the Bank's current operations is such that it is not subject to foreign currency exchange or commodity price risk. Additionally, neither the Company nor the Bank owns any trading assets. At December 31, 2002, the Bank did not have any hedging transactions in place.

INTEREST RATE SENSITIVITY ANALYSIS

One measure of the Bank's interest rate sensitivity is through the use of a sensitivity gap analysis. The interest rate sensitivity gap is defined as the difference between the amount of interest earning assets maturing or repricing within a specific time period and the amount of interest bearing liabilities maturing or repricing within that same time period. A gap is positive when the amount of interest earning assets maturing or repricing exceeds the amount of interest bearing liabilities maturing or repricing within that same period and is negative when the amount of interest bearing liabilities maturing or repricing exceeds the amount of interest earning assets maturing or repricing within the same period. Accordingly, during a period of rising interest rates, an institution with a negative gap position would not be in as favorable a position, compared to an institution with a positive gap, to invest in higher yielding assets. A negative gap may result in the yield on an institution's interest earning assets increasing at a slower rate than the increase in an institution's cost of interest bearing liabilities than if it had a positive gap. During a period of falling interest rates, an institution with a negative gap would experience a repricing of its interest earning assets at a slower rate than its interest bearing liabilities which, consequently, may result in its net interest income growing at a faster rate than an institution with a positive gap position.

     The ALCO attempts to maintain the Company's cumulative gap ratios at +/-15% for 90 days or less, +/-20% for four to six months and +/-25% for between six months and one year.

     While gap analysis is a general indicator of the potential effect that changing interest rates may have on net interest income, the gap itself does not present a complete picture of interest rate sensitivity. First, changes in the general level of interest rates do not affect all categories of assets and liabilities equally or simultaneously. Second, assumptions must be made to construct a gap analysis. Management can influence the actual repricing of the deposits independent of the gap assumption. Third, certain securities are callable and therefore repriceable prior to their maturity dates depending on the level of interest rates. The cash flows of certain loans and mortgage-backed securities and the repricing of those cash flows will vary under different interest rates. Fourth, the gap analysis represents a one-day position and cannot incorporate a changing mix of assets and liabilities over time as interest rates change. Volatility in interest rates can also result in disintermediation, which is the flow of funds away from financial institutions into direct investments, such as U.S. Government and corporate securities and other investment vehicles, including mutual funds, which, because of the absence of federal insurance premiums and reserve requirements, generally pay higher rates of return than financial institutions. The decline in the market for equity securities has been a source of new deposits over the past few years.

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

     During 2002, the Federal Funds rate and the Prime lending rate remained flat for 10 months, until they were reduced 50 basis points in November. The net interest margin declined to 3.81% for the year. For further discussion of the net interest margin see "Net Interest Income."

     Past performance is no indication of future results. The net interest margin can be affected by more than the change in the level of interest rates. Such items as the changes in the mix of assets and liabilities and a change in the competitive factors governing the pricing of assets and liabilities can also greatly impact the net interest margin.

     An additional analysis of the Bank's interest rate risk is a forecast of changes in the Bank's Market Value of Portfolio Equity (MVPE) under alternative interest rate environments. The MVPE is defined as the net present value of the Bank's existing assets, liabilities and off-balance sheet instruments. The calculated estimated change in MVPE for the Bank at December 31, 2002 is as follows:

                                                               MVPE         $
CHANGE IN INTEREST (in thousands)                             Amount     Change
================================================================================
+200 Basis Points                                            $22,806    $(2,901)
Base Amount Rate                                              25,707         --
-200 Basis Points                                             26,506        799
================================================================================

The policy of the Company requires that a parallel shock of +/- 200 basis points may not change the MVPE by more than 1% of total assets. For 2002, this amount would be $4.0 million.

     It is important to note that as of December 31, 2002, a downward parallel shock of 200 basis points could not be

                                                    SVB FINANCIAL SERVICES, INC.
                 Management's Discussion and Analysis of Financial Condition and
                                                           Results of Operations


applied to all assets and liabilities. For example, the Federal Funds rate at that time was 1.25%. Certain loans rates, such as home equity loans, have contractual floors which at year end 2002 were above the current market rates. In addition, certain deposit rates could not realistically be reduced by 200 basis points. Assumptions were made as to implied floors for these rates.

RETURN ON ASSETS AND RETURN ON EQUITY

The following table depicts returns on average assets and returns on average equity for the periods indicated:

================================================================================
                                                        Years Ended December 31,
                                                       =========================
                                                          2002           2001
================================================================================
Return on Average Assets                                  0.65%          0.61%
Return on Average Equity                                 11.46%          9.49%
Average Equity to
  Average Assets                                          5.65%          6.42%
================================================================================

CAPITAL RESOURCES

Under risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several risk categories according to the obligor, the guarantor or the nature of the collateral. The aggregate dollar amount in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values are added together to determine the total of risk weighted assets. This total comprises the denominator of the risk-based capital ratios.

     The Company did not have any derivatives as of December 31, 2002 or 2001. Off-balance sheet items totalled $40.2 million for December 31, 2002 and $ 40.1 million for December 31, 2001 and were made up of unused loan commitments and letters of credit.

     Subordinated debentures in the amount of $6.5 million in 2002 and $4.0 million in 2001 were included in the numerator of the risk-based capital ratios. Consistent with the U.S. bank holding company capital regulations, these securities may be treated as components of Tier 1 capital as long as they do not exceed 25% of all Tier 1 elements at any time. At December 31, 2002 and 2001 the inclusion of these securities represented 23% and 18% respectively of tier 1 capital.

     Under the FDIC Improvement Act of 1991, banks are required to maintain a minimum ratio of total capital to risk based assets of 8% of which at least 4% must be in the form of Tier 1 capital (primarily shareholders' equity). The following are the Company's capital ratios at the end of the periods indicated. The Bank's Capital Ratios are not materially different than those of the Company.

================================================================================
                                                       Years Ended December 31,
                                                      ==========================
                                                          2002           2001
================================================================================
Total Capital to
  Risk Weighted Assets                                   11.09%         10.39%
Tier 1 Capital to
  Risk Weighted Assets                                   10.22%          9.50%
Leverage Ratio                                            7.53%          7.86%
================================================================================

     It is the Company's intention to retain its earnings in order to provide adequate capital to continue to support its growth. The Company has never paid a cash dividend. A 5% stock dividend was paid in 2002 and in 2001.

SUMMARY OF QUARTERLY RESULTS

The following summarizes the results of operations during 2002 on a quarterly basis:

=================================================================================================
                                                        For the Quarters Ended
                                     ============================================================
(in thousands)                         March 31         June 30    September 30     December 31
=================================================================================================
Interest Income                          $4,938          $5,215          $5,372          $5,323
Interest Expense                          1,951           1,876           1,861           1,783
-------------------------------------------------------------------------------------------------
Net Interest Income                       2,987           3,339           3,511           3,540
Provision for Loan Losses                   100             135             125              95
-------------------------------------------------------------------------------------------------
Net Interest Income After
  Provision for Loan Losses               2,887           3,204           3,386           3,445
-------------------------------------------------------------------------------------------------
Gains on the Sale of Loans                   40              83              26              56
Gains on the Sale of Securities               8              15              50              72
Other Income                                321             361             300             400
Other Expense                             2,482           2,635           2,726           2,921
-------------------------------------------------------------------------------------------------
Income Before Tax Expense                   774           1,028           1,036           1,052
Income Taxes                                296             379             386             374
-------------------------------------------------------------------------------------------------
Net Income                               $  478          $  649          $  650          $  678
=================================================================================================

SVB Financial Services, Inc. and Somerset Valley Bank

BOARD OF DIRECTORS

John K. Kitchen
Chairman of the Board

G. Robert Santye
Vice Chairman of the Board

Bernard Bernstein
Robert P. Corcoran
Raymond L. Hughes
Willem Kooyker
Frank Orlando
Gilbert E. Pittenger
Frederick D. Quick
Anthony J. Santye, Jr.
Donald Sciaretta
Herman C. Simonse
Donald R. Tourville

SOMERSET VALLEY INVESTMENT COMPANY, INC.
BOARD OF DIRECTORS:

Vincent C. Canterelli
Raymond L. Hughes, II
Daniel Soriano, Jr. Esq.

WEST END ONE CORP.
BOARD OF DIRECTORS:

Herman C. Simonse
Robert P. Corcoran
Keith B. McCarthy

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

OFFICERS:

Robert P. Corcoran
President and C.E.O.

Keith B. McCarthy
Chief Operating Officer and Treasurer

Arthur E. Brattlof
Executive Vice President
Senior Loan Officer

Michael A. Novak
Senior Vice President
Commercial Loans

Douglas Robb, Jr.
Senior Vice President
Retail Investments

Kathy E. Ruggiero
Senior Vice President
Branch Administration

Karen L. Zaliwski
Senior Vice President
Operations

Paul J. Bowen
Vice President
Commercial Loans

Dianne Durland
Vice President
Branch Administration

Christopher Fenimore
Vice President
Consumer Loans

Michele Gara
Vice President and Manager

Suzanne Lennard
Vice President and Manager

Stephen Miller
Vice President
Commercial Loans

Margaret O'Keeffe
Vice President
Retail Sales and Marketing

John P. Oliver
Vice President
Commercial Loans

Mary E. Rowe
Vice President
Accounting and Finance

Roger W. Russell
Vice President
Loan Administration

Mary Ann Soriano
Vice President
Operations

Elizabeth J. Balunis
Corporate Secretary

Jeannette A. Capra
Assistant Vice President
Loan Operations

Jeanne G. Hagen
Assistant Vice President and Human Resources Director

Joanne Jack
Assistant Vice President

Cary Johnson
Assistant Vice President and Manager

Christopher Seaman
Assistant Vice President
Branch Administration

Vimala Vimalavong
Assistant Vice President and Manager

Michelle Callahan
Assistant Treasurer

Susan Christman
Assistant Treasurer and Manager

Jennifer Corcoran
Assistant Treasurer

Paige Johnstone
Assistant Treasurer and Manager

Scott Ronca
Assistant Treasurer

Diana S. Valko
Assistant Treasurer

Kenneth S.B. Wade II
Assistant Treasurer

Dawn Bonomo
Assistant Secretary

Sharon Eckel
Assistant Secretary

Samuel Evans, Jr.
Assistant Secretary and Manager

Marguerite Eppler
Assistant Secretary

Lisa A. Giacommara
Assistant Secretary

Anne Hardgrove
Assistant Secretary

Yvonne Johnson
Assistant Secretary

Connie Kirchoff
Assistant Secretary

James Law
Assistant Secretary

Kristin Madison
Assistant Secretary

Nancy McLaughlin
Assistant Secretary

Nicole M. Moschak
Assistant Secretary and Manager

Wendy Wheat
Assistant Secretary

SVB Financial Services, Inc. and Somerset Valley Bank


[PHOTO OMITTED]     Keith B. McCarthy
                    CHIEF OPERATING OFFICER AND TREASURER


Aberdeen Office

1147 State Highway 34
Aberdeen, NJ 07747

Telephone:     (732) 583-7300
Fax:           (732) 583-7800

Arbor Glen Office

100 Monroe Street
Bridgewater, NJ 08807

Telephone:     (908) 595-9700
Fax:           (908) 526-3418

Bernards Office

578 Allen Road
Basking Ridge, NJ 07920

Telephone:     (908) 781-5800
Fax:           (908) 781-5959

Bridgewater Office

481 North Bridge Street
Bridgewater, NJ 08807

Telephone:     (908) 725-0033
Fax:           (908) 725-0110

Edison Office

1943 Oak Tree Road
Edison, NJ 08820

Telephone:     (732) 494-8444
Fax:           (732) 494-7377

Gaston Avenue Office

91 North Gaston Avenue
Somerville, NJ 08876

Telephone:     (908) 575-7300
Fax:           (908) 575-9395

Hillsborough Office

601 U.S. Highway 206, Unit 46
Hillsborough, NJ 08844

Telephone:     (908) 281-4009
Fax:           (908) 281-3042

Manville Office

40 North Main Street
Manville, NJ 08835

Telephone:     (908) 541-0404
Fax:           (908) 541-0434

Warren Office

34 Mountain Boulevard
Building C
Warren, NJ 07060

Telephone:     (908) 757-9444
Fax:           (908) 757-2992

Corporate Office

70 East Main Street
Somerville, NJ 08876

Telephone:     (908) 541-9500
Fax:           (908) 541-6464

Main Office

103 West End Avenue
Somerville, NJ 08876

Telephone:     (908) 704-1188
Fax:           (908) 704-0273

Coming Soon

Metuchen Office

700 Middlesex Ave.
Metuchen, NJ 08840

[PHOTO OMITTED]     Arthur E. Brattlof
                    EXECUTIVE VICE PRESIDENT AND SENIOR LOAN OFFICER

                           SVB Financial Services, Inc. and Somerset Valley Bank


GENERAL COUNSEL:

Thomas C. Miller, Esq.
Miller, Robertson and Rodgers, P.C.
21 North Bridge Street
Somerville, NJ 08876

SECURITIES COUNSEL:

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

Mr. Keith McCarthy
SVB Financial Services, Inc.
70 East Main Street
Somerville, NJ 08876

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