Form 10-K, Exhibit 13
period 2003-12-31
SVB FINANCIAL SERVICES INC
filed 2004-03-29
CIK 1011698

                          SVB FINANCIAL SERVICES, INC.

                                   [graphic]












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

             26:    REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

             27: MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SVB FINANCIAL SERVICES, INC.
Selected Consolidated Financial Information

                                                                                           AT OR FOR THE YEARS ENDED
===================================================================================================================================
(in thousands except per share data)                                         2003       2002        2001        2000       1999
===================================================================================================================================
INCOME STATEMENT DATA:
Interest Income                                                            $ 20,700   $ 20,848    $ 19,867    $ 17,945   $ 14,412
Interest Expense                                                              6,262      7,471       9,030       7,972      6,093
-----------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                          14,438     13,377      10,837       9,973      8,319
Provision for Loan Losses                                                       502        455         365         375        440
-----------------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan Losses                          13,936     12,922      10,472       9,598      7,879
Non-Interest Income                                                           2,018      1,732       1,329         991        787
Non-Interest Expense                                                         11,641     10,764       9,009       8,182      6,496
-----------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                                                    4,313      3,890       2,792       2,407      2,170
Income Tax Expense                                                            1,429      1,435       1,048         900        815
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                 $  2,884   $  2,455    $  1,744    $  1,507   $  1,355
===================================================================================================================================
BALANCE SHEET DATA:
Total Assets                                                               $431,074   $404,984    $328,305    $241,630   $206,107
Federal Funds Sold and Other Short Term Investments                           6,768     28,071      15,104          78      2,400
Interest Bearing Time Deposits                                               13,142     13,839       9,670       8,075      5,283
Securities Available for Sale                                                42,855     46,569      29,052      33,303     27,216
Securities Held to Maturity                                                  58,290     56,209      41,509       6,337      5,122
Loans, Net                                                                  268,529    235,399     207,280     177,251    151,425
Deposits                                                                    379,013    364,422     297,474     222,384    189,562
Other Borrowings                                                             18,176      9,214       5,747         325          -
Guaranteed Preferred Beneficial Interest in the Corporation
 Subordinated Debentures                                                      6,500      6,500       4,000           -          -
Shareholders' Equity                                                         25,689     23,178      19,628      17,366     15,364
===================================================================================================================================
PERFORMANCE RATIOS:
Return on Average Assets                                                       0.69%      0.65%       0.61%       0.67%      0.69%
Return on Average Equity                                                      11.92%     11.46%       9.49%       9.43%      9.19%
Net Interest Margin                                                            3.77%      3.81%       4.02%       4.73%      4.53%
===================================================================================================================================
ASSET QUALITY:
Loans Past Due Over 90 Days                                                $      -   $      -    $      -    $      -   $      -
Non-Accrual Loans                                                             1,012        658         510         482        692
Net Charge-Offs                                                                 229        159          77         102        101
Allowance for Loan Losses to Total Loans                                       0.99%      1.01%       1.01%       1.02%      1.01%
-----------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA (1):
Earnings Per Share - Basic                                                 $   0.75   $   0.65    $   0.48    $   0.43   $   0.38
Earnings Per Share - Diluted                                                   0.74       0.64        0.47        0.41       0.37
Book Value                                                                     6.68       6.05        5.37        4.83       4.29
===================================================================================================================================
CAPITAL RATIOS:
Leverage Capital                                                               7.39%      7.53%       7.86%       7.31%      7.56%
Tier 1 Risked-Based Capital                                                   10.06%     10.22%       9.50%       8.71%      9.21%
Total Risked-Based Capital                                                    10.94%     11.09%      10.39%       9.68%     10.17%
===================================================================================================================================

(1)   All data has been retroactively restated for stock dividends.

For further information regarding trends in the above table, please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations." Trends in the above table are not indicative of future results.

                                    [graphic]


       Robert P. Corcoran                                John K. Kitchen


Dear Shareholders,
  Despite a low interest rate environment and what appears, so far, to be the beginning of a slow economic recovery, the company again reached record earnings by controlling our costs of operations and significantly increasing our loans. Our net interest margin showed a slight decline to 3.77% as compared to 3.81% last year due to further decline in short term interest rates and a significant number of commercial and real estate refinancings taking advantage of more favorable rates. Nonetheless, our net income grew from $2,455,000 in 2002 to $2,884,000 in 2003, an increase of $429,000 or 17%.
This was accomplished by reducing our cost of funds through various strategies, including taking advances through the Federal Home Loan Bank to fund loan demand when these costs compared favorably with deposits, and by increasing our net loans from $235,399,000 in 2002 to $268,529,000 in 2003 or 14%. Loans continue to be the engine that drives our growth and profitability and our asset quality remains extremely strong with non-accrual loans representing only 0.37% of total loans outstanding.
  The company placed a major emphasis in 2003 on our efforts to improve non-interest income through the sale of non-traditional bank products such as annuities, mutual funds and insurance. The efforts resulted in revenues of $193,000 and we look to expand this program in 2004. Additionally, our gains on the sale of loans increased by $114,000 and helped to offset the decline in securities gains of $44,000.
  The total assets of the bank have continued to grow through our expansion in new and existing markets ending the year at $431,074,000 an increase of $26,090,000 over last year. We plan to expand our market area by opening branches this year in Flemington, Metuchen, and South Plainfield. We also are negotiating for additional sites on the perimeter of our market area for openings in 2005 and beyond, making our branch network one of the strongest markets in the Northeast.
  Since our inception we have always balanced growth and profitability because, ultimately, the value of our organization will be the location of our branches and the market areas we choose. It has been our philosophy to grow by branching and although there are significant expenses created by this process, we feel it is still the best way to position ourselves for the future.
  Going forward, we will continue to search out and deploy new and innovative products to present to our customers. To that end, we created the "Preferred" and "Premier" checking accounts which contain a number of rewarding features. We also changed the structure of our commercial checking accounts to provide more favorable terms. Our Internet and telephone banking products are now being used by hundreds of both commercial and personal account holders with over 12,000 sessions each month. The addition of variable and fixed annuities and mutual funds have added significantly to our bottom line and our banking offices are now prepared to offer a wide range of investment products to benefit our customers and enhance our level of service. Our Master MoneyTM
Card enables our customers access to their accounts at ATM's across the world and can be used in any establishment that accepts MasterCard both here and abroad.
  In regulatory matters, the company has taken all the steps necessary to comply with new Corporate Governance rules formulated by the Securities and Exchange Commission and NASDAQ, our listing exchange. Committees of the Board of Directors have been reorganized to assure independence where required and new committee charters have been established where necessary. Certifications on financial information reporting by the Chief Executive Officer and Chief Operating Officer have also been established in compliance with the new governance rules. We have also included a new investor relations page on our website.
  This year, a fifth consecutive 5% stock dividend was distributed to our shareholders on December 3, 2003 and the stock closed the year at $16.05 per share. In a difficult economy and more difficult stock market, the shares held their value at a level consistent with our expectations in 2003, after a 60% increase in value the prior year.
  As we enter yet another year of challenges, we are optimistic about the growth and profitability of our company and we are dedicated to maximize shareholder value of SVB Financial Services, Inc. We appreciate your support and confidence and would welcome the opportunity to serve you in our new investment services area.
  In closing, we would like to express our sincere appreciation to G. Robert Santye and Raymond L. Hughes, who have moved on to other endeavors, for their years of valuable service on our Board of Directors and as Founders of the Company.



/S/ John K. Kitchen
-------------------
John K. Kitchen
CHAIRMAN OF
THE BOARD

                                     /s/ Robert P. Corcoran
                                     ------------------------
                                     Robert P. Corcoran
                                     PRESIDENT, VICE CHAIRMAN
                                     OF THE BOARD AND CHIEF
                                     EXECUTIVE OFFICER

SVB FINANCIAL SERVICES, INC.
Consolidated Balance Sheets
AS OF DECEMBER 31, 2003 AND 2002

================================================================================
(in thousands)                            2003                  2002
================================================================================
ASSETS
Cash and Due from Banks                 $ 24,983              $ 11,672
Federal Funds Sold                         6,584                20,778
Other Short Term Investments                 184                 7,293
--------------------------------------------------------------------------------
Total Cash and Cash Equivalents           31,751                39,743
--------------------------------------------------------------------------------
Interest Bearing Time Deposits            13,142                13,839
Securities
 Available for Sale, at Fair Value        42,855                46,569
 Held to Maturity, (Fair Value
  $58,578 in 2003
 and $57,097 in 2002)                     58,290                56,209
--------------------------------------------------------------------------------
Total Securities                         101,145               102,778
--------------------------------------------------------------------------------
Loans                                    271,543               238,185
 Allowance for Loan Losses                (2,680)               (2,407)
 Unearned Income                            (334)                 (379)
--------------------------------------------------------------------------------
Net Loans                                268,529               235,399
--------------------------------------------------------------------------------
Premises and Equipment, Net                7,356                 5,660
Bank Owned Life Insurance                  4,187                 3,000
Other Assets                               4,964                 4,565
--------------------------------------------------------------------------------
Total Assets                            $431,074              $404,984
================================================================================
LIABILITIES AND SHAREHOLDERS'
  EQUITY
LIABILITIES
Deposits
 Demand
  Non-interest Bearing                  $ 59,601              $ 54,221
  NOW                                     71,813                73,426
 Savings                                  48,290                41,314
 Money Market                             56,547                49,951
 Time
  Greater than $100,000                   27,755                27,504
  Less than $100,000                     115,007               118,006
--------------------------------------------------------------------------------
Total Deposits                           379,013               364,422
--------------------------------------------------------------------------------
Other Borrowings                          18,176                 9,214
Obligation Under Capital Lease               397                   411
Guaranteed Preferred Beneficial
  Interest in the
 Corporation Subordinated
   Debentures                              6,500                 6,500
--------------------------------------------------------------------------------
Total Borrowings                          25,073                16,125
--------------------------------------------------------------------------------
Other Liabilities                          1,299                 1,259
--------------------------------------------------------------------------------
Total Liabilities                        405,385               381,806
--------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Common Stock $2.09 Par Value,
  20,000,000                               8,041                 7,631
 Shares Authorized; 3,847,294 Shares
in 2003 and
 3,651,003 in 2002 Issued and
Outstanding
Additional Paid-in Capital                14,786                12,041
Retained Earnings                          2,955                 3,111
Accumulated Other Comprehensive
  (Loss)/Income                              (93)                  395
--------------------------------------------------------------------------------
Total Shareholders' Equity                25,689                23,178
--------------------------------------------------------------------------------
Total Liabilities and Shareholders'
  Equity                                $431,074              $404,984
================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                                   SVB FINANCIAL SERVICES, INC.
                                              Consolidated Statements of Income
                           FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001



===================================================================================================================================
(in thousands except per share data)                                                                2003      2002       2001
===================================================================================================================================
INTEREST INCOME
Loans                                                                                             $16,729    $16,080   $15,872
Securities Available for Sale                                                                       1,615      1,649     1,592
Securities Held to Maturity                                                                         1,814      2,227     1,264
Other Short Term Investments                                                                           16         82        38
Interest Bearing Time Deposits                                                                        427        542       546
Federal Funds Sold                                                                                     99        268       555
-----------------------------------------------------------------------------------------------------------------------------------
Total Interest Income                                                                              20,700     20,848    19,867
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits                                                                                            5,456      6,798     8,820
Other Borrowings                                                                                      472        351        60
Obligation Under Capital Lease                                                                         19         31        36
Guaranteed Preferred Beneficial Interest in the Corporation Subordinated Debentures                   315        291       114
-----------------------------------------------------------------------------------------------------------------------------------
Total Interest Expense                                                                              6,262      7,471     9,030
-----------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                                                14,438     13,377    10,837
PROVISION FOR LOAN LOSSES                                                                             502        455       365
-----------------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan Losses                                                13,936     12,922    10,472
-----------------------------------------------------------------------------------------------------------------------------------
OTHER INCOME
Service Charges on Deposit Accounts                                                                   837        842       771
Gains/(Losses) on the Sale of Securities Available for Sale                                           101        145       (11)
Gains on the Sale of Loans                                                                            319        205       225
Bank Owned Life Insurance                                                                             187          -         -
Other Income                                                                                          574        540       344
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Income                                                                                  2,018      1,732     1,329
-----------------------------------------------------------------------------------------------------------------------------------
OTHER EXPENSE
Salaries and Employee Benefits                                                                      5,872      5,477     4,538
Occupancy Expense                                                                                   1,799      1,591     1,389
Equipment Expense                                                                                     634        561       490
Other Expenses                                                                                      3,336      3,135     2,592
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Expense                                                                                11,641     10,764     9,009
-----------------------------------------------------------------------------------------------------------------------------------
Income Before Provision for Income Taxes                                                            4,313      3,890     2,792
Provision for Income Taxes                                                                          1,429      1,435     1,048
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                                        $ 2,884    $ 2,455   $ 1,744
===================================================================================================================================
EARNINGS PER SHARE - BASIC                                                                        $  0.75    $  0.65   $  0.48
===================================================================================================================================
EARNINGS PER SHARE - DILUTED                                                                      $  0.74    $  0.64   $  0.47
===================================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

SVB FINANCIAL SERVICES, INC.
Consolidated Statement of Changes in Shareholders' Equity
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


===================================================================================================================================
                                                                                      ACCUMULATED
                                                            ADDITIONAL                   OTHER                            TOTAL
                                                  COMMON     PAID-IN     RETAINED    COMPREHENSIVE    COMPREHENSIVE   SHAREHOLDERS'
(in thousands)                                     STOCK     CAPITAL     EARNINGS    INCOME/(LOSS)    INCOME/(LOSS)       EQUITY
===================================================================================================================================
BALANCE, JANUARY 1, 2001                          $6,490     $ 7,483      $ 3,454        $ (61)                          $17,366
-----------------------------------------------------------------------------------------------------------------------------------
Exercise of Stock Options                            118         122                                                         240
5% Stock Dividend                                    330       1,105       (1,436)                                            (1)
Stock Repurchase and Retirement                       (6)        (20)                                                        (26)
Net Income                                                                  1,744                        $1,744            1,744
Accumulated Other Comprehensive Income Net of
  Reclassification Adjustments and Taxes                                                   305              305              305
                                                                                                         ------
Total Comprehensive Income                                                                               $2,049
===================================================================================================================================
BALANCE, DECEMBER 31, 2001                         6,932       8,690        3,762          244                            19,628
-----------------------------------------------------------------------------------------------------------------------------------
Exercise of Stock Options                            338         612                                                         950
5% Stock Dividend                                    361       2,739       (3,106)                                            (6)
Net Income                                                                  2,455                        $2,455            2,455
Accumulated Other Comprehensive Income Net of
  Reclassification Adjustments and Taxes                                                   151              151              151
                                                                                                         ------
Total Comprehensive Income                                                                               $2,606
===================================================================================================================================
BALANCE, DECEMBER 31, 2002                         7,631      12,041        3,111          395                            23,178
-----------------------------------------------------------------------------------------------------------------------------------
Exercise of Stock Options                             28          91                                                         119
5% Stock Dividend                                    382       2,654       (3,040)                                            (4)
Net Income                                                                  2,884                        $2,884            2,884
Accumulated Other Comprehensive Loss Net of
  Reclassification Adjustments and Taxes                                                  (488)            (488)            (488)
                                                                                                         ------
Total Comprehensive Income                                                                               $2,396
===================================================================================================================================
BALANCE, DECEMBER 31, 2003                        $8,041     $14,786      $ 2,955        $ (93)                          $25,689
===================================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                                                                                        SVB FINANCIAL SERVICES, INC.
                                                                                               Consolidated Statements of Cash Flows
                                                                                FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001





===================================================================================================================================
(in thousands)                                                                                   2003        2002       2001
===================================================================================================================================
OPERATING ACTIVITIES
Net Income                                                                                     $  2,884    $  2,455   $  1,744
Adjustments to Reconcile Net Income to Net
 Cash Provided by Operating Activities
Provision for Loan Losses                                                                           502         455        365
Depreciation and Amortization                                                                       680         638        593
Amortization of Securities Premium                                                                  802         561        112
(Gains)/Losses on the Sale of Securities
 Available for Sale                                                                                (101)       (145)        11
Gains on the Sale of Loans                                                                         (319)       (205)      (225)
Increase in Other Assets                                                                           (148)       (699)      (650)
Increase/(Decrease) in Other Liabilities                                                             40         222        (92)
Increase in Cash Surrender Value of Bank Owned Life Insurance                                      (187)          -          -
(Decrease)/Increase in Unearned Income                                                              (45)        178         57
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                                                         4,108       3,460      1,915
===================================================================================================================================
INVESTING ACTIVITIES
Decrease/(Increase) in Interest Bearing Time Deposits                                               697      (4,169)    (1,595)
Proceeds from the Sale of Securities Available for Sale                                           6,301       7,592        767
Proceeds from Maturities of Securities
 Available for Sale                                                                              27,026      16,195     20,418
 Held to Maturity                                                                                36,502      31,800      8,237
Purchases of Securities
 Available for Sale                                                                             (39,314)    (41,143)   (16,439)
 Held to Maturity                                                                               (30,322)    (46,849)   (43,565)
Increase in Loans, Net                                                                          (33,268)    (28,547)   (30,226)
Capital Expenditures                                                                             (2,376)     (1,134)      (901)
Purchase of Bank Owned Life Insurance                                                            (1,000)     (3,000)         -
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash Used for Investing Activities                                                          (35,754)    (69,255)   (63,304)
===================================================================================================================================
FINANCING ACTIVITIES:
Net Increase in Demand Deposits                                                                   3,767      29,689     28,121
Net Increase in Savings Deposits                                                                  6,976       6,114     18,504
Net Increase in Money Market Deposits                                                             6,596      12,820     14,305
Net (Decrease)/Increase in Time Deposits                                                         (2,748)     18,325     14,160
Proceeds of Other Borrowings
 One Year or Less                                                                                17,000       1,000          -
 Over One Year                                                                                    9,000       3,500      5,750
Repayment of Other Borrowings
 One Year or Less                                                                               (15,000)     (1,000)      (325)
 Over One Year                                                                                   (2,038)        (33)        (3)
Decrease in Obligation Under Capital Lease                                                          (14)         (8)        (7)
Issuance of Guaranteed Preferred Beneficial Interest in the
 Corporation Subordinated Debentures                                                                  -       2,500      4,000
Proceeds from the Exercise of Stock Options                                                         119         950        240
Purchase of Common Stock, Net                                                                         -           -        (26)
Cash in Lieu of Fractional Shares from Stock Dividend                                                (4)         (6)        (1)
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Financing Activities                                                        23,654      73,851     84,718
(Decrease)/Increase in Cash and Cash Equivalents                                                 (7,992)      8,056     23,329
Cash and Cash Equivalents, Beginning of Year                                                     39,743      31,687      8,358
-----------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Period                                                       $ 31,751    $ 39,743   $ 31,687
===================================================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid During the Year for Interest                                                         $  6,363    $  7,559   $  9,133
===================================================================================================================================
Cash Paid During the Year for Federal Income Taxes                                             $  1,380    $  1,495   $  1,043
===================================================================================================================================

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

2: SIGNIFICANT ACCOUNTING POLICIES
BASIS OF FINANCIAL STATEMENT PRESENTATION: The consolidated financial statements include the accounts of the Bank and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation and certain reclassifications are made when necessary to conform the previous years' financial statements to the current year's presentation.
  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
  The principal estimate that is particularly susceptible to significant change in the near term relates to the allowance for loan losses. The evaluation of the adequacy of the allowance for loan losses includes an analysis of the individual loans and overall risk characteristics and size of the different loan portfolios, and takes into consideration current economic and market conditions, the capability of specific borrowers to pay specific loan obligations and current loan collateral values. However, actual losses on specific loans, which are also encompassed in the analysis, may vary from estimated losses. These estimates are reviewed periodically, and as adjustments become necessary, they are reflected in operations in the period in which they become known.
  SECURITIES: The Company accounts for securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." A portion of the Company's securities are carried at cost adjusted for amortization of premiums and accretion of discounts using the interest method. These securities are carried at amortized cost because the Company has the ability and intent to hold the securities to maturity and are classified as such. The remainder of the Company's securities are held for indefinite periods of time. These securities which management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, increased capital requirements or other similar factors, are classified as available for sale. These securities are carried at fair value with unrealized gains and losses excluded from earnings and reported as Accumulated Other Comprehensive Income/(Loss) in a separate component of shareholders' equity, net of income taxes. The net effect of unrealized gains or losses, caused by marking an available for sale portfolio to market, could cause fluctuations in the level of shareholders' equity and equity-related financial ratios as market interest rate changes cause the market value of fixed rate securities to fluctuate. Realized gains and or losses on securities available for sale are determined on a specific identification basis and are included in the consolidated statements of income. The Company had no securities held for trading purposes at December 31, 2003 or 2002.
  SFAS No. 133, as amended by SFAS No. 138, "Accounting for Certain Derivative Financial Instruments and Certain Hedging Activities," established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the Statement of Financial Position and measure those instruments at fair value. The Company adopted SFAS No. 138 as amended, and the adoption does not have a material impact on its financial position or results of operations.

                                                   SVB FINANCIAL SERVICES, INC.
                                     Notes to Consolidated Financial Statements

  The Bank adopted Emerging Issues Task Force (EITF) 03-1, "The Meaning of Other than Temporary Impairment and Its Application to Certain Investments," as of December 31, 2003. EITF 03-1 includes certain disclosures regarding quantitative and qualitative disclosures for investment securities accounted for under FAS 115, "Accounting for Certain Investments in Debt and Equity Securities," that are impaired at the balance sheet date, but an other-than-temporary impairment has not been recognized. The disclosures under EITF 03-1 are required for financial statements for years ending after December 15, 2003 and are included in these financial statements.
  LOANS: Loans, which management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal, adjusted for any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans. Loans are stated at the principal amount outstanding. Net loans represent the principal loan amount outstanding reduced by unearned income and allowance for loan losses.
  The Company accounts for impaired loans under SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures."
This standard requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable.
  The Bank accounts for its transfers and servicing assets in accordance with SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which revised the accounting and reporting for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 140 was effective for transfers and servicing of financial assets and extinguishments of liabilities after March 31, 2001.
  In April 2003, the Financial Accounting Standards Board (FASB) issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. All provisions of this Statement shall be applied prospectively. Based on the Company's current business operations, the adoption of the provisions of SFAS No. 149 did not materially impact the Company's financial condition, results of operations, or disclosures.
  In October 2003, the Amercian Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 03-3 "Accounting for Loans or Certain Debt Securities Acquired in a Transfer." SOP 03-3 applies to a loan with the evidence of deterioration of credit quality since origination acquired by completion of a transfer for which it is probable at acquisition, that the Company will be unable to collect all contractually required payments receivable. SOP 03-03 requires that the Company recognize the excess of all cash flows expected at acquisition over the investor's initial investment in the loan as interest income on a level-yield basis over the life of the loan as the accretable yield. The loan's contractual required payments receivable in excess of the amount of its cash flows expected at acquisition (nonaccretable difference) should not be recognized as an adjustment to yield, a loss accrual or a valuation allowance for credit risk. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 31, 2004. Early adoption is permitted. Management is currently evaluating the provisions of SOP 03-3.
  The Company periodically sells certain commercial and mortgage loans to other financial institutions without recourse to the Company. The gains and losses are recognized in an amount which approximates the present value of the difference between the effective interest rate to the Company and the net yield to the purchaser, excluding normal future loan servicing fees, when applicable, over the estimated remaining lives of the loans sold.
  Interest on loans is credited to operations primarily based upon the principal amount outstanding. When management believes there is sufficient doubt as to the ultimate collectibility of interest on any loan, the accrual of applicable interest is discontinued.
  Loan origination fees and direct loan origination costs are deferred and are recognized over the estimated life of the related loans as an adjustment of the loan yield. The net loan origination fees recognized as yield adjustments are reflected in total interest income in the consolidated statements of income and the unamortized balance of such net loan origination fees is reported in the consolidated balance sheets as part of unearned income.
  In November 2002, FASB Interpretation No. 45 (FIN No. 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" was issued. The Company adopted the disclosure provisions of FIN No. 45 in the fourth quarter of 2002 and, for guarantees issued or modified after December 31, 2002, adopted the initial recognition and measurement provisions on January 1, 2003. Adoption of the initial recognition and measurement provisions did not materially impact the Company's financial condition or results of operations at or for the year ended December 31, 2003.
  While certain guarantees are only subject to the disclosure provisions of this Interpretation, others are subject to both the disclosure and initial recognition and measurement provisions. For guarantees that fall within the scope of the

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

initial recognition and measurement provisions, FIN No. 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. Under the previous accounting rules, the Company did not record a liability when guaranteeing obligations unless it became probable that the Company would have to perform under the guarantee.
  ALLOWANCE FOR LOAN LOSSES: The Company's process for evaluating the adequacy of the allowance for loan losses has three basic elements: First, the identification of problem loans when they occur; second, the establishment of appropriate allowance for loan losses once specific problem loans are identified; and third, a methodology for establishing general loan loss allowances. The identification of problem loans is achieved mainly through review of specific major loans based on delinquency criteria, size of loan and location and value of collateral property. Specific loss reserves are established for identified problem loans based on reviews of current operating financial information and fair value appraisals. A range of loss allowances is estimated based upon consideration of past experience of originated loans by loan type, year of origination, location of collateral property and loan-to-value ratios. Based upon this process, consideration of the current economic environment and other factors, management determines what it considers to be an appropriate allowance for loan losses. Although the Company's management believes it has a sound basis for this estimation, actual write-offs incurred in the future are highly dependent upon future events, including the economy of the area in which the Company lends. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.
  In July 2001, Staff Accounting Bulletin (SAB) No. 102, "Selected Loan Loss Allowance Methodology and Documentation Issues." was issued. SAB No. 102 provides guidance on the development, documentation, and application of a systematic methodology for determining the allowance for loans and leases in accordance with US GAAP. The adoption of SAB No. 102 does not have a material impact on the Company's financial position or results of operations.
  PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed primarily on the straight-line method over the shorter of the estimated useful lives of the assets or the term of the related lease.
  In 2002, the Company adopted SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 retains the existing requirements to recognize and measure the impairment of long-lived assets to be held and used or to be disposed of by sale. SFAS No. 144 also changes the requirements relating to reporting the effects of a disposal or discontinuation of a segment of a business. The adoption of SFAS No. 144 does not have an impact on the Company's financial position, results of operations, or cash flows.
  INCOME TAXES: The Company accounts for income taxes under the liability method. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The principal types of accounts, resulting in differences between assets and liabilities for financial statements and tax return purposes, are the allowance for loan losses, depreciation, accretion of securities discounts, deferred pension costs and losses on fixed assets.
  EARNINGS PER SHARE: The Company accounts for earnings per share under the provisions of SFAS No. 128, "Earnings Per Share." SFAS No. 128 eliminated primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted-average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.
  OTHER REAL ESTATE OWNED: Other real estate owned includes foreclosed real estate which is carried at the lower of cost (lesser of carrying value of loan or fair value at date of acquisition) or estimated fair value less selling costs. Any write-down, at or prior to the dates the real estate is considered foreclosed, is charged to the allowance for loan losses. Subsequent write-downs are recorded in other expenses, and expenses incurred in connection with holding such assets and any gains or losses upon their sale are included in other income and expenses.
  ADVERTISING COSTS: The Company expenses advertising costs as incurred. STATEMENTS OF CASH FLOWS: For purposes of the consolidated statements of cash flows, the Company considers cash, non-interest bearing amounts due from banks, Federal Funds sold and other short-term investments to be cash equivalents. Generally, Federal Funds are sold for a 60-day period or less.
  STOCK-BASED COMPENSATION: The Company accounts for stock options under SFAS No. 123, "Accounting for Stock-Based Compensation," which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award.

                                                   SVB FINANCIAL SERVICES, INC.
                                     Notes to Consolidated Financial Statements

Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, the standard permits entities to continue accounting for employee stock options and similar instruments under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting defined in SFAS No. 123 had been applied. The Company's stock option plans are accounted for under APB Opinion No. 25.
  In December 2002, SFAS No. 148, "Accounting for Stock-Based Compensation-- Transition and Disclosure" was issued. SFAS No. 148 amends SFAS No. 123 "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for fiscal years beginning after December 15, 2002. The expanded annual disclosure requirements have been provided for the years ended December 31, 2003 and 2002. The adoption of SFAS No. 148 did not have an impact on the financial condition or results of operations of the Company.
  At December 31, 2003, the Company had four stock option plans. The 1997 Restated Incentive Stock Option Plan is a non-qualified stock option plan. Stock options are issued at prices equal to the fair market value at the date of grant to officers and employees of the Company. The stock options have a vesting period of one year from the date of issuance. All options under this Plan were distributed as of December 31, 2003 of which 4,861 remain outstanding.
  The 2000 Incentive Stock Option Plan is a non-qualified stock option plan. Stock options are issued at prices equal to the fair market value at the date of grant to officers and employees of the Company. Shares totaling 375,945 are reserved for issuance under this Plan including 167,244 shares outstanding at December 31, 2003.
  The 2000 Directors Stock Option Plan is a non-qualified stock option plan. Under this Plan, stock options are issued at prices equal to the fair market value at the date of grant. Shares totaling 72,930 are reserved for issuance under this Plan, including 56,090 outstanding at December 31, 2003.
  The 2003 Directors Stock Option Plan is a non-qualified stock option plan. Under this Plan, stock options are issued at prices equal to the fair market value at the date of grant. Shares totaling 129,080 are reserved for issuance under this Plan, including 86,625 outstanding at December 31, 2003.

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

  During 2003, there were 81,897 options granted under the 2000 Incentive Stock Option Plan, 5,609 options granted under the 2000 Directors Stock Option Plan and 86,625 options granted under the 2003 Directors Stock Option Plan. Had compensation costs for the plan year been determined based on the fair value of the options at the grant dates consistent with the method SFAS No. 123 the Company's net income and earnings per share, basic and diluted, would have been as reduced to the pro forma amounts indicated below:


===================================================================================================================================
                                                                                                     YEARS ENDED DECEMBER 31,
===================================================================================================================================
(in thousands except per share data)                                                                 2003       2002     2001
===================================================================================================================================
Net Income as Reported                                                                               $2,884    $2,455   $1,744
Less: Stock Based Compensation
 Costs Under Fair Value Based
 Method for all Awards                                                                                 (607)        -     (101)
                                                                                                    -------------------------------
Pro forma Net Income                                                                                 $2,277    $2,455   $1,643
                                                                                                    -------------------------------
Earnings Per Share-Basic
 As Reported                                                                                         $ 0.75    $ 0.65   $ 0.48
 Pro forma                                                                                             0.59      0.65     0.45
Earnings Per Share-Diluted
 As Reported                                                                                           0.74      0.64     0.47
 Pro forma                                                                                             0.58      0.64     0.44
===================================================================================================================================

  The fair value of each option granted in 2003 is estimated on the date of the grant using Black Scholes pricing model with the following weighted-average assumptions, no dividend yield, expected volatility of 32.43%, a risk free interest rate of 2.85% and an expected life of 5.00 years.
  The fair value of each option granted in 2001 is estimated on the date of the grant using Black Scholes pricing model with the following weighted-average assumptions, no dividend yield, expected volatility of 21.58%, a risk free interest rate of 4.54% and an expected life of 4.92 years.
  COMPREHENSIVE INCOME: The Company follows SFAS No. 130, "Reporting Comprehensive Income," which requires entities presenting a complete set of financial statements to include details of comprehensive income or loss. Comprehensive income consists of net income or loss for the current period and income, expenses, gains and losses that bypass the income statement and are reported directly in a separate component of equity.

The income tax effects allocated to comprehensive income at December 31, are as follows:


===================================================================================================================================
                                                    2003                           2002                            2001
===================================================================================================================================
                                        BEFORE      TAX        NET     BEFORE                  NET     BEFORE       TAX        NET
                                         TAX      BENEFIT     OF TAX     TAX        TAX      OF TAX      TAX      BENEFIT    OF TAX
(in thousands)                          AMOUNT   (EXPENSE)    AMOUNT   AMOUNT    (EXPENSE)   AMOUNT    AMOUNT    (EXPENSE)   AMOUNT
===================================================================================================================================
Unrealized Holding (Losses)/Gains on
  Securities Arising During the
  Period                                $(638)      $217      $(421)    $374       $(127)     $247      $450       $(152)     $298
Less Reclassification Adjustment for
  Gains/(Losses) Realized in Net
  Income                                  101        (34)        67      145         (49)       96       (11)          4        (7)
-----------------------------------------------------------------------------------------------------------------------------------
Other Comprehensive Income, Net         $(739)      $251      $(488)    $229       $ (78)     $151      $461       $(156)     $305
===================================================================================================================================

  SEGMENT REPORTING: SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for the way public business enterprises report information about operating segments in annual financial statements. The Company has one operating and, accordingly, one reportable segment, "Community Banking." All of the Company's activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Company supports the others. For example, commercial and industrial lending is dependent upon the ability of the Company to fund itself with retail deposits and other borrowings and to manage interest rate and credit risk. This situation is also similar for consumer and residential and commercial

                                                   SVB FINANCIAL SERVICES, INC.
                                     Notes to Consolidated Financial Statements

mortgage lending. All significant operating decisions are based upon analysis of the Company as one operating segment.
  VARIABLE INTEREST ENTITIES: In January 2003, the FASB issued Interpretation No. 46 (FIN No. 46), "Consolidation of Variable Interest Entities" was issued. FIN No. 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which voting rights are not effective in identifying the investor with the controlling financial interest. An entity is subject to consolidation under FIN No. 46 if the investors either do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support, are unable to direct the entity's activities, or are not exposed to the entity's losses or entitled to its residual returns ("variable interest entities"). Variable interest entities within the scope of FIN No. 46 will be required to be consolidated by their primary beneficiary. The primary beneficiary of a variable interest entity is determined to be the party that absorbs a majority of the entity's expected losses, receives a majority of its expected returns, or both.
  Management has determined that SVB Bald Eagle Statutory Trust I and SVB Bald Eagle Statutory Trust II qualify as variable interest entities under FIN
No. 46. SVB Bald Eagle Statutory Trust I and SVB Bald Eagle Statutory Trust II issued mandatorily redeemable preferred stock to investors and loaned the proceeds to the Company. SVB Bald Eagle Statutory Trust I and SVB Bald Eagle Statutory Trust II hold, as their sole asset, subordinated debentures issued by the Company in 2001 and 2002, respectively. SVB Bald Eagle Statutory Trust I and SVB Bald Eagle Statutory Trust II are currently included in the Company's consolidated balance sheet and statements of income. The Company has evaluated the impact of FIN No. 46 and concluded it should continue to consolidate SVB Bald Eagle Statutory Trust I and SVB Bald Eagle Statutory Trust II as of December 31, 2003, in part due to its ability to call the preferred stock prior to the mandatory redemption date and thereby benefit from a decline in required dividend yields.
  Subsequent to the issuance of FIN No. 46, the FASB issued a revised interpretation, FIN No. 46(R), the provisions of which must be applied to certain variable interest entities by March 31, 2004. The Company plans to adopt the provisions under the revised interpretation in the first quarter of 2004. FIN No. 46(R) will require the Company to deconsolidate SVB Bald Eagle Statutory Trust I and SVB Bald Eagle Statutory Trust II as of March 31, 2004. FIN No. 46(R) precludes consideration of the call option embedded in the preferred stock when determining if the Company has the right to a majority of SVB Bald Eagle Statutory Trust I and SVB Bald Eagle Statutory Trust II expected residual returns. Accordingly, the Company will deconsolidate SVB Bald Eagle Statutory Trust I and SVB Bald Eagle Statutory Trust II at the end of the first quarter, which will result in an increase in outstanding debt by $202,000. The banking regulatory agencies have not issued any guidance that would change the regulatory capital treatment for the trust preferred securities issued by SVB Bald Eagle Statutory Trust I and SVB Bald Eagle Statutory Trust II based on the adoption of FIN No. 46(R). However, as additional interpretations from the banking regulators related to entities such as SVB Bald Eagle Statutory Trust I and SVB Bald Eagle Statutory Trust II become available, management will reevaluate its potential impact to its Tier 1 capital calculation under such interpretations.

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

3: SECURITIES
Information relative to the Company's securities portfolio is as follows:


===================================================================================================================================
                                                                                                    GROSS        GROSS
                                                                                    AMORTIZED    UNREALIZED    UNREALIZED     FAIR
(in thousands)                                                                         COST         GAINS        LOSSES      VALUE
===================================================================================================================================
2003
AVAILABLE FOR SALE
U. S. Treasury Securities                                                            $   503        $  1         $   -      $   504
U. S. Government Agency Securities                                                    10,342          67           (39)      10,370
Mortgage-Backed Securities                                                            30,684         169          (330)      30,523
Other Securities                                                                       1,466           3           (11)       1,458
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                     $42,995        $240         $(380)     $42,855
===================================================================================================================================
HELD TO MATURITY
U. S. Treasury Securities                                                            $ 2,010        $  2         $   -      $ 2,012
U. S. Government Agency Securities                                                    23,077         181            (6)      23,252
Mortgage-Backed Securities                                                            29,311         275          (177)      29,409
Other Securities                                                                       3,702          14            (1)       3,715
Municipal Securities                                                                     190           -             -          190
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                     $58,290        $472         $(184)     $58,578
===================================================================================================================================
2002
AVAILABLE FOR SALE
U. S. Treasury Securities                                                            $   502        $  3         $   -      $   505
U. S. Government Agency Securities                                                    13,569         304             -       13,873
Mortgage-Backed Securities                                                            28,250         332           (37)      28,545
Other Securities                                                                       3,650          47           (51)       3,646
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                     $45,971        $686         $ (88)     $46,569
===================================================================================================================================
HELD TO MATURITY
U. S. Treasury Securities                                                            $ 1,016        $  2         $   -      $ 1,018
U. S. Government Agency Securities                                                    24,499         401             -       24,900
Mortgage-Backed Securities                                                            28,033         498           (30)      28,501
Other Securities                                                                       2,479          17             -        2,496
Municipal Securities                                                                     182           -             -          182
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                     $56,209        $918         $ (30)     $57,097
===================================================================================================================================

  There are no significant concentrations of securities (greater than 10% of shareholders' equity) in any individual security issue.
  The amortized cost and fair value of securities at December 31, 2003 by contractual maturity, are shown in the table for securities to be held to maturity and available for sale. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


================================================================================
                                       AMORTIZED                FAIR
(in thousands)                           COST                  VALUE
================================================================================
AVAILABLE FOR SALE
Due in 1 year or less                   $ 3,557               $ 3,601
Due after 1 year through 5 years          7,394                 7,380
Mortgage-Backed Securities               30,684                30,523
Equity Securities                         1,360                 1,351
--------------------------------------------------------------------------------
                                        $42,995               $42,855
================================================================================
HELD TO MATURITY
Due in 1 year or less                   $ 7,865               $ 7,907
Due after 1 year through 5 years         21,114                21,262
Mortgage-Backed Securities               29,311                29,409
--------------------------------------------------------------------------------
                                        $58,290               $58,578
================================================================================

                                                                                                        SVB FINANCIAL SERVICES, INC.
                                                                                          Notes to Consolidated Financial Statements

  At December 31, 2003, securities having a book value of approximately
$4.6 million were pledged to secure public deposits and for other purposes as required by law.
  The table below indicates the length of time individual securities, both held to maturity and available for sale, have been in a continuous unrealized loss position at December 31, 2003:




===================================================================================================================================
                                                                LESS THAN 12 MONTHS     12 MONTHS OR LONGER           TOTAL
                DESCRIPTION OF                      NUMBER      --------------------    -------------------    --------------------
                  SECURITIES                          OF         FAIR     UNREALIZED    FAIR     UNREALIZED     FAIR     UNREALIZED
                ($ in thousands)                  SECURITIES    VALUE       LOSSES      VALUE      LOSSES       VALUE      LOSSES
===================================================================================================================================
U.S. Government Agency Securities                      8       $ 5,173      $ (45)     $    -       $  -       $     -      $ (45)
Mortgage-Backed Securities                            75        31,613       (491)      4,371        (16)       35,984       (507)
Other Securities                                       2           527         (1)        164        (11)          691        (12)
-----------------------------------------------------------------------------------------------------------------------------------
Total Temporarily Impaired Securities                 85       $37,313      $(537)     $4,535       $(27)      $36,675      $(564)
===================================================================================================================================

  Management has considered factors regarding other than temporarily impaired securities and determined that there are no securities that are impaired as of December 31, 2003. The Company invests in U. S. Treasury, U. S. Government Agency or U. S. Government Sponsored Agency securities all of which have AAA credit ratings by Standard and Poor's.
  With regard to Other Securities, there were no securities rated less than AA-by Standard and Poor's.
  Management believes that collection of all principal and interest is a reasonable certainty.

4: LOANS
The composition of outstanding loans is summarized as follows:


================================================================================
(in thousands)                           2003                  2002
================================================================================
Secured by Real Estate:
 Residential Mortgage                  $ 75,513              $ 73,084
 Commercial Mortgage                    131,434               102,623
 Construction                            29,734                25,011
Commercial and Industrial                23,496                24,229
Loans to Individuals                     10,397                12,324
Other Loans                                 969                   914
--------------------------------------------------------------------------------
                                       $271,543              $238,185
================================================================================

  There were no loans restructured during 2003 or 2002. There were no loans past due 90 days or more as to principal and interest as of December 31, 2003 or December 31, 2002. Loans in non-accrual status totaled $1,012,000 at December 31, 2003 and $658,000 at December 31, 2002. Interest income that would have been earned from these non-accrual loans for the years ended December 31, 2003, 2002 and 2001 was approximately $60,000, $43,000 and
$41,000, respectively.
  A loan is considered to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. These loans consist primarily of non-accrual loans but may include performing loans to the extent that situations arise which would reduce the probability of collection in accordance with the contractual terms. As a general rule, a loan that is in arrears in excess of 120 days will be charged-off unless circumstances exist that would make charge-off unnecessary such as the borrower is in the process of refinancing elsewhere or is liquidating collateral within a short period of time.
  As of December 31, 2003, there were $1,317,000 of loans deemed to be impaired. A valuation reserve of $165,000 was recorded for these loans. As of December 31, 2002, there were $844,000 of loans deemed to be impaired, a valuation reserve of $242,000 was recorded for these loans.
  The Company had loans totaling $29.7 million or 11.0% of total loans outstanding to borrowers engaged in construction activity in 2003. Loans totaling $25.0 million or 10.5% of total loans were outstanding to borrowers engaged in construction activity in 2002. The Company continues to pursue new lending opportunities while seeking to maintain a portfolio that is diverse as to industry concentration, type and geographic distribution. The Company's geographic lending area is primarily concentrated in Somerset County, but also includes Middlesex, Hunterdon, Mercer, Morris and Monmouth counties.

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

5. ALLOWANCE FOR LOAN LOSSES
An analysis of the allowance for loan losses is as follows:


===================================================================================================================================
(in thousands)                                                                        2003             2002            2001
===================================================================================================================================
Balance at January 1,                                                                $2,407           $2,111          $1,823
Provision Charged to Operations                                                         502              455             365
Charge-Offs                                                                            (238)            (206)           (109)
Recoveries                                                                                9               47              32
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31,                                                              $2,680           $2,407          $2,111
===================================================================================================================================


6. PREMISES AND EQUIPMENT
Premises and equipment consists of the following at December 31, 2003 and 2002:


===================================================================================================================================
                                                                                 ESTIMATED
(in thousands)                                                                 USEFUL LIVES            2003             2002
===================================================================================================================================
Land                                                                                     -           $    400         $     -
Construction in Progress                                                                 -                796              30
Premises and Improvements                                                       5-30 years              6,500           5,541
Furniture and Equipment                                                         3-10 years              2,885           2,930
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                       10,581           8,501
Less: Accumulated Depreciation
 and Amortization                                                                                      (3,225)         (2,841)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      $ 7,356         $ 5,660
===================================================================================================================================

  Depreciation and amortization charged to operations was $680,000, $638,000 and $593,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

7. DEPOSITS
Following is the maturity distribution of time certificates of deposits:


================================================================================
(in thousands)                                  DECEMBER 31, 2003
================================================================================
Three months or less                                 $ 50,096
Over three months through six months                   23,749
Over six months through twelve months                  24,868
Over one year through three years                      29,350
Over three years through five years                    14,699
--------------------------------------------------------------------------------
                                                     $142,762
================================================================================


8: OTHER EXPENSES
The major components of other expenses are as follows:


===================================================================================================================================
(in thousands)                                                                              2003           2002          2001
===================================================================================================================================
Data Processing Services                                                                   $  586         $  458        $  413
Marketing and Business Development                                                            369            308           244
Stationery, Forms and Supplies                                                                236            302           280
Insurance                                                                                     180            112           175
Legal, Examination and Accounting                                                             333            275           249
Postage and Telephone                                                                         320            289           224
FDIC Insurance Assessment                                                                      56            100           112
Directors' Fees                                                                               179            169           126
Other, Net                                                                                  1,077          1,122           769
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                           $3,336         $3,135        $2,592
===================================================================================================================================

                                                   SVB FINANCIAL SERVICES, INC.
                                     Notes to Consolidated Financial Statements

9: COMMITMENTS AND CONTINGENCIES
Based on consultation with the Company's legal counsel, management is not aware of any litigation that would have a material adverse effect on the consolidated financial position of the Company. There are no proceedings pending other than the ordinary routine litigation incident to the business of the Company and its subsidiaries. In addition, no material proceedings are pending or are known to be threatened or contemplated against the Company or its subsidiaries by government authorities.
  The Company leases its banking facilities under operating leases which expire at various dates through 2008 and thereafter, but which contain certain renewal options. The Company leases its Warren branch from a partnership that consists of among others one of the Company's directors. As of December 31, 2003, future minimum rental payments, under all leases are as follows:


==========================================================================
($ in thousands)
==========================================================================
LEASE YEAR                                          MINIMUM RENTAL PAYMENT
 =========================================================================
2004                                                                $  873
--------------------------------------------------------------------------
2005                                                                   906
--------------------------------------------------------------------------
2006                                                                   892
--------------------------------------------------------------------------
2007                                                                   820
--------------------------------------------------------------------------
2008                                                                   737
--------------------------------------------------------------------------
Thereafter                                                           3,552
--------------------------------------------------------------------------
                                                                    $7,780
==========================================================================

  The amounts in the previous table represent minimum rentals not adjusted for possible future increases due to escalation provisions or the exercise of renewal options by the Company. Rent expenses aggregated $1,020,000, $881,000 and $760,000 for the years ended December 31, 2003, 2002 and 2001, respectively.
  The Bank, Investment Company, and West End One Corp. have not entered into any interest rate swaps, caps or floors and are not party to any forward or future transactions. However, the Bank is party to various other financial instruments, which are not included in the financial statements, but are required in the normal course of business to meet the financing needs of its customers and to assist in managing its exposure to changes in interest rates. Management does not expect any material losses from these transactions, which include standby letters of credit and commitments to extend credit.
  The Company had outstanding commitments to extend credit of $69.4 million and $40.2 million at December 31, 2003 and December 31, 2002, respectively. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.
Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. There is no material difference between the notional amount and estimated fair value of off-balance sheet unfunded loan commitments as of December 31, 2003.
  The Company issues financial and performance standby letters of credit, both of which are subject to the disclosure and initial recognition and measurement provisions of FIN No. 45. Financial and performance standby letters of credit are conditional commitments issued by the Bank to assure the financial and performance obligations of a customer to a third party. At December 31, 2003, the Company was contingently liable on financial letters of credit totaling $5,978,000, of which $3,232,000 were originated during the year. The Company's commitments under standby letters of credit expire at various dates through January 14, 2005. Amounts due under these letters of credit would be reduced by any proceeds that the Company would be able to obtain in liquidating the collateral for the loans, which varies depending on the customer. The Bank generally holds collateral and/or obtains personal guarantees supporting these commitments. The extent of collateral held for these commitments at December 31, 2003 varied from 0% to 100%, and averaged 22%.

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

10: BENEFIT PLAN
The Company has a 401(k) Pension Plan covering substantially all employees. Under the terms of the Plan, the Company matched 67% of an employee's contribution in 2003, 2002 and 2001, up to 6% of the employee's salary. Employees become fully vested in the Company's contribution after five years of service. The Company contributed $105,000, $93,000 and $88,000 to the Plan in 2003, 2002 and 2001, respectively.
  During 1999, the Company established a Supplemental Executive Retirement Plan. The Plan covers three of the Company's executive officers. One officer is covered under a defined benefit plan while the remaining two officers are covered under a defined contribution plan. The Company expensed $138,000, $157,000 and $151,000 in 2003, 2002 and 2001, respectively, in connection with these plans.

11: INCOME TAXES
The components of the provision for income taxes are as follows:


===============================================================================
                                                       YEARS ENDED DECEMBER 31,
===============================================================================
(in thousands)                                         2003      2002     2001
===============================================================================
Current
 Federal                                              $1,431    $1,481   $1,037
 State                                                    13       160      174
Deferred Benefit                                         (15)     (206)    (163)
-------------------------------------------------------------------------------
                                                      $1,429    $1,435   $1,048
===============================================================================

  Deferred income taxes are provided for the differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. Cumulative temporary differences at December 31, are as follows:


===============================================================================
(in thousands)                                                   2003     2002
===============================================================================
Start-up and Organization Costs                                 $   (1)  $   (1)
Depreciation                                                       166      228
Accretion of Securities Discount                                   (97)     (62)
Allowance for Loan Losses                                        1,135      995
Unrealized Losses/(Gains) on Securities                             48     (203)
Deferred Pension                                                   210      135
Loss on Fixed Assets                                               (96)       -
Other                                                              (26)     262
-------------------------------------------------------------------------------
Net Deferred Tax Asset, Included in Other Assets                $1,339   $1,354
===============================================================================

  A reconciliation of income taxes calculated at the statutory rate of 34% to the actual income tax provision is as follows:


==============================================================================
                                                      YEARS ENDED DECEMBER 31,
==============================================================================
(in thousands)                                        2003      2002     2001
==============================================================================
Statutory Provision                                  $1,466    $1,323   $  949
State Taxes on Income,
 Net of Federal Tax Benefit                               8        87       92
Non-Deductible Expenses                                  12        23       13
Tax Exempt Interest                                      (1)        -       (7)
Bank Owned Life Insurance                               (64)        -        -
Other                                                     8         2        1
------------------------------------------------------------------------------
                                                     $1,429    $1,435   $1,048
==============================================================================

                                                   SVB FINANCIAL SERVICES, INC.
                                     Notes to Consolidated Financial Statements

12: EARNINGS PER SHARE
The following table illustrates the reconciliation of the numerators and denominators of the basic and diluted EPS computations:


===================================================================================================================================
FOR THE YEAR ENDED                                                                                               WEIGHTED-     PER
DECEMBER 31, 2003                                                                                                 AVERAGE     SHARE
(in thousands except per share data)                                                                   INCOME     SHARES     AMOUNT
===================================================================================================================================
EARNINGS PER SHARE - BASIC
Income available to Common
 Shareholders                                                                                          $2,884      3,841     $ 0.75
Effect of Dilutive Securities
Stock Options                                                                                               -         73      (0.01)
-----------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE - DILUTED
Income available to Common
 Shareholders plus assumed conversions                                                                 $2,884      3,914     $ 0.74
===================================================================================================================================

Antidilutive options totaling 86,625 with the exercise price of $16.19 have been excluded in the computation of 2003 diluted EPS because the options exercise prices were greater than the average market price of the common shares.


===================================================================================================================================
FOR THE YEAR ENDED                                                                                               WEIGHTED-     PER
DECEMBER 31, 2002                                                                                                 AVERAGE     SHARE
(in thousands except per share data)                                                                   INCOME     SHARES     AMOUNT
===================================================================================================================================
EARNINGS PER SHARE - BASIC
Income available to Common
 Shareholders                                                                                          $2,455      3,778     $ 0.65
Effect of Dilutive Securities
Stock Options                                                                                               -         58      (0.01)
-----------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE - DILUTED
Income available to Common
 Shareholders plus assumed conversions                                                                 $2,455      3,836     $ 0.64
===================================================================================================================================


There were no antidilutive options at December 31, 2002.


===================================================================================================================================
FOR THE YEAR ENDED                                                                                               WEIGHTED-     PER
DECEMBER 31, 2001                                                                                                 AVERAGE     SHARE
(in thousands except per share data)                                                                   INCOME     SHARES     AMOUNT
===================================================================================================================================
EARNINGS PER SHARE - BASIC
Income available to Common
 Shareholders                                                                                          $1,744      3,634     $ 0.48
Effect of Dilutive Securities
Stock Options                                                                                               -         72      (0.01)
-----------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE - DILUTED
Income available to Common
 Shareholders plus assumed conversions                                                                 $1,744      3,706     $ 0.47
===================================================================================================================================


Antidilutive options totaling 57,881 with the exercise price of $9.07 have been excluded in the computation of 2001 diluted EPS because the options exercise prices were greater than the average market price of the common shares.

13: SHAREHOLDERS' EQUITY
On October 30, 2003, October 31, 2002, and October 25, 2001, the Company declared a 5% stock dividend to shareholders of record as of November 17, 2003, November 14, 2002 and November 6, 2001, respectively. Accordingly, earnings per share, options and weighted-average shares of common stock have been restated to reflect the stock dividends.

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

  State banking statutes restrict the amount of dividends on capital stock. Accordingly, no dividends shall be paid by the Bank on its capital stock unless following the payment of such dividends, the capital stock of the Bank will be unimpaired, and (1) the Bank will have a surplus of not less than 50% of its capital, or, if not, (2) the payment of such dividend will not reduce the surplus of the Bank.
  In May 2003, the FASB issued SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 is generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Based on the Company's current business operations, the provisions of SFAS No. 150 does not impact the Company's financial condition, results of operations, or disclosures.

14: STOCK-BASED COMPENSATION
A summary of the status of the Company's option plans as of December 31, are as follows:


===================================================================================================================================
                                                                         WEIGHTED-                WEIGHTED-               WEIGHTED-
                                                                          AVERAGE                  AVERAGE                 AVERAGE
                                                               2003      EXERCISE       2002       EXERCISE      2001      EXERCISE
                                                              SHARES       PRICE       SHARES       PRICE       SHARES      PRICE
===================================================================================================================================
Outstanding at beginning of the year                          156,872     $ 8.06       334,822      $6.60       348,429     $5.61
Options granted                                               174,131      15.73             -          -        59,618      9.04
Options exercised                                             (13,434)      8.30      (175,618)      5.31       (65,628)     3.64
Options expired or cancelled                                   (2,749)     10.26        (2,332)      5.10        (7,597)     6.31
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding and exercisable at end of year                    314,820     $12.27       156,872      $8.06       334,822     $6.60
-----------------------------------------------------------------------------------------------------------------------------------
Weighted-average fair value of options granted during the
  year (per share)                                           $   3.49                $       -                 $   1.69
===================================================================================================================================



===================================================================================================================================
                                                OPTIONS OUTSTANDING AND EXERCISABLE
===================================================================================================================================
                                                                                                             WEIGHTED-
                                                                                          OUTSTANDING         AVERAGE     WEIGHTED-
                                                                                              AND            REMAINING     AVERAGE
                                                                                         EXERCISABLE AT     CONTRACTUAL    EXERCISE
RANGE OF EXERCISE PRICES                                                               DECEMBER 31, 2003       LIFE         PRICE
===================================================================================================================================
$ 7.25 - $ 7.62                                                                              55,342         1.33 years      $ 7.41
  7.63 -   8.99                                                                              38,198         2.00 years        7.67
  9.00 -  15.00                                                                              47,674         2.91 years        9.07
 15.01 -  15.50                                                                              81,372         4.42 years       15.25
 15.51 -  16.00                                                                               5,609         4.08 years       15.52
 16.00 -  16.25                                                                              86,625         4.33 years       16.19
                                                                                            -------
                                                                                            314,820
===================================================================================================================================

                                                   SVB FINANCIAL SERVICES, INC.
                                     Notes to Consolidated Financial Statements

15: OTHER BORROWINGS
Other Borrowings consist of advances from the Federal Home Loan Bank of New York. These advances are secured by one to four family mortgage loans. Details with respect to these advances are as follows:


================================================================================
                                                                       WEIGHTED-
($ in thousands)                                                        AVERAGE
  MATURITY                                                    AMOUNT      RATE
================================================================================
2004                                                          $5,000      1.80%
2005                                                           3,500      2.83%
2006                                                           2,000      3.32%
2007                                                           2,000      4.10%
2008                                                           4,000      3.34%
================================================================================

In addition, the Company borrowed an amortizing advance from the Federal Home Loan Bank, in the amount of $1,750,000, at a rate of 5.03%. The advance matures in 2006 and payments are made monthly based on a 25-year payout. The balance outstanding at December 31, 2003 was $1,676,000.

16: GUARANTEED PREFERRED BENEFICIAL INTEREST IN THE CORPORATION SUBORDINATED DEBENTURES
The Company participates in two pooled institutional placements of trust preferred securities arranged by a third party. The Company purchased the common stock of SVB Bald Eagle Statutory Trust I on July 30, 2001 and funding of the trust preferred securities took place on July 31, 2001. This subordinated debenture will be redeemed in the year 2031 and is redeemable after 2011 at par. At December 31, 2003, the rate paid on this subordinated debenture of $4.0 million based on a 3-month LIBOR plus 358 basis points was 4.74% and is adjusted in January, April, July and October.
  On June 25, 2002, the Company purchased common stock of SVB Bald Eagle Statutory Trust II and funding of the trust preferred securities took place on June 26, 2002. This subordinated debenture will be redeemed in the year 2032 and is redeemable in 2007. At December 31, 2003, the rate paid on this subordinated debenture of $2.5 million based on a 3-month LIBOR plus 345 basis points was 4.62% and is adjusted in March, June, September and December.

17: FAIR VALUE OF FINANCIAL BENEFICIAL INTEREST IN THE CORPORATION
SFAS No. 107, "Disclosure about Fair Value of Financial Instruments," requires the disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate value.
  The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. It is the Company's intent and general practice to hold its financial instruments to maturity and not to engage in trading activities. Therefore, significant estimations were used by the Company for the purposes of this disclosure.
  Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Also, management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.
  Estimated fair values have been determined by the Company using the best available data and an estimation methodology suitable for each category of financial instruments. The estimation methodology used, the estimated fair values and the recorded book balances at December 31, 2003 and 2002 are outlined below.
  For short-term investments, such as cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.


===================================================================================================================================
                                                                                                  2003                  2002
===================================================================================================================================
                                                                                            FAIR     CARRYING     FAIR     CARRYING
(in thousands)                                                                             VALUE       VALUE      VALUE      VALUE
===================================================================================================================================
Cash and Cash Equivalents                                                                 $31,751     $31,751    $39,743    $39,743
===================================================================================================================================

The fair values of fixed rate interest bearing time deposits were based on discounted cash flows using interest rates currently being offered on certificates of deposits with similar attributes and remaining maturities. For securities held in the Company's investment portfolio, fair value was determined by reference to quoted market prices as of December 31. The valuation of debt securities has been obtained from leading industry sources identified for each

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

security. Equity securities have been valued at the current market price as determined by NASDAQ. Federal Home Loan Bank stock is valued at par.


===================================================================================================================================
                                                                                                  2003                  2002
===================================================================================================================================
                                                                                            FAIR     CARRYING     FAIR     CARRYING
(in thousands)                                                                             VALUE       VALUE      VALUE      VALUE
===================================================================================================================================
Interest Bearing Time Deposits                                                            $13,211     $13,142    $14,051    $13,839
Available for Sale Securities                                                              42,855      42,855     46,569     46,569
Held to Maturity Securities                                                                58,578      58,290     57,097     56,209
===================================================================================================================================

  For long-term assets and liabilities, such as loans and deposits, the Company's policy is to manage its interest rate exposure on deposits with earning assets with matching maturities. Fair values of loans were estimated using the present value of future cash flows expected to be received. Loan rates representing current market rates offered by the Company were used in determining the appropriate discount rate. Deposits with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating current market for similar maturities. Deposits with no stated maturities have an estimated rate of fair value equal to the funds outflow as determined by historical trends. Fair value estimates of other borrowings were based on the remaining contractual cash flows discounted using rates currently offered for borrowings with similar maturities. Subordinated debentures have been valued by using the remaining contractual cash flows discounted with the current 3-month LIBOR rate.


===================================================================================================================================
                                                                                                2003                   2002
===================================================================================================================================
                                                                                          FAIR      CARRYING      FAIR     CARRYING
(in thousands)                                                                            VALUE       VALUE      VALUE       VALUE
===================================================================================================================================
Loans                                                                                   $270,329    $271,543    $240,034   $238,185
Deposits                                                                                 374,934     379,013     364,860    364,422
Other Borrowings                                                                          18,336      18,176       9,547      9,214
Guaranteed Preferred Beneficial Interest in
 the Corporation Subordinated Debentures                                                   6,371       6,500       6,501      6,500
===================================================================================================================================

  The fair values of commitments to extend credit are estimated based on the amount of unamortized deferred loan commitment fees. The fair values of letters of credit are based on the amount of unearned fees plus the estimated costs to terminate the letters of credit. Fair values of unrecognized financial instruments including commitment to extend credit and the fair values of letters of credit are considered immaterial.

18: BANK OWNED LIFE INSURANCE
On December 31, 2002, the Bank purchased $3 million of Bank Owned Life Insurance policies (BOLI). In January 2003, the Bank purchased an additional $1 million of BOLI. Earnings from BOLI are recognized as other income. These earnings totaled $187,000 in 2003 and none in 2002.

19: REGULATORY MATTERS
The Company and its subsidiary Bank are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
  Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios, set forth in the following tables, of total and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003, that the Company and its subsidiary Bank met all capital adequacy requirements to which they are subject.
  As of December 31, 2003, the most recent notification from the Bank's regulatory authority categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized,

                                                   SVB FINANCIAL SERVICES, INC.
                                     Notes to Consolidated Financial Statements

the Bank must maintain minimum total risk-based; Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.
  As of December 31, 2003 and December 31, 2002, $6.5 million of subordinated debentures were included in the calculation of the Company's risk-based capital ratios. These securities may be considered components of Tier 1 capital, but may not exceed 25% of all Tier 1 elements at anytime. Inclusion of these securities at December 31, 2003 and December 31, 2002 represented 21% and 23% of Tier 1 capital, respectively. The proceeds from the sale of subordinated debentures were invested by the Company into additional shares of stock of the Bank and consequently, are also incorporated in the Bank's capital ratios.
  The Company and its subsidiary Bank's actual capital amounts and ratios are presented in the following tables:

SVB FINANCIAL SERVICES, INC. AND SOMERSET VALLEY BANK


                                                                                                      TO BE
                                                                                                   ADEQUATELY         TO BE WELL
                                                                                  ACTUAL           CAPITALIZED        CAPITALIZED
===================================================================================================================================
($ in thousands)                                                              AMOUNT    RATIO    AMOUNT    RATIO    AMOUNT    RATIO
===================================================================================================================================
SVB FINANCIAL SERVICES, INC.
As of December 31, 2003
Tier 1 Leverage                                                              $30,937     7.39%  $16,755     4.00%         -       -
Tier 1 Capital to Risk Weighted Assets                                       $30,937    10.06%  $12,297     4.00%         -       -
Total Capital to Risk Weighted Assets                                        $33,617    10.94%  $24,593     8.00%         -       -
As of December 31, 2002
Tier 1 Leverage                                                              $28,210     7.53%  $14,991     4.00%         -       -
Tier 1 Capital to Risk Weighted Assets                                       $28,210    10.22%  $11,040     4.00%         -       -
Total Capital to Risk Weighted Assets                                        $30,617    11.09%  $22,080     8.00%         -       -
SOMERSET VALLEY BANK
As of December 31, 2003
Tier 1 Leverage                                                              $30,331     7.25%  $16,740     4.00%   $20,925    5.00%
Tier 1 Capital to Risk Weighted Assets                                       $30,331     9.88%  $12,281     4.00%   $18,421    6.00%
Total Capital to Risk Weighted Assets                                        $33,011    10.75%  $24,562     8.00%   $30,702   10.00%
As of December 31, 2002
Tier 1 Leverage                                                              $27,591     7.37%  $14,976     4.00%   $18,720    5.00%
Tier 1 Capital to Risk Weighted Assets                                       $27,591    10.01%  $11,022     4.00%   $16,533    6.00%
Total Capital to Risk Weighted Assets                                        $29,998    10.89%  $22,044     8.00%   $27,555   10.00%
===================================================================================================================================

SVB FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

20. CONDENSED FINANCIAL INFORMATION FOR
SVB FINANCIAL SERVICES, INC. (PARENT COMPANY)


================================================================================
BALANCE SHEET (in thousands)                                     DECEMBER 31,
================================================================================
                                                                2003       2002
================================================================================
ASSETS
Cash and Due from Banks                                        $   258   $   261
Other Assets                                                       220       245
Investment in Subsidiaries                                      31,783    29,278
Securities Available for Sale                                      164       134
--------------------------------------------------------------------------------
Total Assets                                                   $32,425   $29,918
================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Other Liabilities                                              $    34   $    38
Guaranteed Preferred Beneficial Interest
in the Corporation Subordinated Debentures                       6,702     6,702
--------------------------------------------------------------------------------
Total Liabilities                                                6,736     6,740
--------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Common Stock                                                     8,041     7,631
Additional Paid-in Capital                                      14,786    12,041
Retained Earnings                                                2,955     3,111
Accumulated Other Comprehensive (Loss)/Income                      (93)      395
--------------------------------------------------------------------------------
Total Shareholders' Equity                                      25,689    23,178
--------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                     $32,425   $29,918
================================================================================



                                                                  YEARS ENDED DECEMBER 31,
==========================================================================================
STATEMENT OF INCOME (in thousands)                                2003      2002     2001
==========================================================================================
OPERATING INCOME
Dividend Income from Bank Subsidiary                             $  325    $    -   $    -
Interest Income                                                       3        10       35
Losses on the Sale of Securities Available for Sale                  (1)        -      (20)
------------------------------------------------------------------------------------------
Total Income                                                        327        10       15
------------------------------------------------------------------------------------------
OPERATING EXPENSE
Interest Expense                                                    315       291      114
Other Expense                                                       147       124       81
------------------------------------------------------------------------------------------
Total Expense                                                       462       415      195
------------------------------------------------------------------------------------------
Loss Before Equity in Undistributed Income of Subsidiaries         (135)     (405)    (180)
Equity in Undistributed Income of Subsidiaries                    3,019     2,860    1,924
------------------------------------------------------------------------------------------
NET INCOME                                                       $2,884    $2,455   $1,744
==========================================================================================

                                                                                                        SVB FINANCIAL SERVICES, INC.
                                                                                          Notes to Consolidated Financial Statements

SVB FINANCIAL SERVICES, INC.




                                                                                                         YEARS ENDED DECEMBER 31,
===================================================================================================================================
STATEMENTS OF CASH FLOWS (in thousands)                                                                  2003      2002       2001
===================================================================================================================================
OPERATING ACTIVITIES
Net Income                                                                                             $ 2,884    $ 2,455   $ 1,744
Adjustments to Reconcile Net Income to Net
 Cash Used by Operating Activities
Equity in Undistributed Income of Subsidiaries                                                          (3,019)    (2,860)   (1,924)
Amortization of Organization Costs                                                                           -          -        11
Losses on the Sale of Securities Available for Sale                                                          2          -        20
Decrease/(Increase) in Other Assets                                                                         11        (68)     (126)
(Decrease)/Increase in Other Liabilities                                                                    (4)        (2)       40
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash Used for Operating Activities                                                                    (126)      (475)     (235)
===================================================================================================================================
INVESTING ACTIVITIES
Proceeds from Sales of Securities Available for Sale                                                         8          -        51
Purchases of Securities Available for Sale                                                                   -         (3)        -
Payments for Investments and Advances in Subsidiaries                                                        -     (3,378)   (4,124)
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash Used for Investing Activities                                                                       8     (3,381)   (4,073)
===================================================================================================================================
FINANCING ACTIVITIES
Proceeds from the Issuance of Long Term Debt                                                                 -      2,578     4,124
Proceeds from the Exercise of Stock Options                                                                119        950       240
Purchases of Common Stock, Net                                                                               -          -       (26)
Cash in Lieu of Fractional Shares from Stock Dividend                                                       (4)        (6)       (1)
-----------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Financing Activities                                                                  115      3,522     4,337
(Decrease)/Increase in Cash and Cash Equivalents, Net                                                       (3)      (334)       29
Cash and Cash Equivalents, Beginning of Year                                                               261        595       566
-----------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year                                                                 $   258    $   261   $   595
===================================================================================================================================

SVB FINANCIAL SERVICES, INC.
Report of Independent Certified Public Accountants


                                                                       [graphic]

Accountants and Business Advisors

               Report of Independent Certified Public Accountants

Board of Directors and Shareholders
SVB Financial Services, Inc.

We have audited the accompanying consolidated balance sheets of SVB Financial Services, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SVB Financial Services, Inc. and subsidiaries as of December 31, 2003 and 2002, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.



/S/ Grant Thornton

Philadelphia, Pennsylvania
January 27, 2004

Suite 3100
Two Commerce Square
2001 Market Street
Philadelphia, PA 19103-7080
T 215.561.4200
F 215.561.1066
W www.grantthornton.com

Grant Thornton LLP
US Member of Grant Thornton International

                                                    SVB FINANCIAL SERVICES, INC.
      Management's Discussion and Analysis of Financial Condition and Results of
                                                                       Operation

Management of SVB Financial Services, Inc. (the "Company") is not aware of any known trends, events or uncertainties that will have or are reasonably likely to have a material effect on the Company's liquidity, capital resources or results of operations. The following discussion and analysis should be read in conjunction with the detailed information and consolidated financial statements, including notes thereto, included elsewhere in this report. This discussion and analysis generally reviews the financial condition and results of operations of the Company for the year to date periods ended December 31, 2003, 2002 and 2001. Some tables may cover more periods to comply with the Securities and Exchange Commission disclosure requirements or to illustrate trends over a longer period of time. The consolidated financial condition and results of operations of the Company are essentially those of the Bank. Therefore, the analysis that follows is directed towards the performance of the Bank. Such financial condition and results of operations are not intended to be indicative of future performance.
  In addition to historical information, this discussion and analysis contains forward-looking statements. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Important factors that might cause such a difference include, but are not limited to, those discussed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES
The Company's business is dynamic and complex. Consequently, management must exercise judgment in choosing and applying accounting policies and methodologies. These choices are important; not only are they necessary to comply with accounting principles generally accepted in the United States, they also reflect the exercise of management's judgment in determining the most appropriate manner in which to record and report the Company's overall financial performance. All accounting policies are important, and all policies contained in Note 2 ("Significant Accounting Policies"), which begins on page 8 of this report, should be reviewed for greater understanding of how the Company's financial performance is recorded and reported.
  In management's opinion, some areas of accounting are likely to have a more significant effect than others on the Company's financial results and expose those results to potentially greater volatility. This is because they apply to areas of relatively greater business importance and/or require management to exercise judgment in making assumptions and estimates that affect amounts reported in the financial statements. Because these assumptions and estimates are based on current circumstances, they may change over time or prove to be inaccurate based on actual experience. For the Company, the area that relies most heavily on the use of assumptions and estimates includes but is not limited to accounting for the allowance for loan losses. Our accounting policies related to these areas are discussed in Note 2 of this report and further described on page 35 under "Allowance for Loan Losses."

RESULTS OF OPERATIONS (A SUMMARY)
Net income for the year ended December 31, 2003 was $2,884,000 an increase of $429,000 or 17% from the previous year and represents a record for net income during the Company's twelve-year history.
  Net interest income growth of $1,061,000 or 8% was the major contributor to the growth of net income. Growth in the Company's average earning assets of $31.9 million helped to offset a decline in the net interest margin to 3.77% in 2003 from 3.81% in 2002. This is discussed in greater detail under "Net Interest Income."
  Non-interest income increased $286,000 or 17%. Increase in the cash surrender value of Bank Owned Life Insurance (BOLI) and gains on the sale of loans accounted for most of the increase. A detailed discussion is included under "Other Income."
  Other expense increased $877,000 or 8%. A detailed discussion is included under "Other Expense."

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

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and Results of Operation


SUMMARY OF NET INTEREST INCOME
===================================================================================================================================
                                                                      YEARS ENDED DECEMBER 31,
                                               2003                             2002                              2001
                                  ==============================   ==============================    ==============================
                                  AVERAGE    AVERAGE                AVERAGE    AVERAGE                AVERAGE    AVERAGE
($ in thousands)                  BALANCE      RATE     INTEREST    BALANCE     RATE     INTEREST     BALANCE     RATE     INTEREST
===================================================================================================================================
ASSETS:
Federal Funds Sold                $ 10,038     0.99%    $    99    $ 18,409     1.46%     $   268    $ 15,281     3.58%     $   555
Other Short Term Investments         1,492     1.07%         16       4,977     1.65%          82       1,577     2.41%          38
Interest Bearing Time Deposits      13,219     3.23%        427      12,339     4.39%         542       8,680     6.29%         546
Securities
 Available for Sale                 49,777     3.24%      1,615      39,022     4.23%       1,649      27,739     5.74%       1,592
 Held to Maturity                   54,934     3.30%      1,814      50,859     4.38%       2,227      24,124     5.24%       1,264
-----------------------------------------------------------------------------------------------------------------------------------
Total Securities                   104,711     3.27%      3,429      89,881     4.31%       3,876      51,863     5.51%       2,856
Loans (1)                          253,847     6.59%     16,729     225,814     7.12%      16,080     192,047     8.26%      15,872
-----------------------------------------------------------------------------------------------------------------------------------
Total Interest Earning Assets      383,307     5.40%    $20,700     351,420     5.93%     $20,848     269,448     7.37%     $19,867
Cash and Due from Banks             25,222                           17,175                            10,345
Allowance for Loan Losses           (2,580)                          (2,208)                           (1,955)
Premises and Equipment, Net          5,782                            5,561                             5,079
Other Assets                         8,483                            3,867                             3,412
-----------------------------------------------------------------------------------------------------------------------------------
Total Assets                      $420,214                         $375,815                          $286,329
===================================================================================================================================
LIABILITIES AND
SHAREHOLDERS' EQUITY:
-----------------------------------------------------------------------------------------------------------------------------------
Deposits
 Savings                          $ 45,652     0.89%    $   406    $ 41,500     1.72%     $   712    $ 22,154     2.81%     $   622
 Money Market                       54,958     1.34%        734      48,838     1.93%         942      28,988     3.05%         883
 NOW                                72,397     0.58%        422      64,007     0.89%         571      44,400     1.85%         822
 Time                              144,951     2.69%      3,894     135,171     3.38%       4,573     126,184     5.15%       6,493
-----------------------------------------------------------------------------------------------------------------------------------
Total Interest Bearing
  Deposits                         317,958     1.72%      5,456     289,516     2.35%       6,798     221,726     3.98%       8,820
Federal Funds Purchased                222     1.35%          3           -        -            -           4        -            -
FHLB Advances                       14,603     3.21%        469       8,183     4.29%         351       1,440     4.11%          60
Obligation Under Capital Lease         404     4.70%         19         415     7.47%          31         422     8.53%          36
Guaranteed Preferred Beneficial
 Interest in the Corporation
Subordinated Debentures              6,500     4.85%        315       5,294     5.50%         291       1,687     6.66%         114
-----------------------------------------------------------------------------------------------------------------------------------
Total Interest Bearing
  Liabilities                      339,687     1.84%    $ 6,262     303,408     2.46%     $ 7,471     225,279     4.01%     $ 9,030
Demand Deposits                     54,946                           49,837                            41,236
Cost to Fund Earning Assets                    1.63%                            2.13%                             3.35%
Other Liabilities                    1,396                            1,329                             1,429
Shareholders' Equity                24,185                           21,241                            18,385
-----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities
and Shareholders' Equity          $420,214                         $375,815                          $286,329
-----------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                     $14,438                           $13,377                           $10,837
-----------------------------------------------------------------------------------------------------------------------------------
Net Interest Margin (2)                        3.77%                            3.81%                             4.02%
===================================================================================================================================

(1) Non-accrual loans are included in the average loan balances, but interest on non-accrual loans has not been included for purposes of determining interest income.
(2) Net interest margin is defined as net interest income divided by total earning assets.

                                                   SVB FINANCIAL SERVICES, INC.
     Management's Discussion and Analysis of Financial Condition and Results of
                                                                      Operation

The following table presents the approximate changes in net interest income attributable to either a change in volume or a change in rate:


===================================================================================================================================
                                                                                          YEARS ENDED DECEMBER 31,
                                                                                 2003 VS 2002                   2002 VS 2001
                                                                          =========================================================
                                                                                   INCREASE/(DECREASE) DUE TO CHANGES IN:
(in thousands)                                                           VOLUME     RATE      TOTAL     VOLUME     RATE      TOTAL
===================================================================================================================================
Increase/(Decrease) in
Interest Income:
Federal Funds Sold                                                       $  (99)   $   (70)  $  (169)   $   96    $  (383)  $  (287)
Other Short Term Investments                                                (45)       (21)      (66)       59        (15)       44
Interest Bearing Time Deposits                                               36       (151)     (115)      190       (194)       (4)
Securities
 Available for Sale                                                         397       (431)      (34)      544       (487)       57
 Held to Maturity                                                           168       (581)     (413)    1,200       (237)      963
-----------------------------------------------------------------------------------------------------------------------------------
Total Securities                                                            565     (1,012)     (447)    1,744       (724)    1,020
Loans                                                                     1,903     (1,254)      649     2,575     (2,367)      208
-----------------------------------------------------------------------------------------------------------------------------------
Total Interest Income                                                    $2,360    $(2,508)  $  (148)   $4,664    $(3,683)  $   981
-----------------------------------------------------------------------------------------------------------------------------------
Interest Expense:
Deposits
 Savings                                                                 $   65    $  (371)  $  (306)   $  397    $  (307)  $    90
 Money Market                                                               108       (316)     (208)      460       (401)       59
 NOW                                                                         68       (217)     (149)      276       (527)     (251)
 Time                                                                       313       (992)     (679)      435     (2,355)   (1,920)
-----------------------------------------------------------------------------------------------------------------------------------
Total Interest Bearing Deposits                                             554     (1,896)   (1,342)    1,568     (3,590)   (2,022)
Federal Funds Purchased                                                       3          -         3         -          -         -
FHLB Advances                                                               223       (105)      118       289          2       291
Obligation Under Capital Lease                                               (1)       (11)      (12)       (1)        (4)       (5)
Guaranteed Preferred Beneficial
 Interest in the Corporation
 Subordinated Debentures                                                     61        (37)       24       202        (25)      177
-----------------------------------------------------------------------------------------------------------------------------------
Total Interest Expense                                                   $  840    $(2,049)  $(1,209)   $2,058    $(3,617)  $(1,559)
-----------------------------------------------------------------------------------------------------------------------------------
Change in Net Interest Income                                            $1,520    $  (459)  $ 1,061    $2,606    $   (66)  $ 2,540
===================================================================================================================================

  It is important to note that the three years depicted in the previous tables have been periods of historically low interest rates. During 2001, the Federal Reserve reduced its target rate for Federal Funds eleven times. The Federal Funds rate began the year at 6.50% and ended the year at 1.75%. Rates remained at this level until November of 2002 when the Federal Reserve reduced this target rate again to 1.25%. Another reduction occurred in June of 2003 and the rate has remained at 1.00%. The Prime Lending Rate, which the bank uses to price a large portion of its loan portfolio, fell in lockstep with the Federal Funds rate from 9.50% at the beginning of 2001 to 4.00% at the end of 2003, a forty-five year low.
  These rates were the result of a weakening national economy since 2000 following a significant downturn in the equity markets. The equity markets began to recover some of its losses during 2003 and the economy is slowly improving. However, at this time, the Federal Reserve has given no indication that it will raise its target Federal Funds rate in the foreseeable future.
Net interest income increased $1,061,000 or 8% in comparison to 2002. At the same time, the Company's net interest margin declined from 3.81% in 2002 to 3.77% in 2003. As a result, all of the increase in net interest income was due to growth in the Company's earning assets.
  Average earning assets increased by $31.9 million. Loans, which typically are the Company's highest yield earning assets accounted for $28.0 million of the increase. Loans represented 66% of average earning assets in 2003 compared to 64% in 2002.
  In addition to the increase in loans, the Company increased its average investment securities $14.8 million while reducing the lower yielding average Federal Funds sold and money market investments $11.9 million.

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and Results of Operation

  Despite these improvements in the mix of earning assets, the yield on these assets declined 53 basis points from 5.93% in 2002 to 5.40% in 2003. In addition, to the market rate reduction mentioned previously, a number of borrowing customers with fixed rate loans either refinanced their loans at lower rates or requested rate concessions. The yield on loans declined by 53 basis points.
  In addition, the yield on Company's investment securities was negatively impacted by prepayments on its mortgage-backed securities as well as the early redemption of certain securities with call options. Other maturing investments were redeployed to investments with lower rates. The overall yield on investment securities declined 104 basis points from 4.31% in 2002 to 3.27% in 2003.
  In order to offset these yield declines, the Company continued to reduce its cost of funding earning assets. Rates on core deposits such as savings, money market and NOW accounts were reduced periodically during 2003. Time deposits maturities continued to reprice lower. The Company also increased its borrowings from the Federal Home Loan Bank of New York when it was more cost effective than increasing its rates on time deposits. All of these actions resulted in decreasing the cost of funds by 50 basis points. The net result was a reduction of the net interest margin of 4 basis points.
  As depicted in the preceding table, the growth of the Company's earning assets caused net interest income to increase by $1,520,000, while the reduction in interest rates resulted in a decline in net interest income of $459,000, the result being an overall increase of $1,061,000.
  Net interest income increased $2,540,000 or 23% from 2002 in comparison to 2001. During this same period, the Company's net interest margin was reduced from 4.02% in 2001 to 3.81% in 2002. The growth in the Company's net interest income was attributed to the growth of the Company's earning assets especially its loan and securities portfolios. The decrease in market rates during 2001 and 2002 as previously mentioned were almost offset by the Company's efforts in controlling its interest costs.
  For a further discussion of the effect of changes in interest rates on the Company's income statement see "Asset and Liability Management" and "Interest Rate Sensitivity Analysis."
  For a further discussion of the Bank's loan portfolio see "Loans" and "Asset Quality."
  For a further discussion of the Company's investment portfolio see "Investment Portfolio."

OTHER INCOME
A comparison of the major components of other income is included in the following table:


====================================================================================================
                                                                            YEARS ENDED DECEMBER 31,
(in thousands)                                                              2003      2002     2001
====================================================================================================
Service Charges on Deposit Accounts                                        $  837    $  842   $  771
Gains/(Losses) on the Sale of Securities                                      101       145      (11)
Gains on the Sale of Loans                                                    319       205      225
Bank Owned Life Insurance                                                     187         -        -
Other Income                                                                  574       540      344
----------------------------------------------------------------------------------------------------
                                                                           $2,018    $1,732   $1,329
====================================================================================================

  Total other income increased $286,000 or 17% during 2003 in comparison to 2002. Service charges on deposit accounts decreased $5,000 or 1%. This resulted from a decline in ATM fees of $19,000 as a consequence of the promotion of new relationship checking accounts in which the annual ATM card fees were waived. In addition, historically low interest rates on our commercial sweep accounts caused a number of customers to discontinue this product leading to a $15,000 reduction in fees.
  The Company sold a portion of its equity portfolio as well as some other securities for a net gain of $101,000. This was a result of taking advantage of higher values in the portfolio due to lower interest rates. Gains on the sale of loans were $319,000 in 2003 compared to $205,000 in 2002, an increase of $114,000 or 56%. The Company is a preferred SBA lender and as such, originates SBA loans and sells the guaranteed portion in the secondary market while retaining the servicing. SBA loans are not the primary focus of the Company and consequently, sales of these loans can vary from period to period depending upon the volume of SBA loans generated. The Company recognized $187,000 during 2003 which was attributed to earnings realized from the increase in the cash surrender value of BOLI policies.
  Other income increased $34,000 or 6% in 2003. Commissions on the sale of variable annuities, mutual funds and other investment products increased in 2003 as the Bank began to place a major emphasis in this area. Partially

                                                   SVB FINANCIAL SERVICES, INC.
     Management's Discussion and Analysis of Financial Condition and Results of
                                                                      Operation

offsetting this, miscellaneous income decreased by $51,000 primarily due to a gain realized on the demutualization of the Company's health insurance carrier which occurred in 2002.
  Total other income increased $403,000 or 30% during 2002 in comparison to 2001. Most of the increase in service charges on deposit accounts was from savings, return items and wire transfer fees.
  Gains on the sale of loans were $205,000 in 2002 compared to $225,000 in 2001, a decrease of $20,000 or 9%.
  Other income increased $196,000 or 57% in 2002 from 2001. This increase was related to loan origination processing and servicing fees, and $22,000 from commissions in the sale of insurance products.

OTHER EXPENSE
A comparison of the major components of other expense is included in the following table


=============================================================================================
                                                                    YEARS ENDED DECEMBER 31,
(in thousands)                                                      2003      2002      2001
=============================================================================================
Salaries and Employee Benefits                                    $ 5,872    $ 5,477   $4,538
Occupancy Expense                                                   1,799      1,591    1,389
Equipment Expense                                                     634        561      490
Other Expenses                                                      3,336      3,135    2,592
---------------------------------------------------------------------------------------------
                                                                  $11,641    $10,764   $9,009
=============================================================================================

  Total other expense increased $877,000 or 8% during 2003 in comparison to 2002. Expenses were impacted by personnel, occupancy and other expenses relating to the growth of the Company as well as the development and offering of new relationship accounts. Also, a full year of expenses were incurred by the Warren branch.
  Salaries and Benefits increased $395,000 or 7% in 2003. Annual salary increases, higher replacement costs and an increase in the number of employees qualifying for various benefits; such as, medical, bonus, and 401(k) pension accounted for the variance from 2002.
  Equipment expense increased $73,000 or 13% from 2002 to 2003 due to the upgrade of computer and office equipment. Additionally, depreciation expenses increased due to a full year expense for the Warren branch.
  Occupancy expense increased $208,000 or 13% from 2002. Most of the increase resulted from a full year of rent and expenses for the Warren branch and the additional space at 70 East Main Street. Also, rent and building maintenance for the upcoming Reading Ridge location began in October of 2003.
  Other expenses increased $201,000 or 6% from 2002. Of this increase, $95,000 was related to advertising costs for non-bank products and relationship banking. Also, increases in property damage insurance as well as higher renewals in policies for officers and directors insurance took place in 2003.
  Increases in volume and the outsourcing of item processing resulted in a $128,000 or 28% increase in data processing costs. Finally, the Company incurred a $34,000 rise in legal expenses mostly due to the implementation of the Sarbanes-Oxley Act and loan collection.
  Total other expense increased $1,755,000 or 19% during 2002 in comparison to 2001. This was caused by additional personnel, occupancy costs and other expenses relating to the opening of the Warren branch and to the growth of the Company.
  Salaries and Benefits increased $939,000 or 21% in 2002. Additional personnel positions within the Company and normal salary and benefit increases contributed to the additional expense.
  Occupancy expense increased $202,000 or 15% in 2002 from 2001. Most of the increase resulted from rent, property taxes and building maintenance from the new branch. Also, the Edison branch and the Hillsborough branch's new location experienced a full year of expenses.
  Other expenses increased $543,000 or 21% from 2001. Much of the increase was related to a rise in costs for outside services, which included bank correspondent services and consulting fees. Also, examination costs increased $48,000 or 34%. Finally, expenses of $48,000 and $52,000 were incurred from the write-down of assets for the Hillsborough relocation and operational losses, respectively.

INVESTMENT PORTFOLIO
The Company's investment portfolio is made up of securities available for sale and securities that the Company has the ability and the intent to hold to maturity. The securities available for sale are to be used to fund increases in loan demand or possible outflows of deposits. The securities held to maturity may be matched against maturing liabilities in order to attempt to maintain a balance in the repricing of the Company's earning assets and interest bearing liabilities.

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and Results of Operation

Maturing securities may also be used to fund increases in loan demand or allow for the outflow of deposits with which they are matched.
  The following table sets forth the amortized cost and estimated market values of securities in the investment portfolios as of December 31, 2003, 2002 and 2001.


===================================================================================================================================
                                                                         2003                   2002                   2001
                                                                  ===================    ===================    ===================
                                                                 AMORTIZED     FAIR     AMORTIZED      FAIR     AMORTIZED     FAIR
(in thousands)                                                      COST       VALUE       COST       VALUE       COST       VALUE
===================================================================================================================================
AVAILABLE FOR SALE:
U. S. Treasury Securities                                         $   503     $   504    $   502     $   505     $     -    $     -
U. S. Government Agency Securities                                 10,342      10,370     13,569      13,873      13,171     13,402
Mortgage-Backed Securities (1)                                     30,684      30,523     28,250      28,545      12,602     12,694
Other Securities                                                    1,466       1,458      3,650       3,646       2,910      2,956
-----------------------------------------------------------------------------------------------------------------------------------
                                                                  $42,995     $42,855    $45,971     $46,569     $28,683    $29,052
===================================================================================================================================
HELD TO MATURITY:
U. S. Treasury Securities                                         $ 2,010     $ 2,012    $ 1,016     $ 1,018     $     -    $     -
U. S. Government Agency Securities                                 23,077      23,252     24,499      24,900      25,343     25,662
Mortgage-Backed Securities (1)                                     29,311      29,409     28,033      28,501      14,075     14,070
Other Securities                                                    3,702       3,715      2,479       2,496       2,091      2,097
Municipal Securities                                                  190         190        182         182           -          -
-----------------------------------------------------------------------------------------------------------------------------------
                                                                  $58,290     $58,578    $56,209     $57,097     $41,509    $41,829
===================================================================================================================================

Note: (1) With regard to mortgage-backed securities, the Company does not hold any private issue CMOs.
As of December 31, 2003, 2002 and 2001, there was not one issuer where the aggregate book value or aggregate market value exceeds ten percent of shareholders' equity.

                                                                                                        SVB FINANCIAL SERVICES, INC.
                                                          Management's Discussion and Analysis of Financial Condition and Results of
                                                                                                                           Operation

The maturity distribution and weighted-average yield of the Company's investment portfolio as of December 31, 2003 is as follows:




===================================================================================================================================
                                                                                                 DUE IN     DUE AFTER ONE
                                                                                                ONE YEAR    YEAR THROUGH
($ in thousands)                                                                                 OR LESS     FIVE YEARS      TOTAL
===================================================================================================================================
AVAILABLE FOR SALE:
U. S. Treasury Securities (2)
 Fair Value                                                                                      $  504        $     -      $   504
 Yield                                                                                             1.50%             -         1.50%
U. S. Government Agency Securities (2)
 Fair Value                                                                                      $3,097        $ 7,273      $10,370
 Yield                                                                                             4.84%          2.72%        3.35%
Mortgage-Backed Securities (1)
 Fair Value                                                                          $30,523          -              -      $30,523
 Yield                                                                                  3.19%         -              -         3.19%
Other Securities (3)
 Fair Value                                                                          $ 1,351          -        $   107      $ 1,458
 Yield                                                                                  2.04%         -           3.03%        2.11%
===================================================================================================================================
HELD TO MATURITY:
U. S. Treasury Securities (2)
 Book Value                                                                                      $1,007        $ 1,003      $ 2,010
 Yield                                                                                             1.21%          1.44%        1.32%
U. S. Government Agency Securities (2)
 Book Value                                                                                      $5,512        $17,565      $23,077
 Yield                                                                                             3.53%          2.51%        2.75%
Mortgage-Backed Securities (1)
 Book Value                                                                          $29,311          -              -      $29,311
 Yield                                                                                  3.60%         -              -         3.60%
Other Securities
 Book Value                                                                                      $  152        $ 3,550      $ 3,702
 Yield                                                                                             2.22%          2.78%        2.76%
Municipal Securities
 Book Value                                                                                      $  190              -      $   190
 Yield                                                                                             0.96%             -         0.96%
===================================================================================================================================

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

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and Results of Operation

LOANS
The following table summarizes the Company's loan portfolio as of December 31, 2003, 2002, 2001, 2000 and 1999:


=================================================================================================================
(in thousands)                                               2003       2002        2001        2000       1999
=================================================================================================================
Secured by Real Estate:
 Residential Mortgage                                      $ 75,513   $ 73,084    $ 67,598    $ 55,357   $ 41,727
 Commercial Mortgage                                        131,434    102,623      75,905      57,223     48,349
 Construction                                                29,734     25,011      21,438      12,561     11,943
Commercial and Industrial (1)                                23,496     24,229      28,105      33,429     32,628
Loans to Individuals                                         10,397     12,324      15,889      20,304     17,969
Other Loans                                                     969        914         657         344        535
-----------------------------------------------------------------------------------------------------------------
                                                           $271,543   $238,185    $209,592    $179,218   $153,151
=================================================================================================================

Note: (1) The Company's commercial loans are not concentrated within a single industry or group of related industries.

  The Company continued to have strong growth in the loan portfolio in 2003. The loan portfolio increased by $33.4 million or 14% as compared to 2002. Most of the loan growth was in the form of loans secured by real estate. Commercial mortgages increased $28.8 million or 28%. The Company also experienced growth in construction loans, which increased $4.7 million, and residential mortgages, which grew by $2.4 million. Please see "Asset Quality" for a discussion of the Company's practices with respect to construction lending.
  The Company targets small to medium sized businesses, developers and professionals in its lending area. With the ever changing composition of the banking marketplace, the Company has tried to remain competitive in its pricing of loans, but will not sacrifice loan quality to capture additional volume. It is important to note that 27% of the loans secured by residential real estate as of December 31, 2003 were for commercial purposes. It is common for small business owners to secure commercial loans with their personal residences.
  The following table sets forth the Company's total loans by maturity and interest rate sensitivity as of December 31, 2003.


=============================================================================================================
                                                             MATURITY       AFTER
                                                              WITHIN     ONE THROUGH      AFTER
(in thousands)                                               ONE YEAR     FIVE YEARS    FIVE YEARS     TOTAL
=============================================================================================================
Loans with fixed rates                                        $21,188      $123,113      $ 2,165     $146,466
Loans with floating rates                                      54,776        17,572       52,729      125,077
-------------------------------------------------------------------------------------------------------------
Total                                                         $75,964      $140,685      $54,894     $271,543
=============================================================================================================


ASSET QUALITY
Various degrees of credit risk are associated with substantially all investing activities. The lending function, however, carries the greatest risk of loss. Risk elements include loans past due, non-accrual loans, renegotiated loans, other real estate owned and loan concentrations. The Company closely monitors its loan portfolio to minimize the risk of delinquency and problem credits. As a general rule, a loan that is past due for principal or interest in excess of ninety days is placed on a non-accrual basis unless circumstances exist that would lead management to find that non-accrual is unnecessary (i.e., liquidation of collateral or the borrower has the ability to bring the loan current as to principal and interest).
  The Company's loan portfolio consists of commercial loans, commercial mortgages, real estate construction loans, residential mortgage loans and consumer loans.
  The Company's commercial loans are primarily made to small businesses and professionals in its market area with maturities between one and five years. The majority of these loans are collateralized by real estate consisting of single-family homes or commercial properties, and/or the assets of the businesses and further secured by personal guarantees. The Company primarily requires that there be a loan to value ratio not exceeding 80% on these loans. The Company also reviews borrower's cash flow in analyzing loan applications. Risks inherent in these loans include risks that a borrower's cash flow generated from its business may not be sufficient to repay the loans, either because of general economic conditions, downturns specific to the borrower's business or interest rate changes which cause deterioration in a borrower's cash flow as well as risks associated with the collateral securing the loans, such as possible deterioration in value of the collateral.

                                                   SVB FINANCIAL SERVICES, INC.
     Management's Discussion and Analysis of Financial Condition and Results of
                                                                      Operation

  Commercial mortgages are made to small businesses, developers and professionals in the market area to purchase commercial real estate for use in their businesses. The Company will generally not finance in excess of 75% of appraised value. In reviewing a borrower's qualifications, the Company pays particular attention to cash flow. In addition, the Company frequently requires personal guarantees. Risk factors associated with these loans include general economic performance which will affect vacancy rates for commercial properties and the ability of businesses to maintain cash flows as well as the resale value which may be yielded on a particular property.
  The Company originates and retains residential mortgages loans. They are generally written with a three, five or ten-year fixed rate which adjusts annually thereafter for the life of the loan, which may be up to 30 years. The Company generally does not lend in excess of 80% of the appraised value. Risks inherent in these loans include the employment stability and the earnings potential of the borrower as well as potential resale values associated with the collateral securing these loans.
  The Company makes construction loans to individuals with expertise in the industry or to owner occupied projects. The loans are generally on projects for which a sale contract has been executed and for which permanent mortgage financing is in place. The Company will generally lend up to 75% of the appraised completed value of the project. Risks inherent with these loans include performance of the general economy which will affect whether the sale of the project actually closes despite its contracted status and the risk inherent with whether the construction of a project will actually be completed and completed within budget.
  Environmental factors may affect whether a project can be completed. However, the Company does environmental due diligence prior to closing. Normally, commercial real estate loans are insured for loss resulting from default that is accompanied by environmental problems. Coverage is currently obtained through an insurance carrier. Based upon the historical data and the Company's underwriting procedures, the carrier determines whether or not it will insure the property.
  An environmental risk factor is the risk that a site may be contaminated by toxic chemicals, oil, and gasoline or like substance. In the event that this occurs, environmental audits must be performed to determine the extent of the problem and cost of cleanup. Excessive cleanup costs may endanger the completion of the project.
  The Company makes consumer loans on an unsecured basis as personal loans to finance various consumer goods. Automobile loans are also made primarily on a direct basis. Employment, income, credit rating, as well as the potential resale values of automobiles are the risk factors inherent in these loans.

ALLOWANCE FOR LOAN LOSSES
The Company maintains an allowance for loan losses at a level deemed sufficient to absorb losses, which are inherent in the loan portfolio at each balance sheet date. Management determines the adequacy of the allowance on a monthly basis to ensure that the provision for loan losses has been charged against earnings in an amount necessary to maintain the allowance at a level that is appropriate based on management's assessment of probable estimated losses. The Company's methodology for assessing the appropriateness of the allowance for loan losses consists of several key elements. These elements include a specific allowance for all commercial loans based upon a risk rating assigned to the loan, an allowance for homogeneous types of loans such as consumer installment loans, residential mortgage loans and home equity loans, an additional allowance for loans deemed to be impaired and an unallocated portion. The Company consistently applies the following comprehensive methodology.
  All commercial loans are assigned a two-digit risk rating at the time of closing. The first digit of the rating refers to the strength of the borrower based on their financial condition and past history. Current economic conditions and the effect on the borrower's business are also taken into account. The second digit refers to the collateral strength and liquidity with zero being assigned to unsecured loans. An allowance amount is then assigned to each risk rating. Since, in its twelve-year history, the Company has very little commercial loan loss history, the amount of the allowance is based on the experience of management and their judgment with respect to these type of loans. These allowances assigned to risk ratings may be changed in the future if the conditions or loan losses experience make that necessary.
  A risk rating may be changed with the approval of the senior loan officer. A rating change may be requested if the individual loan officer or the Bank's credit analyst is aware of a change in the borrower's financial condition. In addition, approximately 60% of the dollar amount of commercial loans are reviewed on an annual basis by an outside independent loan review firm at which time a change to the risk rating may be recommended. The Audit Committee of the Board of Directors reviews the independent loan review firms recommendations on a quarterly basis.
  The allowance for homogenous loans is established based on a number of factors, including current economic conditions and the loss experience with these types of loans as well as management's judgment.
  Loans are deemed to be impaired if they are 60 days or more past due for principal or interest or are in a non-accrual status. A loan is placed in a non-accrual status at the time when ultimate collectibility of principal or interest, wholly or partially, is in doubt. Past due loans are those loans which were contractually past due 90 days or more as

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and Results of Operation

to interest or principal payments but are well secured and in the process of collection. If there is insufficient collateral to pay the amount of the loan, an allowance is determined over and above the amount required by the risk rating by taking the difference between the carrying amount of the loan and the present value of expected future cash flows discounted at the loans current rate less any amounts already established by the risk rating.
  The Company also maintains an unallocated allowance. The unallocated allowance is used to cover any factors or conditions, which may cause a potential loan loss but are not specifically identifiable. It is prudent to maintain an unallocated portion of the allowance because no matter how detailed an analysis of potential loan losses is performed, these estimates by definition lack precision.
  Since all identified losses are immediately charged off, no portion of the allowance for loan losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.
  The calculation of the estimated provision for loan losses is presented to and discussed with the Company's Board of Directors on a quarterly basis.
  The following table summarizes the composition of the Company's non-performing assets as of the dates indicated:


===================================================================================================================================
                                                                                                     DECEMBER 31,
                                                                                  =================================================
($ in thousands)                                                                   2003       2002       2001      2000       1999
===================================================================================================================================
Non-performing Assets(1):
Non-accruing Loans
 Commercial (including Mortgages and Construction)                                $   727   $   442    $   103    $   316   $   599
 Residential Real Estate                                                              241       191        209        149         -
 Installment                                                                           44        25        198         17        93
-----------------------------------------------------------------------------------------------------------------------------------
Total Non-accrual Loans                                                             1,012       658        510        482       692
Restructured Loans                                                                      -       257        301          -         -
-----------------------------------------------------------------------------------------------------------------------------------
Total Non-performing Loans                                                          1,012       915        811        482       692
-----------------------------------------------------------------------------------------------------------------------------------
Other Real Estate Owned                                                                 -         -          -          -         -
-----------------------------------------------------------------------------------------------------------------------------------
Total Non-performing Assets                                                       $ 1,012   $   915    $   811    $   482   $   692
-----------------------------------------------------------------------------------------------------------------------------------
Loans Past Due 90 days or More(2)                                                 $     -   $     -    $     -    $     -   $     -
-----------------------------------------------------------------------------------------------------------------------------------
Non-performing Loans to Total Loans                                                  0.37%     0.38%      0.39%      0.27%     0.45%
Non-performing Assets to Total Assets                                                0.23%     0.23%      0.25%      0.20%     0.34%
Allowance for Loan Losses to Non-performing Loans                                  264.82%   263.06%    260.30%    378.22%   223.99%
===================================================================================================================================

(1) Non-performing assets excludes loans past due 90 days or more and still accruing.
(2) Loans past due 90 days or more and still accruing.

As noted in the previous table, the Company's charge-off history shows relatively small percentages of net charge-offs. The following table depicts an approximate allocation of the allowance for loan losses as of the dates indicated:


===================================================================================================================================
                                                                               DECEMBER 31,
                                        ===========================================================================================
                                             2003               2002               2001               2000               1999
                                        ===========================================================================================
                                                  % OF               % OF               % OF               % OF               % OF
                                                 LOANS              LOANS              LOANS               LOANS              LOANS
                                                   TO                 TO                 TO                 TO                 TO
                                                 TOTAL              TOTAL              TOTAL               TOTAL              TOTAL
($ in thousands)                       AMOUNT    LOANS    AMOUNT    LOANS    AMOUNT    LOANS    AMOUNT     LOANS    AMOUNT    LOANS
===================================================================================================================================
Commercial
 (including
 Mortgages and
 Construction)                         $2,534     68.36%  $2,225     64.14%  $1,892     60.17%  $1,612     57.78%   $1,345    60.67%
Residential
 Real Estate                               87     27.81%      80     30.68%      74     32.25%      53     30.89%       57    27.25%
Installment                                59      3.83%     102      5.18%     145      7.58%     158     11.33%      148    12.08%
-----------------------------------------------------------------------------------------------------------------------------------
                                       $2,680    100.00%  $2,407    100.00%  $2,111    100.00%  $1,823    100.00%   $1,550   100.00%
===================================================================================================================================

                                                                                                        SVB FINANCIAL SERVICES, INC.
                                                          Management's Discussion and Analysis of Financial Condition and Results of
                                                                                                                           Operation

The following table summarizes the activity in the allowance for loan losses for the period indicated:




===================================================================================================================================
                                                                                               YEARS ENDED DECEMBER 31,
                                                                                  =================================================
($ in thousands)                                                                   2003       2002       2001      2000       1999
===================================================================================================================================
Balance, January 1                                                                $ 2,407   $ 2,111    $ 1,823    $ 1,550   $ 1,211
Loans Charged-off
 Commercial (including Mortgages and Construction)                                    (61)        -         (3)       (21)        -
 Residential Real Estate                                                                -       (20)         -        (12)        -
 Installment                                                                         (177)     (186)      (106)      (104)     (115)
-----------------------------------------------------------------------------------------------------------------------------------
Total Charge-offs                                                                    (238)     (206)      (109)      (137)     (115)
-----------------------------------------------------------------------------------------------------------------------------------
Recoveries of Loans Previously Charged-off
 Commercial (including Mortgages and Construction)                                      1         -          -          -         -
 Residential Real Estate                                                                -        12          -          -         -
 Installment                                                                            8        35         32         35        14
-----------------------------------------------------------------------------------------------------------------------------------
Total Recoveries                                                                        9        47         32         35        14
-----------------------------------------------------------------------------------------------------------------------------------
Net Loans Charged-off                                                                (229)     (159)       (77)      (102)     (101)
-----------------------------------------------------------------------------------------------------------------------------------
Provision Charged to Expense                                                          502       455        365        375       440
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31                                                              $ 2,680   $ 2,407    $ 2,111    $ 1,823   $ 1,550
===================================================================================================================================
Net Charge-offs as a Percentage of Average Loans                                     0.09%     0.07%      0.04%      0.06%     0.07%
Allowance for Loan Losses to Total Loans                                             0.99%     1.01%      1.01%      1.02%     1.01%
Allowance for Loan Losses to Non-performing Loans                                  264.82%   263.06%    260.30%    378.22%   223.99%
===================================================================================================================================


DEPOSITS
Following is the average balances and rates paid on deposits for the period indicated:


===================================================================================================================================
                                                                                        YEARS ENDED DECEMBER 31,
                                                                     ==============================================================
                                                                            2003                  2002                  2001
                                                                     ==================    ==================    ==================
                                                                     AVERAGE    AVERAGE    AVERAGE    AVERAGE    AVERAGE    AVERAGE
($ in thousands)                                                     BALANCE     RATE      BALANCE      RATE     BALANCE      RATE
===================================================================================================================================
Demand                                                              $ 54,946        -     $ 49,837         -     $ 41,236        -
Savings                                                               45,652     0.89%      41,500      1.72%      22,154     2.81%
Money Market                                                          54,958     1.34%      48,838      1.93%      28,988     3.05%
NOW                                                                   72,397     0.58%      64,007      0.89%      44,400     1.85%
Time                                                                 144,951     2.69%     135,171      3.38%     126,184     5.15%
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    $372,904     1.46%    $339,353      2.00%    $262,962     3.35%
===================================================================================================================================


Following is the maturity distribution of time certificates of deposits $100,000 and over:


================================================================================================
(in thousands)                                                                 DECEMBER 31, 2003
================================================================================================
Three months or less                                                                $13,795
Over three months through six months                                                  2,746
Over six months through twelve months                                                 2,958
Over one year through three years                                                     5,411
Over three years through five years                                                   2,845
------------------------------------------------------------------------------------------------
                                                                                    $27,755
================================================================================================

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and Results of Operation

LIQUIDITY
The Company's liquidity needs arise principally to accommodate possible deposit outflows and meet loan demand. The Company's liquidity is dependent on the successful management of its assets and liabilities so as to meet these needs of both its deposit and loan customers. Liquidity, as represented by cash and cash equivalents, is a product of its operating, investing and financing activities.
  During 2003, the Company generated $4.1 million cash flow from operations. The net cash used for investing activities was $35.8 million. Most of the cash used for investing purposes, or $33.3 million, was due to an increase in loan growth. Purchases of both available for sale and held to maturity securities totaled $69.6 million and were funded with $63.5 million of maturities of securities and with $6.3 million of sales of available for sale securities.
  The net cash provided by financing activities of $23.7 million helped to fund loan growth. Core deposits consisting of demand, savings and money market accounts increased, a combined total of $17.3 million. Partially offsetting this increase, time deposits decreased $2.7 million. The borrowing of Federal Home Loan Bank advances contributed a net of $9.0 million to the cash provided.
  Overall, cash and cash equivalents decreased $8.0 million.
  The Bank, as a member of the Federal Home Loan Bank, can borrow up to $24.0 million in advances. As of December 31, 2003, the Bank had $18.2 million in total advances, thereby reducing the available line to $5.8 million. Additionally, $3.5 million is available through lines of credit at correspondent banks. The Company believes its liquidity position is sufficient to provide funds to meet future loan demand or possible outflow of deposits.

ASSET AND LIABILITY MANAGEMENT
Interest rate risk is defined as the sensitivity of the Company's current and future earnings as well as its capital to changes in the level of market interest rates. The Company's exposure to interest rate risk results from, among other things, the difference in maturities on interest earning assets and interest bearing liabilities. The relationship between the interest rate sensitivity of the Bank's assets and liabilities is continually monitored by the Bank's Asset/Liability Management Committee (the "ALCO"). The purpose of the ALCO is to review and monitor the volume, mix and pricing of the interest earning assets and interest bearing liabilities consistent with the Bank's overall liquidity, capital, growth, profitability and interest rate risk goals.
  Loans make up the largest portion of the Bank's assets. In making commercial loans, the emphasis is placed on either floating rate loans tied to the Prime Lending Rate or fixed rate loans with prepayment penalties depending upon the Bank's overall rate sensitivity position. Fixed rate commercial loans are generally written so that the rates can be adjusted within 3 to 7 years with payouts up to 25 years. Mortgage loans are currently written to be adjusted annually after the first 3, 5 or 10-year term with payouts up to 30 years.
Home equity lines of credit are tied to the Prime Lending Rate although special promotions may offer a fixed rate for periods of not greater than one year. Fixed rate home equity loans are offered with a maturity of 5 or 10 years, amortizing over a 15-year period. These loans also contain interest rate floors. Installment loans are written at fixed rates amortizing over 1 to 5 years.
  The Bank also takes into consideration any off-balance sheet items when evaluating and managing its liquidity. At December 31, 2003 off-balance sheet items consisted of unfunded loan commitments and financial standby letters of credit.
  Generally, when evaluating the Bank's liquidity all unused loan commitments and letters of credit are included in the analysis as estimated draw-downs of 25% of the total commitment. Although economic conditions, interest rates and numerous other factors can affect the amount of loans to be drawn-down, management feels, through experience, that this is a reasonable estimate to use when evaluating liquidity needs.
  The Bank utilizes its securities to manage its liquidity and rate sensitivity. Fixed rate agency and corporate securities are purchased for terms of less than 5 years. Adjustable rate securities require an estimated average life at time of purchase of 10 years or less. Callable securities can be purchased for terms of 5 years or less with a call period of three months to 2 years. Fixed rate mortgage-backed securities are purchased with estimated average lives at the time of purchase of not more than 5 years. These securities are reviewed for changes in yield and average life resulting from changes in interest rates. The Bank also invests in FDIC insured Certificates of Deposit (CDs) of other financial institutions with a maturity of three months to three years for amounts up to $100,000.
  Short term liquidity is also managed through the investment into high quality short term money market securities, US Government securities and/or US
Treasury securities made available through money market funds, which can be liquidated at anytime. In general, the day to day liquidity is managed through the sale or purchase of Federal Funds from approved correspondent banks.
  A significant portion of the Bank's assets have been funded with CDs including CDs over $100,000. Unlike other deposit products, such as checking and savings accounts, CDs carry a high degree of interest rate sensitivity and

                                                    SVB FINANCIAL SERVICES, INC.
                               Management's Discussion and Analysis of Financial
                                              Condition and Results of Operation

competitiveness of the Bank's interest rates. The Bank has attempted to price its CDs competitively. Interest rates on savings accounts, NOW and money market accounts are variable and can be changed at the discretion of the Company. These accounts are not tied to any particular index.
  As members of the Federal Home Loan Bank, the Company can borrow advances at a fixed or floating rate and on a non-amortizing or amortizing basis. These advances can be for terms ranging from overnight to up to 30 years. The advances can be matched against various earning assets. At December 31, 2003 and December 31, 2002, the Company had outstanding advances of $18.2 million and $9.2 million respectively, all of which had fixed rates of interest.
  The nature of the Bank's current operations is such that it is not subject to foreign currency exchange or commodity price risk. Additionally, neither the Company nor the Bank owns any trading assets. At December 31, 2003, the Bank did not have any hedging transactions in place.
  The following table sets forth the Company's off-balance sheet items by maturity date as of December 31, 2003:


===================================================================================================================================
(in thousands)                                                                     TOTAL       LESS
                                                                                  AMOUNTS      THAN      1 - 3     4 - 5     OVER 5
COMMITMENTS                                                                      COMMITTED    1 YEAR     YEARS     YEARS     YEARS
===================================================================================================================================
Lines of Credit                                                                   $63,204    $39,932    $ 7,964    $  100   $15,208
Standby Letters of Credit                                                           5,978      5,970          8         -         -
Guarantees                                                                              -          -          -         -         -
Standby Repurchase Obligations                                                          -          -          -         -         -
Loan Commitments                                                                      225        225          -         -         -
FHLB Advances                                                                      18,176      5,000      7,176     6,000         -
Leases                                                                              7,780        873      1,798     1,557     3,552
-----------------------------------------------------------------------------------------------------------------------------------
Total Commitments                                                                 $95,363    $52,000    $16,946    $7,657   $18,760
===================================================================================================================================

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and Results of Operation


INTEREST RATE SENSITIVITY AT DECEMBER 31, 2003
===================================================================================================================================

                                                                              MATURITY OR REPRICING IN (1)
===================================================================================================================================
                                                                             DUE IN     BETWEEN                   NON-
                                                                            90 DAYS    91 DAYS -      AFTER     INTEREST
($ in thousands)                                                            OR LESS     ONE YEAR    ONE YEAR    BEARING      TOTAL
===================================================================================================================================
ASSETS:
Securities                                                                  $ 20,843    $ 29,820    $ 50,482    $     -    $101,145
Federal Funds Sold                                                             6,584           -           -          -       6,584
Other Short Term Investments                                                     184           -           -          -         184
Interest Bearing Time Deposits                                                 3,686       6,468       2,988          -      13,142
Loans                                                                         76,912      13,013     180,606      1,012     271,543
Allowance for Loan Losses                                                          -           -           -     (2,680)     (2,680)
Non-interest Earning Assets                                                        -           -           -     41,156      41,156
-----------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                $108,209    $ 49,301    $234,076    $39,488    $431,074
===================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest Bearing Liabilities:
Money Market                                                                $ 14,137    $ 22,053    $ 20,357    $     -    $ 56,547
NOW                                                                            4,309      25,853      41,651          -      71,813
Savings Deposits                                                               5,795      19,316      23,179          -      48,290
Time Deposits over $100,000                                                   13,795       5,704       8,256          -      27,755
Other Time Deposits                                                           36,301      42,913      35,793          -     115,007
Other Borrowings                                                               3,500       1,500      13,176          -      18,176
Obligation Under Capital Lease                                                     4          10         383          -         397
Guaranteed Preferred Beneficial Interest
 in the Corporation Subordinated Debentures                                    6,500           -           -          -       6,500
-----------------------------------------------------------------------------------------------------------------------------------
Total Interest Bearing Liabilities                                            84,341     117,349     142,795          -     344,485
-----------------------------------------------------------------------------------------------------------------------------------
Non-interest Bearing Demand Deposits                                           5,364       8,344      45,893          -      59,601
Other Liabilities                                                                  -           -           -      1,299       1,299
Stockholders' Equity                                                               -           -           -     25,689      25,689
-----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and
Stockholder's Equity                                                        $ 89,705    $125,693    $188,688    $26,988    $431,074
-----------------------------------------------------------------------------------------------------------------------------------
Interest Rate Sensitivity Gap                                               $ 18,504    $(76,392)   $ 45,388    $12,500
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative Gap                                                              $ 18,504    $(57,888)   $(12,500)
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative Gap to Total Assets                                                  4.29%     (13.43)%     (2.90)%
===================================================================================================================================

(1) The following are the assumptions that were used to prepare the Gap analysis:
   (A)Interest rates remain flat during the period covered by the table, i.e. a prime rate of 4.00% and a Federal Funds rate of 1.00%.
   (B)Callable agency securities are spread at their call dates or maturity date depending upon the relationship of the rate of the securities to the treasury yield curve as dictated by the rates listed in (A).
   (C)Prepayments on mortgage-backed securities as well as various types of loans are based on estimates in relationship to the rates listed in (A).
   (D)Loans are spread based on the earlier of their actual maturity date or the date of their first potential rate adjustment.
   (E)The maturity or decay rate of non maturity deposits, i.e. Money Market, NOW, Savings and non-interest bearing Demand deposits is estimated.
   (F)Time deposits are spread based on their actual maturity dates.

INTEREST RATE SENSITIVITY ANALYSIS
One measure of the Bank's interest rate sensitivity is through the use of a sensitivity gap analysis. The interest rate sensitivity gap is defined as the difference between the amount of interest earning assets maturing or repricing within a specific time period and the amount of interest bearing liabilities maturing or repricing within that same time period. A gap is positive when the amount of interest earning assets maturing or repricing exceeds the amount of interest bearing liabilities maturing or repricing within that same period and is negative when the amount of interest bearing liabilities maturing or repricing exceeds the amount of interest earning assets maturing or repricing within the same

                                                   SVB FINANCIAL SERVICES, INC.
     Management's Discussion and Analysis of Financial Condition and Results of
                                                                      Operation

period. Accordingly, during a period of rising interest rates, an institution with a negative gap position would not be in as favorable a position, compared to an institution with a positive gap, to invest in higher yielding assets. A negative gap may result in the yield on an institution's interest earning assets increasing at a slower rate than the increase in an institution's cost of interest bearing liabilities than if it had a positive gap. During a period of falling interest rates, an institution with a negative gap would experience a repricing of its interest earning assets at a slower rate than its interest bearing liabilities, which consequently, may result in its net interest income growing at a faster rate than an institution with a positive gap position.
  The ALCO attempts to maintain the Company's cumulative gap ratios at +/-15% for 90 days or less, +/-20% for four to six months and +/-25% for between six months and one year.
  While gap analysis is a general indicator of the potential effect that changing interest rates may have on net interest income, the gap itself does not present a complete picture of interest rate sensitivity. First, changes in the general level of interest rates do not affect all categories of assets and liabilities equally or simultaneously. Second, assumptions must be made to construct a gap analysis. Management can influence the actual repricing of the deposits independent of the gap assumption. Third, certain securities are callable and, therefore, repriceable prior to their maturity dates depending on the level of interest rates. The cash flows of certain loans and mortgage-backed securities and the repricing of those cash flows will vary under different interest rates. Fourth, the gap analysis represents a one-day position and cannot incorporate a changing mix of assets and liabilities over time as interest rates change. Volatility in interest rates can also result in disintermediation, which is the flow of funds away from financial institutions into direct investments, such as U.S. Government and corporate securities and other investment vehicles, including mutual funds, which, because of the absence of federal insurance premiums and reserve requirements, generally pay higher rates of return than financial institutions. The decline in the market for equity securities has been a source of new deposits over the past few years but may not continue in the upcoming years.
  As indicated in the previous table, the Bank has had a positive gap position in the period of 1 to 90 days. During periods of continual increases in short-term rates the Company will generally experience expansion of its net interest margin.
  During 2002, the Federal Funds rate and the Prime Lending Rate remained flat for 10 months, until they were reduced 50 basis points in November. The net interest margin declined to 3.81% for the year.
  In 2003, the Federal Funds rate and the Prime Lending Rate remained flat for 5 months and were then reduced 25 basis points in June, where they have remained at 1.00% and 4.00%, respectively. These rates have not been this low since 1958; yet, the net interest margin declined only 4 basis points to 3.77%. For further discussion of the net interest margin see "Net Interest Income."
  Past performance is no indication of future results. The net interest margin can be affected by more than the change in the level of interest rates. Such items as the changes in the mix of assets and liabilities and a change in the competitive factors governing the pricing of assets and liabilities can also greatly impact the net interest margin.
  An additional analysis of the Bank's interest rate risk is a forecast of changes in the Bank's Market Value of Portfolio Equity (MVPE) under alternative interest rate environments. The MVPE is defined as the net present value of the Bank's existing assets, liabilities and off-balance sheet instruments. The calculated estimated change in MVPE for the Bank at December 31, 2003 is as follows:


================================================================================
CHANGE IN INTEREST (in thousands)                         MVPE AMOUNT   $ CHANGE
================================================================================
+200 Basis Points                                           $27,424      $(2,692)
Base Amount Rate                                             30,116            -
-200 Basis Points                                            33,534        3,418
================================================================================


  The policy of the Company requires that a parallel shock of +/-200 basis points may not change the MVPE by more than 1% of total assets. For 2003, this amount would be $4.3 million.
  It is important to note that as of December 31, 2003 and 2002 a downward parallel shock of 200 basis points could not be applied to all assets and liabilities. For example, at December 31, 2003 the Federal Funds rate was at 1.00%. Certain loans rates, such as home equity loans, have contractual floors which at year end 2003 were above the current market rates. In addition, certain deposit rates could not realistically be reduced by 200 basis points. Assumptions were made as to implied floors for these rates.

SVB FINANCIAL SERVICES, INC.
Management's Discussion and Analysis of Financial Condition and Results of Operation


RETURN ON ASSETS AND RETURN ON EQUITY
The following table depicts returns on average assets and returns on average equity for the periods indicated:


================================================================================
                                                                    YEARS ENDED
                                                                   DECEMBER 31,
                                                                   =============
                                                                   2003     2002
================================================================================
Return on Average Assets                                            0.69%   0.65%
Return on Average Equity                                           11.92%  11.46%
Average Equity to Average Assets                                    5.76%   5.65%
================================================================================


CAPITAL RESOURCES
Under risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several risk categories according to the obligor, the guarantor or the nature of the collateral. The aggregate dollar amount in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values are added together to determine the total of risk weighted assets. This total comprises the denominator of the risk-based capital ratios.
  The Company did not have any derivatives as of December 31, 2003 or 2002. Off-balance sheet items totaled $69.4 million for December 31, 2003 and $
40.2 million for December 31, 2002 and were made up of unused loan commitments and letters of credit.
  Subordinated debentures in the amount of $6.5 million were included in the numerator of the risk-based capital ratios for both 2003 and 2002. Consistent with the U.S. bank holding company capital regulations, these securities may be treated as components of Tier 1 capital as long as they do not exceed 25% of all Tier 1 elements at any time. At December 31, 2003 and 2002 the inclusion of these securities represented 21% and 23%, respectively.
  Under the FDIC Improvement Act of 1991, banks are required to maintain a minimum ratio of total capital to risk based assets of 8% of which at least 4% must be in the form of Tier 1 capital (primarily shareholders' equity). The following are the Company's capital ratios at the end of the periods indicated:


================================================================================
                                                                    YEARS ENDED
                                                                   DECEMBER 31,
                                                                   =============
                                                                   2003     2002
================================================================================
Leverage Ratio                                                      7.39%   7.53%
Tier 1 Capital to Risk Weighted Assets                             10.06%  10.22%
Total Capital to Risk Weighted Assets                              10.94%  11.09%
================================================================================

  It is the Company's intention to retain its earnings in order to provide adequate capital to continue to support its growth. The Company has never paid a cash dividend. A 5% stock dividend was paid in 2003 and in 2002.

SUMMARY OF QUARTERLY RESULTS
The following summarizes the results of operations during 2003 on a quarterly basis:


===================================================================================================================================
                                                                                                FOR THE QUARTERS ENDED
                                                                                   ================================================
(in thousands)                                                                    March 31    June 30    September 30   December 31
===================================================================================================================================
Interest Income                                                                    $5,157      $5,223       $5,118         $5,202
Interest Expense                                                                    1,685       1,588        1,533          1,456
-----------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                                 3,472       3,635        3,585          3,746
Provision for Loan Losses                                                             170         132           95            105
-----------------------------------------------------------------------------------------------------------------------------------
Net Interest Income After
 Provision for Loan Losses                                                          3,302       3,503        3,490          3,641
-----------------------------------------------------------------------------------------------------------------------------------
Gains on the Sale of Loans                                                             46         106          146             21
Gains on the Sale of Securities                                                        47          29           22              3
Other Income                                                                          414         405          382            397
Other Expense                                                                       2,909       2,934        2,932          2,866
-----------------------------------------------------------------------------------------------------------------------------------
Income Before Tax Expense                                                             900       1,109        1,108          1,196
Income Taxes                                                                          294         367          370            398
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                         $  606      $  742       $  738         $  798
===================================================================================================================================

                          SVB Financial Services, Inc. and Somerset Valley Bank


BOARD OF DIRECTORS:
John K. Kitchen
Chairman of the Board

Robert P. Corcoran
President, C.E.O. and Vice Chairman of the Board

Bernard Bernstein
Willem Kooyker
Frank Orlando
Gilbert E. Pittenger
Frederick D. Quick
Anthony J. Santye, Jr.
Donald Sciaretta
Herman C. Simonse
Donald R. Tourville

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


SOMERSET VALLEY BANK
ABERDEEN ADVISORY COUNCIL:
James M. Ferrano
Robert T. Kee, Jr.
William Mirkin
Joseph Rettagliata

SOMERSET VALLEY BANK
MANVILLE ADVISORY COUNCIL:
Fred DeCicco
Bruce Hartzog
John Gluch
Oscar Gonzalez
Ed Komoroski
Richard McCurdy
Steve Selody
Thomas Trojanowski
Michael Vernoia, Jr.

                    Keith B. McCarthy
                    CHIEF OPERATING
[graphic]           OFFICER AND
                    TREASURER

                    Arthur E. Brattlof
                    EXECUTIVE VICE
[graphic]           PRESIDENT AND
                    SENIOR LOAN
                    OFFICER

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

Arthur E. Brattlof
Executive Vice President
Senior Loan Officer

Michael A. Novak
Senior Vice President
Commercial Loans

Douglas Robb, Jr.
Senior Vice President
Retail Investments

Kathy E. Ruggiero
Senior Vice President
Branch Administration

Karen Zaliwski
Senior Vice President
Operations

Suzanne Cerminara
Vice President and Manager

Dianne Durland
Vice President
Branch Administration

Christopher Fenimore
Vice President
Consumer Loans

Anthony Franchini
Vice President and Manager

Michele Gara
Vice President and Manager

Jeanne G. Hagen
Vice President and
Human Resources Director

Stephen Kolavitch
Vice President
Commercial Loans

Stephen Miller
Vice President
Commercial Loans

Margaret O'Keeffe
Vice President
Retail Sales and Marketing

John P. Oliver
Vice President
Commercial Loans

Mary E. Rowe
Vice President
Accounting and Finance

Roger W. Russell
Vice President
Loan Administration

Mary Ann Soriano
Vice President
Operations

Ann Marie Woodward
Vice President
Regional Manager

Elizabeth J. Balunis
Corporate Secretary

Jeannette A. Capra
Assistant Vice President
Loan Operations

Joanne Jack
Assistant Vice President

Sharda Mathur
Assistant Vice President and Manager

Christopher Seaman
Assistant Vice President
Branch Administration

Vimala Vimalavong
Assistant Vice President and Manager

Lynn Yates
Assistant Vice President and Manager

J. Susan Berger
Assistant Treasurer

Michelle Callahan
Assistant Treasurer

Susan Christman
Assistant Treasurer and Manager

Jennifer Corcoran
Assistant Treasurer

Kristen Mirlocca
Assistant Treasurer

Scott Ronca
Assistant Treasurer

Diana S. Valko
Assistant Treasurer

Kenneth S.B. Wade, II
Assistant Treasurer

Dawn Bonomo
Assistant Secretary and Manager

Sharon Eckel-Castillo
Assistant Secretary

Marguerite Eppler
Assistant Secretary

Wendy Ewen
Assistant Secretary and Manager

Lisa A. Giacomarra
Assistant Secretary

Anne Hardgrove
Assistant Secretary

Elaine Heasman
Assistant Secretary

Yvonne Johnson
Assistant Secretary

Connie Kirchoff
Assistant Secretary

James Law
Assistant Secretary

Kristin Madison
Assistant Secretary

Nancy McLaughlin
Assistant Secretary

Brian McMahon
Assistant Secretary

                          SVB Financial Services, Inc. and Somerset Valley Bank


                [Graphic]

L to R: Douglas C. Robb, Robert P. Corcoran,
        Keith B. McCarthy and Arthur E. Brattlof


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
601 U.S. Highway 206
Hillsborough, NJ 08844

Telephone:        (908) 281-4009
Fax:              (908) 281-3042

Manville Office
40 North Main Street
Manville, NJ 08835

Telephone:        (908) 541-0404
Fax:              (908) 541-0434

Reading Ridge Flemington Office
Reading Ridge Center
8 Reading Road
Flemington, NJ 08822

Telephone:        (908) 788-4844
Fax:              (908) 788-4866

Warren Office
34 Mountain Boulevard
Building C
Warren, NJ 07060

Telephone:        (908) 757-9444
Fax:              (908) 757-2992

Corporate Office
70 East Main Street
Somerville, NJ 08876

Telephone:        (908) 541-9500
Fax:              (908) 541-6464

Main Office
103 West End Avenue
Somerville, NJ 08876
Telephone:        (908) 704-1188
Fax:              (908) 704-0273
===============================================================================

Coming Soon:
Metuchen Office
700 Middlesex Avenue
Metuchen, NJ 08840

Telephone:        (732) 516-0400
Fax:              (732) 516-9899

Route 31 Flemington Office
196 State Route 31 North
Flemington, NJ 08822

South Plainfield Office
Hadley Center Drive and Stelton Road
South Plainfield, NJ 07080

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


WEB SITE:
www.somersetvalleybank.com
The Company's stock is traded on the NASDAQ
National Market under the trading symbol SVBF

MARKET MAKERS:
Advest, Inc.
P.O. Box 733
49 Route 202
Far Hills, NJ 07931
(908) 719-0900

Spear Leeds Kellogg
10 Exchange Place
Jersey City, NJ 07302
(212) 425-6670

First Tennessee Securities
Corporation
845 Crossover Lane, Suite 150
Memphis, TN 38117
(901) 435-8783